   As filed with the Securities and Exchange Commission on September 16, 1998


                                                      Registration No. 333-60767

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM F-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------
                               DAIMLERCHRYSLER AG
                          as successor corporation to
                        DAIMLER-BENZ AKTIENGESELLSCHAFT
             (Exact name of Registrant as specified in its charter)
                          DAIMLERCHRYSLER CORPORATION
                (Translation of Registrant's name into English)

    FEDERAL REPUBLIC OF GERMANY                       3700                               98-0190736
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                            ------------------------
                                Epplestrasse 225
                                70567 Stuttgart
                                    Germany
                                011-49-711-17-0
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                 Mr. Timotheus R. Pohl                                    Richard D. Houtman, Esq.
         Daimler-Benz North America Corporation                             Chrysler Corporation
                    375 Park Avenue                                         1000 Chrysler Drive
                New York, New York 10152                                Auburn Hills, Michigan 48326
                          USA                                                       USA
                     (212) 909-9700                                            (248) 512-5532

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

         J. Michael Schell, Esq.                   Dr. Siegfried Schwung                Paul H. Wilson, Jr., Esq.
         Margaret L. Wolff, Esq.              Daimler-Benz Aktiengesellschaft            Meredith M. Brown, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP             Epplestrasse 225                     Debevoise & Plimpton
            919 Third Avenue                          70567 Stuttgart                       875 Third Avenue
        New York, New York 10022                          Germany                       New York, New York 10022
                   USA                                011-49-711-17-0                              USA
             (212) 735-3000                                                                  (212) 909-6000

                         ------------------------------
    Approximate date of commencement of proposed sale to the public: With regard to each of the Daimler-Benz Exchange Offer, the Chrysler Merger and the Daimler-Benz Merger (as such terms are defined herein) as soon as practicable after this Registration Statement becomes effective and all the conditions to the consummation of the Daimler-Benz Exchange Offer, the Chrysler Merger and the Daimler-Benz Merger, respectively, have been met.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                              Amount         Proposed Maximum    Proposed Maximum         Amount
  Title of Each Class of Securities           to be         Offering Price Per  Aggregate Offering   of Registration
           to be Registered               Registered(1)          Share(2)            Price(2)             Fee(3)
Ordinary Shares, no par value.........     488,609,248            $91.53         $44,720,749,644      $13,192,621.15



(1) Consists of (i) 430,390,545 DaimlerChrysler Ordinary Shares to be issued in the Chrysler Merger and pursuant to certain Chrysler Stock plans (based on the U.S. Exchange Ratio of .6235), (ii) 46,774,962 DaimlerChrysler Ordinary Shares to be issued upon the exchange or conversion of Daimler-Benz Ordinary Shares held by U.S. persons (as such term is defined in Rule 902(a) of Regulation S) in the Daimler-Benz Exchange Offer and Daimler-Benz Merger (based on an exchange ratio of 1.005), and (iii) 11,443,741 DaimlerChrysler Ordinary Shares to be issued upon the exchange or conversion of Daimler-Benz American Depositary Shares in the Daimler-Benz Exchange Offer and the Daimler-Benz Merger (based on an exchange ratio of 1.005).


(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) on the sum of (i) the product of (a) $56.50 (the average of the high and low prices of Chrysler Common Stock on August 4, 1998) times (b) 690,281,547 (the number of shares of Chrysler Common Stock outstanding plus those reserved for issuance pursuant to certain Chrysler stock plans on July 31, 1998), plus (ii) the product of (a) $99.01 (the average of the high and low prices for the Daimler-Benz Ordinary Shares on the Frankfurt Stock Exchange on August 4, 1998 converted to dollars at the Noon Buying Rate of 1.7802 on such date) times (b) 46,542,251 (the number of Daimler-Benz Ordinary Shares held by U.S. Persons to be exchanged or converted into DaimlerChrysler Ordinary Shares in the Daimler-Benz Exchange Offer and the Daimler-Benz Merger), plus (iii) the product of (a) $97.63 (the average of the high and low prices for Daimler-Benz American Depositary Shares on August 4, 1998 on the New York Stock Exchange Composite
    Tape) times (b) 11,386,807 (the number of Daimler-Benz American Depositary Shares outstanding on August 4, 1998).


(3)   Previously paid.

                         ------------------------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    This Registration Statement contains a Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") relating to (i) the offering and issuance of Ordinary Shares, no par value (the "DaimlerChrysler Ordinary Shares"), of DaimlerChrysler AG ("DaimlerChrysler AG") pursuant to the proposed merger of a newly incorporated Delaware corporation with and into Chrysler Corporation (the "Chrysler Merger") and the solicitation of proxies in connection with the Chrysler Merger and (ii) the offering and issuance of DaimlerChrysler Ordinary Shares in connection with the proposed merger of Daimler-Benz Aktiengesellschaft ("Daimler-Benz") with and into DaimlerChrysler AG (the "Daimler-Benz Merger"). The complete Proxy Statement/Prospectus in connection with the Chrysler Merger and the Daimler-Benz Merger follows immediately after this Explanatory Note. After such Proxy Statement/Prospectus are the following alternate pages in connection with the Offering Circular-Prospectus (the "Offering Circular-Prospectus") of DaimlerChrysler AG relating to the offering of DaimlerChrysler Ordinary Shares in connection with the offer (the "Daimler-Benz Exchange Offer") of DaimlerChrysler AG to exchange DaimlerChrysler Ordinary Shares for American Depositary Shares of Daimler-Benz and DaimlerChrysler Ordinary Shares for no par value Ordinary Shares of Daimler-Benz: the cover page; "Table of Contents"; "Questions and Answers about the Daimler-Benz Exchange Offer"; "Summary--The Daimler-Benz Exchange Offer"; "The Daimler-Benz Exchange Offer"; and the back cover page. In addition, the Offering Circular-Prospectus will not include the following sections which are contained in the Proxy Statement/Prospectus: "Questions and Answers About the Business Combination"; "Summary--The Special Meetings"; "Summary--United States Federal Income Taxes of the Transactions--The Chrysler Exchange" (and all references to Chrysler stockholders in "Summary--United States Federal Income Tax Consequences of the Transactions"); "The Chrysler Special Meeting"; "The Daimler-Benz Special Meeting"; "Certain Tax Consequences--United States Federal Income Tax Consequences of the Transactions-- Consequences of the Chrysler Exchange to U.S. Holders" (and all references to holders of Chrysler Common Stock and the Chrysler Effective Time in "Certain Tax Consequences--United States Federal Income Tax Consequences of the Transactions") and "Comparison of Certain Rights of Stockholders of Chrysler and DaimlerChrysler AG." In the Offering Circular-Prospectus, all references to Proxy Statement/Prospectus are deemed to be changed to "Offering Circular-Prospectus" for purposes of the Daimler-Benz Exchange Offer. The Daimler-Benz Exchange Offer will commence promptly following the receipt of the necessary stockholder approvals in connection with the Chrysler Merger, the Daimler-Benz Exchange Offer and the Daimler-Benz Merger.

                                     [LOGO]

                              CHRYSLER CORPORATION
                              1000 Chrysler Drive
                       Auburn Hills, Michigan 48326-2766

                                                                  August 6, 1998

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders of Chrysler Corporation which will be held at 9:00 a.m., local time, on September 18, 1998, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware.

    At the Chrysler Special Meeting, you will be asked to approve and adopt the amended and restated Business Combination Agreement among Daimler-Benz Aktiengesellschaft, Chrysler and DaimlerChrysler AG, and the transactions contemplated by that agreement, including the merger of a newly incorporated Delaware corporation with and into Chrysler (the "Chrysler Merger"). The Chrysler Merger and the other transactions described in the attached Proxy Statement/Prospectus together will have the effect of combining the businesses, stockholder groups, managements and other constituencies of Chrysler and Daimler-Benz in a "merger-of-equals" transaction. DaimlerChrysler AG will bring together two companies with equal financial strength under the joint leadership of both management groups and with its common equity about evenly split between the two shareholder groups.

    In the Chrysler Merger, each outstanding share of common stock of Chrysler will be converted into the right to receive .6235 of an Ordinary Share of DaimlerChrysler. The DaimlerChrysler Ordinary Shares have been approved for listing, subject to notice of issuance, on the New York Stock Exchange.

    The attached Proxy Statement/Prospectus provides you with information regarding the proposed transactions.

    Your Board of Directors has unanimously approved the Business Combination Agreement and determined that the transactions contemplated by it, including the Chrysler Merger, are fair to and in the best interests of Chrysler and Chrysler's stockholders. Your Board of Directors unanimously recommends that stockholders of Chrysler vote FOR approval and adoption of the Business Combination Agreement and the transactions contemplated by it, including the Chrysler Merger.

    To ensure your representation at the meeting, you can authorize the individuals named on your proxy card to vote your shares by calling a toll-free telephone number, by using the Internet, or by signing, dating and mailing your proxy card. Your shares will then be voted at the meeting as you specify or, if you do not specify a choice, as recommended by your Board of Directors. You may revoke your proxy by voting in person at the meeting, or by submitting a written revocation or a later dated proxy (including a proxy by telephone or Internet) that is received by Chrysler before the meeting. Telephone and Internet voting provide convenient, cost effective alternatives to returning your card by mail. Instructions for voting by telephone or Internet are included in your proxy card. (If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet voting.)

                                          Sincerely,

                                          Robert J. Eaton

                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                              CHRYSLER CORPORATION
                              1000 Chrysler Drive
                       Auburn Hills, Michigan 48326-2766

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

    A special meeting (the "Chrysler Special Meeting") of stockholders of Chrysler Corporation, a Delaware corporation ("Chrysler"), will be held at 9:00 a.m., local time, on September 18, 1998, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware.

    The purpose of the Chrysler Special Meeting is:

        1. To consider and vote upon a proposal (the "Chrysler Merger Proposal") to approve and adopt the Amended and Restated Business Combination Agreement (the "Combination Agreement"), dated as of May 7, 1998, among Daimler-Benz Aktiengesellschaft, a stock corporation (AKTIENGESELLSCHAFT) organized and existing under the laws of the Federal Republic of Germany ("Daimler-Benz"), Chrysler and DaimlerChrysler AG, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany, formerly named Oppenheim Aktiengesellschaft ("DaimlerChrysler AG"), and the transactions contemplated thereby, including the merger of a newly incorporated Delaware corporation with and into Chrysler (the "Chrysler Merger"), including at any adjournment or postponement of the Chrysler Special Meeting;

        2. To consider and vote upon a proposal to postpone or adjourn the Chrysler Special Meeting, if proposed by the Board of Directors of Chrysler; and

        3. To transact such other business as may properly come before the Chrysler Special Meeting or any adjournment or postponement thereof.

    The Combination Agreement provides, among other things, for the Chrysler Merger pursuant to which (a) Chrysler will become a wholly owned subsidiary of DaimlerChrysler AG, and (b) each issued and outstanding share of common stock, par value $1.00 per share, of Chrysler (the "Chrysler Common Stock"), will be converted into the right to receive .6235 (the "U.S. Exchange Ratio") of an Ordinary Share of DaimlerChrysler AG. The U.S. Exchange Ratio has been determined in accordance with the formula set forth in the Combination Agreement. See "Summary--The Transactions--The Chrysler Merger--U.S. Exchange Ratio." As contemplated by the Combination Agreement, an affirmative vote on the Chrysler Merger Proposal will become effective upon consummation of the Daimler-Benz Exchange Offer described in the accompanying Proxy Statement/ Prospectus.

    The Chrysler Merger is one in a series of transactions described in the attached Proxy Statement/ Prospectus which together will have the effect of combining the respective businesses, stockholder groups, managements and other constituencies of Chrysler and Daimler-Benz in a "merger-of-equals" transaction.

    Only holders of record of shares of Chrysler Common Stock at the close of business on July 20, 1998, the record date for the Chrysler Special Meeting (the "Chrysler Record Date"), are entitled to notice of and to vote at the Chrysler Special Meeting and any adjournment or postponement thereof. A list of such stockholders will be available for inspection by any stockholder of Chrysler at the Chrysler Special Meeting.

    The accompanying Proxy Statement/Prospectus describes the Combination Agreement and related transactions. Please read the Proxy Statement/Prospectus carefully and in its entirety, and then complete, sign and date the enclosed proxy card and return it in the enclosed envelope. If you attend the Chrysler Special Meeting you may vote in person if you wish, even if you have previously returned your proxy card.

    ADMISSION TICKETS. Attendance is limited to stockholders who owned Chrysler Common Stock on the Chrysler Record Date, or their authorized representatives. Admission tickets will be issued in advance of the meeting upon written request to: Chrysler Corporation, 1000 Chrysler Drive, Auburn Mills, MI 48326-2766,
Attention: Investor Relations, CIMS 485-06-07. If you hold your shares through a broker or other custodian, please include a copy of your voting form or other proof of ownership.

                                          By order of the Board of Directors

                                          William J. O'Brien
                                          VICE PRESIDENT, GENERAL COUNSEL AND
                                          SECRETARY

August 6, 1998

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE CHRYSLER SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR VOTE YOUR SHARES BY CALLING A TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET (AS EXPLAINED IN YOUR PROXY
CARD). IN THE EVENT YOU CHOOSE TO ATTEND THE CHRYSLER SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

          DO NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

                  Subject to completion, dated August 6, 1998.

                              CHRYSLER CORPORATION

                                PROXY STATEMENT
   For a Special Meeting of its Stockholders to be held on September 18, 1998

                            ------------------------

                               DAIMLERCHRYSLER AG

                                   PROSPECTUS
                        Ordinary Shares of No Par Value
                            ------------------------

    This Proxy Statement/Prospectus is being furnished to holders of shares of common stock, par value $1.00 per share (the "Chrysler Common Stock"), of Chrysler Corporation, a Delaware corporation ("Chrysler"), in connection with the solicitation by its Board of Directors of proxies for use at a special meeting of Chrysler's stockholders to be held on September 18, 1998, or any adjournment or postponement thereof (the "Chrysler Special Meeting"). The Chrysler Special Meeting is being called to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of May 7, 1998 (as amended and restated, unless the context otherwise requires, the "Combination Agreement"), among Daimler-Benz Aktiengesellschaft, a stock corporation (AKTIENGESELLSCHAFT) organized and existing under the laws of the Federal Republic of Germany ("Daimler-Benz"), Chrysler and DaimlerChrysler AG, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("DaimlerChrysler AG"), and the consummation of the transactions contemplated thereby, including the merger of a newly incorporated Delaware corporation ("Chrysler Merger Sub") with and into Chrysler (the "Chrysler Merger"). The Chrysler Merger is one in a series of transactions described in this Proxy Statement/Prospectus which together will have the effect of combining the respective businesses, stockholder groups, managements and other constituencies of Chrysler and Daimler-Benz in a "merger-of-equals" transaction. The Combination Agreement is attached as Annex A and is incorporated herein by reference. As a result of the Chrysler Merger and after consummation of the Transactions (as hereinafter defined), former Chrysler stockholders as well as former Daimler-Benz stockholders will be stockholders of a company incorporated in Germany.

    The Combination Agreement provides that, promptly following receipt of the votes necessary to obtain the Daimler-Benz Stockholder Approval (as hereinafter defined) at the Daimler-Benz Special Meeting (as hereinafter defined) and the Chrysler Stockholder Approval (as hereinafter defined) at the Chrysler Special Meeting, which meetings are scheduled to be held on the same day:

         (i) DaimlerChrysler AG will commence an offer (the "Daimler-Benz Exchange Offer") to (a) the holders of no par value Ordinary Shares of Daimler-Benz (the "Daimler-Benz Ordinary Shares"), to exchange one no par value Ordinary Share of DaimlerChrysler AG (a "DaimlerChrysler Ordinary Share") for each Daimler-Benz Ordinary Share held by such holder, and (b) the holders of American Depositary Shares of Daimler-Benz each representing one Daimler-Benz Ordinary Share (the "Daimler-Benz ADSs"), to exchange one DaimlerChrysler Ordinary Share for each Daimler-Benz ADS held by such holder; PROVIDED that, if the Minimum Condition (as hereinafter defined) is satisfied so that the Transactions can be accounted for as a pooling-of-interests, then each exchanging holder will receive 1.005 DaimlerChrysler Ordinary Shares for each share exchanged (such ratio referred to in the foregoing clauses (a) and (b), as it may be so adjusted, being referred to herein as the "Daimler-Benz Exchange Offer Ratio");

        (ii) Immediately following consummation of the Daimler-Benz Exchange Offer, the Chrysler Merger will be consummated. In the Chrysler Merger, each share of Chrysler Common Stock (other than Chrysler Common Stock held in treasury or by a wholly owned subsidiary of Chrysler) will be converted into the right to receive .6235 (the "U.S. Exchange Ratio") of a DaimlerChrysler Ordinary Share; and

        (iii) As soon as possible following the consummation of the Chrysler Merger, the merger of Daimler-Benz with and into DaimlerChrysler AG (the "Daimler-Benz Merger" and, together with the Chrysler

(COVER PAGE CONTINUED)

    Merger, the "Mergers") will be consummated. As a result of the Daimler-Benz Merger, (a) each outstanding Daimler-Benz Ordinary Share will be converted into the right to receive that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio and (b) each outstanding Daimler-Benz ADS will be converted into the right to receive that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio (such exchange ratio being referred to herein as the "Daimler-Benz Merger Exchange Ratio").

The Daimler-Benz Exchange Offer and the Mergers (including the U.S. Share Exchange (as hereinafter defined)) are collectively referred to herein as the "Transactions." Immediately after consummation of the Transactions, based upon the number of shares of Chrysler Common Stock and Daimler-Benz Ordinary Shares issued and outstanding on July 20, 1998, the former stockholders of Chrysler will own approximately 42% and the former stockholders of Daimler-Benz will own approximately 58% of the outstanding DaimlerChrysler Ordinary Shares. If the Daimler-Benz Exchange Offer Ratio is changed to 1.005 DaimlerChrysler Ordinary Shares for each share exchanged the respective percentages would remain approximately the same, exclusive of the issuance of 30 million shares of Chrysler Common Stock to satisfy the pooling-of-interests requirements.

    The Chrysler Board of Directors has unanimously approved the Combination Agreement and determined that the transactions contemplated by the Combination Agreement are fair to and in the best interests of Chrysler and Chrysler's stockholders. The Chrysler Board of Directors unanimously recommends that stockholders of Chrysler vote FOR approval and adoption of the Combination Agreement and the transactions contemplated thereby, including the Chrysler Merger. The Transactions have also been unanimously approved by the Daimler-Benz Supervisory Board (AUFSICHTSRAT) and Daimler-Benz Board of Management (VORSTAND).


    The Daimler-Benz Exchange Offer is conditioned upon, among other things, the tender of at least 90% of the outstanding Daimler-Benz Ordinary Shares, including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs (the "Minimum Condition"); PROVIDED, HOWEVER, that if the number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs tendered does not satisfy the Minimum Condition but equals at least 75% of the issued and outstanding Daimler-Benz Ordinary Shares on a primary basis, including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs, at the time of registration with the commercial register (HANDELSREGISTER) of the capital increase relating to the DaimlerChrysler Ordinary Shares being issued in exchange therefor (the "75% Minimum"), the Minimum Condition shall mean the 75% Minimum. Consistent with the Private Letter Ruling (as hereinafter defined) received from the Internal Revenue Service on September 4, 1998 and in accordance with the provisions of the Combination Agreement (as hereinafter defined), Daimler-Benz and Chrysler have agreed to the 75% Minimum which represents a reduction from the requirement set forth in the Combination Agreement that shares representing at least 80% of the capital stock of Daimler-Benz on a fully diluted basis (the "80% Minimum") be tendered in order to satisfy the 80% Minimum and permit the Minimum Condition to be redefined as the 80% Minimum. If the Minimum Condition is satisfied, and the Transactions are consummated, they will be accounted for as a "pooling-of-interests" under United States generally accepted accounting principles ("U.S. GAAP"). However, if the Daimler-Benz Exchange Offer is consummated as a result of the satisfaction of the 75% Minimum, the Transactions will be accounted for using the purchase method of accounting. See "Selected Historical and Pro Forma Combined Financial Data-- Selected Pro Forma Combined Financial Data," "Unaudited Pro Forma Combined Financial Information" and "The Transactions--Anticipated Accounting Treatment." The Daimler-Benz Exchange Offer is subject to certain other conditions. See "The Combination Agreement--The Daimler-Benz Exchange Offer." The consummation of the Mergers is also subject to various conditions, including, among other things, the Daimler-Benz Stockholder Approval and the Chrysler Stockholder Approval, the receipt of required regulatory approvals, and, in the case of the Chrysler Merger, receipt of a private letter ruling from the United States Internal Revenue Service (the "IRS") addressing certain issues under Section 367(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code")(which private letter ruling was received from the IRS on September 4, 1998), and consummation of the Daimler-Benz Exchange Offer. See "The Combination Agreement--Conditions to Closing."


    This Proxy Statement/Prospectus is also being furnished to "U.S. persons" (as defined in Rule 902(a) of Regulation S promulgated under the Securities Act of 1933, as amended) who own Daimler-Benz ADSs and

(COVER PAGE CONTINUED)

Daimler-Benz Ordinary Shares in connection with the invitation by the Daimler-Benz Board of Management (VORSTAND) for the Daimler Benz Special Meeting and constitutes the prospectus of DaimlerChrysler AG for use in connection with the offer and issuance of DaimlerChrysler Ordinary Shares pursuant to the Chrysler Merger and the Daimler-Benz Merger.

    There is currently no trading market for the DaimlerChrysler Ordinary Shares. However, because holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will have the right to exchange one Daimler-Benz Ordinary Share or one Daimler-Benz ADS for one DaimlerChrysler Ordinary Share (or 1.005 DaimlerChrysler Ordinary Shares, as the case may be) pursuant to the Daimler-Benz Exchange Offer, Daimler-Benz expects that the market price of a DaimlerChrysler Ordinary Share received in the Chrysler Exchange or the Daimler-Benz Exchange Offer should be substantially equivalent to the market price of a Daimler-Benz Ordinary Share immediately prior to the consummation of the Daimler-Benz Exchange Offer. Because the market price of the Daimler-Benz Ordinary Shares will fluctuate and the U.S. Exchange Ratio will not be adjusted as a result of any such fluctuation, the value of the consideration to be delivered in connection with the Chrysler Merger will fluctuate. Based on the closing price of Daimler-Benz Ordinary Shares on the Frankfurt Stock Exchange (the "FSE") on August 5, 1998, the implied per share market value of .6235 of a DaimlerChrysler Ordinary Share was $60.86 (based on an exchange rate of DM 1.7724=$1.00, the Noon Buying Rate on such date). The DaimlerChrysler Ordinary Shares are expected to be approved for listing on the FSE. The DaimlerChrysler Ordinary Shares have been approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, and will be traded thereon under the symbol "DCX." Stockholders of Chrysler are urged to obtain current market information prior to making any decision with respect to the Chrysler Merger.

    This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Chrysler on or about August 10, 1998.

    See "Risk Factors" beginning on page 24 of this Proxy Statement/Prospectus for certain information which should be considered by Chrysler stockholders and other prospective investors in DaimlerChrysler Ordinary Shares.

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is August 6, 1998.

                               TABLE OF CONTENTS


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AVAILABLE INFORMATION......................................................................................           3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................           4

ENFORCEABILITY OF CIVIL LIABILITIES........................................................................           5

CURRENCY PRESENTATION AND EXCHANGE RATES...................................................................           5

FORWARD-LOOKING INFORMATION................................................................................           6

SUMMARY....................................................................................................           7
  The Companies............................................................................................           7
  The Special Meetings.....................................................................................           8
  The Transactions.........................................................................................          11
  Recent Developments......................................................................................          20
  Introduction of the Single European Currency.............................................................          22
  Risk Factors.............................................................................................          23

RISK FACTORS...............................................................................................          24
  Fixed Exchange Ratio.....................................................................................          24
  Government Approvals.....................................................................................          24
  Uncertainties of Integrating Business Operations and Achieving Synergies.................................          24
  Industry and Market Factors Affecting DaimlerChrysler AG.................................................          24
  German Valuation Proceeding (SPRUCHVERFAHREN)............................................................          26
  Uncertainty of Accounting Treatment of Transactions......................................................          26
  Effect of Delay of Daimler-Benz Merger...................................................................          26
  Inclusion of DaimlerChrysler AG in the S&P 500 Index.....................................................          27
  Year 2000................................................................................................          27

MARKET PRICES..............................................................................................          28
  Trading on the New York Stock Exchange...................................................................          28
  Trading on the Frankfurt Stock Exchange..................................................................          31

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA..................................................          33
  Selected Historical Financial Data of Daimler-Benz.......................................................          33
  Selected Historical Financial Data of Chrysler...........................................................          36
  Selected Pro Forma Combined Financial Data...............................................................          38

UNAUDITED COMPARATIVE PER SHARE DATA.......................................................................          39
  Pooling-of-Interests Accounting..........................................................................          39
  Purchase Accounting......................................................................................          41

DIVIDENDS..................................................................................................          42

THE CHRYSLER SPECIAL MEETING...............................................................................          43
  Place, Date and Time.....................................................................................          43
  Purpose of the Chrysler Special Meeting..................................................................          43
  Record Date..............................................................................................          43
  Proxies..................................................................................................          43
  Revocation of Proxies....................................................................................          43
  Required Vote............................................................................................          43
  Security Ownership of Management.........................................................................          44
  Stockholder Agreement....................................................................................          44


                                       i
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  Quorum...................................................................................................          44
  Solicitation of Proxies..................................................................................          44
  Miscellaneous............................................................................................          45

THE DAIMLER-BENZ SPECIAL MEETING...........................................................................          46
  Place, Date and Time.....................................................................................          46
  Purpose of the Daimler-Benz Special Meeting..............................................................          46
  Shares Entitled to Vote..................................................................................          46
  Required Vote............................................................................................          46

THE TRANSACTIONS...........................................................................................          47
  Background of the Transactions...........................................................................          47
  Recommendations of the Chrysler Board and Reasons for those Recommendations..............................          50
  Opinion of Financial Advisor of Chrysler.................................................................          53
  Recommendations of the Daimler-Benz Management Board and Reasons for those Recommendations...............          59
  Opinion of Financial Advisor of Daimler-Benz.............................................................          60
  Composition of DaimlerChrysler Management Board and Integration Committee................................          65
  Interests of Certain Persons in the Chrysler Merger......................................................          68
  Certain Tax Consequences.................................................................................          71
  Anticipated Accounting Treatment.........................................................................          78
  Issuance of Additional Shares of Chrysler Common Stock...................................................          79
  Affiliates' Restrictions on Sale of DaimlerChrysler Ordinary Shares......................................          79
  Regulatory Approvals.....................................................................................          79
  Stock Exchange Listings..................................................................................          80
  Appraisal Rights.........................................................................................          81
  Chrysler Preferred Share Purchase Rights.................................................................          81
  German Valuation Proceeding (SPRUCHVERFAHREN)............................................................          81
  Certain Litigation.......................................................................................          82

THE COMBINATION AGREEMENT..................................................................................          83
  General..................................................................................................          83
  The Daimler-Benz Exchange Offer..........................................................................          83
  The Chrysler Merger......................................................................................          84
  The Daimler-Benz Merger..................................................................................          89
  Fractional Shares........................................................................................          92
  Antidilution Protection..................................................................................          93
  Option to Issue DaimlerChrysler American Depositary Shares...............................................          93
  DaimlerChrysler AG Governance After the Chrysler Effective Time..........................................          93
  Representations and Warranties...........................................................................          94
  Conduct of the Business Pending the Chrysler Effective Time..............................................          94
  Employee Benefit Matters.................................................................................          96
  No Solicitation..........................................................................................          97
  Additional Agreements....................................................................................          98
  Indemnification, Exculpation and Insurance...............................................................         101
  Conditions to Closing....................................................................................         102
  Termination..............................................................................................         103
  Governing Law............................................................................................         104
  Fees and Expenses........................................................................................         104
  Reservation of Right to Revise Transaction...............................................................         104

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.........................................................         105

                                       ii
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INFORMATION ABOUT CHRYSLER.................................................................................         122

INFORMATION ABOUT DAIMLER-BENZ.............................................................................         122

OWNERSHIP OF CHRYSLER COMMON STOCK.........................................................................         124
  Beneficial Ownership by Management of Chrysler...........................................................         124
  Beneficial Ownership of Certain Stockholders.............................................................         125

DESCRIPTION OF DAIMLERCHRYSLER ORDINARY SHARES.............................................................         126
  Voting Rights............................................................................................         126
  Dividends and Other Distributions........................................................................         127
  Record Dates.............................................................................................         128
  Liquidation Rights.......................................................................................         128
  Preemptive Rights........................................................................................         128
  Notices and Reports......................................................................................         128
  Inspection of Transfer Books.............................................................................         129
  Charges of Transfer Agents...............................................................................         129
  General..................................................................................................         129

COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF CHRYSLER AND DAIMLERCHRYSLER AG............................         130
  General..................................................................................................         130
  Duties of Directors......................................................................................         130
  Size and Classification of the Board of Directors........................................................         132
  Removal of Directors; Filling Vacancies on the Board of Directors........................................         132
  Stockholder Nominations..................................................................................         133
  Action by Written Consent................................................................................         134
  Stockholder Meetings.....................................................................................         134
  Stockholder Proposals....................................................................................         135
  Required Vote for Authorization of Certain Actions.......................................................         135
  Amendment of Corporate Charter and By-Laws...............................................................         135
  Appraisal Rights.........................................................................................         136
  Preemptive Rights........................................................................................         136
  Stock Repurchases........................................................................................         137
  Anti-Takeover Statutes...................................................................................         137
  Limitation on Directors' Liability.......................................................................         138
  Indemnification of Officers and Directors................................................................         138
  Cumulative Voting........................................................................................         139
  Conflict-of-Interest Transactions........................................................................         139
  Dividends................................................................................................         139
  Loans to Directors.......................................................................................         140
  Stockholder Suits........................................................................................         140
  Rights of Inspection.....................................................................................         141

ENFORCEABILITY OF JUDGMENTS................................................................................         142

LEGAL MATTERS..............................................................................................         142

EXPERTS....................................................................................................         143

ANNEX A--Business Combination Agreement....................................................................         A-1
ANNEX B--Opinion of Credit Suisse First Boston Corporation.................................................         B-1
ANNEX C--English Translation of Opinion of Goldman, Sachs & Co. oHG........................................         C-1
ANNEX D--English Translation of the Articles of Association (SATZUNG) of DaimlerChrysler AG................         D-1

              QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

    THE FOLLOWING QUESTIONS AND ANSWERS ARE INTENDED TO PROVIDE BRIEF ANSWERS TO CERTAIN COMMONLY ASKED QUESTIONS. THESE QUESTIONS AND ANSWERS DO NOT, AND ARE NOT INTENDED TO, ADDRESS ALL QUESTIONS THAT MAY BE PERTINENT TO CHRYSLER STOCKHOLDERS AND OTHER PROSPECTIVE INVESTORS, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ANNEXES ATTACHED HERETO AND THE DOCUMENTS REFERRED TO OR INCORPORATED HEREIN BY REFERENCE.

Q:  Why is Chrysler combining with Daimler-Benz?

A: Chrysler believes that combining with Daimler-Benz will provide Chrysler stockholders with an opportunity to participate in a leading global automotive company with a broad product line, strong financial resources and the prospect of future growth, while receiving a premium over historic market price for their Chrysler shares. CHRYSLER'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE PROPOSED MERGER.

Q:  What will I receive in exchange for my Chrysler shares?

A: You will receive .6235 of a DaimlerChrysler Ordinary Share for each share of Chrysler Common Stock you own. Cash will be paid with respect to fractional shares. For example, a holder of 100 shares of Chrysler Common Stock would receive 62 DaimlerChrysler Ordinary Shares, plus a cash payment with respect to the .35 fractional DaimlerChrysler Ordinary Share. The DaimlerChrysler Ordinary Shares will be listed principally on the New York Stock Exchange and the Frankfurt Stock Exchange.

Q:  Will I continue to receive dividends?

A: The Daimler-Benz Management Board and the Chrysler Board of Directors have determined, and the prospective DaimlerChrysler AG Management Board has indicated its concurrence, that an appropriate dividend policy for DaimlerChrysler AG under current business and economic conditions would result in DaimlerChrysler AG paying approximately the same annual dividend amount currently paid to Chrysler stockholders (after giving effect to the change in share ownership resulting from the U.S. Exchange Ratio). The dividend would be paid annually after the DaimlerChrysler AG annual stockholders meeting, subject to stockholder approval. There can be no assurance as to the actual level of dividends that will be paid in any year.
Q:  Can I continue to receive dividends in dollars?

A: Yes. After the Chrysler Merger, when you send in your Chrysler stock certificates for exchange, you will be able to elect whether to receive dividend payments in dollars or in marks.

Q:  How do the stockholder rights of Chrysler and DaimlerChrysler AG compare?

A: Stockholder rights of DaimlerChrysler AG are governed by German law and the provisions of the DaimlerChrysler AG Articles of Association (SATZUNG) (an English translation is attached to this Proxy Statement/Prospectus as Annex
    D). For a summary of certain differences between the rights of Chrysler stockholders under Delaware law and the rights of DaimlerChrysler AG stockholders under German law, see page 130.

Q:  What do I need to do now?

A: Please vote now by toll-free telephone or by Internet (as explained in your proxy card), or by signing and mailing your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Chrysler Special Meeting.

Q:  Should I send in my stock certificates now?

A: No. After the Chrysler Merger is completed, we will send you written instructions for exchanging your share certificates.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. Your broker can give you directions on how to instruct your broker to vote your shares.

Q:  May I change my vote after I have mailed my signed proxy card?

A: Yes. Just send to Chrysler, at the address specified for Chrysler, a written notice that you are revoking your proxy, send a later dated proxy card, vote again by telephone or Internet or attend the Chrysler Special Meeting and vote your shares.

Q:  Are there risks to be considered?

A: The number of DaimlerChrysler Ordinary Shares you will receive for each share of Chrysler Common Stock will not change even if the market prices of Daimler-Benz Ordinary Shares and Chrysler shares change before the business combination is completed. Accordingly, the market value of DaimlerChrysler Ordinary Shares to be received by Chrysler's stockholders in the business combination may be less or more than the current market value of the comparable number of Daimler-Benz Ordinary Shares. In addition, there are risks that the synergies expected from the Transactions will not be obtained to the extent and as promptly as now expected, and risks relating to the valuation proceeding (SPRUCHVERFAHREN) available under German law to certain Daimler-Benz stockholders. For a discussion of these and certain other risks, see page 24.

Q:  Will Chrysler stockholders have appraisal rights?

A:  Under Delaware law, Chrysler stockholders will not have appraisal rights.

Q:  When will the business combination be completed?

A: We are working toward completing the business combination as quickly as possible. We expect to complete the business combination in November 1998; however, delays in fulfilling closing conditions, including the receipt of governmental approvals, could postpone the business combination.

Q:  When and where will the Chrysler Special Meeting be held?

A: The special meeting of Chrysler's stockholders will be held at 9:00 a.m., local time, on September 18, 1998, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware.
Q:  What other matters will be voted on at the Chrysler Special Meeting?

A: We do not expect to ask you to vote on any other matter at the Chrysler Special Meeting.

Q:  How will I be taxed on the Chrysler Merger?

A: Stockholders should not recognize taxable gain or loss for United States federal income tax purposes upon the exchange of Chrysler Common Stock for DaimlerChrysler Ordinary Shares, except with respect to any cash received with respect to a fractional share of a DaimlerChrysler Ordinary Share. The holding period for the DaimlerChrysler Ordinary Shares received by Chrysler stockholders in the business combination, which determines how any gain or loss should be treated for United States federal income tax purposes upon future sales of DaimlerChrysler Ordinary Shares, generally will include the holding period for the Chrysler Common Stock exchanged in the business combination. For a fuller description of United States federal income tax considerations, see page 71.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

    If you have more questions about the business combination or would like additional copies of this Proxy Statement/Prospectus, you should contact:
Georgeson & Company Inc., telephone number (800) 223-2064 (toll free), or Chrysler Corporation, 1000 Chrysler Drive, Auburn Hills, Michigan 48326-2766,
Attention: Investor Relations, CIMS 485-06-07, telephone number (248) 512-2950.

    As used in this Proxy Statement/Prospectus, unless the context otherwise requires: "Chrysler" refers to Chrysler Corporation and its consolidated subsidiaries, and "Daimler-Benz" refers to Daimler-Benz Aktiengesellschaft and its consolidated subsidiaries, in each case prior to the consummation of any of the Transactions. As used in this Proxy Statement/Prospectus, unless the context otherwise requires, the term "DaimlerChrysler AG" refers to DaimlerChrysler AG and its consolidated subsidiaries as the successor corporation to Daimler-Benz Aktiengesellschaft and its consolidated subsidiaries following the consummation of the Daimler-Benz Exchange Offer and the Daimler-Benz Merger. All information contained in or incorporated by reference in this Proxy Statement/Prospectus relating to Daimler-Benz and DaimlerChrysler AG was provided by Daimler-Benz. All information contained in or incorporated by reference in this Proxy Statement/ Prospectus relating to Chrysler was provided by Chrysler.

                            ------------------------

                             AVAILABLE INFORMATION

    Daimler-Benz and Chrysler are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Chrysler also files proxy statements with the Commission. Daimler-Benz, as a foreign private issuer, is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal stockholders are exempt from the reporting and "short-swing" profit recovery provisions contained in
Section 16 of the Exchange Act. Reports and other information filed by Daimler-Benz or Chrysler with the Commission can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Commission's Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Certain reports, proxy statements and other information filed by Chrysler may also be obtained at the Commission's World Wide Web site, located at http://www.sec.gov. In addition, material filed by each of Daimler-Benz and Chrysler can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.


    Daimler-Benz furnishes the depositary (the "Depositary") for the Daimler-Benz ADSs with annual reports in English, which include annual audited consolidated financial statements of Daimler-Benz and its subsidiaries prepared in conformity with U.S. GAAP, except for the use of the proportionate method of consolidation for certain joint ventures. Under U.S. GAAP, joint ventures would be accounted for using the equity method of accounting. The Depositary has undertaken to mail such reports, promptly upon receipt thereof, to all holders of record of Daimler-Benz ADSs. Daimler-Benz also furnishes the Depositary with unaudited consolidated financial statements for the first six months of each fiscal year. The Depositary makes such reports available for inspection by holders of Daimler-Benz ADSs. In addition, Daimler-Benz furnishes the Depositary with summaries in English of all notices of stockholders' meetings and other reports and communications that are made generally available to stockholders of Daimler-Benz. The Depositary arranges for the mailing of such summaries to all record holders of Daimler-Benz ADSs. As of September 1, 1998 (the "Succession Date"), The Bank of New York ("BNY") succeeded Citibank, N.A. ("Citibank") as Depositary for the Daimler-Benz ADSs, and assumed all of the rights and powers of the Depositary under the Deposit Agreement, dated as of September 1, 1993, as amended (the "Deposit Agreement"), among Daimler-Benz, Citibank, and the holders from time to time of Daimler-Benz ADSs. In addition, as of the Succession Date,
(i) Citibank was removed as registrar for the registry of Daimler-Benz ADSs on all stock exchanges or securities markets in the United States, and BNY is acting as substitute registrar, in accordance with the terms and provisions of the Deposit Agreement, and (ii) Citibank's custodian ceased to act as custodian of the Daimler-Benz ADSs, and a custodian or custodians appointed by BNY became the substitute custodian. In accordance with the terms of the Deposit Agreement, on September 24, 1998, the Depositary notified the holders of Daimler-Benz ADSs that effective on the Daimler-

Benz Exchange Offer Expiration Date, the Deposit Agreement will be terminated and, as a result, the Depositary's duties thereunder will cease. In addition, the Deposit Agreement will be amended and as a consequence, all remaining Daimler-Benz ADSs will represent solely the right to receive DaimlerChrysler Ordinary Shares.


    Following consummation of the Transactions, DaimlerChrysler AG will, with respect to itself, furnish the U.S. Transfer Agent referred to under "Description of DaimlerChrysler Ordinary Shares" with reports, financial statements and other communications similar to those previously furnished by Daimler-Benz to the Depositary. The U.S. Transfer Agent, in turn, will mail or, to the extent appropriate, make available for inspection such materials to holders of DaimlerChrysler Ordinary Shares in the United States. See "Description of DaimlerChrysler Ordinary Shares--Notices and Reports."

    This Proxy Statement/Prospectus constitutes part of a registration statement on Form F-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by DaimlerChrysler AG, as successor corporation to Daimler-Benz, with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering and issuance of DaimlerChrysler Ordinary Shares in connection with the Daimler-Benz Exchange Offer, the Chrysler Merger and the Daimler-Benz Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference or deemed to be incorporated by reference herein with respect to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each case reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by Chrysler with the Commission under the Exchange Act are incorporated herein by reference:

       (a) Chrysler's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-9161);

       (b) Chrysler's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 (File No. 1-9161);

       (c) Chrysler's Current Reports on Form 8-K, dated February 6, 1998 and May 7, 1998 (File No. 1-9161); and

       (d) The description of the Chrysler Common Stock contained in Chrysler's Registration Statement on Form 8-B (File No. 1-9161) filed with the Commission on May 23, 1986.

    The following documents previously filed by Daimler-Benz with the Commission under the Exchange Act are incorporated herein by reference:

       (a) Daimler-Benz' Annual Report on Form 20-F for the fiscal year ended December 31, 1997 (File No. 1-2356); and

       (b) Daimler-Benz' Report of Foreign Private Issuer on Form 6-K for the month of July 1998.

    All documents filed by Chrysler pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, all Forms 20-F filed by Daimler-Benz pursuant to the Exchange Act and all Forms 6-K filed by Daimler-Benz pursuant to the Exchange Act that indicate on the cover page thereof that such Forms 6-K are to be incorporated by reference, after the date of this Proxy Statement/Prospectus and prior to the date of the consummation of the Transactions shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents.

    Any statements contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement/ Prospectus to the extent that a statement herein, or in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.
                            ------------------------


    This Proxy Statement/Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein) are available, without charge, upon oral or written request by any person to whom this Proxy Statement/Prospectus has been delivered, in the case of documents relating to Chrysler, from the Director, Investor Relations, CIMS 485-06-07, Chrysler Corporation, 1000 Chrysler Drive, Auburn Hills, Michigan 48326-2766, telephone number (248) 512-2950; and in the case of documents relating to Daimler-Benz from either the Investor Relations Department of Daimler-Benz Aktiengesellschaft, Epplestrasse 225, 70567, Stuttgart, Germany, telephone number 011-49-711-17-92285 or Daimler-Benz North America Corporation, 375 Park Avenue, New York, New York 10152-3001, attention: Kerstin Arthurs, telephone number (212) 909-9724. In order to ensure timely delivery of the documents, any request should be made by October 16, 1998.

                            ------------------------

    No person has been authorized to give any information or make any representations not contained or incorporated by reference in this Proxy Statement/Prospectus and, if so given or made, such information or representation must not be relied upon as having been authorized by DaimlerChrysler AG, Daimler-Benz, Chrysler or any other person. This Proxy Statement/Prospectus does not contain an offer to sell or a solicitation of any seller to buy any securities other than those offered hereby or an offer to sell or a solicitation of any seller to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor the sale of any securities hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of either DaimlerChrysler AG, Daimler-Benz or Chrysler since the date hereof or that the information herein is correct as of any time subsequent to its date.
                            ------------------------

                      ENFORCEABILITY OF CIVIL LIABILITIES

    DaimlerChrysler AG is a stock corporation (AKTIENGESELLSCHAFT) organized under the laws of the Federal Republic of Germany. Following the Transactions most of the members of the Supervisory Board (AUFSICHTSRAT) and a number of the members of the Board of Management (VORSTAND) and certain of the officers of DaimlerChrysler AG and certain experts named herein will reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce, in courts outside the United States, judgments against such persons obtained in United States courts and predicated upon the civil liability provisions of the federal securities laws of the United States. Furthermore, since a substantial portion of the assets of DaimlerChrysler AG will be located outside the United States, any judgment obtained in the United States against DaimlerChrysler AG may not be collectible within the United States. The Daimler-Benz legal department has advised that German courts will enforce judgments of United States courts for liquidated amounts in civil matters subject to certain conditions and exceptions. Such counsel has expressed no opinion, however, as to whether the enforcement by a German court of any judgment would be effected in any currency other than in German marks ("marks" or "DM") and, if in marks, the date of determination of the applicable exchange rate from United States dollars ("dollars" or "$") to marks. The Daimler-Benz legal department has further advised that there may be doubt as to the enforceability, in original actions in German courts, of liabilities predicated solely upon the federal securities laws of the United States.

                    CURRENCY PRESENTATION AND EXCHANGE RATES

    For the convenience of the reader, this Proxy Statement/Prospectus contains translations of certain mark amounts into dollar amounts, and dollar amounts into mark amounts, at specified exchange rates. Unless otherwise indicated, the translation of marks into dollars and of dollars into marks herein has been made at the indicated noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on June 30, 1998, which was DM 1.8033 per $1.00. Such rate may differ from the actual rates used in the preparation of the consolidated financial statements and the selected consolidated financial data of Daimler-Benz and the pro forma financial information for DaimlerChrysler AG included or incorporated by reference in this Proxy Statement/Prospectus, which are expressed in marks. Accordingly, dollar amounts appearing herein may differ from the actual dollar amounts that were translated into marks in the preparation of such financial statements, data and information.

    Fluctuations in the exchange rate between the dollar and the mark will affect the dollar equivalent of the mark price of DaimlerChrysler Ordinary Shares traded on the German stock exchanges and, as a result, are likely to affect the market price of the DaimlerChrysler Ordinary Shares on the NYSE. Such fluctuations will also affect the dollar amounts received by holders of DaimlerChrysler Ordinary Shares on the conversion by the U.S. Transfer Agent into dollars of cash dividends declared in marks on the DaimlerChrysler Ordinary Shares.

    The following table sets forth, for the periods and dates indicated, the average, high, low and period-end Noon Buying Rates for marks expressed in marks per $1.


Year ended December 31,                                  Average(1)       High          Low        Period-End
------------------------------------------------------  ------------  ------------  ------------  ------------
1993..................................................     DM 1.6610     DM 1.7405     DM 1.5675     DM 1.7395
1994..................................................        1.6119        1.7627        1.4920        1.5495
1995..................................................        1.4261        1.5612        1.3565        1.4345
1996..................................................        1.5070        1.5655        1.4354        1.5387
1997..................................................        1.7394        1.8810        1.5413        1.7991
1998 (through September 15, 1998).....................        1.8018        1.8542        1.6889        1.6895


------------------------

(1) The average of the Noon Buying Rates on the last business day of each month during the relevant period.

                          FORWARD-LOOKING INFORMATION

    This Proxy Statement/Prospectus contains or incorporates by reference certain forward-looking statements and information relating to DaimlerChrysler AG, Daimler-Benz and Chrysler that are based on the beliefs of their respective managements as well as assumptions made by and information currently available to each of DaimlerChrysler AG, Daimler-Benz and Chrysler. When used in this document, the words "anticipate," "believe," "estimate," "expect," "plan" and "intend" and similar expressions, as they relate to DaimlerChrysler AG, Daimler-Benz or Chrysler or their respective managements, are intended to identify forward-looking statements. Such statements reflect the current views of each such company with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of DaimlerChrysler AG or Chrysler to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic and business conditions, changes in currency exchange rates, introduction of competing products by other companies, lack of acceptance of new products or services by DaimlerChrysler AG's or Chrysler's targeted customers, changes in business strategy, risks that the synergies anticipated from the Transactions may not be fully realized and various other factors, both referenced and not referenced in this Proxy Statement/Prospectus. See "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. None of DaimlerChrysler AG, Daimler-Benz or Chrysler intends, or assumes any obligation, to update these forward-looking statements.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT, AND IS NOT INTENDED TO BE, COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ANNEXES ATTACHED HERETO AND THE DOCUMENTS REFERRED TO OR INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO REVIEW THIS PROXY STATEMENT/ PROSPECTUS, THE COMBINATION AGREEMENT ATTACHED HERETO AS ANNEX A AND THE OTHER ANNEXES ATTACHED HERETO.

The Companies

    DAIMLER-BENZ AKTIENGESELLSCHAFT. Daimler-Benz Aktiengesellschaft, a stock corporation (AKTIENGESELLSCHAFT) organized and existing under the laws of the Federal Republic of Germany, is the largest industrial group in Germany with 1997 revenues of DM 124 billion. Daimler-Benz operates in four business segments-- Automotive (Passenger Cars and Commercial Vehicles), Aerospace, Services and Directly Managed Businesses. Daimler-Benz is primarily active in Europe, North and South America and Japan and is continuing to expand in markets such as Eastern Europe and East and Southeast Asia, which are also assuming strategic importance as production locations. Daimler-Benz' principal executive offices are located at Epplestrasse 225, 70567 Stuttgart, Germany, and its telephone number is 011-49-711-17-0. See "Information About Daimler-Benz."

    CHRYSLER CORPORATION. Chrysler Corporation, a Delaware corporation, operates in two principal industry segments: Automotive Operations and Financial Services. Automotive Operations include the research, design, manufacture, assembly and sale of cars, trucks and related parts and accessories. Substantially all of Chrysler's automotive products are marketed through retail dealerships, most of which are privately owned and financed. Financial Services include the operations of Chrysler Financial Corporation and its consolidated subsidiaries, which are engaged principally in providing consumer and dealer automotive financing for Chrysler's products. Chrysler's principal executive offices are located at Chrysler World Headquarters, 1000 Chrysler Drive, Auburn Hills, Michigan 48326-2766, and its telephone number is (248) 576-5741. See "Information About Chrysler."

    DAIMLERCHRYSLER AG. DaimlerChrysler AG is a newly formed AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany that has not, to date, conducted any activities other than those incident to its formation, its execution of, and performance of its obligations under, the Combination Agreement and related agreements, and its participation in the preparation of this Proxy Statement/Prospectus. DaimlerChrysler AG will be the successor corporation to Daimler-Benz following consummation of the Daimler-Benz Exchange Offer and the Daimler-Benz Merger. As a result of the Transactions, the business of DaimlerChrysler AG and its subsidiaries will be the businesses currently conducted by Chrysler and Daimler-Benz. Immediately upon consummation of the Mergers, based upon the number of shares of Chrysler Common Stock and Daimler-Benz Ordinary Shares issued and outstanding on July 20, 1998, the former stockholders of Chrysler will own approximately 42% and the former stockholders of Daimler-Benz will own approximately 58% of the outstanding DaimlerChrysler Ordinary Shares. If the Daimler-Benz Exchange Offer Ratio is changed to 1.005 DaimlerChrysler Ordinary Shares for each share exchanged, the respective percentages would remain approximately the same, exclusive of the issuance of 30 million shares of Chrysler Common Stock to satisfy the pooling-of-interests requirements.

    The following table sets forth the respective percentage contributions of Daimler-Benz and Chrysler to the pro forma total revenues and pro forma income before income taxes of DaimlerChrysler AG for the year ended December 31, 1997 and for the six months ended June 30, 1998, and to the pro forma net assets of DaimlerChrysler AG as at June 30, 1998, in all cases assuming pooling-of-interests accounting treatment for the Transactions. If the Transactions were accounted for under the purchase method, the respective contributions for pro forma total revenues would be the same as those below. The respective contributions to pro forma income before income taxes and net assets assuming purchase accounting for the Transactions are not provided because the resulting goodwill and related amortization and higher depreciation charges from the revaluing of Chrysler's assets would make the comparison of respective contributions not meaningful.

                                                                                          Pooling-of-Interests
                                                                                        -------------------------
                                                                                        Daimler-Benz   Chrysler
                                                                                        ------------  -----------
Pro Forma Total Revenues
  Year ended December 31, 1997........................................................      54%           46%
  Six months ended June 30, 1998......................................................      53%           47%

Pro forma Income Before Income Taxes
  Year ended December 31, 1997........................................................      35%           65%
  Six months ended June 30, 1998......................................................      40%           60%

Pro forma Net Assets at June 30, 1998.................................................      56%           44%

                            ------------------------

    There are currently no plans for the combined company to change the nature of the business operations of Daimler-Benz and Chrysler described above. Following consummation of the Chrysler Merger, DaimlerChrysler AG will have its registered seat in Stuttgart, Germany and will maintain two operational headquarters -- one located at the current Chrysler headquarters, 1000 Chrysler Drive, Auburn Hills, Michigan 48326-2766, and one located at the current Daimler-Benz headquarters, Epplestrasse 225, 70567 Stuttgart, Germany.

The Special Meetings

    This Proxy Statement/Prospectus is being furnished in connection with the solicitation by the Board of Directors of Chrysler (the "Chrysler Board") of proxies from holders of Chrysler Common Stock for use at the Chrysler Special Meeting. At the Chrysler Special Meeting, the holders of Chrysler Common Stock will be asked to approve and adopt the Combination Agreement and the transactions contemplated thereby, including the Chrysler Merger (the "Chrysler Merger Proposal").

    In addition, this Proxy Statement/Prospectus is being furnished to "U.S. persons" (as defined in Rule 902(o) of Regulation S promulgated under the Securities Act) who own Daimler-Benz Ordinary Shares or Daimler-Benz ADSs in connection with the invitation by the Daimler-Benz Board of Management (VORSTAND) (the "Daimler-Benz Management Board") for the special meeting of Daimler-Benz stockholders (the "Daimler-Benz Special Meeting"). At the Daimler-Benz Special Meeting, the holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will be asked to approve the consummation of the transactions contemplated by the Combination Agreement, including the Daimler-Benz Exchange Offer, and to approve the Daimler-Benz Merger and the German Merger Agreement (as hereinafter defined) (collectively, the "Daimler-Benz Business Combination Proposal").

    THE CHRYSLER SPECIAL MEETING

    TIME, DATE AND PLACE. The Chrysler Special Meeting will be held at 9:00 a.m., local time, on September 18, 1998, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware.

    PURPOSE OF THE CHRYSLER SPECIAL MEETING. The purpose of the Chrysler Special Meeting is to consider and vote upon the Chrysler Merger Proposal and to transact any other business that is properly brought before the Chrysler Special Meeting.

    RECORD DATE; QUORUM; REQUIRED VOTE; SHARES OUTSTANDING AND ENTITLED TO
VOTE. Only holders of record of Chrysler Common Stock at the close of business on July 20, 1998 (the "Chrysler Record Date") will be entitled to notice of and to vote at the Chrysler Special Meeting. The presence, in person or by proxy, of the holders of at least a majority of the shares entitled to vote at the Chrysler Special Meeting is necessary to constitute a quorum. Each holder of record of shares of Chrysler Common Stock on the Chrysler Record Date is entitled to cast one vote per share on the Chrysler Merger Proposal and on any other matter properly submitted for the vote of the Chrysler stockholders at the Chrysler Special Meeting. The affirmative vote of a majority (the

"Chrysler Stockholder Approval") of the outstanding shares of Chrysler Common Stock entitled to vote is required to approve the Chrysler Merger Proposal. The Chrysler Stockholder Approval will become effective upon consummation of the Daimler-Benz Exchange Offer. As of the Chrysler Record Date, there were 647,304,195 shares of Chrysler Common Stock outstanding and entitled to vote at the Chrysler Special Meeting. The actions proposed in this Proxy Statement/Prospectus are not matters that can be voted on by brokers holding shares for beneficial owners without the owners' specific instructions. Accordingly, all beneficial owners of Chrysler Common Stock are urged to return the enclosed proxy card marked to indicate their votes, or to cast their vote by telephone or by Internet.

    SECURITY OWNERSHIP OF MANAGEMENT. As of July 20, 1998, directors and executive officers of Chrysler and their affiliates beneficially owned an aggregate of 8,211,204 shares of Chrysler Common Stock (approximately 1.21% of the Chrysler Common Stock then outstanding), including 6,804,399 shares under option. Chrysler expects that all of such directors and executive officers will vote their shares (other than shares under option) in favor of the Chrysler Merger Proposal.

    STOCKHOLDER AGREEMENT. Tracinda Corporation, a Nevada corporation ("Tracinda"), and Mr. Kirk Kerkorian have entered into the Stockholder Agreement with Daimler-Benz and Chrysler (the "Chrysler Stockholder Agreement"), pursuant to which Tracinda has agreed, among other things, to vote all of the shares of Chrysler Common Stock owned by it in favor of the Chrysler Merger Proposal. As of July 30, 1998, Tracinda beneficially owned 71,753,992 shares of Chrysler Common Stock, representing approximately 11% of the outstanding shares of Chrysler Common Stock on the Chrysler Record Date. The Chrysler Stockholder Agreement is filed as an exhibit to the Registration Statement and is incorporated herein by reference. See "The Chrysler Special Meeting--Stockholder Agreement" and "Ownership of Chrysler Common Stock--Beneficial Ownership of Certain Stockholders."

    RECOMMENDATION OF THE CHRYSLER BOARD; REASONS FOR THE CHRYSLER MERGER. The Chrysler Board has unanimously approved the Combination Agreement, has unanimously determined that the Chrysler Merger is fair to, and in the best interests of, Chrysler and its stockholders, and unanimously recommends that Chrysler stockholders vote FOR the Chrysler Merger Proposal.

    For a discussion of the factors considered by the Chrysler Board in approving the Combination Agreement, see "The Transactions--Recommendations of the Chrysler Board and Reasons for those Recommendations."

    OPINION OF FINANCIAL ADVISOR OF CHRYSLER. On May 6, 1998, Credit Suisse First Boston Corporation ("CSFB") delivered to the Chrysler Board a written opinion that, as of such date, and based upon and subject to the matters set forth therein, the U.S. Exchange Ratio was fair from a financial point of view to the holders of Chrysler Common Stock (not including Daimler-Benz and its affiliates). As discussed in "The Transactions-- Recommendations of the Chrysler Board and Reasons for those Recommendations," CSFB's opinion and presentation to the Chrysler Board were among the factors considered by the Chrysler Board in reaching its determination to approve the Combination Agreement. A copy of the CSFB opinion is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. CSFB has consented to the use of its opinion in this Proxy Statement/Prospectus, and a copy of its consent has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part. Stockholders are urged to, and should, read the CSFB opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by CSFB in connection therewith. See "The Transactions--Opinion of Financial Advisor of Chrysler."

    INTERESTS OF CERTAIN PERSONS IN THE CHRYSLER MERGER. In considering the recommendation of the Chrysler Board with regard to the Chrysler Merger Proposal, stockholders of Chrysler should be aware that certain members of Chrysler's management and the Chrysler Board have interests in the Chrysler Merger that are in addition to and may be different from the interests in the Chrysler Merger of holders of Chrysler Common Stock, including employment agreements with Chrysler, severance benefits, accelerated vesting of stock options and other stock-based awards, employment agreements with DaimlerChrysler AG (in the case of the

Chrysler senior officers who are to become members of the DaimlerChrysler AG Board of Management (VORSTAND)), interests in certain Chrysler benefit plans and, in the case of Mr. Robert J. Eaton, Chairman and Chief Executive Officer of Chrysler, an increase in pension benefits intended to encourage Mr. Eaton to remain in DaimlerChrysler AG's and Chrysler's employ following the Chrysler Merger. Stockholders should also be aware that certain of such officers and directors will become officers and directors of DaimlerChrysler AG following the Chrysler Merger. See "The Transactions--Composition of DaimlerChrysler Management Board and Integration Committee," "The Transactions--Interests of Certain Persons in the Chrysler Merger" and "The Combination Agreement--DaimlerChrysler AG Governance After the Chrysler Effective Time."

    As described in greater detail in "The Transactions--Interests of Certain Persons in the Chrysler Merger," subject only to the consummation of the Chrysler Merger and their continued employment until such time, each of the following Chrysler executive officers will receive the following cash payments, the following number of DaimlerChrysler Ordinary Shares in respect of his unvested Chrysler Equity Units (as hereinafter defined) and the right to share in the appreciation from and after the Chrysler Merger in the following number of DaimlerChrysler Ordinary Shares: Mr. Eaton, $3,727,785; 628,277 DaimlerChrysler Ordinary Shares ($66,214,158) and stock appreciation rights with respect to 2,267,579 DaimlerChrysler Ordinary Shares; Mr. Lutz, $1,326,097; 244,314 DaimlerChrysler Ordinary Shares ($25,748,240) and stock appreciation rights with respect to 683,380 DaimlerChrysler Ordinary Shares; Mr. Stallkamp, $1,500,433; 222,947 DaimlerChrysler Ordinary Shares ($23,496,425) and stock appreciation rights with respect to 379,384 DaimlerChrysler Ordinary Shares; Mr. Valade, $1,056,206; 210,586 DaimlerChrysler Ordinary Shares ($22,193,659) and stock appreciation rights with respect to 442,685 DaimlerChrysler Ordinary Shares; Mr. Pawley, $944,372; 204,104 DaimlerChrysler Ordinary Shares ($21,510,485) and stock appreciation rights with respect to 298,657 DaimlerChrysler Ordinary Shares. In addition, in the event that any of these executive officer's employment is terminated in a qualifying termination following the Chrysler Merger, such officer will also receive the following lump sum severance payment; Mr. Eaton, $24,435,997; Mr. Lutz $0; Mr. Stallkamp, $5,487,445; Mr. Valade, $4,601,383; and Mr. Pawley, $3,946,166. Mr. Eaton will also receive an additional monthly pension benefit not in excess of $30,000 in the event that he completes three years of service following the Chrysler Merger. See "The Transactions--Interests of Certain Persons in the Chrysler Merger."

    NON-CONSUMMATION OF TRANSACTIONS. If the Transactions are not consummated, Chrysler would continue to operate its businesses as it does currently, and would continue to focus on opportunities it considers appropriate to expand its activities outside of North America.

    THE DAIMLER-BENZ SPECIAL MEETING

    TIME, DATE AND PLACE. The Daimler-Benz Special Meeting will be held at 10:00 a.m., local time, on September 18, 1998, at the Hanns-Martin Schleyer Halle, Stuttgart, Germany.

    PURPOSE OF THE DAIMLER-BENZ SPECIAL MEETING. The purpose of the Daimler-Benz Special Meeting is to consider and vote upon the Daimler-Benz Business Combination Proposal.

    QUORUM; REQUIRED VOTE; SHARES OUTSTANDING AND ENTITLED TO VOTE. Only holders of Daimler-Benz Ordinary Shares, including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs (the "Daimler-Benz Voting Shares"), on the date of the Daimler-Benz Special Meeting will be entitled to vote at the Daimler-Benz Special Meeting. There are no quorum requirements for the Daimler-Benz Special Meeting. Each holder of a Daimler-Benz Voting Share on the date of the Daimler-Benz Special Meeting is entitled to cast one vote for every such Daimler-Benz Voting Share held by such stockholder; PROVIDED holders of Daimler-Benz Ordinary Shares (including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs) comply with the requirements of the German Stock Corporation Law (AKTIENGESETZ) and the Daimler-Benz Memorandum and Articles of Association (SATZUNG) with respect to the deposit (HINTERLEGUNG) of such holders' Daimler-Benz Ordinary Shares in a blocked account and to the voting of such securities, and holders of Daimler-Benz ADSs comply with the requirements imposed by the Depositary for the Daimler-Benz ADSs, with respect to the deposit of such holders' Daimler-Benz ADSs in a blocked account and to the voting of such securities. The affirmative vote of the holders of 75% of the Daimler-Benz Voting Shares represented at the Daimler-Benz Special Meeting is required to approve and adopt the Daimler-Benz Business Combination Proposal (the "Daimler-Benz Stockholder Approval"). As of June 30, 1998 there were 569,340,329 Daimler-Benz Voting Shares outstanding. Holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will receive a separate mailing with respect to the Daimler-Benz Special Meeting.

    RECOMMENDATIONS OF THE BOARD OF MANAGEMENT (VORSTAND). The Daimler-Benz Management Board and the Supervisory Board of Daimler-Benz (the "Daimler-Benz Supervisory Board") each have unanimously approved the Combination Agreement and the transactions contemplated thereby. The Daimler-Benz Management Board unanimously recommends that the Daimler-Benz stockholders vote FOR approval and adoption of the Daimler-Benz Business Combination Proposal.

    For a discussion of the factors considered by the Daimler-Benz Management Board in approving the Combination Agreement, see "Recommendations of the Daimler-Benz Management Board and Reasons for those Recommendations."

    OPINION OF FINANCIAL ADVISOR OF DAIMLER-BENZ. On May 6, 1998, Goldman, Sachs & Co. oHG ("Goldman Sachs") delivered its oral opinion to the Daimler-Benz Management Board and the Daimler-Benz Supervisory Board that, as of the date of such opinion, the Daimler-Benz Exchange Ratio (as defined in the opinion of Goldman Sachs attached hereto as Annex C) pursuant to the Combination Agreement is fair from a financial point of view to the holders of Daimler-Benz Ordinary Shares (including those Daimler-Benz Ordinary Shares represented by Daimler-Benz
ADSs). Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion, dated as of May 8, 1998.

    The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. The opinion of Goldman Sachs referred to herein does not constitute a recommendation as to how any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs should vote with respect to the Transactions or whether or not any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs should tender such securities in connection with the Transactions. Holders of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs are urged to, and should, read such opinion in its entirety. The opinion and advice provided by Goldman Sachs is not and should not be considered a value opinion (BEWERTUNG Z.B. IM RAHMEN EINER VERSCHMELZUNG) as usually rendered by qualified auditors based on the requirements of German law. See "The Transactions--Opinion of Financial Advisor of Daimler-Benz."

The Transactions

    Set forth below is a brief description of certain of the provisions set forth in the Combination Agreement, including the Transactions. As a result of the Transactions, Chrysler will become a wholly owned subsidiary of DaimlerChrysler AG, and Daimler-Benz will be merged with and into DaimlerChrysler AG, with DaimlerChrysler AG remaining as the surviving entity. The former stockholders of Chrysler and of Daimler-Benz will own all of the issued and outstanding DaimlerChrysler Ordinary Shares. The Transactions will have the effect of combining the respective businesses, stockholder groups, managements and other constituencies of Chrysler and Daimler-Benz in a "merger-of-equals" transaction. DaimlerChrysler AG will commence the Daimler-Benz Exchange Offer promptly after receipt of the Daimler-Benz Stockholder Approval and the votes necessary to obtain Chrysler Stockholder Approval. Upon consummation of the Daimler-Benz Exchange Offer, the certificate of merger with respect to the Chrysler Merger will be filed with the Secretary of State of the State of Delaware causing the Chrysler Merger to become effective. The Daimler-Benz Merger will be effected as soon as possible following the consummation of the Chrysler Merger and will become effective in accordance with applicable law by registration of the Daimler-Benz Merger in the commercial register (HANDELSREGISTER) for Daimler-Benz and DaimlerChrysler AG, which is located in Stuttgart, Germany. At some point following completion of the Transactions, it is expected that Chrysler will change its corporate name from "Chrysler Corporation" to "DaimlerChrysler Corporation."

    The diagrams set forth below are intended to provide a graphic illustration of the corporate mechanics and the immediate corporate structuring results of
(1) the Daimler-Benz Exchange Offer and the Chrysler Merger and (2) the Daimler-Benz Merger.

                       [SCHEMATIC DIAGRAM OF THE DAIMLER-
           BENZ EXCHANGE OFFER AND THE CHRYSLER MERGER APPEARS HERE]

          [SCHEMATIC DIAGRAM OF THE DAIMLER-BENZ MERGER APPEARS HERE]

    THE DAIMLER-BENZ EXCHANGE OFFER

    GENERAL. Pursuant to the Daimler-Benz Exchange Offer, DaimlerChrysler AG will make an offer to (i) the holders of Daimler-Benz Ordinary Shares to exchange the number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio for each Daimler-Benz Ordinary Share held by such holder, and (ii) the holders of Daimler-Benz ADSs to exchange the number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio for each Daimler-Benz ADS held by such holder. The Daimler-Benz Exchange Offer will be made in accordance with applicable law. See "The Combination Agreement--The Daimler-Benz Exchange Offer." Daimler-Benz stockholders who tender their Daimler-Benz securities in the Daimler-Benz Exchange Offer will not be able to participate in a German valuation proceeding (SPRUCHVERFAHREN). See "The Transactions--German Valuation Proceeding."


    CONDITIONS TO THE DAIMLER-BENZ EXCHANGE OFFER. The Daimler-Benz Exchange Offer is subject to certain conditions including, among others, receipt of the Daimler-Benz Stockholder Approval and the Chrysler Stockholder Approval and that at the expiration of the Daimler-Benz Exchange Offer there shall have been tendered and not withdrawn that number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs which in the aggregate represent at least 90% of the outstanding Daimler-Benz Ordinary Shares, including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs (the "Minimum Condition"); PROVIDED, HOWEVER, that if the number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs tendered does not satisfy the Minimum Condition but equals at least 75% of the issued and outstanding Daimler-Benz Ordinary Shares on a primary basis, including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs, at the time of registration with the commercial register (HANDELSREGISTER) of the capital increase relating to the DaimlerChrysler Ordinary Shares being issued in exchange therefor (the "75% Minimum"), the Minimum Condition shall mean the 75% Minimum. Consistent with the Private Letter Ruling and in accordance with the provisions of the Combination Agreement, Daimler-Benz and Chrysler have agreed to the 75% Minimum which represents a reduction from the requirement set forth in the Combination Agreement that shares representing at least 80% of the capital stock of Daimler-Benz on a fully diluted basis (the "80% Minimum") be tendered in order to satisfy the 80% Minimum and permit the Minimum Condition to be redefined as the 80% Minimum. See "The Transactions-- The Daimler-Benz Exchange Offer" and "The Combination Agreement--Conditions to Closing."


    DAIMLER-BENZ EXCHANGE OFFER EXPIRATION DATE. The Daimler-Benz Exchange Offer will be scheduled to expire initially 30 days after commencement of the Daimler-Benz Exchange Offer and may be extended from time to time as described herein (such date, as it may be extended from time to time, the "Daimler-Benz Exchange Offer Expiration Date"). See "The Combination Agreement--The Daimler-Benz Exchange Offer."

    THE CHRYSLER MERGER

    GENERAL. Pursuant to the Combination Agreement, Chrysler Merger Sub, a newly formed Delaware corporation, will be merged with and into Chrysler, with Chrysler continuing as the surviving corporation in the Chrysler Merger (the "U.S. Surviving Corporation").

    EFFECT ON CHRYSLER STOCKHOLDERS. At the time the Chrysler Merger becomes effective in accordance with applicable law (the "Chrysler Effective Time"), each share of Chrysler Common Stock issued and outstanding immediately prior to the Chrysler Effective Time (other than any shares held in treasury or by any wholly owned subsidiary of Chrysler, which will be cancelled) will be converted into the right to receive, upon surrender of the certificate formerly representing such share of Chrysler Common Stock, .6235 of a DaimlerChrysler Ordinary Share (the "U.S. Exchange Ratio"). See "The Combination Agreement--The Chrysler Merger." As soon as possible after the Chrysler Effective Time, DaimlerChrysler AG will issue the DaimlerChrysler Ordinary Shares to be issued in the Chrysler Merger to the U.S. Exchange Agent (as hereinafter defined) for the account of the former stockholders of Chrysler, and the U.S. Exchange Agent will contribute, for the account of the former stockholders of Chrysler, all of the issued and outstanding common stock of U.S. Surviving Corporation to DaimlerChrysler AG as a transfer in kind (the "U.S. Share Exchange" and, together with the Chrysler Merger, the "Chrysler Exchange").

    U.S. EXCHANGE RATIO. The U.S. Exchange Ratio has been determined in accordance with the exchange ratio formula (the "U.S. Exchange Ratio Formula") described under the heading "The Combination Agreement-- The Chrysler Merger."

    EFFECT ON CHRYSLER STOCK PLANS. Immediately prior to the Chrysler Effective Time, each outstanding option to purchase or acquire a share of Chrysler Common Stock granted by Chrysler under a stock option plan will become exercisable and be deemed to be exercised (and such option will be extinguished) and will then be converted into a right to receive DaimlerChrysler Ordinary Shares in accordance with the appropriate formula described under the heading "The Combination Agreement--The Chrysler Merger--Treatment of Chrysler Stock Plans." In addition, Chrysler has certain other stock-based compensation plans under which outstanding awards will vest at the Chrysler Effective Time. The Combination Agreement generally provides that awards under such plans will be settled in DaimlerChrysler Ordinary Shares. For a further description of the treatment of the awards under such stock-based compensation plans, see "The Combination Agreement--The Chrysler Merger--Treatment of Chrysler Stock Plans."

    APPRAISAL RIGHTS. Under the Delaware General Corporation Law (the "DGCL"), the holders of Chrysler Common Stock will not have appraisal rights with respect to the Chrysler Merger. See "The Transactions-- Appraisal Rights."

THE DAIMLER-BENZ MERGER

    GENERAL. As provided in the Combination Agreement, pursuant to the German Merger Agreement (the "German Merger Agreement") to be entered into by DaimlerChrysler AG and Daimler-Benz, as soon as possible following the Chrysler Merger, the Daimler-Benz Merger will be effected in accordance with applicable law, and DaimlerChrysler AG shall continue as the surviving entity. The time the Daimler-Benz Merger becomes effective is hereinafter referred to as the "Daimler-Benz Effective Time."


    EFFECT ON DAIMLER-BENZ STOCKHOLDERS. At the Daimler-Benz Effective Time, the stockholders of Daimler-Benz (other than DaimlerChrysler AG) will automatically become stockholders of DaimlerChrysler AG, and each Daimler-Benz Ordinary Share (other than those held by DaimlerChrysler AG or Daimler-Benz) will be converted into solely the right to receive that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Merger Exchange Offer Ratio in exchange for such Daimler-Benz Ordinary Share. The DaimlerChrysler Ordinary Shares to be issued in the Daimler-Benz Merger are referred to herein as the "Daimler-Benz Merger Consideration." See "The Combination Agreement--The Daimler-Benz Merger."


    EFFECT ON DAIMLER-BENZ STOCK PLANS. At the Daimler-Benz Effective Time, all outstanding convertible bonds, nominal value DM 1,000 each (the "Daimler-Benz Employee Stock Options"), will become stock options of DaimlerChrysler AG in accordance with Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ) (or such other instruments as shall meet the requirements of Section 23 and shall be agreed to by Chrysler and Daimler-Benz), and from and after the Daimler-Benz Effective Time, shall be convertible into DaimlerChrysler Ordinary Shares in accordance with their terms; PROVIDED that the number of whole DaimlerChrysler Ordinary Shares subject to each such Daimler-Benz Employee Stock Option shall equal the number of Daimler-Benz Ordinary Shares subject thereto multiplied by the Daimler-Benz Merger Exchange Ratio and the per share exercise price thereof shall be divided by the Daimler-Benz Exchange Ratio. For a further description of the treatment of such options, see "The Combination Agreement--The Daimler-Benz Merger--Treatment of Daimler-Benz Stock Plans."

    EFFECT ON HOLDERS OF DAIMLER-BENZ WARRANTS. At the Daimler-Benz Effective Time, all of the warrants issued by Daimler-Benz in connection with the 4 1/8% Deutsche Mark Bearer Notes of 1996/2003 issued by Daimler-Benz Capital (Luxembourg) AG (the "Warrants") which are convertible into newly issued Daimler-Benz Ordinary Shares will become Warrants of DaimlerChrysler AG in accordance with Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ) and, from and after the Daimler-Benz Effective Time, all Warrants will entitle the holder thereof to purchase DaimlerChrysler Ordinary Shares in accordance with their terms. With respect to the Warrants which are exercisable for outstanding Daimler-Benz Ordinary Shares, DaimlerChrysler AG and Daimler-Benz will take all actions necessary to ensure that such Warrants will be exercisable for, as of the Daimler-Benz Effective Time, DaimlerChrysler Ordinary Shares in accordance with their terms and Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ).

    EFFECT ON DAIMLER-BENZ SUBORDINATED MANDATORY CONVERTIBLE NOTES. At the Daimler-Benz Effective Time, the 5 3/4% Subordinated Mandatory Convertible Notes due June 14, 2002 (the "Notes"), including Notes represented by American Depositary Notes ("ADNs") and DM Book Entry Securities ("DM BESs"), issued by Daimler-Benz will become Notes of DaimlerChrysler AG in accordance with Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ) and, from and after the Daimler-Benz Effective Time, the Notes will be convertible into DaimlerChrysler Ordinary Shares (rather than Daimler-Benz Ordinary Shares) in accordance with their terms and Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ).


    GERMAN VALUATION PROCEEDING (SPRUCHVERFAHREN). Under the German Transformation Act (UMWANDLUNGSGESETZ), any person who does not participate in the Daimler-Benz Exchange Offer and who retains Daimler-Benz Ordinary Shares, including those formerly represented by Daimler-Benz ADSs, after the Daimler-Benz Exchange Offer and holds such shares at the time of the Daimler-Benz Merger (each such person, a "Remaining Stockholder") may bring a court valuation proceeding (SPRUCHVERFAHREN) within two months after effective publication of the registration of the Daimler-Benz Merger. The purpose of such a proceeding would be for the court to determine the adequacy of the Daimler-Benz Merger Exchange Ratio.


    If the court were to determine that the Daimler-Benz Merger Exchange Ratio is too low, DaimlerChrysler AG would be required to make supplemental compensatory cash payments to all of the Remaining Stockholders. Such payments would be in addition to the Daimler-Benz Merger Consideration such holders had received as a result of the Daimler-Benz Merger. Daimler-Benz believes that the Daimler-Benz Merger Exchange Ratio has been properly determined and is fair to the holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs. DaimlerChrysler AG plans to defend vigorously against any such action. See "The Transactions--German Valuation Proceeding (SPRUCHVERFAHREN)."

    GOVERNANCE OF DAIMLERCHRYSLER AG FOLLOWING THE CHRYSLER MERGER

    Daimler-Benz, Chrysler and DaimlerChrysler AG have agreed that following the Chrysler Effective Time, DaimlerChrysler AG shall have a corporate governance structure reflecting that the Transactions contemplate a "merger-of-equals." The parties have agreed to recommend to their respective stockholders and organizational bodies the following:

        (i) that the Articles of Association (SATZUNG) of DaimlerChrysler AG and the Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) of DaimlerChrysler AG, in each case, following the Chrysler Effective Time, shall be in form and substance reasonably acceptable to Daimler-Benz and Chrysler. An English translation of the Articles of Association (SATZUNG) of DaimlerChrysler AG, as agreed to by Daimler-Benz and Chrysler, is attached to this Proxy Statement/Prospectus as Annex D.

        (ii) that until the Supervisory Board (AUFSICHTSRAT) of DaimlerChrysler AG (the "DaimlerChrysler Supervisory Board") has to be composed in accordance with Germany's Co-determination Law of 1976, the DaimlerChrysler Supervisory Board shall be composed of twelve members representing the stockholders, six of whom shall have been recommended, immediately prior to the Chrysler Effective Time, by Daimler-Benz from the then-current non-employee representative members (ANTEILSEIGNERVERTRETER) of the Daimler-Benz Supervisory Board and six of whom shall have been recommended, immediately prior to the Chrysler Effective Time, by Chrysler from the then-current outside members of the Chrysler Board. For the period thereafter, the DaimlerChrysler Supervisory Board shall consist of twenty members; five of the members of the restructured DaimlerChrysler Supervisory Board shall have been recommended by Daimler-Benz from non-employee representative members (ANTEILSEIGNERVERTRETER) of the Daimler-Benz Supervisory Board, five of the members shall have been recommended by Chrysler from the outside members of the Chrysler Board, and the remaining ten members shall be employee representatives. The German metalworkers union IG Metall and the United Automobile Workers union (the "UAW") have announced that IG Metall will nominate a UAW member for election to one of the three seats on the DaimlerChrysler Supervisory Board reserved for nominees of IG Metall.

        (iii) that for a period of not less than two years following the Chrysler Effective Time, the current Chairman of Daimler-Benz' Supervisory Board (AUFSICHTSRAT) shall continue as the Chairman of the DaimlerChrysler Supervisory Board.

        (iv) that the Management Board (VORSTAND) of DaimlerChrysler AG (the "DaimlerChrysler Management Board") shall initially consist of 18 members. In general, 50% of such members shall be those designated by Chrysler, and 50% of such members shall be those designated by Daimler-Benz, and there will be two additional members with responsibility for Daimler-Benz' non-automotive businesses. For three years following the Effective Time, Jurgen E. Schrempp and Robert J. Eaton shall be the Co-CEOs and Co-Chairmen (VORSTANDSVORSITZENDE) of the DaimlerChrysler Management Board and members of the Office of the Chairmen of DaimlerChrysler AG. Mr. Eaton has indicated his intention to retire from such position after three years. For a discussion of the proposed composition of the DaimlerChrysler Management Board, see "The Transactions--Composition of DaimlerChrysler Management Board and Integration Committee."

    Furthermore, the Combination Agreement provides that (a) the DaimlerChrysler Management Board shall establish an Integration Committee with a consultative function which shall consist of the Co-Chairmen of the DaimlerChrysler Management Board, who shall also serve as Co-Chairmen of the Integration Committee, and 12 or more members (including such Co-Chairmen), 50% of whom shall be designated by Chrysler and 50% of whom shall be designated by Daimler-Benz; (b) following the Chrysler Effective Time, DaimlerChrysler AG shall maintain two operational headquarters, one located at the current headquarters of Daimler-Benz, and one located at the current headquarters of Chrysler; and (c) following the Chrysler Effective Time, English shall be the official language for the management of DaimlerChrysler AG.

    The Combination Agreement contains no provisions that would bar governance changes after the Transactions have been consummated.

    CONDITIONS TO THE TRANSACTIONS

    Consummation of the Transactions is subject to various conditions, including, among others, the following:

    - the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")(which waiting periods were terminated as of July 30, 1998); and the granting of approval of the transactions contemplated by the Combination Agreement by the Commission of the European Union (which approval was granted on July 22, 1998);


    - receipt of the Chrysler Stockholder Approval and the Daimler-Benz Stockholder Approval[, both of which have been obtained];


    - satisfaction of all the conditions (including the Minimum Condition) to the Daimler-Benz Exchange Offer (and, in the case of the obligations of Chrysler to effect the Chrysler Merger, the consummation of the Daimler-Benz Exchange Offer);

    - if the transactions are to be accounted for as a pooling-of-interests, the issuance by Chrysler of such number (estimated to be approximately 30.0 million shares) of shares of Chrysler Common Stock as are necessary so that the Transactions can be accounted for as a pooling-of-interests (the "Chrysler Stock Issuance"); and


    - the receipt of tax opinions from the respective tax counsel of Daimler-Benz and Chrysler regarding certain United States federal income and German tax consequences of the Transactions and the receipt by Chrysler of a private letter ruling from the IRS (which private letter ruling was received from the IRS on September 4, 1998).



    Except for the Minimum Condition and the required regulatory and stockholder approvals, the conditions to the Transactions may be waived by the party entitled to assert the condition. Waiver of the Minimum Condition would require the written consent of both Daimler-Benz and Chrysler. Neither Daimler-Benz nor Chrysler intends to waive the condition for receipt of the tax opinions; Chrysler will not waive this condition without first recirculating revised proxy materials and resoliciting the vote of its stockholders. See "The Transactions--Certain Tax Consequences--United States Federal Income Tax Consequences of the Transactions."

    TERMINATION OF THE COMBINATION AGREEMENT

    The Combination Agreement may be terminated at any time prior to the Chrysler Effective Time by the mutual consent of Chrysler and Daimler-Benz and by either of them under certain specified circumstances, including the following:

    - if the Chrysler Merger and the Daimler-Benz Exchange Offer are not consummated by January 31, 1999; PROVIDED that this termination right is not available to any party whose failure to perform any of its obligations under the Combination Agreement results in the failure of the Chrysler Merger, the U.S. Share Exchange and the Daimler-Benz Exchange Offer to be consummated on or prior to such date; and PROVIDED FURTHER that the Combination Agreement may be extended for up to 30 days by either Daimler-Benz or Chrysler if the Daimler-Benz Exchange Offer or the Chrysler Merger shall not have been consummated as a direct result of Daimler-Benz or Chrysler having failed to receive all regulatory approvals required to be obtained with respect thereto;

    - if the Chrysler Stockholder Approval or the Daimler-Benz Stockholder Approval is not obtained at the Chrysler Special Meeting or the Daimler-Benz Special Meeting, respectively; or

    - if any judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any governmental entity of competent jurisdiction or other legal restraint or prohibition (a "Restraint") shall be in effect (i) preventing the consummation of the Daimler-Benz Exchange Offer, the Chrysler Merger, the U.S. Share Exchange or the Daimler-Benz Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on Chrysler or Daimler-Benz; PROVIDED that each of Chrysler, Daimler-Benz and DaimlerChrysler AG shall have used its reasonable best efforts to prevent the entry of any such Restraint and to appeal as promptly as possible any such Restraint that may be entered.

    The Combination Agreement may also be terminated (i) by Daimler-Benz if (a) Chrysler shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Combination Agreement, which breach or failure to perform (1) would give rise to the failure of certain conditions to Daimler-Benz' obligation to consummate the Transactions, and (2) is incapable of being cured by Chrysler or is not cured within 45 days after receipt of written notice thereof; or (b) prior to receipt of the Daimler-Benz Stockholder Approval, if Daimler-Benz receives a Superior Proposal (as hereinafter defined) and after receiving advice from outside counsel determines that its fiduciary duties may be breached if it fails to terminate the Combination Agreement; and (ii) by Chrysler if (a) Daimler-Benz or DaimlerChrysler AG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Combination Agreement, which breach or failure to perform (1) would give rise to the failure of certain conditions to Chrysler's obligation to consummate the Transactions, and (2) is incapable of being cured by Daimler-Benz or DaimlerChrysler AG or is not cured within 45 days after receipt of written notice thereof; or (b) prior to receipt of the Chrysler Stockholder Approval, if Chrysler receives a Superior Proposal and after receiving advice from outside counsel, determines that its fiduciary duties may be breached if it fails to do so. See "The Combination Agreement--Termination."

    STOCK EXCHANGE LISTING

    The DaimlerChrysler Ordinary Shares have been approved for listing, subject to official notice of issuance, on the NYSE and will trade thereon under the symbol "DCX," and it is expected that the DaimlerChrysler Ordinary Shares will be approved for listing on the FSE. In addition, it is expected that DaimlerChrysler Ordinary Shares will be traded on the Chicago, Pacific, Philadelphia, London, Paris, Montreal, Toronto, Swiss, Vienna and Tokyo stock exchanges as well as all German stock exchanges. There is currently no public market for the DaimlerChrysler Ordinary Shares. However, because holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will have the right to exchange one Daimler-Benz Ordinary Share or one Daimler-Benz ADS for one DaimlerChrysler Ordinary Share (or 1.005 DaimlerChrysler Ordinary Shares, as the case may be) pursuant to the Daimler-Benz Exchange Offer, Daimler-Benz expects that the market price of a DaimlerChrysler Ordinary Share received in the Chrysler Exchange or the Daimler-Benz Exchange Offer should be substantially equivalent to the market price of a Daimler-Benz Ordinary Share immediately prior to the consummation of the Daimler-Benz Exchange Offer. See "Market Prices" and "Risk Factors."

    ANTICIPATED ACCOUNTING TREATMENT


    Each of Chrysler, Daimler-Benz and DaimlerChrysler AG intends that the Transactions will qualify as a "pooling-of-interests" under Opinion No. 16 Business Combinations of the Accounting Principles Board ("APB No. 16") of the American Institute of Certified Public Accountants (a "pooling-of-interests"). If, however, fewer than 90% of the outstanding Daimler-Benz Ordinary Shares and Daimler-Benz ADSs are tendered in the Daimler-Benz Exchange Offer, and the Minimum Condition is consequently changed to the 75% Minimum or if the Chrysler Stock Issuance is not consummated, the Transactions will be accounted for using the purchase method of accounting rather than the pooling-of-interests method of accounting. See "Risk Factors" and "The Transactions--Anticipated Accounting Treatment."


    DIVIDENDS

    The Daimler-Benz Management Board and the Chrysler Board have determined, and the prospective DaimlerChrysler Management Board has indicated its concurrence, that an appropriate dividend policy for DaimlerChrysler AG under current business and economic conditions would result in DaimlerChrysler AG paying approximately the same annual dividend amount currently paid to Chrysler stockholders (after giving effect to the change in share ownership resulting from the U.S. Exchange Ratio). The dividend would be paid annually after the DaimlerChrysler AG annual stockholders meeting, subject to stockholder approval. There can be no assurance as to the actual level of dividends that will be paid in any year.

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS


    THE CHRYSLER EXCHANGE. The obligation of Chrysler to consummate the Chrysler Exchange is conditioned upon the receipt by Chrysler from Debevoise & Plimpton of an opinion, based in part on a private letter ruling from the IRS addressing certain issues under Section 367(a)(1) of the Code, substantially to the effect that for United States federal income tax purposes, the Chrysler Exchange should be treated as a non-recognition transfer of Chrysler Common Stock by the holders thereof in exchange for DaimlerChrysler Ordinary Shares. The Chrysler Exchange also is conditioned upon the receipt by Chrysler of the IRS private letter ruling described in the preceding sentence (which private letter ruling was received from the IRS on September 4, 1998). Assuming the Chrysler Exchange is treated as a non-recognition transfer of Chrysler Common Stock by the holders thereof in exchange for DaimlerChrysler Ordinary Shares, no gain or loss will be recognized for United States federal income tax purposes by U.S. Holders (as hereinafter defined) who exchange their Chrysler Common Stock for DaimlerChrysler Ordinary Shares pursuant to the Chrysler Exchange.


    THE DAIMLER-BENZ EXCHANGE OFFER. The obligation of Daimler-Benz to consummate the Daimler-Benz Exchange Offer is conditioned upon the receipt by Daimler-Benz from Skadden, Arps, Slate, Meagher & Flom LLP of an opinion substantially to the effect that for United States federal income tax purposes, the Daimler-Benz Exchange Offer should be treated as a non-recognition transfer of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs by the holders thereof in exchange for DaimlerChrysler Ordinary Shares. Assuming the Daimler-Benz Exchange Offer is so treated, no gain or loss will be recognized for United States federal income tax purposes by U.S. Holders who exchange their Daimler-Benz Ordinary Shares or Daimler-Benz ADSs for DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Exchange Offer.

    THE DAIMLER-BENZ MERGER. The United States federal income tax treatment of the Daimler-Benz Merger depends on whether the Daimler-Benz Merger is integrated with the Daimler-Benz Exchange Offer for United States federal income tax purposes. If the Daimler-Benz Merger and the Daimler-Benz Exchange Offer are so integrated, no gain or loss should be recognized for United States federal income tax purposes by U.S. Holders who exchange their Daimler-Benz Ordinary Shares or Daimler-Benz ADSs for DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Merger. If the Daimler-Benz Merger is not so integrated with the Daimler-Benz Exchange Offer, a U.S. Holder who exchanges Daimler-Benz Ordinary Shares or Daimler-Benz ADSs for DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Merger will recognize gain or loss for United States federal income tax purposes equal to the difference between the aggregate fair market value of the DaimlerChrysler Ordinary Shares received and the aggregate tax basis of the Daimler-Benz Ordinary Shares or Daimler-Benz ADSs surrendered in exchange therefor.

    Chrysler and Daimler-Benz stockholders are urged to consult their own tax advisors with respect to the tax consequences to them of the Transactions and of holding DaimlerChrysler Ordinary Shares. For a more detailed discussion of the tax consequences of the Transactions and of holding DaimlerChrysler Ordinary Shares, see "The Transactions--Certain Tax Consequences."

    GOVERNMENTAL AND REGULATORY MATTERS

    The consummation of the Transactions requires, among other things, the expiration or termination of the applicable waiting periods under the HSR Act (which periods were terminated as of July 30, 1998) and the approval or deemed approval of the Transactions by the Commission of the European Union under regulation (EEC) No. 4064/89 of the Council of the European Union (which approval was granted on July 22, 1998). See "The Transactions--Regulatory Approvals."

    CERTAIN LITIGATION

    On May 7 and 8, 1998, two purported class actions were filed in the Court of Chancery of the State of Delaware, New Castle County, naming Chrysler and its directors as defendants. The plaintiffs in such actions allege that Chrysler and its directors breached their fiduciary duties to stockholders by failing to obtain the best price for the shares of Chrysler Common Stock in the Chrysler Merger. The complaints seek injunctive relief or, alternatively, monetary damages. Chrysler intends to defend against such allegations vigorously, if and when it is served with these actions. See "The Transactions--Certain Litigation."

Recent Developments

    CHRYSLER'S RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998

    Chrysler's revenues for the first six months of 1998 were $33.8 billion compared with $30.5 billion for the first six months of 1997. For the first six months of 1998, Chrysler reported earnings before income taxes of $3,274 million, compared with $2,515 million for the first six months of 1997. Net earnings for the first six months of 1998 were $2,055 million compared with $1,512 million for the first six months of 1997.

    Earnings for the first six months of 1998 compared to the first six months of 1997 reflect an increase in vehicle shipments, improved product mix and decreased warranty costs, partially offset by an increase in average sales incentives and higher profit-based employee compensation. The increase in average sales incentives per vehicle was attributable to an increasingly competitive market environment. The decrease in warranty costs was primarily related to several voluntary customer service actions and recalls initiated in the first six months of 1997.

    Earnings for the first six months of 1997 included an estimated unfavorable impact of approximately $730 million ($438 million after taxes) related to a 29-day strike at an engine plant in Detroit, Michigan. The full-year estimated impact of the strike was $590 million ($364 million after taxes) after taking into account the effect of a partial recovery of production losses that occurred during the remainder of 1997.

    For the first six months of 1998, Chrysler Financial Corporation ("CFC") reported earnings before income taxes of $338 million compared with $297 million for the first six months of 1997. CFC's net earnings for the first six months of 1998 were $228 million compared with $196 million for the first six months of 1997. The increase in net earnings primarily reflects higher gains and servicing fees from sales of finance receivables.

    Chrysler's worldwide vehicle shipments in the first six months of 1998 were 1,675,089 units compared with 1,519,692 units in the first six months of 1997. The increase in worldwide shipments primarily reflects the unfavorable impact of a 29-day strike in 1997 and shipments of Chrysler's all-new Dodge Durango in 1998. Chrysler's vehicle shipments outside of the U.S., Canada and Mexico in the first six months of 1998 were 107,691 units compared with 125,160 units in the first six months of 1997. The decrease in shipments outside of the U.S., Canada and Mexico is primarily caused by continued economic difficulties in Asian markets. Chrysler's worldwide vehicle production in the first six months of 1998 was 1,613,751 units, an increase of 146,000 units or 10%, as compared with the first six months of 1997.

    DAIMLER-BENZ' RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998

    Daimler-Benz revenues for the first six months of 1998 were DM 67.7 billion, a 21.1% increase from the DM 55.9 billion of revenues achieved in the same period of 1997. Revenues of Daimler-Benz' Passenger Car division rose 22.7% to DM 30.6 billion compared to DM 25.0 billion in the first half of 1997, while revenues of Daimler-Benz' Commercial Vehicle division increased 21.5% from DM 17.8 billion to DM 21.7 billion. Daimler-Benz' Aerospace segment revenues in the first half of 1998 were DM 7.6 billion and exceeded revenues for the comparable period in 1997 (DM 6.7 billion) by 13.2%. Revenues in Daimler-Benz' Services segment improved by 21.7% and revenues of Directly Managed Business segment decreased 6.0%. Excluding the 1997 revenues of the semiconductor business of Daimler-Benz sold in the first half of 1998, revenues of the Directly Managed Business segment increased 19.2%.

    Cost of sales and selling, administrative and other expenses, in the aggregate, decreased as a percentage of revenues from 93.8% to 92.1%.

    In the first half of 1998 Daimler-Benz had an operating profit of DM 3.8 billion compared to DM 1.8 billion in the first six months of 1997. The business segment contributions to Daimler-Benz' operating profit in the first half of 1998 were as follows: Passenger Car division, DM 2.1 billion (first half of 1997: DM 1.5 billion); Commercial Vehicle division, DM 0.9 billion (first half of 1997: break even); Aerospace, DM 0.3 billion (first half of 1997: DM 0.1 billion); Services, DM 0.4 billion (first half of 1997: DM 0.2 billion); and the Directly Managed Businesses, DM 0.2 billion (first half of 1997: DM 0.1 billion).

    Net income of Daimler-Benz for the first six months of 1998 was DM 2.0 billion, compared to DM 1.0 billion for the same period in 1997.

    Worldwide unit sales of the Daimler-Benz' Passenger Car division during the time period from January 1 to June 30, 1998 were 427.7 thousand, an increase of 27.4% compared to the first six months of 1997 (335.8 thousand cars). Unit sales for the Commercial Vehicle division rose 19.2% from 192.0 thousand units to
228.9 thousand units. In the first six months of 1998, the Passenger Car division produced 433.1 thousand automobiles, 28.7% more than during the same period of the previous year, while production of commercial vehicles increased 21.3% from 202.0 thousand to 245.0 thousand vehicles.

    Incoming orders at Daimler-Benz Aerospace for the first six months of 1998 were DM 13.4 billion compared to DM 6.5 billion in the first six months of 1997.

    SPECIAL DISTRIBUTION AND RIGHTS OFFERING

    On June 15, 1998, Daimler-Benz paid a special distribution (the "Special Distribution") of DM 20 (DM 19.63 after adjustment to reflect the approximately 20% discount to market value at which the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs were sold in the Rights Offering (as hereinafter defined)) per Daimler-Benz Ordinary Share/ADS (approximately DM 10.3 billion in the aggregate). The source of funds for the Special Distribution was Daimler-Benz' retained earnings, including DM 2.9 billion attributable to a German tax refund resulting from a 20% differential in the tax rates to which Daimler-Benz is entitled by reason of the Special Distribution (I.E., the difference between the 50% German tax rate (TARIFBELASTUNG) paid in prior years on retained corporate earnings to be distributed and the current 30% tax rate (AUSSCHUTTUNGSBELASTUNG) on distributed earnings).(1)

    On June 8, 1998, Daimler-Benz issued to holders of Daimler-Benz Ordinary Shares, Daimler-Benz ADSs and Daimler-Benz Notes rights ("Rights") to acquire up to an aggregate of 52,379,675 newly issued Daimler-Benz Ordinary Shares. The total offering (the "Rights Offering") consisted of 52,379,675 Daimler-Benz Ordinary Shares (including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs issued in respect of Daimler-Benz Ordinary Shares). Daimler-Benz raised approximately DM 7.5 billion ($4.2 billion), net of expenses, from the Rights Offering. The purpose of the Rights Offering was to raise the funds necessary to

--------------------------
(1) The German system of taxation of domestic corporate earnings provides for two different levels of taxation: 45% (50% prior to January 1, 1994) on retained earnings (TARIFBELASTUNG) and 30% on earnings distributed to stockholders (AUSSCHUTTUNGSBELASTUNG). When the earnings are distributed to stockholders, the corporation's tax burden is reduced to 30%, resulting in a tax refund to the corporation. The German tax law further provides that corporate earnings for years prior to 1994 that were originally taxed at 50% and that are not distributed prior to January 1, 1999 will be combined with post-1993 earnings that were originally taxed at 45%. In this event, the amount of the tax refund would decrease from 20% to 15%. In order for the corporation to receive the same tax refund, a substantially larger distribution would be required. A significant portion of Daimler-Benz' undistributed earnings at December 31, 1997 related to earnings generated prior to 1994 that were taxed at the 50% rate. If such earnings were not distributed prior to the end of 1998, they would be combined with Daimler-Benz' post-1993 earnings that were taxed at the 45% rate. In an effort to maximize the tax refund, in early 1998, the Daimler-Benz Management Board and the Daimler-Benz Supervisory Board jointly proposed the Special Distribution at the Annual General Meeting.

restore to Daimler-Benz' paid-in capital the amount of the reduction in retained earnings created by the Special Distribution. The U.S. Exchange Ratio takes into account the effects of the Rights Offering and the Special Distribution. See "The Combination Agreement--The Chrysler Merger."

Introduction of the Single European Currency

    On January 1, 1999, eleven member states of the European Union - Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain - will introduce the Euro as a common legal currency among those states for "paperless" transactions, pending the substitution of Euro banknotes and coins for the national currencies of the participating member states. As of that date, fixed exchange rates will be introduced, according to which funds denominated in the currency of one participating member state will be converted into the currency of another participating member state. It is anticipated that by July 1, 2002, the Euro will be the official legal tender for the participating member states and that the national currencies of those member states will be withdrawn from circulation.

    Daimler-Benz has committed to adopting the Euro as its corporate currency throughout its operations beginning January 1, 1999. Recognizing its significant manufacturing and transactional activity within Europe, Daimler-Benz believes that it will realize significant long-term benefits from adoption of the Euro by capitalizing on the greater transparency and market efficiency resulting from the institution of a single European currency. Daimler-Benz believes that its revenue and cost results with respect to products which it manufactures, exports, markets and sells in the eleven participating member states will be exchange rate neutral, and therefore the introduction of the Euro is likely to enhance the overall operating results of the Daimler-Benz group to some degree. As sales and production costs will both be calculated in Euros, it will also be easier for Daimler-Benz to monitor its price competitiveness relative to its competitors in the participating member states. In addition, the introduction of the Euro should, over varying periods of time, produce the following effects:

        BUSINESS AND COMPETITIVE IMPLICATIONS. Daimler-Benz is reviewing the various ways in which the introduction of the Euro will affect its business and competitive position. It is expected that the introduction of the Euro will result in greater market efficiency and will foster a more competitive economic environment within and among the participating member states. This is largely a function of the fact that the pricing of products and services will be more transparent through the use of a single common currency within the participating member states. Daimler-Benz believes there will be significant opportunities as a result of these potential developments of which it plans to take advantage by, for example, enhancing its marketing strategies and reducing production costs. Costs of funds may be relatively lower due to increased competition among financial intermediaries resulting in downward pressure on fees and other transaction costs due to the elimination of, for example, currency exchange and hedging activities due to the introduction of the Euro. There can be no assurance, however, whether and to what extent the introduction of the Euro will affect the business, financial condition and results of operations of DaimlerChrysler AG, or whether it will be able to realize any strategic or operational benefits from the introduction of the Euro.

        SYSTEMS ANALYSIS. The introduction of the Euro will necessitate changes in information technology and other systems in order to accommodate the use of the Euro in corporate transactions and in financial reporting. Daimler-Benz is also currently preparing all of its internal processes and systems for the transition to the Euro and expects to spend approximately DM 200 million in completing this project. Daimler-Benz will continue to monitor closely this modification process and to identify and address additional information technology issues as they arise during this process.

        CURRENCY AND FOREIGN EXCHANGE EXPOSURE. The introduction of fixed exchange rates among the participating member states and the ultimate transition to the Euro will eliminate the need for currency exchange transactions in the national currencies of these states, resulting in transaction cost savings to companies, such as Daimler-Benz, based in those states. In addition, interest rate differences between the participating member states will also disappear, eliminating the basis for hedging and other derivative transactions with respect to such national currencies and thereby creating further opportunities for transaction cost savings. The substitution of the Euro for existing national currencies in the participating member states will also trigger the need to modify many financial instruments, including derivatives. These instruments will most likely be replaced by instruments denominated in Euros or subject to exchange rates or interest rates based on the Euro. Financial innovation with respect to these new Euro-based financial instruments could expand the range of financial options for companies such as Daimler-Benz, and may enable such companies to raise funds on more advantageous terms. Additional, positive effects are expected to stem from the elimination of speculative runs on member state currencies as a result of the introduction of fixed exchange rates, as well as an expanded source of liquidity for the companies resulting from the replacement of the separate markets of the individual member states with a new "Euro-zone" comprised of the entire area of the participating member states. To the extent that Daimler-Benz engages in significant hedging and other investment transactions in the national currencies of the participating member states, it expects that its foreign exchange rate exposure will be significantly reduced once the Euro has been introduced. Moreover, Daimler-Benz believes that DaimlerChrysler AG will realize considerable annual savings due to reduced transaction and foreign currency hedging costs. There can be no assurance, however, when and to what degree DaimlerChrysler AG will ultimately realize these benefits from the introduction of the Euro.

    Daimler-Benz intends to continue exploring various strategic and operational measures with respect to the introduction of the Euro with a view to enhancing its overall financial position, operating results and market position. These strategic and operational options will be shaped to some extent by both European and national rules and regulations regarding the particular measures required to complete the transition to the Euro as the legal currency of the participating member states.

Risk Factors

    In considering an investment in the DaimlerChrysler Ordinary Shares, investors should carefully review and consider the following: the value of the consideration to be received by holders of Chrysler Common Stock is subject to fluctuation; consummation of the Transactions is conditioned upon the receipt of certain governmental approvals; risks relating to the integration of the companies; and risks relating to the valuation proceeding available under German law (SPRUCHVERFAHREN). See "Risk Factors."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN EVALUATING AN INVESTMENT IN THE DAIMLERCHRYSLER ORDINARY SHARES.

Fixed Exchange Ratio

    Because the U.S. Exchange Ratio is a fixed exchange ratio, determined pursuant to the formula contained in the Combination Agreement, the number of DaimlerChrysler Ordinary Shares that will be received by Chrysler stockholders in the Chrysler Merger will not increase if there is a decline in the market price of Daimler-Benz Ordinary Shares between the signing of the Combination Agreement and the closing of the Chrysler Merger. On the other hand, the number of DaimlerChrysler Ordinary Shares that will be received by Chrysler stockholders in the Chrysler Merger will not be reduced if there is an increase in the market price of Daimler-Benz Ordinary Shares between the signing of the Combination Agreement and the closing of the Chrysler Merger. Daimler-Benz Ordinary Shares will be exchanged for DaimlerChrysler Ordinary Shares on a one-for-one basis (or a 1.005-for-1.000 basis, under the circumstances described under "The Combination Agreement--The Daimler-Benz Exchange Offer").

Government Approvals


    The consummation of the Transactions is conditioned upon, among other things, (i) the termination or expiration of any applicable waiting periods under the HSR Act (which were terminated as of July 30, 1998) and (ii) the approval or deemed approval of the Commission of the European Union (which approval was granted on July 22, 1998). In addition, the antitrust and competition laws of certain other non-U.S. jurisdictions require (or in some instances, provide for on a voluntary basis) notification of certain transactions and the observance of pre-consummation waiting periods. Chrysler and Daimler-Benz are seeking to obtain all required regulatory approvals prior to the consummation of the Transactions; however, there can be no assurance that all required government approvals will be obtained without conditions that may require operating restrictions or divestitures of business operations. See "The Transactions--Regulatory Approvals."


Uncertainties of Integrating Business Operations and Achieving Synergies

    Although the managements of Chrysler and of Daimler-Benz expect the Transactions will produce substantial synergies, the integration of two large companies, incorporated in different countries, with geographically dispersed operations, and with different business cultures and compensation structures, presents significant management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.

Industry and Market Factors Affecting DaimlerChrysler AG

    DaimlerChrysler AG will be affected by a variety of social, political and economic factors, developments and conditions in the United States, Germany and the European Union, and by economic and competitive conditions affecting the industries and markets in which it operates. Examples of these factors, developments and conditions include, among other things:

    - The worldwide automotive industry is highly competitive in several specific respects, including vehicle quality, pricing, development and introduction time, reliability, safety, fuel economy, customer service and financing terms. The influence of these factors may differ in various geographical markets and often with respect to individual product segments. Moreover, during cyclical economic downturns, overcapacity in the industry is a particular risk. While DaimlerChrysler AG believes that it will have the financial and human resources and products necessary to compete successfully, there can be no assurance that it will be successful in all geographic markets or in all product segments.

    - The marketability of DaimlerChrysler AG's automotive products and the profitability of its automotive businesses will to some degree depend on the ability of DaimlerChrysler AG to comply on an ongoing basis with government regulations applicable to its products. Regulations and standards relating to emission controls, fuel economy, safety and recalls are applicable to new motor vehicles, engines and equipment manufactured for sale in the United States, Canada, Europe and elsewhere. Because a large portion of DaimlerChrysler AG's automotive products will be sold in the United States, DaimlerChrysler AG will be particularly affected by regulations and standards in the United States. At the present time, these regulations and standards include the National Traffic and Motor Vehicle Safety Act of 1966, the Clean Air Act, Titles I and V of the Motor Vehicle Information and Cost Savings Act and the Noise Control Act of 1972.

    - Incoming orders in the civil aircraft industry are highly cyclical as a result of the industry's dependency on the development of global air traffic and the profitability and fleet renewal cycles of airlines worldwide. The future success of Airbus Industrie, in which Daimler-Benz Aerospace is the German participant, will depend on its ability to continue to compete successfully in terms of price and product quality and innovation with Boeing as the largest manufacturer of civil aircraft after its merger with McDonnell Douglas.

    - As a consequence of the global nature of the combined businesses of Chrysler and Daimler-Benz, DaimlerChrysler AG will be exposed to market risks from changes in interest rates and foreign currency exchange rates which may adversely affect its results of operations and financial condition. DaimlerChrysler AG's currency risk exposure will primarily affect DaimlerChrysler AG's automotive businesses to the extent sales are denominated in currencies other than those in which manufacturing costs are incurred. Similarly, revenues generated by DaimlerChrysler AG's Aerospace business through the sale of aircraft, aircraft engines and certain other aerospace related products will continue to be mainly denominated in dollars due to the requirements of the marketplace, but the products are manufactured exclusively in Germany. DaimlerChrysler AG will seek to minimize the risks from interest rate and foreign currency exchange rate fluctuations through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. DaimlerChrysler AG does not expect to use financial instruments for trading or other speculative purposes. DaimlerChrysler AG expects that its foreign exchange rate exposure will be somewhat lower as a result of the introduction of a single European currency in 1999.

    - DaimlerChrysler AG, a German stock corporation with a large portion of its operations and manufacturing activities located in Germany, will be affected by all social, political and economic conditions in Germany. Labor costs, corporate taxes and employee benefit expenses in Germany are high and weekly working hours are shorter compared to many other European Union member states, the United States and Japan.

    - By virtue of its significant operations outside Germany and the United States, DaimlerChrysler AG will be subject to the risks normally associated with cross-border business transactions and activities, principally those relating to delayed payments from customers in certain countries or difficulties in the collection of receivables generally. In addition, DaimlerChrysler AG will be exposed to the risk of changes in social, political and economic conditions in the countries where it engages in business, particularly in portions of Asia and Latin America and in Eastern Europe. Political and economic instability could adversely affect DaimlerChrysler AG's business activities and operations in these regions. Unexpected changes in regulatory requirements, tariffs and other trade barriers and price or exchange controls could limit operations and make the repatriation of profits difficult. In addition, the uncertainty of the legal environment could limit DaimlerChrysler AG's ability to enforce effectively its rights in certain markets.

    See the discussion under the heading "Operating Environment" in "Item 1. Description of Business" and the discussion in "Item 9A. Quantitative and Qualitative Disclosure About Market Risk" in Daimler-Benz' 1997 Annual Report on Form 20-F, and the discussion under the heading "Automotive Operations--Government Regulation" and the discussion in Part II of "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Chrysler's Annual Report on Form 10-K, both of which are incorporated herein by reference.

German Valuation Proceeding (SPRUCHVERFAHREN)


    Under the German Transformation Act (UMWANDLUNGSGESETZ), any Remaining Stockholder (which does not include any Daimler-Benz stockholder whose shares are tendered in the Daimler-Benz Exchange Offer), who continues to hold Daimler-Benz Ordinary Shares, including those formerly represented by Daimler-Benz ADSs, may, within two months following effective publication of the registration of the Daimler-Benz Merger, bring a court valuation proceeding (SPRUCHVERFAHREN) seeking a determination that the Daimler-Benz Merger Exchange Ratio is inadequate, even if such stockholder acquired Daimler-Benz Ordinary Shares after the date of the Daimler-Benz Special Meeting or if such stockholder voted in favor of the Daimler-Benz Merger. Should such an award be made, all Remaining Stockholders, not just holders who voted against the Daimler-Benz Merger or who brought such a proceeding, would be entitled to a supplementary cash payment, without having to surrender the DaimlerChrysler securities received by them in the Daimler-Benz Merger. Regardless of the outcome of the proceeding, DaimlerChrysler AG would bear the cost of the proceeding unless the court determined that it would be inequitable for DaimlerChrysler AG to do so. Daimler-Benz stockholders who tender their Daimler-Benz securities in the Daimler-Benz Exchange Offer will not be able to participate in a German valuation proceeding (SPRUCHVERFAHREN). See "The Transactions--German Valuation Proceeding (SPRUCHVERFAHREN)."


Uncertainty of Accounting Treatment of Transactions

    As set forth in "Transactions--Anticipated Accounting Treatment," whether the Transactions will be accounted for using the pooling-of-interests method of accounting or the purchase method of accounting depends upon the satisfaction of several conditions. Under the purchase method of accounting, DaimlerChrysler AG would record as goodwill the difference between the cost of acquiring Chrysler and the fair values of the tangible and identifiable intangible assets acquired less the liabilities assumed. Accounting for the Transactions using the purchase method of accounting would also result in higher asset values that would require higher depreciation or amortization expenses which would reduce the net income of DaimlerChrysler AG. On a pro forma basis, assuming the Transactions were completed as of January 1, 1997, application of the purchase method of accounting to the Transactions rather than the pooling-of-interests method of accounting would have reduced DaimlerChrysler AG pro forma net income for the year ended December 31, 1997 and the six months ended June 30, 1998 by DM 865 million ($480 million) and DM 428 million ($237 million), respectively, assuming depreciation or amortization of the unallocated excess purchase price over 40 years. If the unallocated excess purchase price were depreciated or amortized over a weighted average period of 30 years (rather than 40 years) DaimlerChrysler AG pro forma net income for the year ended December 31, 1997 and the six months ended June 30, 1998 would have been reduced by an additional DM 458 million ($254 million) and DM 229 million ($127 million), respectively, and if the unallocated excess purchase price were depreciated or amortized over a weighted average period of 25 years (rather than 40 years) DaimlerChrysler AG pro forma net income for the year ended December 31, 1997 and the six months ended June 30, 1998 would have been reduced by yet another DM 366 million ($203 million) and DM 183 million ($101 million), respectively. If the Transactions are to be accounted for under the purchase method of accounting, the actual allocation of the purchase price and the resulting effect on net income may differ significantly from the pro forma amounts disclosed under "Unaudited Pro Forma Combined Financial Information--Purchase Accounting."

Effect of Delay of Daimler-Benz Merger


    If, following consummation of the Daimler-Benz Exchange Offer, the Daimler-Benz Merger is delayed for any reason (including a delay by the commercial register (HANDELSREGISTER) to register the Daimler-Benz Merger), the holders of Daimler-Benz Ordinary Shares who have not participated in the Daimler-Benz Exchange Offer will continue to hold Daimler-Benz securities. There can be no assurance that, during the period of any such delay, an active trading market will continue to exist for the Daimler-Benz Ordinary Shares or that such securities will continue to be listed on the exchanges on which they are now listed. In addition, it is anticipated that the level of dividends that will be paid in the future on DaimlerChrysler Ordinary Shares will be higher than those historically paid on Daimler-Benz Ordinary Shares. It is the current intention of Daimler-Benz to cause the Daimler-Benz ADSs to be delisted from the NYSE and for the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs to be deregistered under the Exchange Act.


Inclusion of DaimlerChrysler AG in the S&P 500 Index


    Mutual funds that track stock indices, such as the S&P 500 stock index, do so by holding shares in the companies represented in those indices. The S&P 500 tracks the performance of 500 stocks considered representative of the U.S. economy generally. The S&P 500 includes shares of only a few companies incorporated outside the U.S. Representatives of Daimler-Benz and Chrysler have made a presentation to the index committee of the S&P 500 explaining the reasons why they believe DaimlerChrysler Ordinary Shares should be included in the S&P 500 stock index. A decision on inclusion is not likely until October 1998. If the DaimlerChrysler Ordinary Shares were not included in the S&P 500, mutual funds currently holding a substantial number of shares of Chrysler Common Stock would be required to sell such shares (or the DaimlerChrysler Ordinary Shares they receive in the Chrysler Merger). Such sales could adversely affect the market price for DaimlerChrysler Ordinary Shares.

Year 2000

    Each of Daimler-Benz and Chrysler has conducted an evaluation of the actions necessary in order to ensure that its computer systems (and, therefore, those of DaimlerChrysler AG) will be able to function without disruption with respect to the application of dating systems in the Year 2000. As a result of these evaluations, each of Daimler-Benz and Chrysler is engaged in the process of upgrading and replacing certain of its information and other computer systems so as to be able to operate without disruption due to Year 2000 issues. Chrysler's remedial actions are scheduled to be completed during the second quarter of 1999 and, based upon information currently available, Chrysler does not anticipate that the costs of its remedial actions will be material to DaimlerChrysler AG's results of operations or financial condition. Daimler-Benz' remedial actions are scheduled to be completed during the second quarter of 1999 and, based upon information currently available, Daimler-Benz does not anticipate that the costs of its remedial actions will be material to DaimlerChrysler AG's results of operations or financial condition. However, there can be no assurance that the remedial actions being implemented by Daimler-Benz and Chrysler will be able to be completed by the time necessary to avoid dating systems problems or that the cost of doing so will not be material. In addition, disruptions with respect to the computer systems of vendors or customers, which systems are outside the control of Daimler-Benz and Chrysler, could impair the ability of Daimler-Benz and Chrysler (and, therefore, DaimlerChrysler AG) to obtain necessary materials or products or to sell to or service their customers. Disruptions of DaimlerChrysler AG's computer systems, or the computer systems of DaimlerChrysler AG's vendors or customers, as well as the cost of avoiding such disruption, could have a material adverse effect upon DaimlerChrysler AG's financial condition and results of operations.

                                 MARKET PRICES

    The principal trading market for Chrysler Common Stock is the NYSE, and Chrysler's shares trade under the symbol "C." The Chrysler Common Stock is also traded on the Philadelphia, Chicago and Pacific stock exchanges, and the stock exchanges of Frankfurt, Berlin, Munich, Montreal, Toronto and London, and options on Chrysler Common Stock are traded on the Chicago Board of Options Exchange. The principal trading market for the Daimler-Benz Ordinary Shares is the FSE. The Daimler-Benz Ordinary Shares are also traded on the other German stock exchanges in Berlin, Bremen, Dusseldorf, Hamburg, Hannover, Munchen and Stuttgart, on the stock exchanges of London, Paris, Tokyo and Vienna and on the Swiss Stock Exchange. Options on Daimler-Benz Ordinary Shares are traded on the German options exchange (DEUTSCHE TERMINBORSE) and on the Chicago Board of Options Exchange. All Daimler-Benz Ordinary Shares have been issued in bearer form. As of December 31, 1997, Daimler-Benz had approximately 550,000 stockholders. Daimler-Benz believes that approximately 10% of its capital stock is held in the United States. The Daimler-Benz ADSs are listed on the NYSE and trade under the symbol "DAI." The DaimlerChrysler Ordinary Shares are expected to be approved for listing on the FSE. In addition, the DaimlerChrysler Ordinary Shares have been approved for listing, subject to official notice of issuance, on the NYSE and will trade on that exchange under the symbol "DCX." It is expected that DaimlerChrysler Ordinary Shares will also be traded on the Chicago, Pacific, Philadelphia, London, Paris, Montreal, Toronto, Swiss, Vienna and Tokyo stock exchanges as well as on all the German stock exchanges.

Trading on the New York Stock Exchange

    The following table sets forth, for the calendar periods indicated, the high and low sales prices per share of Chrysler Common Stock (giving effect to a two-for-one stock split effected on July 15, 1996) and the high and low sales prices per Daimler-Benz ADS (giving effect to the dilution caused by the discount to market at which the Daimler-Benz Ordinary Shares were sold in the Rights Offering) as reported on the NYSE Composite Tape for the periods indicated.


                                                 Chrysler
                                               Common Stock               Daimler-Benz ADSs(1)
                                         -------------------------     --------------------------
                                            High           Low            High            Low
                                         ----------     ----------     ----------     -----------
1996
First Quarter........................... $31 13/16      $25 11/16      $55            $ 49 3/4
Second Quarter..........................  35             29 9/16        54 5/8          52 1/8
Third Quarter...........................  32 1/16        26 1/4         55 1/8          50 7/8
Fourth Quarter..........................  36 3/8         28 1/4         67 1/2          53 3/8
1997
First Quarter........................... $36 1/4        $29            $78 7/8        $ 66
Second Quarter..........................  33 7/16        28 1/8         81 5/8          71 7/8
Third Quarter...........................  38 9/16        32 3/8         85 1/2          71 1/16
Fourth Quarter..........................  38 1/4         32             83 1/8          61 7/8
1998
First Quarter........................... $44 3/16       $31 1/4        $94 1/16       $ 65
Second Quarter(2).......................  57 9/16        38 3/8        115 1/8          91 1/4
Third Quarter (through September 15,
 1998)..................................  61             44 1/2        105              85


------------------------

(1) Figures for 1996, 1997 and the first and second quarter of 1998 have been adjusted to reflect the approximately 20% discount to market value at which the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs were sold in the Rights Offering. See "Summary-- Recent Developments--Special Distribution and Rights Offering."

(2) Holders of Daimler-Benz Ordinary Shares on May 27, 1998, the date of the Annual General Meeting, became entitled to receive the Special Distribution of DM 20 per share as of that date, and subsequent sales of shares were "ex" such right. On June 12, 1998, and on June 15, 1998, the Daimler-Benz Ordinary Shares and the Daimler-Benz ADSs, respectively, began to trade "ex" the Rights which were distributed to holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in connection with the Rights Offering. Chrysler stockholders and Daimler-Benz stockholders are urged to obtain current quotations for shares of Chrysler Common Stock, Daimler-Benz Ordinary Shares and Daimler-Benz ADSs.

    The following table sets forth the closing price per share of Chrysler Common Stock and per Daimler-Benz ADS as reported on the NYSE Composite Tape and the equivalent price per share of Chrysler Common Stock (determined in accordance with the U.S. Exchange Ratio Formula computed as if the Chrysler Effective Time had occurred on such date) as of (i) May 5, 1998 (the last full trading day before public disclosure of the proposed Transactions); (ii) certain interim dates of significance in relation to dividends; and (iii) September 15, 1998 (the latest practicable trading day prior to the effective date of Post-Effective Amendment No. 1 to the Registration Statement of which this Offering Circular--Prospectus forms a part):



                                                                             Equivalent Price
                                                  Chrysler     Daimler-Benz    of Chrysler
                                                Common Stock     ADSs(1)     Common Stock(2)
                                               --------------  ------------  ----------------
May 5, 1998..................................   $    41.4375    $ 102.0625      $  55.8486
May 27, 1998.................................        54.7500       95.9375         58.6850
June 12, 1998................................        53.7500       96.8750         59.2584
June 15, 1998................................        51.7500       92.0625         57.4010
September 15, 1998...........................        52.5000       91.6875         57.1672


------------------------

(1) Holders of Daimler-Benz Ordinary Shares on May 27, 1998, the date of the Annual General Meeting, became entitled to receive the Special Distribution of DM 20 per share as of that date, and subsequent sales of shares were "ex" such right. In addition, on June 12, 1998, and on June 15, 1998, the Daimler-Benz Ordinary Shares and the Daimler-Benz ADSs, respectively, began to trade "ex" the Rights which were distributed to holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in connection with the Rights Offering. Chrysler stockholders and Daimler-Benz stockholders are urged to obtain current quotations for shares of Chrysler Common Stock, Daimler-Benz Ordinary Shares and Daimler-Benz ADSs.

(2) The U.S. Exchange Ratio Formula included in the Combination Agreement established a fixed share-for-share exchange ratio as of the May 7 date of the Combination Agreement, with additional agreed upon arithmetic adjustments to the exchange ratio that would take into account the anticipated effects of Chrysler's first quarter dividend and Daimler-Benz' regular annual dividend, Daimler-Benz' Special Distribution and Daimler-Benz' Rights Offering. The ratio under the formula before making any of the prescribed adjustments was 0.5472, and on such date no event had occurred for which the U.S. Exchange Ratio Formula provides any adjustment. Accordingly, the prices shown in this column at May 5, 1998 utilizes an exchange ratio of 0.5472. On May 27, 1998, holders of Daimler-Benz Ordinary Shares became entitled to receive the regular annual dividend of DM 1.60 and the Special Distribution, which resulted in an adjustment to the exchange ratio pursuant to the U.S. Exchange Ratio Formula. Accordingly, the prices shown in this column at May 27, 1998 and at June 12, 1998 utilize an exchange ratio of 0.6117. On June 15, 1998, all events for which adjustments are prescribed had occurred and their effect had been computed under the U.S. Exchange Ratio Formula. Such adjusted exchange ratio was .6235, which has been used to compute the price in this column on and after such date. See "The Combination Agreement--The Chrysler Merger" for a description of the U.S. Exchange Ratio Formula.

                         ------------------------------


    Stockholders are urged to obtain current market quotations for the Chrysler Common Stock and the Daimler-Benz ADSs.



    The DaimlerChrysler Ordinary Shares have not previously been publicly traded. Following the consummation of the Daimler-Benz Exchange Offer and the Chrysler Merger, (i) it is intended that the DaimlerChrysler Ordinary Shares will be listed and traded on the same exchanges as the Daimler-Benz Ordinary Shares and the Daimler-Benz ADSs and (ii) it is expected that the Daimler-Benz Ordinary Shares and the Daimler-Benz ADSs will cease to be so listed, and there will be no active trading market therefor. Depending on the number of Daimler-Benz Ordinary Shares remaining outstanding following the consummation of the Daimler-Benz Exchange Offer and the timing of the consummation of the Daimler-Benz Merger, there may be a period of time following the consummation of the Daimler-Benz Exchange Offer during which the Daimler-Benz Ordinary Shares may continue to be publicly traded. See "Risk Factors--Effect of Delay of Daimler-Benz Merger."


    Fluctuations in the exchange rate between the dollar and the mark will affect the dollar equivalent of the mark price of DaimlerChrysler Ordinary Shares traded on the German stock exchanges and, as a result, are likely to affect the market price of the DaimlerChrysler Ordinary Shares on the NYSE. Such fluctuations will also affect the dollar amounts received by holders of DaimlerChrysler Ordinary Shares on the conversion by the U.S. Transfer Agent into dollars of cash dividends paid in marks on the DaimlerChrysler Ordinary Shares.

    Mutual funds that track stock indices, such as the S&P 500 stock index, do so by holding shares in the companies represented in those indices. The S&P 500 tracks the performance of 500 stocks considered representative of the U.S. economy generally. The S&P 500 includes shares of only a few companies incorporated outside the U.S. Representatives of Daimler-Benz and Chrysler have made a presentation to the index committee of the S&P 500 explaining the reasons why they believe DaimlerChrysler Ordinary Shares should be included in the S&P 500 stock index. A decision on inclusion is not likely until October 1998. If the DaimlerChrysler Ordinary Shares were not included in the S&P 500, mutual funds currently holding a substantial number of shares of Chrysler Common Stock would be required to sell such shares (or the DaimlerChrysler Ordinary Shares they receive in the Chrysler Merger). Such sales could adversely affect the market price for DaimlerChrysler Ordinary Shares.

Trading on the Frankfurt Stock Exchange

    The FSE is the most significant of the eight German stock exchanges and accounted for approximately 80% of the turnover in exchange-traded shares in Germany in 1997. As of December 31, 1997, equity securities traded on the FSE included the shares of 1,461 companies, 1,011 of which were non-German.

    Trading on the floor of the FSE commences each business day at 8:30 a.m. and continues until 5:00 p.m. Central European Time ("CET"). Markets in listed securities are generally of the auction type, but listed securities also change hands in inter-bank dealer markets both on and off the stock exchange. Price formation is by open outcry, as determined by state appointed specialists (AMTLICHE KURSMAKLER) who are themselves exchange members, but who do not, as a rule, deal with the public. Prices for active stocks, including those of larger companies, are quoted continuously during stock exchange hours. For all other stocks, a fixed price is determined by auction around mid-session of each trading day. Transactions settle on the second business day following the day of trade execution.

    The FSE publishes a daily official list which includes the volume of recorded transactions in each listed stock, together with the prices of the highest and lowest recorded trades of the day. The list reflects price and volume information for trades completed by members on the floor during the day as well as for inter-dealer trades completed off the floor.

    The Daimler-Benz Ordinary Shares are, and the DaimlerChrysler Ordinary Shares are expected to be, traded on XETRA-Registered Trademark- (Exchange Electronic Trading), an integrated electronic exchange system introduced by Deutsche Borse AG in November 1997. XETRA-Registered Trademark- is available daily from 8:30 a.m. to 5:00 p.m. CET to brokers and banks which are members of a German stock exchange. Securities traded by this system, which replaces IBIS (INTEGRIERTES BORSENHANDELS- UND INFORMATIONS-SYSTEM) with respect to all equity securities, include the thirty stocks of the Deutsche Aktienindex, the leading index of trading on the FSE ("DAX Index"), and the other 70 stocks included in the DAX 100 index. XETRA-Registered Trademark- is integrated into the FSE and is subject to its rules and regulations.

    Trading activities on the German stock exchanges are monitored by the Federal Supervisory Authority for Securities Trading (BUNDESAUFSICHTSAMT FUR DEN WERTPAPIERHANDEL). Following an amendment in 1995 of the German banks' standard terms and conditions for securities transactions, all orders from customers to buy or sell listed securities must be executed on a stock exchange unless a customer gives specific instructions to the contrary.

    The table below sets forth, for the period indicated, the high and low closing sales price for the Daimler-Benz Ordinary Shares on the FSE (giving effect to the dilution caused by the discount to market at which the Daimler-Benz Ordinary Shares were sold in the Rights Offering), as reported by the FSE, together with the highs and lows of the DAX Index.


                                                             Price Per
                                                            Daimler-Benz
                                                         Ordinary Share(1)         DAX Index(2)
                                                        --------------------  ----------------------
                                                          High        Low        High        Low
                                                        ---------  ---------  ----------  ----------
                                                                (DM)                   (DM)
1996
First Quarter.........................................      81.04      71.35    2,525.42    2,248.86
Second Quarter........................................      83.59      77.51    2,573.69    2,457.49
Third Quarter.........................................      82.90      75.84    2,666.55    2,447.80
Fourth Quarter........................................     104.00      81.28    2,909.91    2,655.73

1997
First Quarter.........................................     130.88     102.62    3,460.59    2,848.77
Second Quarter........................................     139.32     120.43    3,805.29    3,215.24
Third Quarter.........................................     156.29     125.09    4,438.93    3,819.85
Fourth Quarter........................................     142.85     107.68    4,347.24    3,567.22

1998
First Quarter.........................................     171.00     116.65    5,102.35    4,087.28
Second Quarter(3).....................................     202.05     164.20    5,915.13    5,018.67
Third Quarter (through September 15, 1998)............     184.90     153.80    6,171.43    4,737.15


------------------------------

(1) Effective July 1, 1996, the nominal value of the Daimler-Benz Ordinary Shares was reduced to DM 5 per share from the previous level of DM 50 per share. This reduction had the effect of a 10 for 1 stock split, which in turn reduced the price at which one Daimler-Benz Ordinary Share trades to 1/10 of the price at which it previously traded. The figures for the first and second quarter of 1996 have been restated to reflect this change. In addition, figures for 1996, 1997 and the first and second quarter of 1998 have been adjusted to reflect the approximately 20% discount to market value at which the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs were sold in the Rights Offering. See "Summary--Recent Developments--Special Distribution and Rights Offering" and Note 3 below.

(2) The DAX Index is a continuously updated, capital-weighted performance index of 30 German blue chip companies. Daimler-Benz represented approximately 6.2% of the DAX Index as of December 31, 1997. In principle, the shares included in the DAX Index were selected on the basis of their stock exchange turnover and their market capitalization. Adjustments to the DAX Index are made for capital changes, subscription rights and dividends.

(3) Holders of Daimler-Benz Ordinary Shares on May 27, 1998, the date of the Annual General Meeting, became entitled to receive the Special Distribution of DM 20 per share as of that date, and subsequent sales of shares were "ex" such right. In addition, on June 12, 1998, the Daimler-Benz Ordinary Shares began to trade "ex" the Rights which were distributed to holders of Daimler-Benz Ordinary Shares in connection with the Rights Offering. Chrysler stockholders and Daimler-Benz stockholders are urged to obtain current quotations for shares of Chrysler Common Stock and Daimler-Benz Ordinary Shares.

                         ------------------------------

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

Selected Historical Financial Data of Daimler-Benz

    The selected unaudited consolidated financial data set forth below as of June 30, 1998 and for the six-month periods ended June 30, 1998 and 1997 should be read in conjunction with, and are qualified in their entirety by reference to, the unaudited consolidated financial statements as of June 30, 1998 and for the six-month periods ended June 30, 1998 and 1997 included in Daimler-Benz' Report of Foreign Private Issuer on Form 6-K for the month of July 1998 which is incorporated by reference in this Proxy Statement/Prospectus. The selected consolidated financial data set forth below as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 (the "Daimler-Benz Consolidated Financial Statements") included in Daimler-Benz' Annual Report on Form 20-F for the fiscal year ended December 31, 1997 which is incorporated by reference in this Proxy Statement/Prospectus.

                                                                               Six Months Ended June 30,
                                                                        ----------------------------------------
                                                                         1998(1)        1998           1997
                                                                        ----------  -------------  -------------

                                                                         (in millions, except for Daimler-Benz
                                                                            Ordinary Share and ADS amounts)
U.S. GAAP

Income Statement Data:

Revenues..............................................................  $   37,550       DM67,714       DM55,892

Income before financial income and income taxes.......................       1,868          3,368          1,322

Net income............................................................       1,115          2,010            992

Basic earnings per Ordinary Share/ADS(2,3)............................        2.11           3.81           1.89

Diluted earnings per Ordinary Share/ADS(3,4)..........................        2.04           3.68           1.88

Balance Sheet Data (end of period):

Inventories, net of advance payments..................................       8,839         15,940

Total assets..........................................................      78,741        141,994

Total borrowings......................................................      23,048         41,563

Stockholders' equity..................................................      18,725         33,767

------------------------

(1) Amounts in this column are unaudited and have been translated solely for the convenience of the reader at an exchange rate of DM 1.8033 = $1.00, the Noon Buying Rate on June 30, 1998.

(2) Basic earnings per Daimler-Benz Ordinary Share/ADS are calculated by dividing net income by the weighted average of Daimler-Benz Ordinary Shares/ADSs outstanding, without regard to options and conversion rights. Net income represents total income generated by Daimler-Benz after minority interest.

(3) Basic and diluted earnings per Daimler-Benz Ordinary Share/ADS information have been adjusted to reflect the approximately 20% discount to market value at which the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs were sold in the Rights Offering. See "Summary--Recent Developments--Special Distribution and Rights Offering."

(4) Earnings per Daimler-Benz Ordinary Share/ADS on a diluted basis reflects the potential dilution that would occur if all dilutive options to acquire and rights to convert securities convertible into Daimler-Benz Ordinary Shares were exercised.
                         ------------------------------

                                                                 Year Ended December 31,
                                   ------------------------------------------------------------------------------------
                                    1997(1)        1997           1996           1995           1994           1993
                                   ----------  -------------  -------------  -------------  -------------  ------------

                                          (in millions, except for Daimler-Benz Ordinary Share and ADS amounts)
U.S. GAAP
Income Statement Data:(2)
Revenues.........................  $   68,791  DM    124,050  DM    106,339  DM    102,985  DM             DM
Income (loss) before interest and
  taxes..........................       2,014          3,631          1,465         (8,162)
Net income (loss)................       4,460          8,042(3)         2,762        (5,729)         1,052(4)       (1,839)
Basic earnings (loss) per
  Ordinary Share/ADS(5,)(6)......        8.48          15.30(7)          5.27        (10.96)          2.11(4)        (3.88)
Diluted earnings (loss) per
  Ordinary Share/ADS(6,)(8)......        8.32          15.01(7)          5.25        (10.96)          2.11(4)        (3.88)
Regular annual dividends per
  Ordinary Share/ADS(6)..........        0.87           1.57           1.08             --           1.08          0.78
Special Distribution.............       10.89          19.63(9)            --            --            --            --
Balance Sheet Data (end of
  period):(10)
Inventories, net of advance
  payments.......................       7,980         14,390         13,602         14,329
Total assets.....................      76,027        137,099        112,461        102,098        102,635        99,029
Short-term borrowings............      12,248         22,086         16,011         13,614
Long-term borrowings.............       9,546         17,216         12,839          8,671
Stockholders' equity.............      19,456         35,085         26,393         22,860         29,435        26,281
GERMAN GAAP
Income Statement Data:
Revenues.........................                                                  103,549        104,075        98,534
Results from ordinary business
  activities.....................                                                     (835)         2,077        (1,473)
Extraordinary results(11)........                                                   (3,884)            --         2,603
Net income (loss)................                                                   (5,734)           895           615
Earnings (loss) per Ordinary
  Share/ADS(5,)(6)...............                                                   (10.85)          2.12          1.27
Balance Sheet Data (end of
  period):
Inventories, net advance of
  payments.......................                                                   15,764         14,976        16,945
Total assets.....................                                                   91,540         93,536        90,926
Short-term borrowings............                                                   16,410         12,524        11,093
Long-term borrowings.............                                                    8,578         10,667        12,174
Stockholders' equity.............                                                   13,842         20,251        18,145

------------------------

(1) Amounts in this column are unaudited and have been translated solely for the convenience of the reader at an exchange rate of DM 1.8033 = $1.00, the Noon Buying Rate on June 30, 1998.

(2) Net income (loss) includes other income of DM 1,620, DM 1,402, and DM 1,742, for the years ended December 31, 1997, 1996 and 1995, respectively. Other income includes gains on sales of property, plant and equipment (DM 186, DM 254, and DM 148 in 1997, 1996, and 1995, respectively), gains on sales of companies (DM 228 and DM 233, in 1997 and 1996, respectively) rental income (DM 132, DM 68, and DM 72 in 1997, 1996, and 1995, respectively), foreign currency exchange gains (DM 69, DM 5, and DM 69 in 1997, 1996 and 1995, respectively), and reductions in certain accruals (DM 302, DM 222, and DM 295 in 1997, 1996, and 1995, respectively).

(3) The amount shown for 1997 includes DM 4,870 ($2,701) of special non-recurring tax benefits. These tax benefits resulted from the Special Distribution and the reversal of the remaining valuation allowances previously established on deferred tax assets on Daimler-Benz books at year-end which resulted primarily from net operating loss carryforwards of Daimler-Benz' German group companies that file a combined tax return (ORGANSCHAFT). The Special Distribution tax benefit was DM 2,908 and the valuation allowance reversal tax benefit was DM 1,962.

(4) Net income in 1994 includes DM 178 of income for the cumulative effect of accounting changes. Basic and diluted earnings per Daimler-Benz Ordinary Share/ADS in 1994 increased by DM 0.36 as a result of such changes.

(5) Basic earnings (loss) per Daimler-Benz Ordinary Share/ADS are calculated by dividing net income by the weighted average of Daimler-Benz Ordinary Shares/ADSs outstanding, without regard to options and conversion rights. Net income represents total income generated by Daimler-Benz after minority interest. See Note 25 to the Daimler-Benz Consolidated Financial Statements.

(6) Effective as of July 1, 1996, the nominal value of the Daimler-Benz Ordinary Shares was reduced to DM 5 per share from the previous level of DM 50 per share. This reduction had the effect of a 10 for 1 stock split, which in turn reduced the price at which one Daimler-Benz Ordinary Share trades to 1/10 of the price at which it previously traded. As a result, earnings
    (loss) and dividends per Daimler-Benz Ordinary Share/ADS are calculated on the basis of a nominal value of DM 5 per Daimler-Benz Ordinary Share. Earnings (loss) and dividends per Daimler-Benz Ordinary Share/ADS for 1995 and prior years have been recalculated to reflect this change in nominal value. In connection with the 10 for 1 stock split, Daimler-Benz also changed the ratio of Daimler-Benz Ordinary Shares to Daimler-Benz ADSs from its previous 1 to 10 ratio to a 1 to 1 ratio. Accordingly, per Daimler-Benz ADS amounts are calculated on the basis of one Daimler-Benz ADS for one Daimler-Benz Ordinary Share. In addition, earnings (loss) per Daimler-Benz Ordinary Share/ ADS and regular annual dividends per Daimler-Benz Ordinary Share/ADS and Special Distribution information have been adjusted to reflect the approximately 20% discount to market value at which the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs were sold in the Rights Offering. See "Summary--Recent Developments--Special Distribution and Rights Offering."

(7) The 1997 amounts of basic and diluted earnings per Daimler-Benz Ordinary Share/ADS include special non-recurring tax benefits. Excluding these benefits, the basic and diluted earnings per Daimler-Benz Ordinary Share/ADS in 1997 were DM 6.04 and DM 5.96, respectively.

(8) Earnings per Daimler-Benz Ordinary Share/ADS on a diluted basis reflects the potential dilution that would occur if all options to acquire and rights to convert securities convertible into Daimler-Benz Ordinary Shares were exercised. See Note 25 to the Daimler-Benz Consolidated Financial Statements.

(9)   See "Summary--Recent Developments--Special Distribution and Rights
    Offering."

(10) At December 31, 1997 and 1996, current assets (due within one year) were DM 66,902 and DM 53,332, respectively, and current liabilities (due within one year) were DM 53,387 and DM 43,029, respectively.

(11) Extraordinary results under German GAAP represent: in 1995, expenses incurred in connection with the decision to discontinue financial support for NV Koninklijke Nederlandse Vliegtuigenfabriek Fokker, write-downs and provisions for certain businesses of AEG Daimler-Benz Industrie held for sale and closure of AEG Daimler-Benz Industrie's headquarters; and, in 1993, accounting changes related to provisions, reserves and valuation adjustments. Under U.S. GAAP the extraordinary results in 1995 would be included in results from ordinary business activities, and the 1993 extraordinary results would not have arisen.

                         ------------------------------

Selected Historical Financial Data of Chrysler

    The unaudited selected consolidated financial data set forth below as of June 30, 1998 and for the six-month periods ended June 30, 1998 and 1997 should be read in conjunction with, and are qualified in their entirety by reference to, the unaudited consolidated financial statements as of June 30, 1998 and for the six-month periods ended June 30, 1998 and 1997 included in Chrysler's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 which is incorporated by reference in this Proxy Statement/Prospectus. The selected consolidated financial data set forth below as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 should be read in conjunction with, and are qualified in their entirety by reference to, the consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in Chrysler's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 which is incorporated by reference in this Proxy Statement/Prospectus.

                                      Six Months Ended
                                          June 30,                       Year Ended December 31,
                                    --------------------  -----------------------------------------------------
                                      1998      1997(1)    1997(2)    1996(3)    1995(4)    1994(5)    1993(6)
                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                           (Dollars and Shares in Millions Except Per Common Share Data)
Total revenues....................  $  33,801  $  30,504  $  61,147  $  61,397  $  53,195  $  52,235  $  43,600
Earnings before extraordinary item
  and cumulative effect of changes
  in accounting principles........      2,055      1,512      2,805      3,720      2,121      3,713      2,415
    Basic earnings per common
      share*......................       3.18       2.20       4.15       5.09       2.81       5.13       3.38
Net earnings (loss)...............      2,055      1,512      2,805      3,529      2,025      3,713     (2,551)
    Basic earnings (loss) per
      common share*...............       3.18       2.20       4.15       4.83       2.68       5.13      (3.81)
    Diluted earnings (loss) per
      common share*...............       3.12       2.17       4.09       4.74       2.56       4.55      (3.19)
Dividends declared per common
  share*..........................       0.80       0.80       1.60       1.40       1.00       0.55       0.33
Total assets......................     67,801     61,028     60,418     56,184     53,756     49,539     43,679
Total debt........................     19,056     16,808     15,485     13,396     14,193     13,106     11,451
Convertible preferred stock (in
  shares).........................       0.01       0.02       0.02       0.04       0.14       1.72       1.72

------------------------

* Per share data have been adjusted to reflect the two-for-one stock split in 1996. In addition, per share data have been restated to reflect the adoption of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which replaces the presentation of primary earnings per share ("EPS") and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively.

(1) Earnings for the first six months of 1997 include an estimated unfavorable impact of $730 million ($438 million after taxes) related to a 29-day strike at an engine plant in Detroit, Michigan. The full-year estimated impact of the strike was $590 million ($364 million after taxes) after taking into account the effect of a partial recovery of production losses that occurred during the remainder of 1997.

(2) Earnings for the year ended December 31, 1997, reflect the unfavorable impact of a 29-day strike which reduced earnings by an estimated $590 million ($364 million after taxes) after considering partial recovery of production losses from the strike, and a $41 million charge ($25 million after taxes) for costs related to the decision to discontinue Chrysler's Eagle brand at the end of the 1998 model year. The effect of these unfavorable items was partially offset by the recognition of $97 million ($60 million after taxes) of previously deferred profits from the sale of vehicles from Chrysler to Dollar Thrifty Automotive Group, Inc. ("DTAG," formerly Pentastar Transportation Group, Inc.) as a result of the December 1997 initial public offering of Chrysler's common stock interest in DTAG.

(3) Earnings for the year ended December 31, 1996, include a charge of $97 million ($61 million after taxes) for costs associated with a voluntary early retirement program for certain salaried employees, a charge of $77 million ($51 million after taxes) related to a write-down of Pentastar Electronics, Inc., a charge of $65 million ($100 million after taxes) related to a write-down of Thrifty Rent-A-Car

    System, Inc., a charge of $50 million ($31 million after taxes) for lump-sum retiree pension costs related to the 1996 UAW collective bargaining agreement, and a gain of $101 million ($87 million after taxes) from the sale of Electrospace Systems, Inc. and Chrysler Technologies Airborne Systems, Inc.

(4) Earnings for the year ended December 31, 1995, were reduced by a $263 million charge ($162 million after taxes) for costs associated with production changes at Chrysler's Newark assembly plant and a $115 million charge ($71 million after taxes) for a voluntary minivan owner service action. Net earnings in 1995 also include an after-tax charge of $96 million for the cumulative effect of a change in accounting principle related to the consensus reached on Emerging Issues Task Force ("EITF") Issue 95-1, "Revenue Recognition on Sales with a Guaranteed Minimum Resale Value."

(5) Earnings for the year ended December 31, 1994, include favorable adjustments to the provision for income taxes aggregating $132 million. These adjustments related to: (1) the recognition of tax credits related to expenditures in prior years for qualifying research and development activities, in accordance with an Internal Revenue Service settlement which was based on U.S. Department of Treasury income tax regulations issued in 1994, and (2) the reversal of valuation allowances related to tax benefits associated with net operating loss carryforwards.

(6) Results for the year ended December 31, 1993, include a pretax gain of $205 million ($128 million after taxes) on the sale of Chrysler's remaining
    50.3 million shares of Mitsubishi Motors Corporation stock, a pretax gain of $60 million ($39 million after taxes) on the sale of Chrysler's plastics operations, a $4.7 billion after-tax charge for the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and a $283 million after-tax charge for the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

                         ------------------------------

Selected Pro Forma Combined Financial Data

    The selected unaudited pro forma financial information set forth below was derived from and should be read in conjunction with the Unaudited Pro Forma Combined Financial Information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. Although Daimler-Benz and Chrysler intend that the Transactions qualify as a "pooling-of-interests" transaction for accounting and financial reporting purposes under U.S. GAAP, this treatment will only be available if certain conditions are satisfied. There can be no assurance that such conditions will be satisfied. If such conditions are not satisfied, the Transactions will be treated for accounting and financial reporting purposes as a purchase of Chrysler by Daimler-Benz. Accordingly, the following selected unaudited pro forma financial information is being provided under both the "pooling-of-interests" and the purchase methods of accounting.

                                          Six Months Ended June 30,(1)                 Year Ended December 31,(1)
                                       -----------------------------------  ------------------------------------------------
                                        1998(2)      1998         1997       1997(2)      1997         1996         1995
                                       ---------  -----------  -----------  ---------  -----------  -----------  -----------
                                                              (in millions, except per share amounts)
POOLING-OF-INTERESTS METHOD
  Income Statement Data:
    Revenues.........................  $  71,152  DM  128,308  DM  106,925  $ 127,131  DM  229,255  DM  198,082  DM  178,551
    Net income (loss)................      3,174        5,721        3,542      7,158(4)      12,906(4)       8,359      (2,689)
    Basic earnings (loss) per
      Ordinary Share/ADS(3)..........       3.31         5.96         3.62       7.37(4)       13.29(4)        8.44       (2.64)
    Diluted earnings (loss) per
      Ordinary Share/ADS(3)..........       3.23         5.83         3.60       7.30(4)       13.16(4)        8.41       (2.64)
  Balance Sheet Data:
    Total assets.....................    148,318      267,462
    Total borrowings.................     43,999       79,343
    Stockholders' equity.............     33,112       59,711

PURCHASE METHOD
  Income Statement Data:
    Revenues.........................     71,152      128,308                 127,131      229,255
    Net income (loss)................      2,936        5,293                   6,678(4)      12,041(4)
    Basic earnings (loss) per
      Ordinary Share/ADS(3)..........       3.13         5.64                    7.01(4)       12.64(4)
    Diluted earnings (loss) per
      Ordinary Share/ADS(3)..........       3.06         5.52                    6.94(4)       12.51(4)
  Balance Sheet Data:
    Total assets.....................    175,890      317,182
    Total borrowings.................     44,620       80,463
    Stockholders' equity.............     59,198      106,752

------------------------

(1) The Selected Pro Forma Combined Financial Data should be read in conjunction with the Unaudited Pro Forma Combined Financial Information, including the notes thereto, which notes are an integral part of these Selected Pro Forma Combined Financial Data.

(2) Amounts in this column have been translated solely for the convenience of the reader at an exchange rate of DM 1.8033 = $1.00, the Noon Buying Rate on June 30, 1998.

(3) Basic and diluted earnings (loss) per Daimler-Benz Ordinary Share/ADS information have been adjusted to reflect the approximately 20% discount to market value at which the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs were sold in the Rights Offering. See "Summary--Recent Developments--Special Distribution and Rights Offering."

(4) Includes DM 4,870 million ($2,701 million) of special non-recurring tax benefits. These tax benefits resulted from the Special Distribution and the reversal of the remaining valuation allowances previously established on deferred tax assets on Daimler-Benz' books at year-end which resulted primarily from net operating loss carryforwards of Daimler-Benz' German group of companies that file a consolidated tax return (ORGANSCHAFT). The Special Distribution benefit was DM 2.908 billion and the valuation allowance reversal was DM 1.962 billion. Excluding such non-recurring tax benefits, 1997 pro forma combined net income and basic and diluted earnings per Ordinary Share/ADS would have been as follows:

                                                                     Pooling-of- interests
                                                                            method           Purchase method
                                                                     --------------------  --------------------
Net income.........................................................  DM  8,036  $   4,456  DM  7,171  $   3,977
Basic earnings per Ordinary Share/ADS..............................  DM   8.28  $    4.59  DM   7.53  $    4.18
Diluted earnings per Ordinary Share/ADS............................  DM   8.21  $    4.55  DM   7.47  $    4.14

                      UNAUDITED COMPARATIVE PER SHARE DATA


    The following table sets forth for Chrysler and Daimler-Benz certain historical and pro forma equivalent per share data as of June 30, 1998 and December 31, 1997 and for the six-month periods ended June 30, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1997. The information presented herein should be read in conjunction with the selected historical financial data and the unaudited selected combined pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. The pro forma equivalent per share data are presented for both pooling-of-interests and purchase methods of accounting for the Transactions. See "Selected Historical and Pro Forma Combined Financial Data" and "Unaudited Pro Forma Combined Financial Information."


Pooling-of-Interests Accounting

                                           As of or for the Six Months
                                                      Ended
                                                    June 30,               As of or for the Year Ended December 31,
                                         -------------------------------  ------------------------------------------
                                          1998(1)     1998       1997      1997(1)     1997       1996       1995
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------

Chrysler Historical ($)
  Earnings per share(2)
    Basic..............................                 $3.18      $2.20                 $4.15      $4.83      $2.68
    Diluted............................                  3.12       2.17                  4.09       4.74       2.56
  Cash dividends per share.............                   .80        .80                  1.60       1.40       1.00
  Book value per share.................                 19.77                            17.52

Chrysler Historical (DM)(3)
  Earnings per Share(2)
    Basic..............................             DM   5.74  DM   3.71             DM   7.20  DM   7.27  DM   3.84
    Diluted............................                  5.64       3.65                  7.09       7.13       3.67
  Cash dividends per Share.............                  1.45       1.35                  2.77       2.11  DM   1.43
  Book value per Share.................                 35.76                            31.40

Daimler-Benz Historical(4)
  Earnings (loss) per Ordinary
   Share/ADS:
    Basic..............................      $2.11  DM   3.81  DM   1.89     $ 8.48  DM  15.30(5) DM   5.27 DM (10.96)
    Diluted............................       2.04       3.68       1.88       8.32      15.01(5)      5.25    (10.96)
  Cash dividends per Ordinary
   Share/ADS(2)........................                                        0.87       1.57       1.08
  Special Distribution.................                                       10.88      19.63(6)
  Book value per Ordinary Share........      32.89      59.31                 36.94      66.61

DaimlerChrysler AG Pro Forma(4)
  Earnings (loss) per Ordinary
   Share:(2)
    Basic..............................      $3.31  DM   5.96  DM   3.62     $ 7.37  DM13.29(5) DM   8.44  DM  (2.64)
    Diluted............................       3.23       5.83       3.60       7.30    13.16(5)      8.41      (2.64)
  Cash dividends per Ordinary
   Share(8)............................
  Book value per Ordinary Share........      33.01      59.52                 30.72      55.39

DaimlerChrysler AG Pro Forma Equivalent
  for Chrysler Stockholders(4,6)
  Earnings per share of Chrysler Common
   Stock(2):
    Basic..............................      $2.06  DM   3.72  DM   2.26     $ 4.60  DM   8.29(5) DM   5.26 DM  (1.65)
    Diluted............................       2.01       3.64       2.24       4.55       8.21(5)      5.24     (1.65)
  Cash dividends per share of Chrysler
   Common Stock(8).....................
  Book value per share of Chrysler
   Common Stock........................      20.58      37.11                 19.15      34.53

------------------------

(1) Amounts in this column have been presented solely for the convenience of the reader at an exchange rate of DM 1.8033 = $1.00, the Noon Buying Rate on June 30, 1998.

(2) Represents earnings before extraordinary item and cumulative effect of changes in accounting principles.

(3) The Chrysler historical earnings and cash dividends per share information for the six months ended June 30, 1998 and 1997 and years ended December 31, 1997, 1996, and 1995 have been translated into marks at the weighted-average rates of exchange for the six months ended June 30, 1998 and 1997 and years ended December 31, 1997, 1996, and 1995 of $1.00 = DM 1.8064, DM 1.6862, DM
    1.7340, DM 1.5048, and DM 1.4331, respectively. The book value per share amount at June 30, 1998 and December 31, 1997 has been translated into marks at the June 30, 1998 and December 31, 1997 exchange rates of $1.00 = DM
    1.8087 and DM 1.7921, respectively.

(4) Daimler-Benz Historical, DaimlerChrysler AG Pro Forma and DaimlerChrysler AG Pro Forma Equivalent for Chrysler Stockholders per share data have been adjusted to reflect the approximately 20% discount to market value at which Daimler-Benz Ordinary Shares and Daimler-Benz ADSs were sold in the Rights Offering. See "Summary--Recent Developments--Special Distribution and Rights Offering."

(5) The 1997 amounts of basic and diluted Daimler-Benz Historical earnings per Ordinary Share/ADS include special non-recurring tax benefits of DM 9.26 ($5.14) and DM 9.04 ($5.02) per Ordinary Share/ADS, respectively. See Note 3 to "Selected Historical and Pro Forma Combined Financial Data--Selected Historical Financial Data of Daimler-Benz." Excluding these tax benefits, the Daimler-Benz Historical basic and diluted earnings per Ordinary Share/ADS in 1997 would have been DM 6.04 ($3.35) and DM 5.97 ($3.30) per Ordinary Share/ADS, respectively, the DaimlerChrysler AG Pro Forma basic and diluted earnings per Ordinary Share in 1997 would have been DM 8.28 ($4.59) and DM 8.21 ($4.55) per Ordinary Share, respectively, and the DaimlerChrysler AG Pro Forma for Chrysler stockholders basic and diluted earnings per Ordinary Share in 1997 would have been DM 5.16 ($2.86) and DM
    5.12 ($2.84) per Ordinary Share.

(6)   See "Summary--Recent Developments--Special Distribution and Rights
    Offering."

(7) For purposes of calculating DaimlerChrysler AG pro forma equivalent for Chrysler stockholders, it has been assumed that each share of Chrysler Common Stock is exchanged for .6235 of a DaimlerChrysler Ordinary Share, each Daimler-Benz Ordinary Share is exchanged for 1.005 DaimlerChrysler Ordinary Shares, and each Daimler-Benz ADS is exchanged for 1.005 DaimlerChrysler Ordinary Shares.

(8) See "Dividends" for information with respect to the expected dividend policy of DaimlerChrysler AG.

                         ------------------------------

Purchase Accounting

                                                            As of or for the Six Months    As of or for the Year
                                                                  Ended June 30,             Ended December 31,
                                                          -------------------------------  ----------------------
                                                           1998(1)     1998       1997      1997(1)      1997
                                                          ---------  ---------  ---------  ---------  -----------
Chrysler Historical ($)
  Earnings per share(2):
    Basic...............................................                 $3.18      $2.20              $     4.15
    Diluted.............................................                  3.12       2.17                    4.09
  Cash dividends per share..............................                   .80        .80                    1.60
  Book value per share..................................                 19.77                              17.52

Chrysler Historical (DM)(3)
  Earnings per share
    Basic...............................................             DM   5.74  DM   3.71             DM     7.20
    Diluted.............................................                  5.64       3.66                    7.09
  Cash dividends per Share/ADS..........................                  1.45       1.35                    2.77
  Book value per share..................................                 35.76                              31.40

Daimler-Benz Historical(4)
  Earnings per Ordinary Share/ADS:
    Basic...............................................      $2.11  DM   3.81  DM   1.89     $ 8.48  DM    15.30(5)
    Diluted.............................................       2.04       3.68       1.88       8.32        15.01(5)
  Cash dividends per Ordinary Share/ADS.................                                        0.87         1.57
  Special Distribution..................................                                       10.88        19.63(6,)(7)
  Book value per ordinary share.........................      32.89      59.31                 36.94        66.61

DaimlerChrysler AG Pro Forma(4)
  Earnings per Ordinary Share:
    Basic...............................................      $3.13  DM   5.64                 $7.01  DM    12.64
    Diluted.............................................       3.06       5.52                  6.94        12.51
  Cash dividends per Ordinary Share(8)..................
  Book value per Ordinary Share DM......................      60.31     108.75                 61.65       111.18

DaimlerChrysler AG Pro Forma Equivalent for Chrysler
  Stockholders(4,)(7)
  Earnings per share of Chrysler Common Stock:
    Basic...............................................      $1.95  DM   3.52                 $4.37  DM     7.88
    Diluted.............................................       1.91       3.44                  4.32         7.80
  Cash dividends per share of Chrysler Common
   Stock(8).............................................
  Book value per share of Chrysler Common Stock.........      37.60      67.81                 38.44        69.32

------------------------

(1) Amounts in this column have been presented solely for the convenience of the reader at an exchange rate of DM 1.8033 = $1.00, the Noon Buying Rate on June 30, 1998.

(2) Represents earnings before extraordinary item and cumulative effect of change in accounting principles.

(3) The Chrysler Historical per share and cash dividends information for the six months ended June 30, 1998 and 1997 and for the year ended December 31, 1997 has been translated into marks at the weighted-average rates of exchange for the six months ended June 30, 1998 and 1997 and for the year ended December 31, 1997 of $1.00 = DM 1.8064, DM 1.6862 and DM 1.7340,
    respectively. The Chrysler book value per share information at June 30, 1998 and December 31, 1997 has been translated into marks at the June 30, 1998 and December 31, 1997 exchange rate of $1.00 = DM 1.8087 and 1.7921, respectively.

(4) Daimler-Benz Historical, DaimlerChrysler AG Pro Forma and DaimlerChrysler AG Pro Forma Equivalent for Chrysler Stockholders per share data have been adjusted to reflect the approximately 20% discount to market value at which the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs were sold in the Rights Offering. See "Summary--Recent Developments--Special Distribution and Rights Offering."

(5) The 1997 amounts of basic and diluted Daimler-Benz Historical earnings per Ordinary Share/ADS include special non-recurring tax benefits of DM 9.26 ($5.14) and DM 9.04 ($5.02) per Ordinary Share, respectively. See Note 3 to "Selected Historical and Pro Forma Combined Financial Data--Selected Historical Financial Data of Daimler-Benz." Excluding these tax benefits, the Daimler-Benz Historical basic and diluted earnings per Ordinary Share in 1997 would have been DM 6.04 ($3.35) and DM 5.97 ($3.30) per Ordinary Share, respectively, the DaimlerChrysler Pro Forma basic and diluted earnings per Ordinary Share in 1997 would have been DM 7.53 ($4.18) and DM 7.47 ($4.14) per Ordinary Share, respectively, and the DaimlerChrysler Pro Forma for Chrysler Stockholders basic and diluted earnings per Ordinary Share in 1997 would have been DM 4.69 ($2.60) and DM 4.66 ($2.58) per Ordinary Share.

(6)   See "Summary--Recent Developments--Special Distribution and Rights
    Offering."

(7) For purposes of calculating combined pro forma per share data, it has been assumed that each share of Chrysler Common Stock is exchanged for .6235 of a DaimlerChrysler Ordinary Share, each Daimler-Benz Ordinary Share is exchanged for one DaimlerChrysler Ordinary Share, and each Daimler-Benz ADS is exchanged for one DaimlerChrysler Ordinary Share.

(8) See "Dividends" for information with respect to the expected dividend policy of DaimlerChrysler AG.

                                   DIVIDENDS

    Dividends will be proposed by the DaimlerChrysler Supervisory Board and the DaimlerChrysler Management Board, based on the year-end unconsolidated financial statements of DaimlerChrysler AG, and will be approved in respect of the prior year at the annual general meeting of DaimlerChrysler AG stockholders. It is anticipated that the annual general meeting will be convened during the second quarter of each year. Holders of record of DaimlerChrysler Ordinary Shares on the date of the general meeting of stockholders at which a dividend is declared are entitled to receive payment in full of the dividend declared in respect of the year for which it is declared, less any amounts required to be withheld on account of taxes or other governmental charges. Cash dividends payable to such holders will be paid in marks (or, following the changeover by DaimlerChrysler AG to the Euro, in Euros) and, for purposes of distribution to holders of DaimlerChrysler Ordinary Shares in the United States, will be converted by the U.S. Transfer Agent into dollars, at the holder's election. The dollar amount of dividends received by holders of DaimlerChrysler Ordinary Shares may be affected by fluctuations in exchange rates. See "Description of DaimlerChrysler Ordinary Shares--Dividends and Other Distributions." The following table sets forth the annual dividends paid per Daimler-Benz Ordinary Share in marks, and the dollar equivalent, for each of the years indicated:

                                                                             Dividend Paid Per
                                                                                Daimler-Benz
Year Ended December 31                                                       Ordinary Share(1)
--------------------------------------------------------------------------  --------------------
1993......................................................................  DM   0.78  $    0.47
1994......................................................................       1.08       0.75
1995......................................................................         --         --
1996......................................................................       1.08       0.63
1997......................................................................       1.57       0.87

------------------------

(1) Effective as of July 1, 1996, the nominal value of the Daimler-Benz Ordinary Shares was reduced to DM 5 per share from the previous level of DM 50 per share. This reduction had the effect of a 10 for 1 stock split, which in turn reduced the price at which one Daimler-Benz Ordinary share trades to 1/10 of the price at which it previously traded. In addition, Daimler-Benz Ordinary Shares and Daimler-Benz ADSs were offered on a pro rata basis to current Daimler-Benz stockholders in the Rights Offering at a 20% discount from the market value, which has been treated as an approximately 2% stock split. The dividend amounts in the above table have been recalculated to reflect this change. The mark dividend amounts are translated solely for the convenience of the reader into dollars at the Noon Buying Rate on the dividend payment date, which typically occurred during the second quarter of the following year.
                         ------------------------------

    Subject to stockholder approval, dividends are expected to be declared and paid annually by DaimlerChrysler AG, although there can be no assurance as to the particular amounts that would be paid from year to year. The payment of future dividends will depend upon DaimlerChrysler AG's earnings, financial condition (including its cash needs), future earnings prospects and other factors. Dividends paid by DaimlerChrysler AG must be recommended by the DaimlerChrysler Management Board and the DaimlerChrysler Supervisory Board and approved by the stockholders of DaimlerChrysler AG at the annual general meeting. The Daimler-Benz Management Board and the Chrysler Board have determined, and the prospective DaimlerChrysler Management Board has indicated its concurrence, that an appropriate dividend policy for DaimlerChrysler AG under current business and economic conditions would result in DaimlerChrysler AG paying approximately the same annual dividend amount currently paid to Chrysler stockholders (after giving effect to the change in share ownership resulting from the U.S. Exchange Ratio).

    For a discussion of the Special Distribution, see "Summary--Recent Developments--Special Distribution and Rights Offering."

    For a discussion of certain U.S. and German tax consequences with respect to the payment of dividends, see "The Transactions--Certain Tax
Consequences--Certain Tax Consequences of Holding DaimlerChrysler Ordinary Shares."

                          THE CHRYSLER SPECIAL MEETING

Place, Date and Time

    The enclosed proxy is solicited by and on behalf of the Chrysler Board for use at the Chrysler Special Meeting which will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on September 18, 1998, commencing at 9:00 a.m., local time.

Purpose of the Chrysler Special Meeting

    The purpose of the Chrysler Special Meeting is to consider and vote upon the Chrysler Merger Proposal and to transact any other business that is properly brought before the Chrysler Special Meeting.

Record Date

    The Chrysler Board has fixed the close of business on July 20, 1998 as the Chrysler Record Date for the determination of stockholders entitled to notice of and to vote at the Chrysler Special Meeting. Only holders of record of Chrysler Common Stock at the close of business on the Chrysler Record Date will be entitled to notice of and to vote at the Chrysler Special Meeting. As of the Chrysler Record Date, there were issued and outstanding and entitled to vote 647,304,195 shares of Chrysler Common Stock.

Proxies

    Shares of Chrysler Common Stock represented by properly executed proxies (including proxies authorized by telephone or Internet) received in time for the Chrysler Special Meeting will be voted at the Chrysler Special Meeting in the manner specified on the proxy. Proxies that are properly executed but do not contain instructions will be voted "FOR" approval and adoption of the Chrysler Merger Proposal and any proposal to postpone or adjourn the Chrysler Special Meeting (the "Adjournment Proposal"), if proposed by the Chrysler Board. It is not expected that any matter other than the Chrysler Merger Proposal and, if proposed by the Chrysler Board, the Adjournment Proposal will be brought before the Chrysler Special Meeting, but, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on any other matter, including without limitation, any proposal otherwise concerning the conduct of the Chrysler Special Meeting.

    If you are a Chrysler stockholder, your proxy card represents the Chrysler Common Stock you own of record and, if you are a participant in Chrysler's dividend reinvestment plan, any whole shares of Chrysler Common Stock held in your dividend reinvestment plan account. If you are a Chrysler employee, your proxy card also serves as voting instructions to the trustee for any Chrysler Common Stock held on your behalf under an employee benefit plan. Plan trustees will vote the shares for which no proxy card or instructions are received in the same proportion as the shares for which instructions are received, excluding any shares the trustees have been instructed not to vote.

Revocation of Proxies

    Any stockholder voting by proxy may revoke the proxy at any time before it is voted at the meeting, by giving written notice of revocation to Chrysler, by mailing to Chrysler a later dated proxy which is received by Chrysler prior to the Chrysler Special Meeting, by voting again by telephone or Internet or by voting in person at the Chrysler Special Meeting.

Required Vote

    All voting rights for the Chrysler Special Meeting are vested exclusively in the holders of Chrysler Common Stock as of the Chrysler Record Date, with each share held of record on that date entitled to one vote on any matter that may properly come before the Chrysler Special Meeting. The affirmative vote of a majority of the shares of Chrysler Common Stock outstanding on the Chrysler Record Date is required to approve and adopt the Chrysler Merger Proposal. Under NYSE rules, brokers and nominees are precluded from exercising their voting discretion on the Chrysler Merger Proposal and, for this reason, absent specific instructions from the beneficial owner of the shares, are not permitted to vote such shares thereon. Because the affirmative vote of a majority of the shares of Chrysler Common Stock outstanding as of the Chrysler Record Date is required for approval of the Chrysler Merger Proposal, an abstention or broker non-vote will have the effect of a vote against the approval and adoption of the Chrysler Merger Proposal. Any other matter properly brought before the meeting (including the Adjournment Proposal, if proposed by the Chrysler Board) will be approved if a majority of the votes cast are in favor of such matter. Abstentions and broker non-votes are not counted as votes cast and will not be counted in determining whether any such other matter is approved.

    If you are a Chrysler employee, your proxy card also serves as voting instructions to the trustee for any Chrysler Common Stock held on your behalf under an employee benefit plan. Plan trustees will vote the shares for which no proxy card or instructions are received in the same proportion as the shares for which instructions are received, excluding any shares the trustees have been instructed not to vote.

Security Ownership of Management

    As of July 20, 1998, directors and executive officers of Chrysler and their affiliates as a group beneficially owned 8,211,204 shares of Chrysler Common Stock (approximately 1.26% of the Chrysler Common Stock then outstanding) including 6,805,399 shares under option. Chrysler expects that all of such directors and executive officers will vote their shares (other than shares under option) in favor of the Chrysler Merger Proposal.

Stockholder Agreement

    Tracinda Corporation, a Nevada corporation, and Mr. Kirk Kerkorian have entered into the Chrysler Stockholder Agreement with Chrysler and Daimler-Benz pursuant to which Tracinda has agreed to vote all of the shares of Chrysler Common Stock owned by it in favor of the approval and adoption of the Chrysler Merger Proposal. As of July 30, 1998, Tracinda beneficially owned 71,753,992 shares of Chrysler Common Stock, representing approximately 11% of the outstanding shares of Chrysler Common Stock on the Chrysler Record Date. This description of the Chrysler Stockholder Agreement is qualified by reference to the Chrysler Stockholder Agreement, which is filed as an exhibit to the Registration Statement and is incorporated herein by reference. See "Ownership of Chrysler Common Stock--Beneficial Ownership of Certain Stockholders."

Quorum

    The DGCL, the Certificate of Incorporation of Chrysler, the By-laws of Chrysler and the Exchange Act contain requirements governing the actions of Chrysler at the Chrysler Special Meeting. According to the By-laws of Chrysler, holders of a majority of the shares of Chrysler Common Stock outstanding on the Chrysler Record Date must be present in person or by proxy at the Chrysler Special Meeting to constitute a quorum. Abstentions and broker non-votes are counted as present or represented for purposes of determining a quorum for the Chrysler Special Meeting.

Solicitation of Proxies

    Chrysler will bear the cost of the solicitation of proxies from its stockholders, except that Chrysler and Daimler-Benz will share equally the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of Chrysler and its subsidiaries may solicit proxies from Chrysler stockholders in person, by telephone or telegram, or electronically. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and Chrysler will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    Georgeson & Company Inc. will assist in the solicitation of proxies by Chrysler for a fee of $25,000 plus reasonable out-of-pocket expenses. If you require additional copies of either this Proxy Statement/Prospectus or the Chrysler proxy card, or if you have questions, please contact Georgeson & Company Inc. at 1-800-223-2064 (toll free).

Miscellaneous

    Representatives of Deloitte & Touche LLP, Chrysler's independent auditors, are expected to be present at the Chrysler Special Meeting. Such representatives will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                        THE DAIMLER-BENZ SPECIAL MEETING

Place, Date and Time

    The Daimler-Benz Special Meeting will be held at the Hanns-Martin Schleyer Halle, Stuttgart, Germany, on September 18, 1998 commencing at 10:00 a.m., local time.

Purpose of the Daimler-Benz Special Meeting

    The purpose of the Daimler-Benz Special Meeting is to consider and vote upon the Daimler-Benz Business Combination Proposal.

Shares Entitled to Vote

    Only holders of Daimler-Benz Voting Shares on the date of the Daimler-Benz Special Meeting will be entitled to vote at the Daimler-Benz Special Meeting. There are no quorum requirements for the Daimler-Benz Special Meeting. As of June 30, 1998, there were 569,340,329 Daimler-Benz Voting Shares issued and outstanding. Holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will receive a separate mailing with respect to the Daimler-Benz Special Meeting.

Required Vote

    All voting rights for the Daimler-Benz Special Meeting are vested exclusively in the holders of Daimler-Benz Voting Shares as of the date of the Daimler-Benz Special Meeting, with each holder of a Daimler-Benz Voting Share on that date entitled to cast one vote for every share held by such stockholder; PROVIDED, holders of Daimler-Benz Ordinary Shares comply with the requirements of the German Stock Corporation Law (AKTIENGESETZ) and the Daimler-Benz Memorandum and Articles of Association (SATZUNG) with respect to the deposit of such holders' Daimler-Benz Ordinary Shares in a blocked account and to the voting of such securities, and holders of Daimler-Benz ADSs comply with the requirements imposed by the Depositary for the Daimler-Benz ADSs, with respect to the deposit of such holders' Daimler-Benz ADSs in a blocked account and to the voting of such securities. The affirmative vote of 75% of the Daimler-Benz Voting Shares represented at the Daimler-Benz Special Meeting is required to approve and adopt the Daimler-Benz Business Combination Proposal.

                                THE TRANSACTIONS

Background of the Transactions

    In mid-January 1998, Jurgen E. Schrempp, Chairman of the Daimler-Benz Management Board, visited Robert J. Eaton, Chairman and Chief Executive Officer of Chrysler, while Mr. Schrempp was attending the Detroit International Auto Show. Mr. Schrempp discussed with Mr. Eaton some of his thoughts about the likelihood of consolidation in the worldwide automotive industry and suggested it might be mutually beneficial if Daimler-Benz and Chrysler were to consider the possibility of a business combination. Mr. Eaton indicated that Chrysler had been conducting its own studies of the industry and had similar views of the likely direction it would be taking. Mr. Eaton indicated that he would telephone Mr. Schrempp in response to his inquiry within the next couple of weeks. Toward the end of January, Mr. Eaton telephoned Mr. Schrempp to suggest a meeting early in February.

    On February 5, 1998, the Chrysler Board was briefed on the discussion between Messrs. Schrempp and Eaton.

    On February 12, 1998, Mr. Eaton and Gary C. Valade, Executive Vice President and Chief Financial Officer of Chrysler, met with Mr. Schrempp and Dr. Eckhard Cordes, Daimler-Benz Management Board Member responsible for Corporate Development and Directly Managed Businesses, to discuss the possibility of combining Daimler-Benz and Chrysler. Following a discussion concerning, among other things, the consolidation likely to take place in the automotive industry and the complementary nature of their companies' respective product lines and markets, they decided to consult with their respective financial advisors and to meet again on February 18, 1998. Messrs. Schrempp and Eaton believed industry consolidation was likely because of industry overcapacity and the potential benefits of combining automotive companies arising from joint product design, development and manufacturing, combined purchasing, other economies of scale and brand expansion and diversification. In discussing the possibility of a business combination between Daimler-Benz and Chrysler, they considered it essential that their respective companies play a leading role in this process of expected industry consolidation and choose a partner with optimal strategic fit. In this respect, both the timing of the proposed business combination and the selection of the parties thereto were considered highly appropriate in order to secure and strengthen their respective market positions.

    On February 17 and 18, 1998, Drs. Cordes and Rudiger Grube, Director of Corporate Strategy and Planning for Daimler-Benz, and representatives of Goldman Sachs met with Messrs. Valade, Thomas P. Capo and William J. O'Brien, Vice President and Treasurer, and Vice President and General Counsel of Chrysler, respectively, and representatives of CSFB, financial advisor to Chrysler, to discuss the combination of the two companies generally and, specifically, various transaction structures. During the course of that week and the next week, representatives of Chrysler, CSFB and Debevoise & Plimpton, United States counsel to Chrysler ("Debevoise"), met with representatives of Goldman Sachs, Skadden, Arps, Slate, Meagher & Flom LLP, United States counsel to Daimler-Benz ("Skadden, Arps"), and Shearman & Sterling, German counsel to Daimler-Benz ("Shearman"). During the course of these discussions and thereafter, representatives of Chrysler stated that it was important to Chrysler that any potential transaction maximize value for its stockholders, that it be tax-free to Chrysler's U.S. stockholders and tax efficient for DaimlerChrysler AG, that it have the post-merger governance structure of a "merger-of-equals," that it have the optimal ability to be accounted for as a pooling-of-interests, that it result in the combination of the respective businesses of Daimler-Benz and Chrysler into one public company and that it limit any post-effective contingencies arising out of the Transactions, including limiting any rights that might result from a German valuation proceeding (SPRUCHVERFAHREN). Representatives of Daimler-Benz indicated that it was important to Daimler-Benz that any potential transaction maximize value for its stockholders, that it be tax-free to Daimler-Benz' German stockholders and tax efficient for DaimlerChrysler AG and that the surviving entity of any combination be a German stock corporation, thereby enhancing the likelihood of acceptance of the Transactions by all important constituencies of Daimler-Benz. During these meetings, various tax, corporate and management issues were discussed with a view to developing a transaction structure that would accommodate the parties' objectives.

    On March 2, 1998, Mr. Schrempp and Dr. Cordes met with Messrs. Eaton and Valade in Lausanne, Switzerland, to discuss governance and business organizational structures for a possible combined entity. The organizational issues discussed by the parties included, among other things, the impact of the jurisdiction of incorporation of the combined company on its corporate governance, the composition of the combined company's management and the most effective way to foster the integration of the two business organizations. Over the course of their discussions, the parties considered various alternative transaction structures for the combination of the two enterprises, including through (1) a newly-incorporated U.S. company, (2) a company incorporated in The Netherlands and (3) either a newly organized German AKTIENGESELLSCHAFT or Daimler-Benz itself. The simplest structural solution, a direct merger of Daimler-Benz and Chrysler, was not possible under German law. The parties believed that the structure for the Transactions was the preferable alternative to a combination through a newly-incorporated U.S. company or a company incorporated in The Netherlands because this structure was believed to be the most tax efficient for the combined entity on an ongoing basis, could be tax-free to Chrysler's U.S. stockholders and to Daimler-Benz' German stockholders and was the only structure which would enable the elimination of all minority stockholders of Daimler-Benz and Chrysler thereby creating a parent corporation with one group of stockholders holding a single publicly traded equity security. The structure for the Transactions was therefore selected because it best achieved both parties' objectives.

    On March 5, 1998, the Chrysler Board was updated concerning the status of the discussions with Daimler-Benz.

    Mr. Valade and Dr. Cordes met on March 6, 1998, to discuss the progress of their respective working teams. They concluded that the working teams should continue to meet in an effort to refine the structural alternatives then under discussion. In addition, Mr. Valade requested that Daimler-Benz provide Chrysler with its preliminary thoughts on valuation.

    On March 5 and 17 representatives from each party's legal and investment banking teams met in New York to continue their discussion with respect to alternative transaction structures. On March 19, representatives of Chrysler and CSFB met with representatives of Daimler-Benz and Goldman Sachs to discuss valuation matters.

    On March 23, the Chrysler Board was updated concerning the status of discussions with Daimler-Benz. On March 26, representatives of Chrysler and Daimler-Benz met at the offices of CSFB to discuss the progress of the working teams, valuation analyses, governance and structural matters.

    On April 7, the Chrysler Board was updated concerning the status of discussions with Daimler Benz. On April 9, at a meeting in London, Messrs. Schrempp and Eaton agreed that the valuations and preliminary views on the transaction structure being discussed were approaching a point where they could each recommend them to their respective Boards, and they discussed a governance structure for the combined company. During late March and the month of April, the legal and investment banking teams, including representatives of the law firm of Bruckhaus Westrick Heller Lober, German counsel to Chrysler, continued to discuss and refine their analysis with respect to the appropriate business combination structure.

    Major points of discussion during that period and thereafter involved: (a) valuation, particularly in light of the fact that Daimler-Benz shares have had a higher price/earnings multiple than Chrysler's, although Chrysler has had higher earnings; (b) identifying a governance structure that would take into account the parties' goal of incorporating the best U.S. and German practices; (c) finding a structure that would (i) result in a tax-free transaction in the United States and Germany for both companies' stockholders and result in ongoing tax efficiency, (ii) involve one publicly traded class of equity security, (iii) minimize the risk of non-consummation, and (iv) create the possibility that the Transactions would be accounted for as a pooling-of-interests under U.S. GAAP;
(d) determining how best to meet the requirements of a cross-border transaction between a U.S. corporation and a German stock corporation; and (e) creating a management organization for the combined company that achieves a meaningful sharing of management roles consistent with the parties' conception of the Transactions as a "merger of equals."

    The parties recognized that acceptance of the Transactions by important constituencies of Daimler-Benz (including German stockholders, employees and management) would be enhanced if the combined parent company were a German stock corporation (AKTIENGESELLSCHAFT) because such constituencies were familiar and comfortable with that form of organization. Consequently, the parties decided that a new company organized under the laws of the Federal Republic of Germany should be the new public parent company and that the Transactions would be the best means to accomplish the parties' objectives for a business combination transaction, including implementing a merger of equals combining both companies' businesses, stockholder groups, managements and other constituencies, and further that the governance structure that had been discussed would be an appropriate management structure for the combined company in the future.

    On April 7, 1998, Mr. Schrempp and Dr. Cordes presented the Daimler-Benz Management Board with an overview of the discussions with Chrysler regarding a potential transaction.

    On April 16, 1998, Mr. Schrempp and Dr. Cordes discussed the status of the proposed Chrysler transaction with Mr. Hilmar Kopper, the Chairman of the Daimler-Benz Supervisory Board (AUFSICHTSRAT), and on April 19, 1998, Mr. Schrempp and Dr. Cordes gave a detailed presentation of the transaction to the Daimler-Benz Management Board.

    On April 21, 1998, Messrs. Eaton and Valade met with Mr. Schrempp and Drs. Cordes and Grube to refine their thinking with respect to, among other things, valuation and key governance and management positions. In addition, they agreed that the working teams should work with the objective of completing all elements necessary to announce a transaction on May 7, 1998.

    Between April 23 and May 6, 1998, members of the working teams met at various times to negotiate the Combination Agreement and related documentation. On April 22 and 29, the Chrysler Board was updated concerning the status of discussions with Daimler-Benz. On May 3, 1998, the Daimler-Benz Management Board met to review the Transactions and unanimously approved the Combination Agreement and the Transactions.

    At meetings on May 5 and May 6, the Chrysler Board reviewed the proposed Combination Agreement and the Transactions. At the May 6, 1998 meeting the Chrysler Board unanimously approved the Combination Agreement and the Transactions. On May 6, 1998, the Daimler-Benz Supervisory Board met in Stuttgart and received a full briefing and the recommendation of the Management Board with respect to the proposed Combination Agreement. Although no resolution was proposed at the meeting, there was substantial discussion and several members indicated their general satisfaction with the proposed transaction. The discussion at the meeting focused on the reasons for the business combination including, among other things, general consolidation in the automotive industry and the strong potential for synergies between the constituent companies, the company profile of Chrysler, the transaction structure, organizational issues relating to the structure and composition of the DaimlerChrysler Management Board and Supervisory Board and the prospects for enhancing the value of the combined entity in the future. The Daimler-Benz Supervisory Board scheduled a second meeting on May 14, 1998, to consider and vote on the proposed Combination Agreement.

    On May 6, in response to newspaper stories about discussions between Chrysler and Daimler-Benz, the companies announced that they were in discussions.

    Late in the evening of May 6, 1998, in London, all constituent parties signed the Combination Agreement. In the morning of May 7, the signing of the Combination Agreement was publicly announced.

    On May 14, 1998, the Daimler-Benz Supervisory Board unanimously approved the Combination Agreement and the Transactions.

    In July 1998, the parties discussed how best to maximize the likelihood that the Minimum Condition to the Daimler-Benz Exchange Offer would be satisfied in order to enable the Transactions to be accounted for as a pooling-of-interests. Both parties believe this accounting treatment is desirable because purchase accounting would cause reported earnings per share of DaimlerChrysler AG to be reduced as a result of the amortization of the excess of purchase consideration over the book value of the net assets acquired. The parties decided to increase the likelihood of satisfying the Minimum Condition to the Daimler-Benz Exchange Offer by amending the Combination Agreement to provide that the Daimler-Benz Exchange Offer Ratio would be 1.005, rather than 1.000, if the Minimum Condition is satisfied so that the Transactions can be accounted for as a pooling-of-interests.


    Following execution of the Combination Agreement, the parties concluded that a primary goal of the Transactions was to create a market system for the DaimlerChrysler Ordinary Shares which is the most efficient, investor friendly and functionally invisible and which is the most liquid and reliable. The parties believe that this will translate into a more valuable security and a more valuable company for the owners of DaimlerChrysler AG. The parties adopted the objective of integrating the relevant national systems for share ownership, trading and voting in a manner that makes it a matter of indifference to investors whether they hold, own, buy or sell shares in Germany, the United States or any other national market. Accordingly, it was agreed that DaimlerChrysler AG would issue one equity security--DaimlerChrysler Ordinary Shares--worldwide in connection with the Transactions.


    The changes, reflected in an amendment and restatement of the Combination Agreement executed by the parties as of July 31, 1998, were presented to and approved by the Chrysler Board at a meeting on July 30, 1998 and at a meeting of the Daimler-Benz Supervisory Board and Daimler-Benz Management Board on July 31, 1998. At the July 30 meeting, the Chrysler Board considered the above described benefits of obtaining pooling-of-interests accounting treatment and determined that the increased probability of achieving the Minimum Condition so that the Transactions could be accounted for as a pooling-of-interests substantially outweighed the fact that each Daimler-Benz stockholder would receive a slightly higher number of DaimlerChrysler Ordinary Shares if the Minimum Condition were satisfied. The Board also determined, for the reasons described above, that it would be preferable for DaimlerChrysler AG to issue one class of equity securities worldwide, rather than American Depositary Receipts in the U.S. and ordinary shares elsewhere.

Recommendations of the Chrysler Board and Reasons for those Recommendations

    The Chrysler Board was advised of the status of discussions with Daimler-Benz at meetings of the Chrysler Board on February 5, March 5, March 23 and April 22. The Chrysler Board considered the possibility of a transaction with Daimler-Benz at meetings on April 7 and April 29, at which meetings representatives of CSFB, Chrysler's financial advisors, were present in person or by telephone. The proposed transaction and the proposed Combination Agreement were further reviewed and discussed by the Chrysler Board at meetings on May 5 and May 6, attended by Chrysler's financial and legal advisors in person or by telephone. At the May 6 meeting, the Chrysler Board unanimously determined that it was in the best interests of Chrysler and its stockholders to enter into the proposed business combination with Daimler-Benz; approved the Combination Agreement; and recommended that Chrysler's stockholders approve and adopt the Combination Agreement, the Chrysler Merger and the other transactions contemplated by the Combination Agreement. The Chrysler Board has unanimously approved the Combination Agreement and determined that the transactions contemplated by it, including the Chrysler Merger, are fair to and in the best interests of Chrysler and Chrysler's stockholders. The Chrysler Board unanimously recommends that the stockholders of Chrysler vote FOR the approval and adoption of the Combination Agreement and the transactions contemplated thereby, including the Chrysler Merger.

    Following are the material factors that led to the foregoing determination, approval and recommendation by the Chrysler Board:

    - The likelihood that the automotive industry will undergo significant consolidation, resulting in a smaller number of larger companies surviving as effective global competitors.

    - The Chrysler Board's view that Daimler-Benz was the best partner for a business combination with Chrysler. While each company was strong by itself, the combined company would be stronger than either one individually, because of the two companies' complementary strengths. Daimler-Benz is stronger in luxury and higher end automobiles; Chrysler, in sport-utility vehicles and minivans;

      Daimler-Benz is stronger in Europe; Chrysler, in North America. Daimler-Benz' reputation for engineering complements Chrysler's reputation for product development. Moreover, the combined company will have greater financial strength with which to enter new markets.

    - The financial condition, results of operations, business and prospects of each of Chrysler and Daimler-Benz. The financial condition of both companies was strong; the results of operations of both companies reflected profitable operations; the businesses of the two companies were highly successful, with each operating at or near full capacity manufacturing products that appeal to customers in the relevant market sectors; and the prospects of both companies were promising given their existing and planned products and their manufacturing and distribution networks.

    - The opportunities for significant synergies afforded by a combination of Chrysler and Daimler-Benz-- based not on plant closings or lay-offs, but on such factors as shared technologies, distribution, purchasing and know-how. Management expects benefits of $1.4 billion in the first year of merged operations, and annual benefits of $3 billion within three to five years.

    - The fact that Chrysler's stockholders would be able to participate in the combined company's future growth, because Chrysler stockholders would receive DaimlerChrysler Ordinary Shares.

    - The "merger-of-equals" corporate governance structure contemplated by the Combination Agreement, which, in the view of the Chrysler Board, means that Chrysler's directors and senior management will be in a position to help bring about the realization of the enhanced growth prospects and synergies expected from the combination of the two companies, for the benefit of stockholders of DaimlerChrysler AG (including former stockholders of Chrysler). See "--Composition of DaimlerChrysler Management Board and Integration Committee" and "The Combination Agreement--DaimlerChrysler AG Governance After the Chrysler Effective Time."

    - The exchange ratio for the Chrysler Merger, and the fact that the exchange ratio implied a market value (based on the closing price of Daimler-Benz ADSs on May 5, the last trading day before the parties confirmed that discussions were ongoing between them) for each share of Chrysler Common Stock reflecting a premium of more than 34% over the closing price of Chrysler Common Stock on that date.

    - The fact that the U.S. Exchange Ratio is a fixed ratio (subject to adjustment for Daimler-Benz' previously announced Rights Offering and the Special Distribution), which means that Chrysler's stockholders will participate in any increase in the market price of Daimler-Benz Ordinary Shares between signing and closing (although they would also participate in any decrease in the market price of Daimler-Benz Ordinary Shares).

    - The opinion of CSFB, delivered to the Chrysler Board on May 6, that, as of that date and based upon and subject to the matters set forth in the opinion, the U.S. Exchange Ratio was fair to the holders of Chrysler Common Stock from a financial point of view, and the analyses of CSFB underlying that opinion.

    - The fact that Chrysler's obligations under the Combination Agreement are conditioned upon receipt of a favorable opinion of counsel and ruling from the IRS, so that the Chrysler Exchange should be tax-free for United States federal income tax purposes.

    - The expectation that the Transactions will be accounted for as a pooling-of-interests for financial reporting purposes, although the Chrysler Board recognized that either party could request DaimlerChrysler AG to reduce the Minimum Condition to the Daimler-Benz Exchange Offer, which would have the effect of causing the transaction to be inconsistent with the criteria for pooling-of-interests accounting and, therefore, to be accounted for as a purchase. The Chrysler Board recognized that purchase accounting treatment would have no impact on cash generation or on the business logic for the transaction, although it would reduce reported earnings because of the need to account for and to amortize goodwill.

    - The terms of the Combination Agreement, including the fact that Chrysler could furnish information and conduct negotiations with a third party, and, after notice to Daimler-Benz, could terminate the Combination Agreement prior to receipt of stockholder approval in order to enter into an agreement relating to a Superior Proposal (as hereinafter defined), in either case if the Chrysler Board determined, after receiving advice of counsel, that failure to do so may result in a breach of fiduciary duty.

    - The fact that, based on the most recently reported stockholdings in Chrysler and Daimler-Benz, no one stockholder would control
      DaimlerChrysler AG or be in a position by itself to block the sale of DaimlerChrysler AG following closing of the business combination.

    - The fact that Chrysler's largest stockholder, Tracinda, and Daimler-Benz' largest stockholder, Deutsche Bank AG, had each indicated its support of the proposed transaction.

    While the Chrysler Board considered each of the foregoing factors in reaching its determination, different directors may have attached different importance to different factors. In view of the number and wide variety of factors considered in connection with its evaluation of the Transactions, the Chrysler Board did not consider it practicable, nor did it attempt, to assign relative weight to the specific factors considered in reaching its determination.

    In addition to these factors, all of which supported the decision of the Chrysler Board to recommend the Chrysler Merger, the Chrysler Board also recognized that certain members of the Chrysler Board and of Chrysler management have interests in the Transactions that are in addition to and may be different from the interests in the Chrysler Merger of holders of Chrysler Common Stock, including employment agreements with Chrysler, severance benefits, accelerated vesting of stock options and other stock-based awards, employment agreements with DaimlerChrysler AG (in the case of the Chrysler senior officers who are to become members of the DaimlerChrysler Management Board) and interests in certain Chrysler benefit plans, and, in the case of Mr. Eaton, an increase in pension benefits intended to encourage Mr. Eaton to remain in DaimlerChrysler AG's and Chrysler's employ following the Chrysler Merger. See "--Interests of Certain Persons in the Chrysler Merger."

    In addition, the Chrysler Board considered a number of potential risks relating to the Transactions, including:

    - the difficulties inherent in integrating two large enterprises with geographically dispersed operations, incorporated in different countries;

    - the risk that the synergies and benefits sought in the Transactions might not be fully achieved;

    - the risk that the Transactions would not be consummated;

    - the risks associated with a possible post-closing German valuation award proceeding (SPRUCHVERFAHREN); and

    - the substantial expenses expected to be incurred by Chrysler and by Daimler-Benz in connection with the Transactions.

    The Chrysler Board believed that these potential risks and disadvantages were greatly outweighed by the potential benefits anticipated from the Transactions. See "Risk Factors."

    The Chrysler Board believed that a combination with Daimler-Benz represented a unique strategic opportunity for Chrysler and its stockholders, who could continue to participate as stockholders in the combined company. In addition, the terms of the Combination Agreement permit Chrysler to negotiate and accept a Superior Proposal (as hereinafter defined). Therefore, the Chrysler Board did not seek a transaction with any other company.

Opinion of Financial Advisor of Chrysler

    Chrysler retained CSFB to act as its exclusive financial advisor in connection with the Chrysler Merger based upon CSFB's experience and expertise. On May 6, 1998, CSFB delivered to the Chrysler Board its oral opinion, subsequently confirmed in writing, that, based upon and subject to the factors and assumptions set forth therein, as of such date, the U.S. Exchange Ratio was fair from a financial point of view to the holders of Chrysler Common Stock. CSFB subsequently delivered to the Chrysler Board its written opinion, dated May 6, 1998 (the "CSFB Opinion"), that, based upon and subject to the factors and assumptions set forth therein, as of such date, the U.S. Exchange Ratio was fair from a financial point of view to the holders of Chrysler Common Stock.

    At the meeting of the Chrysler Board on July 30, 1998, CSFB orally advised the Chrysler Board that the change to 1.005 in the Daimler-Benz Exchange Offer Ratio and the Daimler-Benz Merger Exchange Ratio if the Minimum Condition is satisfied did not affect the CSFB Opinion. The Chrysler Board did not request an updated opinion from CSFB.

    THE FULL TEXT OF THE CSFB OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS AND QUALIFICATIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CSFB, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF CHRYSLER ARE URGED TO READ THE CSFB OPINION CAREFULLY AND IN ITS ENTIRETY. THE CSFB OPINION WAS PROVIDED TO THE CHRYSLER BOARD FOR ITS INFORMATION IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CHRYSLER STOCKHOLDER AS TO HOW TO VOTE ON THE CHRYSLER MERGER PROPOSAL. THE SUMMARY OF THE CSFB OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CSFB OPINION SET FORTH IN ANNEX B AND INCORPORATED HEREIN BY REFERENCE.

    In preparing the CSFB Opinion, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying the CSFB Opinion or the presentation made by CSFB to the Chrysler Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, CSFB did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying the CSFB Opinion.

    In performing its analyses, CSFB made numerous assumptions with respect to Chrysler, Daimler-Benz, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chrysler or Daimler-Benz. No company, transaction or business used in such analyses as a comparison is identical to Chrysler, Daimler-Benz or the proposed Transactions, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained in the analyses performed by CSFB are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the CSFB Opinion and CSFB's presentation to the Chrysler Board were among several factors taken into consideration by the Chrysler Board in making its determination to approve the Transactions. Consequently, the CSFB analyses described below should not be viewed as, and were not, determinative of the opinion of the Chrysler Board or Chrysler's management with respect to the U.S. Exchange Ratio or the proposed Transactions.

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    In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to Chrysler and Daimler-Benz, as well as a draft of the Combination Agreement. CSFB also reviewed certain other information, including financial forecasts, provided to it by Chrysler and Daimler-Benz, and met with the managements of Chrysler and Daimler-Benz to discuss the business and prospects of Chrysler and Daimler-Benz. CSFB also considered certain financial and stock market data of Chrysler and Daimler-Benz, compared that data with similar data for other publicly held companies in businesses similar to those of Chrysler and Daimler-Benz and considered the financial terms of certain other business combinations and other transactions which have recently been effected. In addition, CSFB considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

    In connection with its review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, CSFB assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Chrysler and Daimler-Benz as to the future financial performance of Chrysler and Daimler-Benz. CSFB also assumed, with Chrysler's consent, that the Transactions would be consummated in the manner and on the terms set forth in the Combination Agreement and that in the course of obtaining the necessary legal, regulatory and third party consents and approvals no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the Transactions. CSFB was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Chrysler or Daimler-Benz, nor was it furnished with any such evaluations or appraisals. CSFB was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Chrysler. No other limitations were imposed by the Chrysler Board upon CSFB with respect to investigations made or procedures followed by CSFB in rendering its opinion. The CSFB Opinion is necessarily based upon financial, economic, market, exchange rate and other conditions as they existed and could be evaluated on the date thereof. CSFB did not express any opinion as to what the actual value of the DaimlerChrysler Ordinary Shares actually will be when issued to Chrysler's stockholders pursuant to the Chrysler Merger or the prices at which the DaimlerChrysler Ordinary Shares will trade subsequent to the Chrysler Merger or the other Transactions.

    The following is a summary of the analyses performed by CSFB in connection with the preparation of the CSFB Opinion.

    COMPARATIVE STOCK PRICE PERFORMANCE ANALYSIS. CSFB reviewed the per share daily closing prices of the Chrysler Common Stock and of the Daimler-Benz ADSs over the period from May 1, 1997 to May 4, 1998 compared with the performance of other U.S. and European automobile manufacturers including General Motors Corporation, Ford Motor Company, Bayerische Motoren Werke AG, Fiat SpA, PSA Peugeot Citroen, Renault SA, Volkswagen AG and Volvo AB. CSFB also reviewed the ratios of Chrysler's to Daimler-Benz' high, low and average per share daily closing stock prices for the twelve month period ending May 4, 1998, as well as the closing stock prices on May 4, 1998, and computed the premium or discount of the U.S. Exchange Ratio in relation to the aforementioned prices. The ratios of the various stock prices of Chrysler to Daimler-Benz for the period ending May 4, 1998 ranged from 0.398 to 0.477, and CSFB observed that the U.S. Exchange Ratio represented a premium ranging from approximately 15% to 37% over those ratios.

    EQUITY ANALYST PRICE TARGETS ANALYSIS. CSFB reviewed the per share price targets of the Chrysler Common Stock and of the Daimler-Benz ADSs from selected investment research reports. CSFB also reviewed the ratios of Chrysler's to Daimler-Benz' target stock prices and computed the premium or discount of the U.S. Exchange Ratio in relation to the aforementioned ratios. The ratio of target stock prices of Chrysler to Daimler-Benz was 0.471 for the mean price targets, and CSFB observed that the U.S. Exchange Ratio represented a premium of approximately 16% over that ratio.

    CHRYSLER DISCOUNTED CASH FLOW ANALYSIS. CSFB performed a discounted cash flow analysis for fiscal years 1998 to 2002 to estimate the present value of the stand-alone unlevered free cash flows that Chrysler is

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expected to generate if Chrysler performs in accordance with scenarios based on certain financial forecasts. For purposes of this analysis, unlevered free cash flows were defined as unlevered net income plus depreciation plus amortization less capital expenditures less investment in working capital.

    CSFB performed its analyses based on financial forecasts provided to it by Chrysler for two separate business scenarios: a base case (the "Chrysler Base Case") and a sensitivity case (the "Chrysler Sensitivity Case"). The Chrysler Base Case reflects Chrysler's current business plan, including Chrysler management forecasts for fiscal years 1998 through 2002. The Chrysler Sensitivity Case includes management's adjustments to the Chrysler Base Case to provide for an industry downturn, lower market share and higher sales incentives.

    The Chrysler Base Case projections included (i) projected revenues of $63.7 billion, $71.1 billion, $71.2 billion, $76.4 billion and $80.5 billion in 1998, 1999, 2000, 2001 and 2002 and (ii) projected net income of $3.1 billion, $3.3 billion, $3.3 billion, $4.1 billion and $4.9 billion in 1998, 1999, 2000, 2001 and 2002.

    Chrysler informed CSFB that the Chrysler Base Case projection were based on several significant assumptions. The Chrysler Base Case projections are influenced significantly by North American vehicle sales, the level of retail incentives per unit and the success of new product models. The Chrysler Base Case projections assume North American vehicle sales of approximately 16.6 million in 1998 and remaining relatively constant through 2002. The assumed level of retail incentives in 1998 was approximately $1,250 per unit with slight increases in the incentive levels for 1999 and 2000 during the launch of new models and declines in incentive levels during 2001 and 2002 after the successful launch of the new models.

    CSFB calculated terminal values for Chrysler by applying a range of multiples of earnings before interest, taxes, depreciation and amortization ("EBITDA") to the fiscal year 2002 EBITDA from 3.00x to 3.75x in each of the above two scenarios. These EBITDA multiples were based on Chrysler's and comparable U.S. automobile manufacturers' trading multiples of fiscal year 1997 EBITDA. The unlevered free cash flow streams and terminal values were then discounted using a range of discount rates from 12.5% to 13.5%. The discount rate range was selected based on an analysis of Chrysler's weighted average cost of capital. Based on this analysis, the implied equity values for Chrysler ranged from approximately $49 to approximately $58 per fully diluted share of Chrysler Common Stock for the Chrysler Base Case and approximately $30 to approximately $35 per fully diluted share of Chrysler Common Stock for the Chrysler Sensitivity Case.

    DAIMLER-BENZ DISCOUNTED CASH FLOW ANALYSIS. CSFB performed a discounted cash flow analysis for fiscal years 1998 to 2002 to estimate the present value of the stand-alone unlevered free cash flows that Daimler-Benz is expected to generate if Daimler-Benz performs in accordance with scenarios based on certain financial forecasts. For purposes of this analysis, unlevered free cash flows were defined as unlevered net income plus depreciation plus amortization less capital expenditures less investment in working capital.

    CSFB performed its analyses based on financial forecasts provided to it by Daimler-Benz for two separate business scenarios: a base case (the "Daimler-Benz Base Case") and a sensitivity case (the "Daimler-Benz Sensitivity Case"). The Daimler-Benz Base Case reflects Daimler-Benz' current strategic plan, including Daimler-Benz management forecasts for fiscal years 1998 through 2000 and forecasts developed by CSFB for fiscal years 2001 through 2002 based upon the first three years' projected performance. The Daimler-Benz Sensitivity Case was developed by CSFB after discussions with Daimler-Benz management to reflect adjustments to the Daimler-Benz Base Case to provide for slower sales growth and lower operating margin expansion.

    CSFB was informed by Daimler-Benz that the Daimler-Benz Base Case included projections of each of its major operating segments. Passenger Cars projections included (i) projected revenues of DM59.4 billion, DM66.6 billion and DM69.2 billion in 1998, 1999 and 2000 and (ii) earnings before interest and taxes ("EBIT") of DM3.4 billion, DM5.4 billion and DM5.9 billion in 1998, 1999 and 2000. Commercial Vehicles included (i) projected revenues of DM40.2 billion, DM42.4 billion and DM44.2 billion in 1998, 1999 and 2000 and (ii) EBIT of DM1.3 billion, DM2.1 billion and DM2.3 billion in 1998, 1999 and 2000. DASA projections included (i) projected revenues of DM16.0 billion, and DM17.6 billion and DM17.8 billion in 1998, 1999 and 2000 and

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(ii) EBIT of DM0.5 billion, DM1.3 billion and DM1.5 billion in 1998, 1999 and
2000. Directly Managed Businesses projections included (i) projected revenues of DM8.4 billion, DM9.9 billion and DM10.9 billion in 1998, 1999 and 2000, debis projections included (i) projected revenues of DM17.3 billion, DM20.4 billion and DM23.5 billion in 1998, 1999 and 2000 and (ii) EBIT of DM0.5 billion, DM0.7 billion and DM1.0 billion in 1998, 1999 and 2000. Corporate Eliminations projections included (i) projected revenues of DM(5.9) billion, DM(7.2) billion and DM(7.4) billion in 1998, 1999 and 2000 and (ii) EBIT of DM(0.5) billion, DM(0.4) billion and DM(0.4) billion in 1998, 1999 and 2000.

    Daimler-Benz informed CSFB that the Daimler-Benz Base Case projections were based on several significant assumptions. The growth in Passenger Car revenues and EBITDA stem from the assumed successful launch of the new S-class automobile and the continued growth of the recently introduced C-class and the M-class lines. The continued growth in Commercial Vehicle revenues and the increases in its EBITDA arise from the assumed improvement in the European truck market and the successful launch of its new line of vehicles. The revenue increases for DASA are assumed to arise from the high demand in the commercial aircraft business and from increased European defense spending while the improvements in EBITDA in addition stem from the continued successful implementation of the restructuring program of this business segment. The improvement in the Directly Managed Businesses is assumed to continue after the successful rationalization of the businesses in this segment and the success of recently entered into joint ventures. The growth in debis' revenues and EBITDA are assumed to track the growth of the Passenger Car segment and the continued growth of its telecommunication and information technology services.

    CSFB calculated terminal values for Daimler-Benz by applying a range of multiples of EBITDA to the fiscal year 2002 EBITDA from 5.5x to 6.5x for the passenger cars business segment; from 5.0x to 7.0x for the commercial vehicles business segment; from 8.0x to 10.0x for the aerospace (DASA) business segment; from 8.0x to 9.0x for the non-financial services businesses within the debis business segment; and from 7.0x to 9.0x for the Directly Managed Businesses
(DMB) business segment in each of the above two scenarios. These EBITDA multiples were based on current comparable companies trading multiples of fiscal year 1997 EBITDA. CSFB calculated terminal multiples for Daimler Benz' financial services business within the debis business segment by applying a range of net income multiples for the fiscal year 2002 net income from 16.0x to 17.0x. These net income multiples were based on current comparable companies (including, in the case of the passenger cars segment, comparable European automobile companies) trading multiples of fiscal year 1997 net income. The unlevered free cash flow streams and terminal values were then discounted using a range of discount rates from 9.5% to 10.5% for the passenger cars business segment; from 9.5% to 10.5% for the commercial vehicles business segment; from 9.0% to 10.0% for the aerospace (DASA) business segment; from 11.0% to 13.0% for the financial services businesses within the debis business segment; from 9.0% to 10.0% for the non-financial services businesses within the debis business segment; and from 10.0% to 12.0% for the Directly Managed Businesses (DMB) business segment in each of the above two scenarios. The discount rate ranges for the business segments were selected based on an analysis of the comparable companies' weighted average cost of capital. Based on this analysis, the equity values for Daimler-Benz ranged from approximately DM 183 to approximately DM 221 ($102 to $123 assuming DM/US$ exchange rate of 1.80/1.00) per fully diluted Daimler-Benz Ordinary Share for the Daimler-Benz Base Case and approximately DM 143 to approximately DM 172 ($79 to $95 assuming DM/US$ exchange rate of 1.80/1.00) per fully diluted Daimler-Benz Ordinary Share for the Daimler-Benz Sensitivity Case.

    CSFB reviewed the ratios of Chrysler's to Daimler-Benz' discounted cash flow equity valuation per fully diluted share based on the discounted cash flow analysis and computed the premium or discount of the U.S. Exchange Ratio in relation to the aforementioned ratios. The ratios of equity valuations per fully diluted share of Chrysler to Daimler-Benz for the Chrysler Base Case and the Daimler-Benz Base Case ranged from 0.472 to 0.480. CSFB observed that the U.S. Exchange Ratio represented a premium of approximately 14% to 16% over the ratios of Chrysler's to Daimler-Benz' discounted cash flow equity valuations per fully diluted share.

    CHRYSLER COMPARABLE COMPANIES ANALYSIS. Using publicly available information, CSFB compared selected financial, operating and stock market data for Chrysler to corresponding data of selected companies in the U.S.

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automobile industry, consisting of General Motors Corporation and Ford Motor
Company (the "Selected Companies"). This analysis indicated, among other things, ranges of multiples for the Selected Companies of estimated fiscal 1998 earnings per share ("EPS") of 8.0x to 9.5x and ranges of multiples for the Selected Companies of estimated fiscal 1999 EPS of 8.0x to 9.0x. Applying these multiples to Chrysler's Base Case and First Call 1998 and 1999 EPS forecasts resulted in an implied equity reference range for Chrysler of approximately $40 to approximately $50 per fully diluted share of Chrysler Common Stock. First Call is a frequently quoted earnings estimate and financial news survey. CSFB did not review the methodologies or assumptions used by First Call in compiling its earnings estimate, and First Call was not asked to consent to the use of its name herein.

    DAIMLER-BENZ COMPARABLE COMPANIES ANALYSIS. Using publicly available information, CSFB compared selected financial, operating and stock market data for Daimler-Benz to corresponding data of selected companies in the European passenger car industry including Bayerische Motoren Werke AG, Fiat SpA, PSA Peugeot Citroen, Renault SA, Volkswagen AG and Volvo AB; in the commercial vehicle industry including MAN AG, Navistar International Corporation, Oshkosh Truck Corporation, PACCAR Inc., Scania AB and Western Star Trucks Holdings Ltd.; in the aerospace and defense industry including The Boeing Company, Bombardier Inc., British Aerospace Plc, Dassault Aviation SA, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company and Thomson-CSF; and the financial services industry including Associates First Capital Corp., Household International, Inc., The CIT Group, Inc. and The FINOVA Group Inc. This analysis indicated respective multiples of estimated fiscal 1998 sales and EBIT of 0.3x to 0.5x and 8.1x to 16.8x for European passenger cars; 0.3x to 1.0x and 5.2x to 11.1x for commercial vehicles; and 0.8x to 1.5x and 7.3x to 15.2x for aerospace and defense. For Financial Services, CSFB calculated multiples of book value and estimated fiscal 1998 net income which ranged from 2.4x to 4.1x and 17.0x to 22.0x, respectively. Applying these multiples to corresponding financial data of Daimler-Benz resulted in an implied equity reference range for Daimler-Benz of approximately DM 110 to approximately DM 189 ($61 to $105 assuming DM/US$ exchange rate of 1.80/1.00) per fully diluted Ordinary Share of Daimler-Benz.

    CSFB reviewed the ratios of Chrysler's to Daimler-Benz' comparable companies equity valuation per fully diluted share and computed the premium or discount of the U.S. Exchange Ratio in relation to the aforementioned ratios. The ratios of equity valuations per fully diluted share of Chrysler to Daimler-Benz ranged from 0.476 to 0.656. CSFB observed that the U.S. Exchange Ratio represented a discount of approximately (17%) under, to a premium of approximately 15% over, the ratios of Chrysler's to Daimler-Benz' comparable companies equity valuations per fully diluted share.

    CSFB observed that the implied premium indicated from this analysis was consistent with the results of other analyses, but that this analysis also indicated the U.S. Exchange Ratio represented a potential discount to the ratios of Chrysler's to Daimler-Benz' comparable companies equity valuation per fully diluted share. CSFB noted this potential discount, but as stated above, this analysis was just one of several analyses used by CSFB to reach its fairness determination.

    PRECEDENT "MERGER-OF-EQUALS" TRANSACTIONS. CSFB analyzed the Transactions as a strategic business combination not involving a sale of control of Chrysler and, accordingly, reviewed and analyzed the terms, to the extent publicly available, of 16 major announced or completed "merger-of-equals" transactions (the "Precedent MOE Transactions") in various industry sectors such as automotive, telecommunications, utilities, financial services, consumer products and pharmaceuticals. For each of the Precedent MOE Transactions, CSFB reviewed and analyzed the stock price premium/(discount) from each constituent company's perspective based on the relevant exchange ratio versus both (i) the market exchange ratio one day prior to the announcement of the transaction and (ii) the market exchange ratio based on the average stock prices for the 20 trading days prior to the announcement of the transaction. CSFB also reviewed the pro forma ownership of the combined company by each constituent company's stockholder base, each constituent company's representation on the board of directors of the combined company and each constituent company's share of senior management positions. CSFB grouped the Precedent MOE Transactions based on whether each constituent company had even or uneven representation on the board of directors of the combined company. CSFB noted that twelve of

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the Precedent MOE Transactions had even representation on the board of directors of the combined company: (i) BANC ONE CORPORATION and First Chicago NBD Corporation; (ii) Travelers Group Inc. and Citicorp; (iii) TransCanada Pipelines Limited and NOVA Corporation; (iv) The Royal Bank of Canada and Bank of
Montreal; (v) Union Bank of Switzerland and Swiss Bank Corporation; (vi) CUC International Inc. and HFS Incorporated; (vii) Grand Metropolitan PLC and Guinness PLC; (viii) Dean Witter Discover & Co. and Morgan Stanley Group Inc.;
(ix) AXA SA and UPA Group; (x) Autoliv AB and Morton International, Inc.'s Automotive Safety Products; (xi) Bell Atlantic Corporation and NYNEX
Corporation; and (xii) Sandoz Ltd. and Ciba Geigy Group; and that three of the Precedent MOE Transactions had uneven representation on the board of directors of the combined company: (i) NationsBank Corporation and BankAmerica
Corporation; (ii) American Electric Power Company Inc. and Central & South West Corporation; and (iii) SBC Communications Inc. and Pacific Telesis Group.

    CSFB's analysis indicated that the exchange ratios for the Precedent MOE Transactions were generally negotiated within a reasonably narrow band around the market exchange ratio implied by recent pre-announcement stock market prices (both using stock prices one day prior to public announcement and over the 20 trading days prior to public announcement), and that one party to a given transaction typically received a modest premium to such pre-announcement stock market prices whereas the other party to the transaction received a modest discount to such recent pre-announcement stock market prices. For the twelve Precedent MOE Transactions where each of the constituent companies had even representation on the combined company's board of directors, the premiums ranged from 0.5% to 21.7% and the discounts ranged from (1.2%) to (13.1%), with the premiums and discounts each being less than 15% in seven of the ten transactions where premiums and discounts could be calculated. For the three Precedent MOE Transactions where each of the constituent companies had uneven representation on the combined company's board of directors, the premiums ranged from 0.0% to 39.0% and there were no discounts, with the premiums being less than 15% in only one of the three transactions. CSFB noted that the U.S. Exchange Ratio resulted in the following one-day and average 20-day premiums/(discounts) compared to the Market Exchange Ratio (as defined below) as of May 4, 1998: premium of 38.0% and premium of 32.0%, respectively, from Chrysler's perspective. CSFB also noted that as a result of the Chrysler Merger, each of Chrysler and Daimler-Benz would have even stockholder representation on the DaimlerChrysler Supervisory Board and would share key senior management positions.

    CSFB noted that none of the Precedent MOE Transactions was identical to the Transactions and that, accordingly, any analysis of the Precedent MOE Transactions necessarily involved complex considerations and judgments concerning differences in industry dynamics, stock market valuation parameters, financial and operating characteristics and various other factors that would necessarily affect the U.S. Exchange Ratio as compared to the exchange ratios for the Precedent MOE Transactions.

    PRO FORMA ANALYSIS. Based on the Chrysler Base Case forecasts and the Daimler-Benz Base Case forecasts, CSFB analyzed the pro forma EPS for DaimlerChrysler for fiscal years 1999 and 2000. The analysis showed, on an equivalent share basis, the Transactions would lead to pro forma EPS in 1999 and 2000 less than the Chrysler Base Case forecast and greater than the Daimler-Benz Base Case forecast. While CSFB noted these pro forma EPS effects, CSFB also considered the pro forma share price effects. CSFB compared the share prices of Chrysler and Daimler-Benz to the theoretical trading value of a DaimlerChrysler AG share, on an equivalent share basis, based on the pro forma EPS for DaimlerChrysler AG and a range of potential price/earnings multiples based on the Chrysler and Daimler-Benz comparable companies analyses. This analysis indicated that, on an equivalent share basis, the share price of DaimlerChrysler AG would be greater than the share prices of Chrysler or Daimler-Benz on a stand-alone basis.

    Pursuant to a letter agreement, dated February 1, 1998, between Chrysler and CSFB, Chrysler agreed to pay CSFB for services rendered thereunder (i) a fee of $15 million, payable upon announcement of the Transactions, (ii) a fee of $20 million, to be paid upon the closing of the Transactions and (iii) an additional fee equal to 0.11% of the change in Chrysler's fully diluted equity market value on December 31, 1997 compared to the fully diluted equity market value of the DaimlerChrysler shares received by Chrysler's stockholders in the Chrysler Merger to be paid 65 calendar days following the time of closing, subject to a maximum of $20 million. Chrysler also agreed to reimburse CSFB for all out-of-pocket expenses, including the fees and expenses of its legal counsel and any other advisor retained by CSFB, resulting from or arising out of the engagement. Chrysler

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
further agreed to indemnify CSFB and certain related persons and entities for certain losses, claims, damages or liabilities (including actions or proceedings in respect thereof) related to or arising out of, among other things, its engagement as financial advisor. To the extent that Chrysler issues additional shares of Chrysler Common Stock in connection with the Transactions, CSFB will perform certain investment banking services for Chrysler related thereto and receive customary fees for such services.

    In the past, CSFB has performed certain investment banking services for Chrysler and has received customary fees for such services. CSFB is an internationally recognized investment banking and advisory firm. CSFB, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of both Chrysler and Daimler-Benz for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Recommendations of the Daimler-Benz Management Board and Reasons for those Recommendations

    The Daimler-Benz Management Board received comprehensive status briefings concerning discussions with Chrysler at meetings of the Daimler-Benz Management Board on April 7 and April 19. On May 3, 1998, the Daimler-Benz Management Board met to review the Transactions and unanimously approved the Transactions and the proposed Combination Agreement.

    The Daimler-Benz Management Board has unanimously determined that the Daimler-Benz Exchange Offer and the Daimler-Benz Merger are fair to and in the best interests of Daimler-Benz and its stockholders. In addition, the Daimler-Benz Management Board unanimously resolved to recommend that the Daimler-Benz stockholders approve the consummation of the transactions contemplated by the Combination Agreement, including the Daimler-Benz Exchange Offer, to accept the Daimler-Benz Exchange Offer and tender their shares pursuant to the Daimler-Benz Exchange Offer and to approve the Daimler-Benz Merger.

    The material factors taken into account by the Daimler-Benz Management Board in reaching such conclusions and formulating its recommendation are set forth below:

    - In light of the likelihood of international consolidation in the automobile industry, automobile companies that consolidate currently are likely to enjoy the most attractive prospects for materially enhancing their long-term competitive position. The Daimler-Benz Management Board viewed the combination with Chrysler as an opportunity to strengthen Daimler-Benz' competitive position through an immediate expansion of its automotive product range to cover virtually the entire market and through a geographic expansion in the U.S. on the same scale as Daimler-Benz presently maintains in Europe.

    - The proposed combination with Chrysler will create the third largest automotive company in the world in terms of revenues, market capitalization and earnings. Daimler-Benz believes that these attributes will create a combined company which is stronger and better positioned in the marketplace than Daimler-Benz would be as an independent entity. In addition, Daimler-Benz believes that the increase in market capitalization will provide enhanced liquidity for Daimler-Benz stockholders.

    - The combination with Chrysler will help reduce the risk associated with the dependency on the premium segment of the automobile market by introducing brand diversity.

    - The potential short-term synergies in purchasing, distribution and research and development, and the potential long-term synergies in the development and growth of markets expected from the combination. Daimler-Benz anticipates benefits from the combination of approximately $1.4 billion in the first year of combined operations, and annual benefits of approximately $3 billion within three to five years.

    - With Daimler-Benz' non-automotive businesses, including aerospace, services and rail systems, diesel engines and automotive electronics operations, the combined company will be a world leader in the areas of traffic and transportation. These businesses will continue to be managed within DaimlerChrysler AG as independent divisions.

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    - The Daimler-Benz Management Board's belief that the Daimler-Benz Merger
      Exchange Ratio, when considered in light of the U.S. Exchange Ratio, conforms in both theory and practice with the relevant generally accepted German valuation principles. For a discussion of such applicable German valuation principles, see "The Transactions--German Valuation Proceeding (SPRUCHVERFAHREN)."

    - The opinion of Goldman Sachs to the Daimler-Benz Management Board and the Daimler-Benz Supervisory Board, provided orally on May 6, 1998 that, as of the date of such opinion, the Daimler-Benz Exchange Ratio (as defined in the Goldman Sachs opinion attached hereto as Annex C) pursuant to the Combination Agreement is fair from a financial point of view to the holders of Daimler-Benz Ordinary Shares (including those Daimler-Benz Ordinary shares represented by Daimler-Benz ADSs). Such opinion was subsequently confirmed in writing on May 8, 1998.

    - The fact that DaimlerChrysler AG will be a stock corporation (AKTIENGESELLSCHAFT) organized under the laws of the Federal Republic of Germany, thereby enhancing the likelihood of acceptance of the Transactions by all important constituencies of Daimler-Benz.

    Although the Daimler-Benz Management Board considered each of the foregoing factors in reaching its determination, different members of the Daimler-Benz Management Board may have attached different importance to different factors. In view of the variety of factors considered in connection with its evaluation of the Transactions, the Daimler-Benz Management Board did not discuss or consider relative weights for the specific factors considered in reaching its determination.

Opinion of Financial Advisor of Daimler-Benz


    On May 6, 1998, Goldman Sachs delivered its oral opinion to the Daimler-Benz Management Board and Daimler-Benz Supervisory Board that, as of the date of such opinion, the Daimler-Benz Exchange Ratio (as defined in the Goldman Sachs opinion attached hereto as Annex C) pursuant to the Combination Agreement is fair from a financial point of view to the holders of Daimler-Benz Ordinary Shares (including those Daimler-Benz Ordinary Shares represented by Daimler-Benz
ADSs). Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion dated as of May 8, 1998. Thereafter, Goldman Sachs orally advised the Daimler-Benz Management Board and Daimler-Benz Supervisory Board that (i) the change to 1.005 in the Daimler-Benz Exchange Offer Ratio and the Daimler-Benz Merger Exchange Ratio if the Minimum Condition is satisfied and
(ii) the change of the 80% Minimum to the 75% Minimum did not affect the Goldman Sachs opinion. Neither the Daimler-Benz Management Board nor the Daimler-Benz Supervisory Board requested an updated opinion from Goldman Sachs.


    The full text of the written opinion of Goldman Sachs dated May 8, 1998, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs are urged to, and should, read such opinion in its entirety. The opinion and advice provided by Goldman Sachs is not and should not be considered a value opinion (BEWERTUNG Z.B. IM RAHMEN EINER VERSCHMELZUNG) as usually rendered by qualified auditors based on the requirements of German corporate law.

    In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Combination Agreement; (ii) the Annual Reports to Stockholders of Daimler-Benz and Chrysler for the five years ended December 31, 1997; (iii) Annual Reports on Form 10-K of Chrysler for the five years ended December 31, 1997; (iv) Annual Reports on Form 20-F of Daimler-Benz for the four years ended December 31, 1997; (v) certain interim reports to stockholders of Daimler-Benz and Chrysler and Quarterly Reports on Form 10-Q of Chrysler; (vi) certain other communications from Daimler-Benz and Chrysler to their respective stockholders; and (vii) certain internal financial analyses and forecasts for Daimler-Benz and Chrysler prepared by their respective managements including the cost savings projected by the Daimler-Benz and Chrysler managements to result from the Transactions. Goldman Sachs also held discussions with members of the senior management of Daimler-Benz and Chrysler regarding the strategic rationale for, and potential benefits of, the Transactions and the past and current business operations, financial condition, and future prospects of their respective

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
companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs and Chrysler Common Stock, compared certain financial and stock market information for Daimler-Benz and Chrysler with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the automotive manufacturing industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Daimler-Benz or Chrysler or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed that the financial forecasts, including, without limitation, the cost savings projected by Daimler-Benz and Chrysler managements to result from the Transactions, have been reasonably prepared on the basis reflecting the best currently available judgment and estimates of Daimler-Benz and Chrysler managements and that such forecasts will be realized in the amount and at the times contemplated thereby. Goldman Sachs did not express any opinion as to the prices at which DaimlerChrysler Ordinary Shares may trade if and when they are issued. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Daimler-Benz Management Board and the Daimler-Benz Supervisory Board in connection with their consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs should vote with respect to such Transactions or whether or not any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs should tender such securities in connection with such Transactions. In addition, the opinion and advice provided by Goldman Sachs is not and should not be considered a value opinion (BEWERTUNG Z.B. IM RAHMEN EINER VERSCHMELZUNG) as usually rendered by qualified auditors based on the requirements of German corporate law.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Daimler-Benz Management Board and Daimler-Benz Supervisory Board on May 6, 1998. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Annex C.

        HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs reviewed the monthly indexed historical trading prices of Daimler-Benz Ordinary Shares and Chrysler Common Stock and the relationship between movements of such securities and movements in a composite index of (i) European automobile manufacturers (the "European Composite"); (ii) United States automobile manufacturers (the "United States Composite"); and (iii) Japanese automobile manufacturers (the "Japanese Composite"). The European Composite is composed of the following companies: Bayerische Motoren Werke AG, Daimler-Benz (used only in the review of Chrysler Common Stock), Fiat SpA, PSA Peugeot Citroen, Renault SA, Volkswagen AG ("Volkswagen") and Volvo AB. The United States Composite is composed of the following companies: Chrysler (used only in the review of Daimler-Benz Ordinary Shares), Ford Motor Company and General Motors Corporation. The Japanese Composite is composed of the following companies: Honda Motor Co., Ltd., Mazda Motor Corp., Mitsubishi Motors Corp., Nissan Motor Co., Ltd., Suzuki Motor Corp. and Toyota Motor Corp. Such analysis indicated that during such period the Daimler-Benz Ordinary Shares outperformed each of the United States Composite, the European Composite and the Japanese Composite and the Chrysler Common Stock (i) traded in line with the United States Composite, (ii) underperformed the European Composite and (iii) outperformed the Japanese Composite.

        SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to Daimler-Benz and Chrysler to corresponding financial information, ratios and public market multiples for the companies included in the European Composite, the United States Composite and the Japanese Composite (the "Selected Companies"). The Selected Companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Daimler-Benz and Chrysler. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples and ratios for Daimler-Benz, Chrysler and each of the other Selected Companies were

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
    calculated using closing prices on April 29, 1998 and were based on the most recent publicly available information. Estimated information for the Selected Companies was provided by Goldman Sachs research, except for Volkswagen and estimated 1999 earnings per share ("EPS") estimates for the companies in the United States Composite were based on estimates by the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Goldman Sachs did not review the methodologies or assumptions used by IBES in compiling its earnings estimate, and IBES was not asked to consent to the use of its name herein. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus book value of debt less cash) as a multiple of revenues and as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA").

        Goldman Sachs' analyses of the Selected Companies indicated that (a) levered multiples of estimated 1997 revenues for (i) the United States Composite ranged from a low of 0.26x to a high of 0.36x (with a mean of 0.31x), (ii) the European Composite ranged from a low of 0.29x to a high of 0.71x (with a mean of 0.48x) and (iii) the Japanese Composite ranged from a low of 0.28x to a high of 1.01x (with a mean of 0.60x), as compared to 0.66x for Daimler-Benz and 0.36x for Chrysler; (b) levered multiples of estimated 1998 revenues for (i) the United States Composite ranged from a low of 0.27x to a high of 0.34x (with a mean of 0.31x), (ii) the European Composite ranged from a low of 0.28x to a high of 0.68x (with a mean of 0.47x) and
    (iii) the Japanese Composite ranged from a low of 0.27x to a high of 0.95x (with a mean of 0.58x), as compared to 0.66x for Daimler-Benz and 0.34x for Chrysler and (c) levered multiples of estimated 1999 revenues for the European Composite ranged from a low of 0.27x to a high of 0.65x (with a mean of 0.44x), as compared to 0.57x for Daimler-Benz. Goldman Sachs' analyses of the Selected Companies also indicated that (a) levered multiples of estimated 1997 EBITDA for (i) the United States Composite ranged from a low of 2.4x to a high of 3.0x (with a mean of 2.7x), (ii) the European Composite ranged from a low of 3.9x to a high of 7.9x (with a mean of 5.9x) and (iii) the Japanese Composite ranged from a low of 3.5x to a high of 12.8x (with a mean of 8.1x), as compared to 7.9x for Daimler-Benz and 2.7x for Chrysler; (b) levered multiples of estimated 1998 EBITDA for (i) the United States Composite ranged from a low of 2.4x to a high of 3.1x (with a mean of 2.8x), (ii) the European Composite ranged from a low of 3.3x to a high of 6.8x (with a mean of 5.0x) and (iii) the Japanese Composite ranged from a low of 3.2x to a high of 12.0x (with a mean of 7.6x), as compared to 6.6x for Daimler-Benz and 2.9x for Chrysler and (c) levered multiples of estimated 1999 EBITDA for the European Composite ranged from a low of 2.9x to a high of 6.5x (with a mean of 4.5x), as compared to 5.4x for Daimler-Benz.

        In addition, Goldman Sachs' analyses of the Selected Companies indicated that (a) price/earnings ratios for estimated 1997 for (i) the United States Composite ranged from a low of 8.7x to a high of 9.9x (with a mean of 9.3x),
    (ii) the European Composite ranged from a low of 13.4x to a high of 35.4x (with a mean of 21.9x) and (iii) the Japanese Composite ranged from a low of (32.9)x to a high of 25.2x (with a mean of 5.0x), as compared to 24.4x for Daimler-Benz and 9.9x for Chrysler; (b) price/earnings ratios for estimated 1998 for (i) the United States Composite ranged from a low of 8.0x to a high of 9.4x (with a mean of 8.5x), (ii) the European Composite ranged from a low of 11.2x to a high of 30.7x (with a mean of 18.2x) and (iii) the Japanese Composite ranged from a low of 8.1x to a high of 124.1x (with a mean of 34.4x), as compared to 27.2x for Daimler-Benz and 8.1x for Chrysler and (c) price/earnings ratios for estimated 1999 for (i) the United States Composite ranged from a low of 8.5x to a high of 8.7x (with a mean of 8.6x) and (ii) the European Composite ranged from a low of 9.8x to a high of 28.4x (with a mean of 15.8x), as compared to 18.0x for Daimler-Benz and 8.5x for Chrysler. Estimated 1999 price/earnings ratios for the Japanese Composite were not available.

        SELECTED TRANSACTION ANALYSIS. Goldman Sachs analyzed certain information relating to comparably sized transactions. Specifically, Goldman Sachs performed a transaction premium analysis on forty (40) announced transactions larger than $10 billion from January 1984 to April 1998 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions the premium paid in such transactions as compared to (i) the price one day prior to the announcement date ranged from a low of (5.0)% to a high of 95.1% (with a median of 27.3% and a mean of 32.3%) and (ii) the price four weeks prior to the

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
    announcement date ranged from a low of (5.7)% to a high of 100.9% (with a median of 30.8% and a mean of 35.9%), as compared to 30.5% in the Transactions (based on closing prices on April 29, 1998, for Daimler-Benz Ordinary Shares and Chrysler Common Stock). Goldman Sachs did not calculate the premium to be paid in the Transactions one day prior to the announcement date because the analyses underlying its fairness opinion delivered to the Daimler-Benz Management Board and Daimler-Benz Supervisory Board on May 6, 1998 were prepared prior to such date.

        DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a discounted cash flow analysis assuming an EBIT growth rate of 2% from estimated calendar year 2002 to estimated calendar year 2007. Goldman Sachs calculated a net present value of free cash flows for the years 1998 through 2007 using discount rates ranging from 10.0% to 12.0%. The range of discount rates was selected based in part on an analysis of comparable companies' weighted average costs of capital and the experience and professional judgment of Goldman Sachs with respect to the automotive manufacturing industry. Goldman Sachs calculated Chrysler's terminal values in the year 2007 based on nominal perpetual free cash flow growth rates ranging from 0.0% to 4.0%. These terminal values were then discounted to present value using discount rates ranging from 10% to 12%. Using nominal perpetual free cash flow growth rates ranging from 0.0% to 4.0% and a discount rate of 10%, the implied price per share of Chrysler Common Stock ranged from $86.10 to $109.92. Using nominal perpetual free cash flow growth rates ranging from 0.0% to 4.0% and a discount rate of 11%, the implied price per share of Chrysler Common Stock ranged from $78.53 to $95.57. Using nominal perpetual free cash flow growth rates ranging from 0.0% to 4.0% and a discount rate of 12%, the implied price per share of Chrysler Common Stock ranged from $72.27 to $84.82.

        ANALYSIS OF PURCHASE PRICE. Goldman Sachs calculated the levered consideration (including the cost of options and new shares to be issued by Chrysler to qualify for pooling-of-interests accounting treatment) to be paid by Daimler-Benz in the Transactions based on a per share price for Chrysler Common Stock of $52.73 which represented a 30% premium over the $40.56 price per share of Chrysler Common Stock on April 29, 1998. Goldman Sachs calculated such per share price consideration as a multiple of (i) sales revenues (based on estimates of Chrysler management), (ii) EBITDA,
    (iii) earnings before interest and taxes ("EBIT") and (iv) net income (based on estimates of Chrysler management). For purposes of EBITDA and EBIT, equity income from Chrysler subsidiaries was excluded and Chrysler EBITDA and EBIT were based on pretax income from Chrysler estimates after taking into account an adjustment to interest income. With respect to sales revenues, this analysis indicated that (i) for 1997 sales revenue of $56.9 billion the multiple was 0.53x, (ii) for estimated 1998 sales revenue of $62.4 billion the multiple was 0.48x and (iii) for estimated 1999 sales revenue of $68.0 billion the multiple was 0.44x, as compared to multiples of 0.38x, 0.34x and 0.32x for 1997, estimated 1998 and estimated 1999, respectively, using a per share price of $40.56 for Chrysler Common Stock. With respect to EBITDA, this analysis indicated that (i) for 1997 EBITDA of $5.8 billion the multiple was 5.20x, (ii) for estimated 1998 EBITDA of $6.8 billion the multiple was 4.45x, and (iii) for estimated 1999 EBITDA of $7.2 billion the multiple was 4.17x, as compared to multiples of 3.72x, 3.18x and 2.98x for 1997, estimated 1998 and estimated 1999, respectively, using a per share price of $40.56 for Chrysler Common Stock. With respect to EBIT, this analysis indicated that (i) for 1997 EBIT of $3.3 billion the multiple was 9.15x, (ii) for estimated 1998 EBIT of $3.9 billion the multiple was 7.78x, and (iii) for estimated 1999 EBIT of $4.4 billion the multiple was 6.82x, as compared to multiples of 6.55x, 5.57x and 4.88x for 1997, estimated 1998 and estimated 1999, respectively, using a per share price of $40.56 for Chrysler Common Stock. With respect to net income, this analysis indicated that (i) for 1997 net income of $2.8 billion the multiple was 12.82x, (ii) for estimated 1998 net income of $3.0 billion the multiple was 11.95x, and (iii) for estimated 1999 net income of $3.3 billion the multiple was 10.77x, as compared to multiples of 9.77x, 9.10x and 8.21x for 1997, estimated 1998 and estimated 1999, respectively, using a per share price of $40.56 for Chrysler Common Stock.

        CONTRIBUTION ANALYSIS. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, market capitalization, sales, EBITDA, EBIT, net income and total assets) for Daimler-Benz, Chrysler and the pro forma combined entity based on Daimler-

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    Benz and Chrysler managements' consensus financial forecasts for each of
    Daimler-Benz, Chrysler and the pro forma combined entity. In addition, for purposes of EBITDA and EBIT, equity income from Chrysler subsidiaries was excluded. Goldman Sachs also analyzed the relative income statement contribution of Daimler-Benz and Chrysler to the combined companies on a pro forma basis based on actual 1997 and estimated years 1998 and 1999, based on financial data and on the assumptions provided to Goldman Sachs by Daimler-Benz and Chrysler managements. This analysis indicated that (i) for 1997, Daimler-Benz would have contributed 66.4% to market capitalization, 55.4% to sales, 50.5 % to EBITDA, 38% to EBIT, 46.7% to net income and 56.1% to total assets, (ii) for estimated 1998, Daimler-Benz would have contributed 54.7% to sales, 53.0 % to EBITDA, 44.8% to EBIT and 39.1% to net income and (iii) for estimated 1999, Daimler-Benz would have contributed 55.3% to sales, 58.0 % to EBITDA, 54.0% to EBIT and 47.1% to net income.

        PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared a pro forma analysis of the financial impact of the Transactions. Using earnings estimates for Daimler-Benz and Chrysler prepared by their respective managements for 1998, 1999 and 2000, and assuming pre-tax annual synergies ranging from $0 to $1.6 billion. Goldman Sachs compared the EPS of Daimler-Benz Ordinary Shares, on a standalone basis, to the EPS of the common stock of the combined entity on a pro forma basis. Goldman Sachs performed this analysis based on a price of DM 175.7 per share (the per share price on April 29, 1998) of Daimler-Benz Ordinary Shares and $40.56 per share (the per share price on April 29, 1998) of Chrysler Common Stock and assuming that Chrysler issues 27 million shares of Chrysler Common Stock for purposes of qualifying for pooling-of-interests accounting treatment. This analysis indicated that, assuming synergies of $0, $1 billion, $1.2 billion, $1.4 billion and $1.6 billion, the proposed Transactions (i) for estimated 1998, would result in EPS accretion to the holders of Daimler-Benz Ordinary Shares of 47.3%, 65.9%, 73.1% and 76.6%, respectively, (ii) for estimated 1999, would result in EPS accretion to the holders of Daimler-Benz Ordinary Shares of 23.2%, 35.3%, 37.6%, 39.9% and 42.2%, respectively and (iii) for estimated 2000, would result in EPS accretion to the holders of Daimler-Benz Ordinary Shares of 13.8%, 24.3%, 26.3%, 28.3% and 30.4%, respectively. As part of the foregoing analysis, Goldman Sachs also analyzed the potential impact of the Transactions on the price/earnings ratios of Daimler-Benz Ordinary Shares using estimated 1999 price/earnings ratios ranging from a high of 16.5x (the estimated 1999 price/earnings ratio for Daimler-Benz on a standalone basis) to a low of 13.5x (the estimated 1999 price/earnings ratio for the combined entity on a weighted average basis after taking into account the relative earnings contributions of Daimler-Benz and Chrysler to the combined entity). This analysis indicated that the financial impact of the Transactions would be positive to the holders of the Daimler-Benz Ordinary Shares.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses and did not reach separate conclusions as to each analysis that it performed. Rather, Goldman Sachs reached a single conclusion as to fairness based on its experience and professional judgment and the analysis as a whole. As such, in providing its oral opinion to the Daimler-Benz Management Board and Daimler-Benz Supervisory Board on May 6, 1998, Goldman Sachs did not indicate how each of the analyses described above supported its fairness determination. No company or transaction used in the above analyses as a comparison is directly comparable to Daimler-Benz or Chrysler or the contemplated Transactions. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Daimler-Benz Management Board and Daimler-Benz Supervisory Board as to the fairness from a financial point of view of to the holders of Daimler-Benz Ordinary Shares (including those Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs) of the Daimler-Benz Exchange Ratio (as defined in the Goldman Sachs opinion attached as Annex C) pursuant to the Combination Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of DaimlerChrysler AG,

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
Daimler-Benz, Chrysler, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Daimler-Benz Management Board and Daimler-Benz Supervisory Board was one of many factors taken into consideration by the Daimler-Benz Management Board and Daimler-Benz Supervisory Board in making its determination to approve the Combination Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex C hereto.

    Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Daimler-Benz selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Goldman Sachs is familiar with Daimler-Benz having acted as its financial advisor in connection with the sale of TEMIC Semiconductor GmbH in 1998; the acquisition of a defense electronics business from Siemens AG in 1998; the merger of Mercedes Benz AG with Daimler-Benz in 1997; the sale of 80% of Dornier Luftfahrt GmbH of Daimler-Benz Aerospace AG in 1996; the merger of AEG AG into Daimler-Benz in 1996; the sale of 80% of Dornier Medizintechnik GmbH in 1996; a series of capital market transactions including a number of equity and equity-linked offerings from 1994 to 1997; and sponsorship and advisory services pertaining to Daimler-Benz' NYSE listing in 1993. Goldman Sachs has also provided certain investment banking services to Chrysler from time to time including serving as a co-manger in the issuance of $600 million 7.45% Debentures due 2027 and $500 million 7.4% Debentures due 2097 in February 1997 and July 1997, respectively.

    Goldman Sachs and its affiliates provide a full range of financial, advisory and brokerage services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in the securities, including derivative securities, of Daimler-Benz or Chrysler for its own account and for the account of customers. As of the date hereof, Goldman Sachs held net long position of 242,442 shares of Daimler-Benz Ordinary Shares and net long position of 128,946 shares of Chrysler Common Stock. To the extent that Chrysler issues additional shares of Chrysler Common Stock in connection with the Transactions, Goldman Sachs will perform certain investment services related thereto and receive customary fees for such services.

    Pursuant to a letter agreement dated April 14, 1998 (the "Engagement Letter"), Daimler-Benz engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. Pursuant to the terms of the Engagement Letter, Daimler-Benz has agreed to pay Goldman Sachs a fee of $15 million, to be paid three weeks after public announcement of the Transactions, a fee of $10 million, to be paid three weeks after the Transactions are approved by holders of Chrysler Common Stock, a fee of $10 million, to be paid three weeks after the Transactions are approved by holders of Daimler-Benz Ordinary Shares and an additional fee equal to 0.25% of the increase in the combined market capitalization of Daimler-Benz and Chrysler during the six-month period following completion of the Transactions (such fee to be at least $5 million but not greater than $25 million). Daimler-Benz has agreed to reimburse Goldman Sachs for all expenses pursuant to section 670 of the German Civil Code and to indemnify Goldman Sachs against certain liabilities.

                                 *  *  *  *  *

    The Daimler-Benz Management Board (VORSTAND) determined that the Daimler-Benz Merger Exchange Ratio was properly determined and is adequate under German valuation principles applicable to transactions such as the Daimler-Benz Merger. In addition, the auditors for the Daimler-Benz Merger (VERSCHMELZUNGSPRUFER) appointed by the German court pursuant to the German Transformation Act (UMWANDLUNGSGESETZ) have reviewed the Daimler-Benz Merger Exchange Ratio and have reported that it was correctly determined in accordance with applicable German valuation principles and is adequate. The report of such auditors will be made available via the Internet on the Daimler-Benz web site to holders of Daimler-Benz Ordinary Shares and otherwise in accordance with applicable German law. For a discussion of such applicable German valuation principles, see "The Transactions--German Valuation Proceeding (SPRUCHVERFAHREN)."

Composition of DaimlerChrysler Management Board and Integration Committee

    The Combination Agreement contemplates that following the Chrysler Effective Time, DaimlerChrysler AG will have a corporate governance structure reflecting that the Transactions contemplate a "merger-of-equals." Daimler-Benz, Chrysler and DaimlerChrysler AG have agreed that they will recommend to their respective stockholders and organizational bodies that the DaimlerChrysler Management Board shall consist of 18 members. Ten of such members will be those initially designated by Daimler-Benz, including two members with responsibility for Daimler-Benz' non-automotive businesses, and eight of such members will be those initially designated by Chrysler. Set forth in the chart below are the names and areas of responsibilities of those persons expected to be members of the DaimlerChrysler Board of Management following the Chrysler Effective Time.

    The Combination Agreement also provides that the DaimlerChrysler Management Board will also establish an Integration Committee with a consultative function which will consist of the Co-Chairmen of the DaimlerChrysler Management Board (VORSTANDSVORSITZENDE), who will also serve as Co-Chairmen of the Integration Committee, and 12 or more members (including such Co-Chairmen), 50% of whom will initially be designated by Chrysler and 50% of whom will initially be designated by Daimler-Benz. There will also be a Chairmen's Integration Council which will consist of the persons identified on the chart set forth below.

    The DaimlerChrysler Management Board (VORSTAND) is responsible for managing DaimlerChrysler AG and representing DaimlerChrysler AG in its dealings with third parties. The DaimlerChrysler Supervisory Board appoints and removes the members of the DaimlerChrysler Management Board and oversees the management of DaimlerChrysler AG, but is prohibited by the German Stock Corporation Law (AKTIENGESETZ) from making management decisions. The German Stock Corporation Law (AKTIENGESETZ) prohibits simultaneous membership on the board of management and the supervisory board of a company. The Integration Committee will be a stockholders advisory body including the Co-Chairmen and consisting principally of the stockholder representatives on the DaimlerChrysler Supervisory Board. The Integration Committee will provide advice to the Management Board (VORSTAND) of DaimlerChrysler AG in connection with the combined businesses and operations of DaimlerChrysler AG following consummation of the Transactions. The Chairmen's Integration Council (Office of the Chairmen) will be responsible for, among other things, managing the integration of Chrysler and Daimler-Benz.

        [CHART OF THE DAIMLERCHRYSLER BOARD OF MANAGEMENT APPEARS HERE.]

Interests of Certain Persons in the Chrysler Merger


    Certain members of Chrysler's management and the Chrysler Board may have interests in the Chrysler Merger that are different from, or in addition to, the interests of Chrysler stockholders generally, and that these interests may create potential conflicts of interest. The Chrysler Board was advised of these interests and considered them, among other factors, in approving the Transactions. These interests are summarized below.


    As described in greater detail below, subject only to the consummation of the Chrysler Merger and their continued employment until such time, each of the following Chrysler executive officers will receive the following cash payments, the following number of DaimlerChrysler Ordinary Shares in respect of his unvested Chrysler Equity Units (as defined below) and the right to share in the appreciation from and after the Chrysler Merger in the following number of DaimlerChrysler Ordinary Shares: Mr. Eaton, $3,727,785; 628,277 DaimlerChrysler Ordinary Shares ($66,214,158) and stock appreciation rights with respect to 2,267,579 DaimlerChrysler Ordinary Shares; Mr. Lutz, $1,326,097; 244,314 DaimlerChrysler Ordinary Shares ($25,748,240) and stock appreciation rights with respect to 683,380 DaimlerChrysler Ordinary Shares; Mr. Stallkamp, $1,500,433; 222,947 DaimlerChrysler Ordinary Shares ($23,496,425) and stock appreciation rights with respect to 379,384 DaimlerChrysler Ordinary Shares; Mr. Valade, $1,056,206; 210,586 DaimlerChrysler Ordinary Shares ($22,193,659) and stock appreciation rights with respect to 442,685 DaimlerChrysler Ordinary Shares; Mr. Pawley, $944,372; 204,104 DaimlerChrysler Ordinary Shares ($21,510,485) and stock appreciation rights with respect to 298,657 DaimlerChrysler Ordinary Shares. In addition, in the event that any of these executive officer's employment is terminated in a qualifying termination following the Chrysler Merger (as described in greater detail below), such officer will also receive the following lump sum severance payment: Mr. Eaton, $24,435,997; Mr. Lutz, $0; Mr. Stallkamp, $5,487,445; Mr. Valade, $4,601,383; and Mr. Pawley, $3,946,166.
Mr. Eaton will also receive an additional monthly pension benefit not in excess of $30,000 in the event that he completes three years of service following the Chrysler Merger (determined based on the assumptions set forth below).

    DAIMLERCHRYSLER AG GOVERNANCE ARRANGEMENTS. The Combination Agreement contains certain agreements relating to the corporate governance of DaimlerChrysler AG after the Chrysler Merger. See "--Composition of DaimlerChrysler Management Board and Integration Committee" and "The Combination Agreement--DaimlerChrysler AG Governance After the Chrysler Effective Time."

    CHRYSLER STOCK PLANS. If the Chrysler Merger is consummated, each outstanding option to purchase or acquire shares of Chrysler Common Stock (the "Chrysler Stock Options"), each outstanding Chrysler performance share ("Chrysler Performance Shares"), each outstanding Chrysler stock unit ("Chrysler Stock Units") and each outstanding Chrysler restricted stock unit ("Chrysler Restricted Stock Units" and, together with the Chrysler Stock Options, the Chrysler Performance Shares and the Chrysler Stock Units, the "Chrysler Equity Units"), in each case whether vested or unvested, will be converted into a right to receive a certain number of DaimlerChrysler Ordinary Shares in accordance with the appropriate formula described under the heading "The Combination Agreement--The Chrysler Merger--Treatment of Chrysler Stock Plans." Each of Chrysler's executive officers and directors holds Chrysler Equity Units that would not otherwise be vested or exercisable, but will be converted into DaimlerChrysler Ordinary Shares. Assuming a per share price of Chrysler Common Stock of $65.71 and a Daimler-Benz Exchange Offer Ratio of 1:1, each of the following persons or groups would receive the following number of DaimlerChrysler Ordinary Shares in respect of their unvested Chrysler Equity
Units: Mr. Eaton, 628,277 shares ($66,214,158), Mr. Lutz, 244,314 shares
($25,748,240), Mr. Stallkamp, 222,947 shares ($23,496,425), Mr. Valade, 210,586 shares ($22,193,659), Mr. Pawley, 204,104 shares ($21,510,485), all non-employee directors as a group, 24,704 shares ($2,603,603), and all executive officers as a group (30 individuals including those named above), 3,533,234 shares ($372,367,573).

    EMPLOYEE BENEFITS. Under the Combination Agreement, DaimlerChrysler AG has agreed that for a period of at least two years following the Chrysler Effective Time, it will provide or cause to be provided to current and former employees and directors of Chrysler and its subsidiaries compensation and benefits (including, without limitation, retiree medical and life insurance benefits) that are at least as favorable in the aggregate as the

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
compensation and benefits they were entitled to receive immediately prior to the Chrysler Effective Time. In addition, DaimlerChrysler AG will, and will cause its subsidiaries to, recognize service with Chrysler and its subsidiaries prior to the Chrysler Effective Time for all purposes under any benefit plans of DaimlerChrysler AG or its subsidiaries. See "The Combination Agreement--Employee Benefit Matters." As a result of these arrangements, current and former members of Chrysler's management and the Chrysler Board would continue to receive compensation and benefits following the Chrysler Merger at least as favorable as those currently provided to them by Chrysler.

    EMPLOYMENT CONTINUATION AGREEMENTS. Chrysler has in effect employment continuation agreements with each of its executive officers. These agreements are intended to assure the affected officer of continued employment for a period of two years following any event that constitutes a change in control for purposes of such agreements. If Chrysler terminates the employment of any such officer without cause, or the officer terminates his employment for good reason, within the two-year period following a change of control, such officer will receive a single lump sum severance payment equal to three times, in the case of Messrs. Eaton, Stallkamp and Valade, and two times, in the case of the other Chrysler executive officers, the sum of the individual's base salary and the average annual bonus payable to him over the three years preceding the date of termination, plus the value of certain additional retirement benefits. These agreements also provide for the continuation of certain employee benefits, such as medical coverage, for a period corresponding to the period for which severance is payable. These agreements also provide that in the event that any payment thereunder or under any other plan or agreement with Chrysler results in the officer being subject to the excise tax payable under Section 4999 of the Code, Chrysler shall make additional payments to such officer so that such officer receives the same net after-tax benefit as the officer would have received had no excise tax been applicable. As a result, if the employment of Chrysler's executive officers were terminated within two years after the Chrysler Merger, such persons would receive, an estimated lump sum severance payment in the amount of $24,435,997 for Mr. Eaton, $0 for Mr. Lutz, $5,487,445 for Mr. Stallkamp, $4,601,383 for Mr. Valade, $3,946,166 for Mr. Pawley and an aggregate amount of $96,907,018 for all executive officers as a group (30 individuals including the named executives). Mr. Lutz has voluntarily retired and will not receive any severance benefits. Chrysler would also be responsible for continuing employee benefits and the additional tax related payments described above.

    AMENDMENTS TO EMPLOYMENT AGREEMENTS AND EMPLOYMENT CONTINUATION
AGREEMENTS. Chrysler has amended its employment agreements with Messrs. Eaton, Valade and Stallkamp to (i) add to the events giving rise to "Good Reason" for an executive to terminate his employment, any failure by DaimlerChrysler AG, Daimler-Benz or Chrysler to maintain the agreed corporate governance arrangements and (ii) assure that, if the executive becomes a party to an employment agreement with DaimlerChrysler AG, such agreement will not adversely affect the rights of the executive and the obligations of Chrysler under his employment agreement. Chrysler has also similarly amended its employment continuation agreements with Messrs. Eaton, Stallkamp, Valade and the other Chrysler executive officers. Chrysler has further amended the employment continuation agreements with each of Messrs. Eaton, Valade and Stallkamp to clarify that each such officer's respective employment agreement shall automatically be reinstated for a one-year term subject to annual renewals when the protection afforded under his employment continuation agreement expires.

    In order to induce Mr. Eaton to remain employed by DaimlerChrysler AG for at least three years following consummation of the Chrysler Merger, Chrysler has amended Mr. Eaton's employment continuation agreement and employment agreement with Chrysler to provide that (i) for each of the first three years of service performed by Mr. Eaton after consummation of the Chrysler Merger he shall receive three years of additional service credit for purposes of determining the pension benefits payable to Mr. Eaton under Chrysler's supplemental executive retirement plan (the "SERP"), with a pro-rated pension credit for any partial year of service completed during such period and (ii) in the event that Mr. Eaton's employment terminates during such three year period following the Chrysler Merger due to his death or disability, a termination by Chrysler without cause or a termination by Mr. Eaton for good reason, Mr. Eaton shall receive the maximum amount of additional credited service for purposes of the SERP (nine years additional service credit in the aggregate, inclusive of any pension credits earned by actual post-Chrysler Merger service actually completed). The maximum additional monthly amount payable to Mr. Eaton following retirement as a result of the foregoing changes (excluding amounts that Mr. Eaton would otherwise be entitled to receive) is estimated to be approximately $30,000.

    INCENTIVE COMPENSATION PLAN. In connection with the Chrysler Merger, participants in Chrysler's Incentive Compensation Plan (including, without limitation, Chrysler's executive officers) will receive a distribution of amounts calculated thereunder in respect of 1998 performance through the date of the Chrysler Merger. In the ordinary course, under a stockholders' resolution, the amount accrued under such Plan for the entire calendar year would be available for award at the discretion of the Management Resources and Compensation Committees of Chrysler's Board of Directors. Thus, at least a significant portion of the amounts listed below would likely have been paid to these officers without regard to the Chrysler Merger. The amount payable on account of the Chrysler Merger in respect of the Incentive Compensation Plan will be determined based mainly on the percentage of the 1997 incentive compensation pool paid to the affected officer, subject to certain adjustments. Based on these 1997 percentages and the amounts calculated through June 30, 1998 under the stockholders' resolution, the following amounts would be payable to the following persons: Mr. Eaton, $3,727,785, Mr. Lutz, $1,326,097, Mr. Stallkamp, $1,500,433, Mr. Valade, $1,056,206, Mr. Pawley, $944,372, and all
executive officers as a group (30 individuals including those named above), $23,431,868.

    In addition to the above amounts, consistent with Chrysler's normal compensation practices for its senior officers, certain recipients of awards under the Incentive Compensation Plan will also receive additional IC Retirement Benefits in respect of the amounts paid under the Incentive Compensation Plan. The annual amount of such additional retirement benefits will be equal to 6% of the amount paid to such officers under the Incentive Compensation Plan.

    SPECIAL BONUS PLAN. Chrysler may award special cash bonuses, not to exceed $5 million in the aggregate, to officers and employees (including, without limitation, executive officers) selected by Chrysler's Management Resources and Compensation Committees to reward their efforts in connection with the Transactions.

    EQUITY BASED COMPENSATION PLAN. Chrysler has adopted an equity based compensation plan to take effect upon consummation of the Chrysler Merger, under which holders of Chrysler Stock Options (including executive officers) at the time of the Chrysler Merger will have the right to receive cash payments based on any appreciation following the Chrysler Merger in value on the number of DaimlerChrysler Ordinary Shares equal to the number of shares of Chrysler Common Stock subject to any such Chrysler Stock Option multiplied by the U.S. Exchange Ratio. Each such right will have the same terms and conditions, and expire at the same time, as the options held by such optionholders under Chrysler's existing option plans, except that any rights related to Chrysler Stock Options that were not exercisable immediately prior to the Chrysler Effective Time will become exercisable in two equal installments, on each of the six-month and one-year anniversaries of the Chrysler Effective Time. Based on the number of Chrysler Stock Options held by such persons at May 27, 1998, each of the following persons or groups will, at the Chrysler Effective Time, receive stock appreciation rights in respect of the following number of DaimlerChrysler Ordinary Shares: Mr. Eaton, 2,267,579 shares, Mr. Lutz, 683,380 shares, Mr. Stallkamp, 379,384 shares, Mr. Valade, 442,685 shares, Mr. Pawley, 298,657 shares, and all executive officers as a group (30 individuals including those named above), 8,521,319 shares. Non-employee directors will not receive any stock appreciation rights under this plan. In addition, the plan provides that, in the event that the aggregate level of benefits (including stock options and other equity incentives) actually granted to officers and employees of Chrysler and its subsidiaries by DaimlerChrysler AG, Chrysler and their respective subsidiaries following the Chrysler Merger is less than the standard of the U.S. automotive industry or is otherwise limited under local law, Chrysler will establish an appropriate compensation program to cover the shortfall.

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
Certain Tax Consequences

    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

    The following is a discussion of the material United States federal income tax consequences to U.S. Holders of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs who exchange such shares for DaimlerChrysler Ordinary Shares pursuant to the Transactions. This discussion is based upon existing United States federal income tax law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date of the Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs that is (i) an individual citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia or (iii) a partnership, trust or estate treated, for United States federal income tax purposes, as a domestic partnership, trust or estate. This discussion assumes that U.S. Holders hold Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, as a capital asset as of the Chrysler Effective Time, the consummation of the Daimler-Benz Exchange Offer or the Daimler-Benz Effective Time, as the case may be. This discussion does not discuss all aspects of United States federal income taxation that may be relevant to all U.S. Holders in light of their particular circumstances, such as U.S. Holders whose stock was acquired pursuant to the exercise of an employee stock option or otherwise as compensation or U.S. Holders who are subject to special treatment under the United States federal income tax laws (for example, financial institutions, insurance companies, tax-exempt organizations and broker-dealers). This discussion also does not address any aspects of state, local or non-United States tax law.

    EACH U.S. HOLDER IS STRONGLY ADVISED TO CONSULT HIS OR HER OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH U.S. HOLDER, AND AS TO ANY ESTATE, GIFT, STATE, LOCAL OR NON-UNITED STATES TAX CONSEQUENCES OF THE TRANSACTIONS.

    CONSEQUENCES OF THE CHRYSLER EXCHANGE TO U.S. HOLDERS


    The Chrysler Exchange is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and/or, when integrated with the Daimler-Benz Exchange Offer and taking into account the Daimler-Benz Merger, to be treated as a transaction described in Section 351(a) of the Code. The obligation of Chrysler to consummate the Chrysler Exchange is conditioned upon the receipt by Chrysler from Debevoise & Plimpton of an opinion, based on a private letter ruling from the IRS addressing certain issues under Section 367(a)(1) of the Code (the "Private Letter Ruling"), representation letters and assumptions, substantially to the effect that for United States federal income tax purposes, the Chrysler Exchange, taking into account the Daimler-Benz Exchange Offer and the Daimler-Benz Merger, should be treated as a non-recognition transfer of Chrysler Common Stock by the holders thereof in exchange for DaimlerChrysler Ordinary Shares (the "Chrysler Tax Opinion"). The Chrysler Exchange is also conditioned upon the receipt by Chrysler of the Private Letter Ruling, which must be reasonably satisfactory to Chrysler and sufficient to enable Debevoise & Plimpton to render the Chrysler Tax Opinion (which private letter ruling was received from the IRS on September 4, 1998). Assuming that the Chrysler Exchange does qualify for such non-recognition treatment, in the opinion of Debevoise & Plimpton, subject to the assumptions and qualifications set forth under the heading "Certain Tax Consequences--United States Federal Income Tax Consequences of the Transactions," the following discussion, to the extent it describes matters of law and legal conclusions, sets forth the material United States federal income tax consequences of the Chrysler Exchange to the U.S. Holders of Chrysler Common Stock under the law in effect as of the date of this Proxy Statement/Prospectus.


    A U.S. Holder who receives DaimlerChrysler Ordinary Shares in exchange for Chrysler Common Stock will not recognize gain or loss upon such exchange (except as described below with respect to cash that is received with respect to a fractional DaimlerChrysler Ordinary Share). Accordingly, (i) the aggregate tax basis of the DaimlerChrysler Ordinary Shares received by the U.S. Holder will be the same as the aggregate tax basis of the

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
Chrysler Common Stock surrendered in exchange therefor pursuant to the Chrysler Exchange (adjusted with respect to fractional shares) and (ii) the holding period of the DaimlerChrysler Ordinary Shares will include the holding period of the Chrysler Common Stock surrendered in exchange therefor pursuant to the Chrysler Exchange. A U.S. Holder who is a "5% shareholder" of DaimlerChrysler AG in accordance with applicable Treasury Regulations under Section 367(a) of the Code will qualify for the treatment described in this paragraph only if such U.S. Holder files a "gain recognition agreement" with the IRS.

    A U.S. Holder who receives cash with respect to a fractional DaimlerChrysler Ordinary Share in the Chrysler Exchange will be treated as having received such fractional share pursuant to the Chrysler Exchange and then as having sold such fractional share for cash. The amount of any capital gain or loss attributable to such sale will be equal to the difference between the cash received with respect to the fractional share and the ratable portion of the tax basis of the Chrysler Common Stock surrendered that is allocated to such fractional share. In the case of an individual U.S. Holder, any such gain will be subject to United States federal income tax at a maximum rate of 20% if such U.S. Holder has held such Chrysler Common Stock for more than 12 months at the Chrysler Effective Time.


    Chrysler is permitted under the Combination Agreement to waive (but does not intend to waive) the receipt of the Chrysler Tax Opinion as a condition to its obligation to consummate the Chrysler Exchange. Chrysler will not waive this condition without first recirculating revised proxy materials and resoliciting the vote of its stockholders. Furthermore, the Chrysler Tax Opinion is not binding on the IRS or a court and does not preclude the IRS or a court from adopting a contrary position. Chrysler will not seek a ruling from the IRS as to the tax treatment of the Chrysler Exchange as a non-recognition transfer, except with respect to certain issues under Section 367(a)(1) of the Code. If the Chrysler Exchange is not treated as a non-recognition transfer, a U.S. Holder would recognize capital gain or loss equal to the difference between the aggregate fair market value of the DaimlerChrysler Ordinary Shares received and the aggregate tax basis of the Chrysler Common Stock surrendered in exchange therefor. In the case of an individual U.S. Holder, any such gain would be subject to United States federal income tax at a maximum rate of 20% if such U.S. Holder has held such Chrysler Common Stock for more than 12 months at the Chrysler Effective Time.


    CONSEQUENCES OF THE DAIMLER-BENZ EXCHANGE OFFER TO U.S. HOLDERS


    The Daimler-Benz Exchange Offer is intended, when integrated with the Chrysler Exchange, to be treated as a transaction described in Section 351(a) of the Code or, if integrated with the Daimler-Benz Merger, to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligation of Daimler-Benz to consummate the Daimler-Benz Exchange Offer is conditioned upon the receipt by Daimler-Benz from Skadden, Arps, Slate, Meagher & Flom LLP of an opinion, based on representation letters and assumptions, substantially to the effect that for United States federal income tax purposes, the Daimler-Benz Exchange Offer, taking into account the Chrysler Exchange and the Daimler-Benz Merger, should be treated as a non-recognition transfer of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs by the holders thereof in exchange for DaimlerChrysler Ordinary Shares (the "Daimler Tax Opinion"). Assuming that the Daimler-Benz Exchange Offer does qualify for such treatment, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, subject to the assumptions and qualifications set forth under the heading "--Certain Tax Consequences--United States Federal Income Tax Consequences of the Transactions," the following discussion, to the extent it describes matters of law and legal conclusions, sets forth, under the law in effect as of the date of this Proxy Statement/Prospectus, the material United States federal income tax consequences to U.S. Holders that exchange Daimler-Benz ADSs or Daimler-Benz Ordinary Shares for DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Exchange Offer.


    A U.S. Holder who receives DaimlerChrysler Ordinary Shares in exchange for Daimler-Benz Ordinary Shares or Daimler-Benz ADSs will not recognize gain or loss upon such exchange (except as described below with respect to cash that is received with respect to a fractional DaimlerChrysler Ordinary Share). Accordingly, (i) the aggregate tax basis of the DaimlerChrysler Ordinary Shares received by the U.S. Holder will be the same as the aggregate tax basis of the Daimler-Benz Ordinary Shares or Daimler-Benz ADSs surrendered in exchange therefor pursuant to the Daimler-Benz Exchange Offer (adjusted with respect to fractional shares) and (ii) the

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
holding period of the DaimlerChrysler Ordinary Shares will include the holding period of the Daimler-Benz Ordinary Shares or Daimler-Benz ADSs surrendered in exchange therefor pursuant to the Daimler-Benz Exchange Offer.

    A U.S. Holder who receives cash with respect to a fractional DaimlerChrysler Ordinary Share in the Daimler-Benz Exchange Offer will be treated as having received such fractional share pursuant to the Daimler-Benz Exchange Offer and then as having sold such fractional share for cash. The amount of any capital gain or loss attributable to such sale will be equal to the difference between the cash received with respect to the fractional share and the ratable portion of the tax basis of the Daimler-Benz Ordinary Share or Daimler-Benz ADS surrendered that is allocated to such fractional share. In the case of an individual U.S. Holder, any such gain will be subject to United States federal income tax at a maximum rate of 20% if such U.S. Holder has held such Daimler-Benz Ordinary Share or Daimler-Benz ADS for more than 12 months at the consummation of the Daimler-Benz Exchange Offer.

    In accordance with recently issued Treasury Regulations under Section 367(a) of the Code, a U.S. Holder who is a "5% shareholder" of DaimlerChrysler AG will qualify for the treatment described in the two preceding paragraphs only if such U.S. Holder files a "gain recognition agreement" with the IRS; a U.S. Holder who is not a "5% shareholder" of DaimlerChrysler AG is not subject to any special filing requirements under Section 367 of the Code. The IRS has indicated informally, however, that it intends to amend these Treasury Regulations with retroactive effect such that the rules described in the preceding sentence would apply only if the Daimler-Benz Exchange Offer is not integrated with the Daimler-Benz Merger for United States federal income tax purposes. If the Daimler-Benz Exchange Offer is integrated with the Daimler-Benz Merger for United States federal income tax purposes, it currently is anticipated that such amendments to the Treasury Regulations will require that each U.S. Holder who realizes gain upon the exchange of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs for DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Exchange Offer comply with the notice requirements presently set forth in the Temporary Regulations under Section 367(b) of the Code in order to qualify for the treatment described in the two preceding paragraphs and that each "5% shareholder" of DaimlerChrysler AG will not be required to file a "gain recognition agreement." DaimlerChrysler AG currently intends to treat the Daimler-Benz Exchange Offer and the Daimler-Benz Merger as integrated transactions for United States federal income tax purposes. There can be no assurance, however, that the Daimler-Benz Exchange Offer will be integrated with the Daimler-Benz Merger for United States federal income tax purposes or that the IRS or a court will not otherwise take a contrary position. U.S. Holders should consult their own tax advisors regarding these rules and any amendments to such rules.

    Daimler-Benz is permitted under the Combination Agreement to waive (but does not intend to waive) receipt of the Daimler-Benz Tax Opinion as a condition to its obligation to close the Daimler-Benz Exchange Offer. Furthermore, the Daimler-Benz Tax Opinion is not binding on the IRS or a court and does not preclude the IRS or a court from adopting a contrary position. Daimler-Benz will not seek a ruling from the IRS as to the tax treatment of the Daimler-Benz Exchange Offer as a non-recognition transfer. If the Daimler-Benz Exchange Offer is not treated as a non-recognition transfer, a U.S. Holder would recognize capital gain or loss equal to the difference between the aggregate fair market value of the DaimlerChrysler Ordinary Shares received (including any fractional DaimlerChrysler Ordinary Shares that are deemed to be received) and the aggregate tax basis of the Daimler-Benz Ordinary Shares or Daimler-Benz ADSs surrendered in exchange therefor. In the case of an individual U.S. Holder, any such gain would be subject to United States federal income tax at a maximum rate of 20% if such U.S. Holder has held such Daimler-Benz Ordinary Shares or Daimler-Benz ADSs for more than 12 months at the consummation of the Daimler-Benz Exchange Offer.

    CONSEQUENCES OF THE DAIMLER-BENZ MERGER TO U.S. HOLDERS


    In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, subject to the assumptions and qualifications set forth under the heading "--Certain Tax Consequences--United States Federal Income Tax Consequences of the Transactions," the following discussion, to the extent it describes matters of law and legal conclusions, sets forth, under the law in effect as of the date of this Proxy Statement/Prospectus, the material United States


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federal income tax consequences to U.S. Holders that exchange Daimler-Benz
Ordinary Shares or Daimler-Benz ADSs for DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Merger. If the Daimler-Benz Merger is integrated with the Daimler-Benz Exchange Offer for United States federal income tax purposes, the Daimler-Benz Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code, in which case a U.S. Holder who receives DaimlerChrysler Ordinary Shares in exchange for Daimler-Benz Ordinary Shares or Daimler-Benz ADSs will not recognize gain or loss upon such exchange (except as described below with respect to cash that is received with respect to a fractional DaimlerChrysler Ordinary Share). Accordingly, (i) the aggregate tax basis of the DaimlerChrysler Ordinary Shares received by the U.S. Holder will be the same as the aggregate tax basis of the Daimler-Benz Ordinary Shares or Daimler-Benz ADSs surrendered in exchange therefor pursuant to the Daimler-Benz Merger (adjusted with respect to fractional shares) and (ii) the holding period of the DaimlerChrysler Ordinary Shares will include the holding period of the Daimler-Benz Ordinary Shares or Daimler-Benz ADSs surrendered in exchange therefor pursuant to the Daimler-Benz Merger.

    If the Daimler-Benz Merger is integrated with the Daimler-Benz Exchange Offer for United States federal income tax purposes, a U.S. Holder who receives cash with respect to a fractional DaimlerChrysler Ordinary Share in the Daimler-Benz Merger will be treated as having received such fractional share pursuant to the Daimler-Benz Merger and then as having sold such fractional share for cash. The amount of any capital gain or loss attributable to such sale will be equal to the difference between the cash received with respect to the fractional share and the ratable portion of the tax basis of the Daimler-Benz Ordinary Share or Daimler-Benz ADS surrendered that is allocated to such fractional share. In the case of an individual U.S. Holder, any such gain will be subject to United States federal income tax at a maximum rate of 20% if such U.S. Holder has held such Daimler-Benz Ordinary Share or Daimler-Benz ADS for more than 12 months at the Daimler-Benz Effective Time.

    In accordance with recently issued Treasury Regulations under Section 367(a) of the Code, a U.S. Holder who is a "5% shareholder" of DaimlerChrysler AG will qualify for the treatment described in the two preceding paragraphs only if such U.S. Holder files a "gain recognition agreement" with the IRS; a U.S. Holder who is not a "5% shareholder" of DaimlerChrysler AG is not subject to any special filing requirements under Section 367 of the Code. The IRS has indicated informally, however, that it intends to amend these Treasury Regulations with retroactive effect such that the rules described in the preceding sentence would not apply. It currently is anticipated that such amendments to the Treasury Regulations will require that each U.S. Holder who realizes gain upon the exchange of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs for DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Merger comply with the notice requirements presently set forth in the Temporary Regulations under 367(b) of the Code in order to qualify for the treatment described in the two preceding paragraphs and that each "5% shareholder" of DaimlerChrysler AG will not be required to file a "gain recognition agreement." DaimlerChrysler AG currently intends to treat the Daimler-Benz Exchange Offer and the Daimler-Benz Merger as integrated transactions that qualify as a reorganization within the meaning of Section 368(a) of the Code. There can be no assurance, however, that the Daimler-Benz Exchange Offer will be integrated with the Daimler-Benz Merger for United States federal income tax purposes or that the IRS or a court will not otherwise take a contrary position. U.S. Holders should consult their own tax advisors regarding these rules and any amendments to such rules.

    If the Daimler-Benz Merger is not integrated with the Daimler-Benz Exchange Offer for United States federal income tax purposes, a U.S. Holder who exchanges Daimler-Benz Ordinary Shares or Daimler-Benz ADSs for DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Merger will recognize capital gain or loss equal to the difference between the aggregate fair market value of the DaimlerChrysler Ordinary Shares received (including any fractional DaimlerChrysler Ordinary Shares deemed to be received) and the aggregate tax basis of the Daimler-Benz Ordinary Shares or Daimler-Benz ADSs surrendered in exchange therefor. In the case of an individual U.S. Holder, any such gain would be subject to United States federal income tax at a maximum rate of 20% if such U.S. Holder has held such Daimler-Benz Ordinary Shares or Daimler-Benz ADSs for more than 12 months at the Daimler-Benz Effective Time.

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    CERTAIN TAX CONSEQUENCES OF HOLDING DAIMLERCHRYSLER ORDINARY SHARES

    The following is a discussion of the material United States federal income and German tax consequences to Qualified Holders holding DaimlerChrysler Ordinary Shares. This discussion is based upon existing United States federal income and German tax law, including legislation, regulations, administrative rulings and court decisions, as in effect on the date of this Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect. For purposes of this discussion, in general, a "Qualified Holder" means a U.S. Holder that (i) is a resident of the United States for purposes of the United States-Germany income tax treaty (the "Income Tax Treaty"), which generally includes an individual United States resident, a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia and a partnership, estate or trust, to the extent its income is subject to taxation in the United States as the income of a United States resident, either in its hands or in the hands of its partners or beneficiaries, (ii) does not hold DaimlerChrysler Ordinary Shares as part of the business property of a permanent establishment located in Germany or as part of a fixed base of an individual located in Germany and used for the performance of independent personal services and (iii) if not an individual, is not subject to the limitation on benefits restrictions in the Income Tax Treaty. This discussion assumes the Qualified Holder holds DaimlerChrysler Ordinary Shares as a capital asset. This discussion does not discuss all aspects of United States federal income and German taxation that may be relevant to all Qualified Holders in light of their particular circumstances, such as Qualified Holders whose stock was acquired pursuant to the exercise of an employee stock option or otherwise as compensation or Qualified Holders who are subject to special treatment under the United States federal income tax laws (for example, financial institutions, insurance companies, tax-exempt organizations and broker-dealers). This discussion also does not address any aspects of state, local or non-United States (other than certain German) tax law.

    EACH QUALIFIED HOLDER IS STRONGLY ADVISED TO CONSULT HIS OR HER OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME AND GERMAN TAX CONSEQUENCES OF HOLDING DAIMLERCHRYSLER ORDINARY SHARES, INCLUDING THE PARTICULAR FACTS AND CIRCUMSTANCES THAT MAY BE UNIQUE TO SUCH QUALIFIED HOLDER, AND AS TO ANY OTHER TAX CONSEQUENCES OF HOLDING DAIMLERCHRYSLER ORDINARY SHARES.

    TAXATION OF DIVIDENDS

    Under German law, German corporations are required to withhold tax on dividends in an amount equal to 25% of the gross amount paid to resident and nonresident stockholders. A partial refund of this 25% withholding tax can be obtained by Qualified Holders under the Income Tax Treaty (subject to certain limitations). Qualified Holders generally are subject to United States federal income tax on dividends paid by German corporations. Subject to applicable limitations of United States federal income tax law, Qualified Holders may be able to claim a foreign tax credit for certain German income taxes paid. The amount of the refund of German withholding tax and the determination of the foreign tax credit allowable against United States federal income tax generally depend on whether or not the Qualified Holder is a United States corporation owning at least 10% of the voting stock of DaimlerChrysler AG (a "10% Holder").

    In the case of any Qualified Holder other than a 10% Holder, the German withholding tax is partially refunded under the Income Tax Treaty, effectively reducing the withholding tax to 15% of the gross amount of the dividend. In addition, so long as the German imputation system provides German resident individual stockholders with a tax credit in respect of dividends paid by German corporations, the Income Tax Treaty provides that Qualified Holders (other than 10% Holders) are entitled to an additional refund equal to 5% of the gross amount of the dividend. For United States federal income tax purposes, the benefit resulting from this additional 5% treaty refund is treated as a refund received by the Qualified Holder with respect to German corporate taxes equal to 5.88% of the gross amount of the dividend, subject to a German withholding tax of 0.88% (15% of 5.88%). Qualified Holders (other than, in certain circumstances, 10% Holders) will not be entitled to the dividends received deduction with respect to dividends paid by DaimlerChrysler AG.

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
    Thus, for each $100 of gross dividend paid by DaimlerChrysler AG to a Qualified Holder (other than a 10% Holder), the dividend after partial refund of the 25% withholding tax under the Income Tax Treaty will be subject to a German withholding tax of $15. If the Qualified Holder also applies for the additional 5% treaty refund, German withholding tax is effectively reduced to $10; the cash received per $100 of gross dividend is $90. For United States federal income tax purposes, the Qualified Holder generally is treated as receiving a total dividend of $105.88 (to the extent paid out of current or accumulated earnings and profits of DaimlerChrysler AG as determined for United States federal income tax purposes), consisting of the $100 gross dividend and the deemed refund of German corporate tax of $5.88. The notional $105.88 dividend is deemed to have been subject to German withholding tax of $15.88. Thus, for each $100 of gross dividend, the Qualified Holder will include $105.88 in gross income and may be entitled to a foreign tax credit of $15.88, subject to applicable limitations of United States federal income tax law.

    In the case of a 10% Holder, the 25% German withholding tax is reduced under the Income Tax Treaty to 5% of the gross amount of the dividend. Such 10% Holders may, therefore, apply for a refund of German withholding tax in the amount of 20% of the gross amount of the dividend. Subject to applicable limitations of United States federal income tax laws, a 10% Holder may be entitled to a foreign tax credit for the 5% German withholding tax on dividends and for the portion of the total income taxes (trade income tax and corporation income tax including any surtax) paid by DaimlerChrysler AG attributable to the distributed profits.

    Dividends paid in marks (or Euros) to a Qualified Holder of DaimlerChrysler Ordinary Shares will be included in income in a dollar amount calculated by reference to the exchange rate in effect on the date the dividends (including any deemed refund of German corporate tax) are received or treated as received by such holder. If dividends paid in marks (or Euros) are converted into dollars on the date received or treated as received, Qualified Holders generally should not be required to recognize foreign currency gain or loss in respect of each dividend.

    A surtax on the German withholding tax is currently levied on dividend distributions paid by a German resident company. Effective January 1, 1998, the rate of this surtax has been reduced from 7.5% to 5.5%. Based on the new rate, the surtax amounts to 1.375% (5.5% X 25%) of the gross dividend amount. Under the Income Tax Treaty, Qualified Holders are entitled to a full refund of this surtax.

    Under Section 904(g) of the Code, dividends paid by a foreign corporation that is treated as more than 50% owned by United States persons may be treated as United States source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns United States source income. Such treatment may adversely affect Qualified Holders' ability to use foreign tax credits. It is possible that, after the Transactions, DaimlerChrysler AG may be treated as more than 50% owned by United States persons for purposes of Section 904(g) of the Code.

    REFUND PROCEDURES

    To claim the refund reflecting the reduction of the German withholding tax from 25% to 15% (to 5% for 10% Holders), the additional 5% treaty refund and the refund of the 5.5% German surtax, when applicable, a Qualified Holder must submit (either directly or, as described below, through the U.S. Transfer Agent) a claim for refund to the German tax authorities, with the original bank voucher (or certified copy thereof) issued by the paying entity documenting the tax withheld within four years from the end of the calendar year in which the dividend is received. Claims for refund are made on a special German claim for refund form, which must be filed with the German tax authorities: Bundesamt fur Finanzen, 53221 Bonn-Beuel, Germany. The German claim for refund forms may be obtained from the German tax authorities at the same address where the applications are filed, from the Embassy of the Federal Republic of Germany, 4645 Reservoir Road, N.W., Washington, D.C. 20007-1998 or from the Office of International Operations, Internal Revenue Service, 1325 K Street, N.W., Washington, D.C. 20225, Attention: Taxpayer Service Division, Room 900.

    Qualified Holders must also submit to the German tax authorities certification (IRS Form 6166) of their last filed United States federal income tax return. Such certification is obtained from the office of the Director of the Internal Revenue Service Center by filing a request for certification with the Internal Revenue Service

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
Center in Philadelphia, Pennsylvania, Foreign Certificate Request, P.O. Box 16347, Philadelphia, PA 19114-0447. Requests for certification are to be made in writing and must include the Qualified Holder's name, social security number or employer identification number, tax return form number and tax period for which certification is requested. The IRS will send the certification directly to the German tax authorities. This certification is valid for three years and need only be resubmitted in a fourth year in the event of a subsequent application for refund.

    In accordance with arrangements under the U.S. Transfer Agent Agreement (as defined herein), the DaimlerChrysler Ordinary Shares held by certain Qualified Holders will be registered with the U.S. Transfer Agent, which will receive and distribute dividends to Qualified Holders of DaimlerChrysler Ordinary Shares and perform administrative functions necessary to claim the refund reflecting the reduction in German withholding tax from 25% to 15% (to 5% for 10% Holders), the additional 5% treaty refund and the refund of the 5.5% German surtax, when applicable, for such holders. These arrangements may be amended or revoked at any time in the future.

    The U.S. Transfer Agent will prepare the German claim for refund forms on behalf of certain of the Qualified Holders of DaimlerChrysler Ordinary Shares and file them with the German tax authorities. In order for the U.S. Transfer Agent to file the claim for refund forms, the U.S. Transfer Agent will prepare and mail to the Qualified Holders of such DaimlerChrysler Ordinary Shares, and such holders will be requested to sign and return to the U.S. Transfer Agent,
(i) a statement authorizing the U.S. Transfer Agent to perform these procedures and agreeing that the German tax authorities may inform the IRS of any refunds of German taxes and (ii) a written authorization to remit the refund of withholding to an account other than that of the Qualified Holder. Qualified Holders must also submit to the U.S. Transfer Agent certification (IRS Form
6166) of their last filed United States federal income tax return. The U.S. Transfer Agent will attach the signed statement, the IRS Form 6166 and the documentation issued by the paying agency documenting the dividend paid and the tax withheld to the claim for refund form and file them with the German tax authorities.

    To the extent Qualified Holders own DaimlerChrysler Ordinary Shares registered with brokers participating in the Depository Trust Company, it is expected that such brokers will assist the U.S. Transfer Agent in performing the procedures described above and, in particular, prepare and forward the German claim for refund forms together with the required documentation to the U.S. Transfer Agent. The U.S. Transfer Agent will then file the German claim for refund forms and any attachments thereto with the German tax authorities.

    The German tax authorities will issue refunds denominated in marks (or Euros). In the case of DaimlerChrysler Ordinary Shares held by certain Qualified Holders, the refunds will be issued in the name of the U.S. Transfer Agent, which will convert the refunds to dollars and issue corresponding refund checks to the Qualified Holders of such DaimlerChrysler Ordinary Shares and brokers. Such brokers, in turn, will remit corresponding refund amounts to the Qualified Holders holding DaimlerChrysler Ordinary Shares registered with such brokers. Qualified Holders of DaimlerChrysler Ordinary Shares who receive a refund attributable to reduced withholding taxes under the Income Tax Treaty may be required to recognize foreign currency gain or loss, which will be treated as ordinary income or loss, to the extent that the dollar value of the refund received or treated as received by the Qualified Holder differs from the U.S. dollar equivalent of the refund on the date the dividend on which such withholding taxes were imposed was received or treated as received by the Qualified Holder.

    TAXATION OF CAPITAL GAINS

    Under the Income Tax Treaty, a Qualified Holder will not be liable for German tax on capital gains realized or accrued on the sale or other disposition of DaimlerChrysler Ordinary Shares.

    Upon a sale or other disposition of DaimlerChrysler Ordinary Shares, a Qualified Holder will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount realized and the Qualified Holder's aggregate tax basis in the DaimlerChrysler Ordinary Shares. In the case of an individual Qualified Holder of DaimlerChrysler ADSs or DaimlerChrysler Ordinary Shares, any such capital

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gain will be subject to a maximum United States federal income tax rate of 20%, if the individual Qualified Holder's holding period in such DaimlerChrysler Ordinary Shares is more than 12 months.

    GIFT AND INHERITANCE TAXES

    The United States-Germany estate tax treaty provides that an individual whose domicile is determined to be in the United States for purposes of such treaty will not be subject to German inheritance and gift tax (the equivalent of the United States federal estate and gift tax) on the individual's death or making of a gift unless the DaimlerChrysler Ordinary Shares (i) are part of the business property of a permanent establishment located in Germany or (ii) are part of the assets of a fixed base of an individual located in Germany and used for the performance of independent personal services. An individual's domicile in the United States, however, does not prevent imposition of German inheritance and gift tax with respect to an heir, donee or other beneficiary who is domiciled in Germany at the time the individual died or the gift was made.

    The United States-Germany estate tax treaty also provides a credit against United States federal estate and gift tax liability for the amount of inheritance and gift tax paid in Germany, subject to certain limitations, in a case where the DaimlerChrysler Ordinary Shares are subject to German inheritance or gift tax and United States federal estate or gift tax.

    GERMAN CAPITAL TAX (VERMOGENSTEUER)

    The Income Tax Treaty provides that a Qualified Holder will not be subject to German capital tax (VERMOGENSTEUER) with respect to the DaimlerChrysler Ordinary Shares. As a result of a judicial decision, the German capital tax (VERMOGENSTEUER) presently is not imposed.

    OTHER GERMAN TAXES

    There are no German transfer, stamp or other similar taxes that would apply to Qualified Holders upon receipt (including pursuant to the Transactions), purchase, holding or sale of DaimlerChrysler Ordinary Shares.

    UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING

    Distributions of dividends on DaimlerChrysler Ordinary Shares paid within the United States or through certain United States-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a 31% rate unless the Qualified Holder (i) is a corporation or other exempt recipient or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

Anticipated Accounting Treatment


    Chrysler and Daimler-Benz intend that the Transactions will qualify as a pooling-of-interests under APB No. 16 for accounting and financial reporting purposes. If, however, the Daimler-Benz Exchange Offer is consummated after the Minimum Condition has been changed to the 75% Minimum, the Transactions will be accounted for using the purchase method of accounting rather than using the pooling-of-interests method of accounting.


    Whether the Transactions are accounted for as a purchase or as a pooling-of-interests could have a significant impact on the reported financial position of DaimlerChrysler AG following consummation of the Transactions. In general, the purchase method accounts for a business combination as the acquisition of one company by another. Purchase accounting requires that the purchase price and costs of the acquisition be allocated to all of the assets acquired and liabilities assumed, based on their fair value. If the purchase price exceeds the fair value of the purchased company's net assets, the excess is recorded as goodwill and amortized. Earnings or losses of the purchased company are included in the buyer's financial statements from the consummation date of the acquisition. The pooling-of-interests method accounts for the business combination as the uniting of the ownership interests of two companies by the exchange of voting securities. Under the

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pooling-of-interests method, assets, liabilities and stockholders equity of each company are carried forward at their previous carrying amounts. Operating results of both companies are combined for all prior periods prior to the consummation date. See "Unaudited Pro Forma Combined Financial Information."

Issuance of Additional Shares of Chrysler Common Stock


    Because of certain purchases of Chrysler Common Stock by Chrysler within the past two years, Chrysler, in order to facilitate the treatment of the Transactions as a pooling-of-interests, intends to issue and sell such number (estimated at 30.0 million shares) of shares of Chrysler Common Stock as are necessary so that the Transactions can be accounted for as a pooling-of-interests. These additional shares will be issued shortly prior to the Chrysler Effective Time and will be treated for all purposes as issued and outstanding at the Chrysler Effective Time. Chrysler expects to issue these additional shares in an underwritten public offering or, alternatively, a "block sale" to underwriters. These additional shares will not be issued, however, if the Daimler-Benz Exchange Offer is consummated after the Minimum Condition has been changed to the 75% Minimum.


Affiliates' Restrictions on Sale of DaimlerChrysler Ordinary Shares

    The DaimlerChrysler Ordinary Shares to be issued in the Chrysler Merger will have been registered under the Securities Act, thereby allowing those shares to be traded without restriction by all former holders of Chrysler Common Stock who are not deemed to be "affiliates" of Chrysler at the time of the Chrysler Special Meeting (as "affiliates" is defined for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Transactions for "pooling-of-interests" accounting treatment).

    In addition, the Combination Agreement requires each of Daimler-Benz and Chrysler to use its reasonable best efforts to cause its affiliates to enter into agreements that restrict the ability of such affiliates to sell Chrysler Common Stock, Daimler-Benz Ordinary Shares, Daimler-Benz ADSs and DaimlerChrysler Ordinary Shares received upon consummation of the Transactions, as the case may be. See "The Combination Agreement--The Chrysler Merger."

Regulatory Approvals

    UNITED STATES ANTITRUST NOTIFICATION. Under the HSR Act and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. On July 2, 1998, the requisite Notification and Report Forms were filed with respect to the Transactions with the Antitrust Division and the FTC. The FTC granted early termination of the waiting periods under the HSR Act as of July 30, 1998.

    The clearance process does not confer antitrust immunity and therefore it is possible that, at any time before or after the Chrysler Effective Time, notwithstanding that the HSR Act waiting periods have expired or been terminated, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions or seeking divestiture of certain assets of Daimler-Benz or Chrysler. In addition, at any time before or after the consummation of the Transactions, notwithstanding that the HSR Act waiting periods have expired or been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions, rescission of the Transactions or divestiture of certain assets of Daimler-Benz or Chrysler. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Transactions on antitrust grounds will not be made or, if such a challenge is made, with respect to the result thereof.

    EUROPEAN ANTITRUST APPROVAL. Under Regulation (EEC) No. 4064/89 of the Council of the European Union, the Transactions may not be consummated until the Commission of the European Union has granted its approval thereof or such approval has been deemed to have been granted. On June 22, 1998, the requisite

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
notification was filed with respect to the Transactions with the EC Commission. On July 22, 1998, the Commission of the European Union granted its approval of the Transactions.

    There can be no assurance that a challenge to the decision of the Commission of the European Union will not be made by private parties or by Member States of the European Union or, if such a challenge were to be made, what the outcome would be.

    OTHER ANTITRUST NOTIFICATIONS. The antitrust and competition laws of certain other non-U.S. jurisdictions require (or, in some instances, provide for on a voluntary basis) notification of certain transactions and the observance of pre-consummation waiting periods. Daimler-Benz and Chrysler will make any such other required filings (and, if deemed in Daimler-Benz' and Chrysler's interests, any such voluntary filings) with the appropriate antitrust and competition authorities as promptly as practicable. There can be no assurance that a challenge to the Transactions will not be made on antitrust or competition grounds or, if such a challenge were to be made, what the outcome would be.

    FEDERAL RESERVE BOARD. Daimler-Benz has conducted itself as a "subsidiary" of Deutsche Bank AG under the Bank Holding Company Act of 1956 (the "BHC Act") and the International Banking Act of 1978 because of Deutsche Bank's ownership of Daimler-Benz Ordinary Shares. The percentage of DaimlerChrysler Ordinary Shares owned by Deutsche Bank AG following the Transactions will be substantially smaller than the percentage of Daimler-Benz Ordinary Shares currently owned by Deutsche Bank AG. Daimler-Benz therefore believes that DaimlerChrysler AG will not need to conduct itself as a subsidiary of Deutsche Bank AG under the BHC Act following the Transactions and that no application will need to be filed with the Federal Reserve Board for prior approval of the Transactions.

    EXON-FLORIO. Under Section 721 of Title VII of the United States Defense Production Act of 1950 (the "DPA Act"), as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 and the Defense National Authorization Act of 1993 ("Exon-Florio"), the President of the United States or his designee is empowered to take certain actions in relation to mergers, acquisitions and takeovers by foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. In particular, Exon-Florio enables the President to block or reverse any acquisitions by foreign persons which threaten to impair the national security of the United States.


    Under the terms of Exon-Florio, a foreign company or U.S. subsidiary of a foreign company acquiring a U.S. company may notify the Committee on Foreign Investment in the United States ("CFIUS") of the proposed transaction, whereupon CFIUS must decide within 30 days whether to investigate the transaction. Any investigation must be completed in 45 days. A decision by the President to take action must be announced within 15 days of the completion of the investigation. Daimler-Benz and Chrysler filed a notification with CFIUS pursuant to Section 721 of the DPA Act on July 28, 1998. On August 26, 1998, CFIUS concluded that there are no issues of national security sufficient to warrant an investigation of the Transactions under Section 721 of the DPA Act.


Stock Exchange Listings

    The DaimlerChrysler Ordinary Shares have been approved for listing, subject to official notice of issuance, on the NYSE, and the DaimlerChrysler Ordinary Shares are expected to be approved for listing on the FSE. Following consummation of the Daimler-Benz Exchange Offer, the DaimlerChrysler Ordinary Shares will be traded on the NYSE under the symbol "DCX." In addition, it is expected that DaimlerChrysler Ordinary Shares will be traded on the Chicago, Pacific, Philadelphia, London, Paris, Montreal, Toronto, Swiss, Vienna and Tokyo stock exchanges as well as all German stock exchanges.

    Following the Chrysler Merger, the Chrysler Common Stock will be delisted from the NYSE. Following the Daimler-Benz Merger, Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will no longer be outstanding and will no longer be listed on the FSE or, in the case of the Daimler-Benz ADSs, on the NYSE. See "Risk Factors."

Appraisal Rights

    Chrysler stockholders are not entitled to appraisal rights under the DGCL in connection with the Chrysler Merger. Accordingly, stockholders who do not wish to receive DaimlerChrysler Ordinary Shares in exchange for their shares of Chrysler Common Stock must liquidate their investment by selling their Chrysler Common Stock prior to the consummation of the Chrysler Merger.

Chrysler Preferred Share Purchase Rights

    Chrysler has amended its preferred stock purchase rights plan to provide that the rights will not become exercisable as a result of the signing of the Combination Agreement or the consummation of the Transactions.

German Valuation Proceeding (SPRUCHVERFAHREN)


    Any Remaining Stockholder following the Daimler-Benz Exchange Offer who holds Daimler-Benz Ordinary Shares, including those formerly represented by Daimler-Benz ADSs, at the time of the Daimler-Benz Merger, may, pursuant to Sections 15 and 305 of the German Transformation Act (UMWANDLUNGSGESETZ), within two months following the effective publication of the registration of the Daimler-Benz Merger, initiate a valuation proceeding (SPRUCHVERFAHREN) in the District Court of Stuttgart to determine the adequacy of the Daimler-Benz Merger Exchange Ratio and to seek a supplementary cash payment in addition to the Daimler-Benz Merger Consideration received by such holder in the Daimler-Benz Merger if the Daimler-Benz Merger Exchange Ratio is deemed to be inadequate. Any Remaining Stockholder may initiate such a proceeding even if such stockholder acquired Daimler-Benz Ordinary Shares after the date of the Daimler-Benz Special Meeting or if such stockholder voted in favor of the Daimler-Benz Merger.


    Following initiation of the court procedure, the district court publishes the petition in the Federal Gazette (BUNDESANZEIGER). Within two months following such publication other Remaining Stockholders may join the proceeding by filing their own petition. Thereafter, the district court appoints a common representative who acts as legal representative for the Remaining Stockholders who have not filed a petition.

    The district court is not bound by the rules of evidence pertaining to a civil case in such a proceeding but is obligated to hear all evidence it considers necessary to decide the petition regardless of whether such evidence was presented by the petitioners or the company. The court may appoint a certified public accountant or accounting firm as court expert to determine the per share value of the merging entities. Such expert may conduct a comprehensive valuation of both constituent companies.

    In the event that the court were to find that the Daimler-Benz Merger Exchange Ratio was too low from the point of view of the Remaining Stockholders, it would not change the share-for-share exchange ratio in the Daimler-Benz Merger. The court would, however, award a supplemental cash payment to all Remaining Stockholders (not only those Remaining Stockholders who filed a petition in the award procedure) payable by DaimlerChrysler AG. Such award is payable with interest at 2% above the discount rate of the Bundesbank from the date of the effective publication of the registration of the Daimler-Benz Merger in the commercial register (HANDELSREGISTER).

    Regardless of the outcome of the proceeding, the company against which the petition is brought bears the cost of the proceeding, unless the court determines that it would be inequitable to do so.

    There is only one reported case involving valuation proceedings (SPRUCHVERFAHREN) in corporate mergers under the current law relating thereto, which was published in June 1998. In addition, there have been no reported valuation proceedings (SPRUCHVERFAHREN) involving unaffiliated parties. Consequently, the outcome of any such procedure is difficult to predict. There can be no assurance that a valuation award proceeding (SPRUCHVERFAHREN) will not be brought in connection with the Daimler-Benz Merger or that the court will not award significant supplemental payments to the Remaining Stockholders.

    Daimler-Benz believes the Daimler-Benz Merger Exchange Ratio, which is the result of arm's-length negotiations between representatives of Chrysler and Daimler-Benz, has been properly determined under applicable German valuation principles and is fair to the holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs. Accordingly, if a SPRUCHVERFAHREN were commenced, DaimlerChrysler AG would vigorously defend against any contrary allegation in such a proceeding. In addition, the auditors for the Daimler-Benz Merger (VERSCHMELZUNGSPRUFER) appointed by the German court pursuant to the German Transformation Act (UMWANDLUNGSGESETZ) have reported that the Daimler-Benz Merger Exchange Ratio was correctly determined in accordance with applicable German valuation principles and is adequate.

    The Business Valuation Committee of the "Institut der Wirtschaftsprufer" has established accepted methodologies for valuing businesses in connection with merger transactions. These methodologies are set forth in HFA 2/1983 "Principles of Conducting Enterprise Valuations" and HFA 6/1988 "Relating to the Merger Audit Pursuant to Section340b para. 4 of the German Stock Corporation Law (AKTIENGESETZ)" (also applies to the audit pursuant to Sections 9 to 12 of the German Transformation Act (UMWANDLUNGSGESETZ)). As a general matter, these methodologies suggest that each of the constituent parties to the merger should be valued on a "stand-alone" basis as of the date of the stockholders meeting called to consider the transaction. The valuation of each of the business enterprises is based on an analysis of the present value of all future net cash flows or earnings. Earnings are determined on a segment-by-segment basis with minority interests deducted at the segment level. To the extent companies are required to pay guaranteed dividends, they are subtracted from earnings; the remaining earnings being credited to the consolidated group. The historical reference period for the analysis is generally defined as the last two completed fiscal years. In addition, three years of projections are reviewed. The discount rate utilized for the earnings determination may not be based on subjective factors but rather the rate of return on government or public securities is used as a reference point. A risk premium on this capital market interest rate is generally considered necessary. In addition, a standard income tax burden (35%) is deducted from the enterprise's earnings through the application of an alternative discount rate because taxes are believed to influence significantly the value of an enterprise. Furthermore, only the value of the assets necessary for the operation of the business are to be included in the determination of earnings. Assets that may be sold without affecting the operation of the enterprise as a "going concern" are to be valued separately at their net realizable sale value after taxes which is then added to the total valuation of the business enterprise. Pursuant to the prescribed methodologies, the liquidation value of the business enterprise (I.E., the sum of the obtainable net proceeds from the sale of assets) is only to be considered when it would be more advantageous to sell the individual assets of the business rather than continue as a "going concern." Similarly, net asset values may be considered if the business enterprise is not to be valued as a "going concern." In addition, under the accepted German valuation principles, stock market prices are not considered a reliable indicator of the intrinsic value of an enterprise because they are affected by a number of special factors which may cause short-term, unpredictable volatility in market prices, and therefore such prices may have no relationship to the value of an enterprise. Following application of the foregoing principles, the auditors for the Daimler-Benz Merger (VERSCHMELZUNGSPRUFER) concluded that the Daimler-Benz Merger Exchange Ratio was correctly determined and is adequate.

Certain Litigation

    On May 7 and 8, 1998, two purported class actions, respectively entitled MARYLAND LINOTYPE COMPOSITION CO., ET AL. V. ROBERT ANTHONY LUTZ, ET AL., C.A. 16363 NC and JULES BERNSTEIN V. ROBERT ANTHONY LUTZ, ET AL., C.A. 16369 NC, were filed in the Court of Chancery of the State of Delaware, New Castle County, naming Chrysler and its directors as defendants. Plaintiffs, purporting to represent the stockholders of Chrysler, allege that Chrysler and its directors breached their fiduciary duties to stockholders by failing to obtain the best price for the shares of Chrysler Common Stock in the Chrysler Merger. The complaints seek to enjoin preliminarily the Chrysler Merger or, in the alternative, damages in the amount of the difference between the value received for the shares of Chrysler Common Stock and the alleged "best price obtainable." Chrysler intends to defend against such allegations vigorously, if and when it is served with these actions.

                           THE COMBINATION AGREEMENT

    THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE COMBINATION AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS PROXY
STATEMENT/PROSPECTUS. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMBINATION AGREEMENT. CAPITALIZED TERMS NOT DEFINED HEREIN SHALL HAVE THE MEANINGS SET FORTH IN THE COMBINATION AGREEMENT.

General

    The Combination Agreement provides for the Daimler-Benz Exchange Offer, the Daimler-Benz Merger and the Chrysler Merger. DaimlerChrysler AG will commence the Daimler-Benz Exchange Offer promptly after the Daimler-Benz Stockholder Approval and the Chrysler Stockholder Approval. The Chrysler Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The Daimler-Benz Merger will become effective in accordance with applicable law upon the registration of the Daimler-Benz Merger with the commercial registers (HANDELSREGISTER) for Daimler-Benz and DaimlerChrysler AG. Such filings are anticipated to take place as soon as possible following consummation of the Daimler-Benz Exchange Offer. It is currently anticipated that the Transactions will be completed during the fourth quarter of 1998. There can be no assurance, however, that the required regulatory approvals will be obtained, or that the other conditions to the Daimler-Benz Exchange Offer and the Mergers will be satisfied, by such time. See "-- Conditions to Closing" and "The Transactions--Regulatory Approvals."

The Daimler-Benz Exchange Offer


    THE DAIMLER-BENZ EXCHANGE OFFER. Promptly following the Daimler-Benz Stockholder Approval and the Chrysler Stockholder Approval, DaimlerChrysler AG will commence an offer, which may consist of one offer made in the United States and one made elsewhere, to the holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs to exchange that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio for each Daimler-Benz Ordinary Share or Daimler-Benz ADS held by such holder. The obligation of DaimlerChrysler AG to issue DaimlerChrysler Ordinary Shares in exchange for Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will be subject only to the Combination Agreement not having been terminated and to the satisfaction or waiver of (1) the Minimum Condition and (2) the conditions described in "--Conditions to Closing--Conditions to All Parties' Obligation to Close" other than the condition set forth in clause (i) under "Conditions to All Parties' Obligation to Close"; PROVIDED, HOWEVER, if the number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs validly tendered, not withdrawn and available for purchase immediately prior to the Daimler-Benz Exchange Offer Expiration Date shall not satisfy the Minimum Condition, but shall be in excess of 80% of the capital stock of Daimler-Benz on a fully diluted basis (the "80% Minimum"), the Minimum Condition shall mean the 80% Minimum unless Chrysler and Daimler-Benz otherwise agree. Consistent with the Private Letter Ruling and in accordance with the provisions of the Combination Agreement, Daimler-Benz and Chrysler have agreed that if the number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs tendered does not satisfy the Minimum Condition but equals at least 75% of the issued and outstanding Daimler-Benz Ordinary Shares on a primary basis, including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs, at the time of registration with the commercial register (HANDELSREGISTER) of the capital increase relating to the DaimlerChrysler Ordinary Shares being issued in exchange therefor (the "75% Minimum"), the Minimum Condition shall mean the 75% Minimum. The Combination Agreement provides that the Daimler-Benz Exchange Offer Expiration Date shall initially be the date which is 30 days after commencement of the Daimler-Benz Exchange Offer and, if any of the conditions to consummation of the Daimler-Benz Exchange Offer is unsatisfied at such time and if requested by either Chrysler or Daimler-Benz, or if requested by either Chrysler or Daimler-Benz pursuant to clause (ii) below, shall be extended by DaimlerChrysler AG from time to time thereafter until the earliest of (i) the maximum period permitted under the German Takeover Code (UBERNAHMEKODEX DER BORSENSACHVERSTANDIGENKOMMISSION BEIM BUNDESMINISTERIUM DER FINANZEN) (the "German Takeover Code") or as otherwise approved by the Executive Office of the Takeover Commission (UBERNAHMEKOMMISSION pursuant to the German Takeover Code) (the

"Executive Office of the Takeover Commission"), (ii) the close of business (Frankfurt time) on the day on which Daimler-Benz and DaimlerChrysler AG have publicly announced that all of the conditions to the consummation of the Daimler-Benz Exchange Offer shall have been satisfied or that they have been duly waived (or, if later, a date that is five business days following the initial expiration date, if either Chrysler or Daimler-Benz shall have requested DaimlerChrysler AG to extend the Daimler-Benz Exchange Offer Expiration Date to such date) and (iii) such time as the Combination Agreement is terminated as provided under "--Termination." Subject only to the conditions set forth above, at the earliest practicable time following the Daimler-Benz Exchange Offer Expiration Date, DaimlerChrysler AG shall accept for exchange and shall exchange all Daimler-Benz Ordinary Shares and Daimler-Benz ADSs validly tendered and not withdrawn (the "German Share Exchange") and shall effect the German Share Exchange in accordance with applicable law by registering the increase of the DaimlerChrysler AG stated share capital in kind with the commercial register (HANDELSREGISTER) for DaimlerChrysler AG. No holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs will be entitled to receive fractional DaimlerChrysler Ordinary Shares, and if any holder would otherwise be so entitled then such holder will receive cash in lieu of such fractional share.

    GERMAN EXCHANGE OFFER DOCUMENTS. The Combination Agreement provides that as soon as practicable prior to the date that the Daimler-Benz Exchange Offer commences, DaimlerChrysler AG shall inform all German stock exchanges on which the Daimler-Benz Ordinary Shares are listed, the German Federal Supervisory Authority for Securities Trading (BUNDESAUFSICHTSAMT FUR DEN WERTPAPIERHANDEL) and the Executive Office of the Takeover Commission about the content of the Daimler-Benz Exchange Offer. The Combination Agreement also provides that not later than one day prior to the date that the Daimler-Benz Exchange Offer commences, DaimlerChrysler AG shall issue a combined listing and sales prospectus pursuant to the German Stock Exchange Law (BORSENGESETZ) and the German Sales Prospectus Law (WERTPAPIER-VERKAUFSPROSPEKTGESETZ) (the "German Prospectus"), and on the date that the Daimler-Benz Exchange Offer commences, DaimlerChrysler AG shall publish an exchange offer pursuant to the German Takeover Code, each with respect to the Daimler-Benz Exchange Offer (the "German Exchange Offer Documents"). The German Exchange Offer Documents shall contain the recommendation of the Daimler-Benz Management Board that holders of the Daimler-Benz Ordinary Shares accept the Daimler-Benz Exchange Offer and tender the Daimler-Benz Ordinary Shares into the Daimler-Benz Exchange Offer.

    U.S. EXCHANGE OFFER DOCUMENTS. On the date of commencement of the Daimler-Benz Exchange Offer, (a) DaimlerChrysler AG shall file with the Commission a Tender Offer Statement on Schedule 14D-1, which shall contain or shall incorporate by reference an offer to purchase containing the information included or incorporated by reference in the Proxy Statement/Prospectus and the forms of the related letter of transmittal and all other ancillary offer documents and (b) Daimler-Benz shall file with the Commission a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, which shall contain the recommendation of the Daimler-Benz Management Board that holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs who are U.S. Persons accept the Daimler-Benz Exchange Offer and tender their Daimler-Benz Ordinary Shares and Daimler-Benz ADSs into the Daimler-Benz Exchange Offer.

    CONTINGENT DAIMLER-BENZ EXCHANGE RATIO INCREASE. If, upon the expiration of the Daimler-Benz Exchange Offer, the Minimum Condition (as defined in clause (1) under the "--The Daimler-Benz Exchange Offer") is satisfied, DaimlerChrysler AG shall issue and exchange 1.005 DaimlerChrysler Ordinary Shares for each Daimler-Benz Ordinary Share and each Daimler-Benz ADS tendered in the Daimler-Benz Exchange Offer and the Daimler-Benz Exchange Ratio shall mean 1.005 to 1.

The Chrysler Merger

    THE CHRYSLER MERGER. Pursuant to the Combination Agreement, DaimlerChrysler AG has appointed The Bank of New York as the U.S. Exchange Agent (the "U.S. Exchange Agent"). Solely to accommodate the Chrysler Merger and the U.S. Share Exchange, the U.S. Exchange Agent will hold all of the issued and outstanding shares of Chrysler Merger Sub. At the Chrysler Effective Time, Chrysler Merger Sub shall be merged with and into

Chrysler and Chrysler shall be the U.S. Surviving Corporation. The corporate existence of Chrysler with all its purposes, rights, privileges, franchises, powers and objects shall continue unaffected and unimpaired by the Chrysler Merger and, as the U.S. Surviving Corporation, it shall be governed by the laws of the State of Delaware and succeed to all rights, assets, liabilities and obligations of Chrysler Merger Sub in accordance with Section 259(a) of the DGCL. The separate existence and corporate organization of Chrysler Merger Sub shall cease at the Chrysler Effective Time.

    As soon as possible after the Chrysler Effective Time, DaimlerChrysler AG will issue the DaimlerChrysler Ordinary Shares to be issued with respect to the Chrysler Merger and delivered to the U.S. Exchange Agent for the account of former stockholders of Chrysler, and the U.S. Exchange Agent will contribute, for the account of the former stockholders of Chrysler, all of the issued and outstanding shares of stock of the U.S. Surviving Corporation to DaimlerChrysler AG as a transfer in kind. Subject to compliance with various provisions of the German Stock Corporation Law (AKTIENGESETZ) and the German Transformation Act (UMWANDLUNGSGESETZ) (together, the "GSCL"), the Combination Agreement provides that such exchange shall be effected in accordance with Sections 52 and 183 ET SEQ. (including in particular Section 187) of the German Stock Corporation Law (AKTIENGESETZ) by registering the contribution in kind agreement (EINBRINGUNGSVERTRAG) and the increase of the DaimlerChrysler AG stated share capital with the commercial register (HANDELSREGISTER) for DaimlerChrysler AG. The Combination Agreement further provides that, at the Chrysler Effective Time, the obligation of the parties to effect the U.S. Share Exchange shall be unconditional.

    At the Chrysler Effective Time, each share of Chrysler Common Stock issued and outstanding immediately prior to the Chrysler Effective Time (other than any shares held by Chrysler as treasury stock or held by any wholly owned Subsidiary of Chrysler, which shall be canceled) shall be converted into the right to receive, upon surrender of the certificate (the "Old Chrysler Certificate") formerly representing such share of Chrysler Common Stock, .6235 of a DaimlerChrysler Ordinary Share, which results from the following computation:

                                         (DP x DAP) + SOP
U.S. Exchange Ratio = 103.4929   x   -------------------------
                                      (DAP x DP) x (DAP + SOP)


    As used in the U.S. Exchange Ratio Formula, (1) "DAP" refers to Daimler-Benz' adjusted price per Daimler-Benz Ordinary Share and is defined to mean that number of marks equal to 190.8 minus the sum of (i) the per Daimler-Benz Ordinary Share regular annual dividend in respect of the year 1997 paid on May 28, 1998 (DM 1.60), plus (ii) the per Daimler-Benz Ordinary Share amount of the Special Distribution paid on June 15, 1998 (DM 20); (2) "SOP" refers to Daimler-Benz' SCHUTT AUS/HOL ZURUCK share offering proceeds and is defined to mean (i) the aggregate amount of net proceeds, expressed in marks (DM 7,482,673,200), received by Daimler-Benz in respect of the Rights Offering, divided by (ii) 523,299,381 and (3) "DP" refers to the Rights Offering discounted price expressed as a percentage of the then current market price and is herein defined to mean that decimal fraction carried to four digits (.8009) determined by dividing (1) the offering price per new Daimler-Benz Ordinary Share (expressed in marks) in the Rights Offering (DM 144) by (2) the reported last sale price per Daimler-Benz Ordinary Share on the FSE, as reported by the FSE, on the last full trading day which immediately precedes the public announcement of the price at which a holder of a Right will be entitled to purchase a Daimler-Benz Ordinary Share pursuant to the Rights Offering (DM 179.8).

    Accordingly, the U.S. Exchange Ratio can be computed as follows:

                                            (.8009 x 169.2) + 14.29902933
U.S. Exchange Ratio = 103.4929   x     ---------------------------------------   = .6235
                                        (169.2 x .8009) x (169.2 + 14.29902933)


    Notwithstanding the foregoing, prior to the delivery of the DaimlerChrysler Ordinary Shares to the U.S. Exchange Agent for the account of the former stockholders of Chrysler in the U.S. Share Exchange, each such stockholder shall, in addition to his, her or its right to receive such DaimlerChrysler Ordinary Shares, have a continuing ownership interest in the U.S. Surviving Corporation identical in all respects to his, her or its ownership interest in Chrysler immediately prior to the Chrysler Effective Time, such ownership interest to be extinguished automatically upon such delivery of DaimlerChrysler Ordinary Shares to the U.S. Exchange Agent.

    PROCEDURES FOR EXCHANGE OF CERTIFICATES. The Combination Agreement provides that promptly after the Chrysler Effective Time, the U.S. Exchange Agent will mail to each former record holder of shares of Chrysler Common Stock a form of letter of transmittal which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Old Chrysler Certificates to the U.S. Exchange Agent and instructions for use in effecting the surrender to the U.S. Exchange Agent of Old Chrysler Certificates in exchange for DaimlerChrysler Ordinary Shares. The letter of transmittal shall contain such other terms and conditions as Daimler-Benz and Chrysler reasonably specify. Upon surrender of an Old Chrysler Certificate to the U.S. Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the U.S. Exchange Agent or Daimler-Benz and Chrysler, (i) the holder of such Old Chrysler Certificate shall be entitled to receive in exchange therefor (x) a certificate registered in the name of such holder representing the number of whole DaimlerChrysler Ordinary Shares and cash in lieu of any fractional DaimlerChrysler Ordinary Share into which the shares previously represented by such Old Chrysler Certificate shall have been converted at the Chrysler Effective Time and (y) if applicable, a check payable to such holder representing the payment of any dividends and distributions described in the next paragraph, and (ii) such Old Chrysler Certificate shall forthwith be cancelled. The Combination Agreement also provides that if any cash is to be paid to, or any certificate representing DaimlerChrysler Ordinary Shares is to be issued in the name of, a person other than the person in whose name the Old Chrysler Certificate so surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance that the Old Chrysler Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the payment of cash to, or the issuance of a certificate representing DaimlerChrysler Ordinary Shares in the name of, a person other than the registered holder of the Old Chrysler Certificate so surrendered or shall establish to the satisfaction of the U.S. Exchange Agent and DaimlerChrysler AG that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of the Combination Agreement, each Old Chrysler Certificate shall, at and after the Chrysler Effective Time, represent for all purposes only the right to receive DaimlerChrysler Ordinary Shares and any dividends and distributions as provided in the Combination Agreement, if any. Chrysler stockholders should not send in certificates representing Chrysler Common Stock with their proxy cards, and should only send their stock certificates to the depository bank when they receive a letter of transmittal for this purpose.

    The Combination Agreement provides that no dividends or other distributions declared after the Chrysler Effective Time on DaimlerChrysler Ordinary Shares and payable to the holders of record thereof after the Chrysler Effective Time shall be paid to the holder of any unsurrendered Old Chrysler Certificates with respect to which the DaimlerChrysler Ordinary Shares shall have been issued in the Chrysler Merger until such Old Chrysler Certificates shall be surrendered but (i) upon such surrender there shall be paid to the person in whose name the certificates representing such DaimlerChrysler Ordinary Shares shall be issued the amount of dividends theretofore paid with respect to such whole DaimlerChrysler Ordinary Shares as of any date subsequent to the Chrysler Effective Time, and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends with a record date after the Chrysler Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such DaimlerChrysler Ordinary Shares, subject in any case to any applicable abandoned property, escheat and similar laws. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding Old Chrysler Certificates.

    From and after the Chrysler Effective Time, the holders of Old Chrysler Certificates shall cease to have any rights with respect to such shares except as otherwise provided in the Combination Agreement or by applicable law. All rights to receive cash, if any, and DaimlerChrysler Ordinary Shares into which shares of Chrysler

Common Stock shall have been converted shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Chrysler Common Stock.

    No DaimlerChrysler Ordinary Shares or cash shall be delivered to a person who is an affiliate of Chrysler unless such person has executed and delivered an agreement in the form of Exhibit B-1 to the Combination Agreement or Chrysler and Daimler-Benz have determined that the Transactions will not be accounted for as a pooling-of-interests under U.S. GAAP because of other circumstances.

    After the Chrysler Effective Time, there shall be no further registration of transfers on the stock transfer books of the U.S. Surviving Corporation of shares of Chrysler Common Stock which were outstanding immediately prior to the Chrysler Effective Time. If, after the Chrysler Effective Time, Old Chrysler Certificates are presented to the U.S. Surviving Corporation, they shall be cancelled and exchanged for cash or certificates representing DaimlerChrysler Ordinary Shares, or both, in accordance with the procedures set forth above. Any portion of the U.S. Merger Consideration and any dividends or distributions with respect thereto (together, the "U.S. Exchange Fund") that remains undistributed one year after the Chrysler Effective Time shall be delivered by the U.S. Exchange Agent to a depositary bank designated by DaimlerChrysler AG, upon demand, and any holders of the Old Chrysler Certificates who have not theretofore complied with the exchange provisions of the Combination Agreement may thereafter look only to DaimlerChrysler AG or such depositary bank for payment of their claim for U.S. Merger Consideration and any dividends or distributions with respect to DaimlerChrysler Ordinary Shares.

    Each of the U.S. Exchange Agent and DaimlerChrysler AG shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Old Chrysler Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld by the U.S. Exchange Agent or DaimlerChrysler AG, as the case may be, such withholdings shall be treated for all purposes of the Combination Agreement as having been paid to the holder of the Old Chrysler Certificate in respect of which such deduction and withholding was made by the U.S. Exchange Agent or DaimlerChrysler AG, as the case may be.

    If any Old Chrysler Certificate is lost, stolen or destroyed, upon making of an affidavit of that fact and, if required by the U.S. Surviving Corporation, DaimlerChrysler AG or the U.S. Exchange Agent, the posting of a bond in such reasonable amount as directed by such entity, the U.S. Exchange Agent will issue, in exchange for such lost, stolen or destroyed certificate, the U.S. Merger Consideration and, if applicable, any unpaid dividends and distribution on DaimlerChrysler Ordinary Shares deliverable in respect thereof, in each case pursuant to the Combination Agreement.

    None of Daimler-Benz, Chrysler, the U.S. Surviving Corporation, DaimlerChrysler AG or the U.S. Exchange Agent shall be liable to any person in respect of any DaimlerChrysler Ordinary Shares, any dividends or distributions with respect to DaimlerChrysler Ordinary Shares or any cash from the U.S. Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Stockholders of Chrysler should not forward Old Chrysler Certificates with the enclosed proxy card, nor should they forward Old Chrysler Certificates to the U.S. Exchange Agent until they have received the packet of information described above, including the letter of transmittal.

    TREATMENT OF CHRYSLER STOCK PLANS. The Combination Agreement provides that, subject to the consummation of the Chrysler Merger, immediately prior to the Chrysler Effective Time each outstanding Chrysler Stock Option will become exercisable, and will be deemed to be exercised, and will then be converted (and such Chrysler Stock Option will be extinguished) into a right to receive that number of whole DaimlerChrysler Ordinary Shares and cash in lieu of any fractional DaimlerChrysler Ordinary Share determined in accordance with the following formula:

     Option Shares X (Closing Value - Exercise Price) X 1.02
    ---------------------------------------------------------   X    .6235
                         Closing Value

where "Option Shares" is the number of shares of Chrysler Common Stock subject to the Chrysler Stock Option; "Closing Value" is the closing per share price of Chrysler Common Stock as reported in THE WALL STREET JOURNAL for the next to last trading day prior to the Chrysler Effective Time; and "Exercise Price" is the per share exercise price for shares subject to the Chrysler Stock Option. Each Chrysler Employee Optionholder shall surrender directly to Chrysler for cancellation and not for conversion that number of Chrysler Employee Stock Options necessary to satisfy Chrysler's obligation under the Code, or any provision of state, local or non-U.S. tax law, to deduct and withhold in respect of payments made to such Chrysler Employee Optionholder. The value of any such Chrysler Employee Stock Option surrendered for this purpose shall equal Option Shares x (Closing Value -- Exercise Price) x 1.02. As soon as practicable following the Chrysler Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall deliver to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock issuable pursuant to the deemed exercise of Chrysler Employee Stock Options provided in this paragraph (exclusive of Chrysler Employee Stock Options which have been cancelled), subject to compliance with certain provisions of the GSCL, for contribution in kind to DaimlerChrysler AG by the U.S. Exchange Agent on behalf of the Chrysler optionholders.

    Subject to the consummation of the Chrysler Merger, immediately prior to the Chrysler Effective Time each outstanding Chrysler performance share award shall be deemed vested in accordance with the terms of Chrysler's 1991 Stock Compensation Plan and shall be settled with that number of whole DaimlerChrysler Ordinary Shares and cash in lieu of any fractional DaimlerChrysler Ordinary Share determined in accordance with the following formula:

      Performance Shares X Closing Value X 1.02
     -------------------------------------------   X  .6235
              Closing Value

where "Performance Shares" is the number of shares of Chrysler Common Stock subject to the performance share award. Each holder of an outstanding Chrysler performance share award shall surrender directly to Chrysler for cancellation and not for settlement that number of Chrysler performance share awards necessary to satisfy Chrysler's obligation under the Code, or any provision of state, local or non-U.S. tax law, to deduct and withhold in respect of payments made to such Chrysler performance share award holder. The value of any such Chrysler performance share award surrendered for this purpose shall equal Performance Shares x Closing Value x 1.02. As soon as practicable following the Chrysler Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall transmit to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock subject to outstanding performance share awards (exclusive of performance share awards which have been cancelled), subject to compliance with certain provisions of the GSCL, for contribution in kind into DaimlerChrysler AG by the U.S. Exchange Agent on behalf of the holders of performance share awards.

    Subject to the consummation of the Chrysler Merger, immediately prior to the Chrysler Effective Time, each outstanding Chrysler stock unit shall be deemed vested in accordance with the terms of Chrysler's 1996 Non-employee Director Stock Unit Plan and shall be settled with that number of whole DaimlerChrysler Ordinary Shares and cash in lieu of any fractional DaimlerChrysler Ordinary Share determined in accordance with the following formula:

      Closing Value X 1.02
     ----------------------     X     .6235
        Closing Value

As soon as practicable following the Chrysler Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall transmit to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock subject to outstanding stock units, subject to compliance with certain provisions of the GSCL, for contribution in kind into DaimlerChrysler AG by the U.S. Exchange Agent on behalf of the holders of stock units.

    Subject to the consummation of the Chrysler Merger, immediately prior to the Chrysler Effective Time, each outstanding Chrysler restricted stock unit award shall be deemed vested in accordance with the terms of Chrysler's 1991 Stock Compensation Plan and shall be settled with that number of whole DaimlerChrysler

Ordinary Shares and cash in lieu of any fractional DaimlerChrysler Ordinary Share determined in accordance with the following formula:

     Restricted Stock Units X Closing Value X 1.02
    -----------------------------------------------    X      .6235
                  Closing Value

where "Restricted Stock Units" is the number of shares of Chrysler Common Stock subject to the restricted stock unit award. As soon as practicable following the Chrysler Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall transmit to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock subject to outstanding restricted stock unit awards, subject to compliance with certain provisions of the GSCL, for contribution in kind into DaimlerChrysler AG by the U.S. Exchange Agent on behalf of the holders of restricted stock unit awards.

    As soon as practicable following the Chrysler Effective Time, DaimlerChrysler AG shall cause the U.S. Exchange Agent to deliver to the former holders of Chrysler Employee Stock Options, Chrysler performance share awards, Chrysler stock units and Chrysler restricted stock unit awards, the DaimlerChrysler Ordinary Shares payable as described above.

    DaimlerChrysler AG and Chrysler shall establish a mechanism whereby each person who is permitted to sell DaimlerChrysler Ordinary Shares received as described above without registration under the Securities Act can sell all or a portion of such DaimlerChrysler Ordinary Shares through open market sales of such DaimlerChrysler Ordinary Shares to be effected by a broker selected by Chrysler and reasonably satisfactory to Daimler-Benz. Chrysler shall, at least ten days prior to the Chrysler Effective Time, identify the broker to whom such holders may direct sales orders. DaimlerChrysler AG shall deliver (or cause the U.S. Exchange Agent to deliver) the aggregate number of DaimlerChrysler Ordinary Shares subject to all such sales orders received prior to the Chrysler Effective Time to the broker as soon as practicable thereafter, but no later than five business days after the Chrysler Effective Time and any holder directing such a sales order shall bear the cost of all expenses, including all commissions, related thereto.

    Pursuant to the Combination Agreement, Chrysler has agreed to use its reasonable best efforts, if the Transactions shall be accounted for as a "pooling-of-interests," to take such actions (including, but not limited to, adopting all required amendments) with respect to (i) all compensation and benefit plans and arrangements and (ii) all awards outstanding under such plans or arrangements, in each case that are required to enable the Transactions to be accounted for as a pooling-of-interests.

    REDEMPTION OF CHRYSLER PREFERRED STOCK. Prior to the Chrysler Effective Time, Chrysler shall have redeemed all outstanding shares of Series A Convertible Preferred Stock, par value $1.00 per share of Chrysler (the "Chrysler Preferred Stock") in the manner contemplated by and pursuant to the terms and procedures set forth in the Certificate of Designation, Preferences and Rights with respect to the Chrysler Preferred Stock.

    CERTIFICATE OF INCORPORATION; BY-LAWS; OFFICERS AND DIRECTORS. The Certificate of Incorporation of Chrysler Merger Sub, substantially in the form of Exhibit C to the Combination Agreement, will be the Certificate of Incorporation of the U.S. Surviving Corporation, and the By-laws of Chrysler Merger Sub, substantially in the form of Exhibit D to the Business Combination Agreement, will be the By-laws of the U.S. Surviving Corporation. The officers and directors of Chrysler Merger Sub immediately prior to the Chrysler Effective Time will be the officers and directors of the U.S. Surviving Corporation.

The Daimler-Benz Merger

    THE DAIMLER-BENZ MERGER. In accordance with the German Merger Agreement and the GSCL, Daimler-Benz will be merged with and into DaimlerChrysler AG and DaimlerChrysler AG shall be the surviving corporation in the Daimler-Benz Merger (the "German Surviving Corporation"). As a consequence of the Daimler-Benz Merger, the corporate existence of Daimler-Benz will cease and DaimlerChrysler AG will succeed to all rights, assets, liabilities and obligations of Daimler-Benz in accordance with the GSCL. At the Daimler-Benz Effective Time, by virtue of the Daimler-Benz Merger and without any action on the part of the holder of any Daimler-Benz Ordinary Shares, the stockholders of Daimler-Benz (other than Daimler-Benz or DaimlerChrysler AG) shall automatically become stockholders of DaimlerChrysler AG. Each Daimler-Benz Ordinary Share shall embody solely the right to receive that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Merger Exchange Ratio in exchange for such Daimler-Benz Ordinary Share, and each Daimler-Benz ADS shall embody solely the right to receive that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Merger Exchange Ratio in exchange for such Daimler-Benz ADS. No holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs will be entitled to receive fractional DaimlerChrysler Ordinary Shares, and if any holder would otherwise be so entitled then such holder will receive cash in lieu of such fractional share. See "Risk Factors--Effect of Delay of Daimler-Benz Merger."

    PROCEDURES FOR EXCHANGE OF DAIMLER-BENZ ADSS. DaimlerChrysler AG shall instruct the designated exchange agent for accepting Daimler-Benz ADSs and delivering DaimlerChrysler Ordinary Shares (the "German Exchange Agent") to mail to each former holder of record of Daimler-Benz ADSs a form of letter of transmittal which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Old Daimler-Benz ADRs (the "Old Daimler-Benz ADRs") to the German Exchange Agent and instructions for use in effecting the surrender to the German Exchange Agent of Old Daimler-Benz ADRs in exchange for DaimlerChrysler Ordinary Shares. The letter of transmittal shall contain such other terms and conditions as DaimlerChrysler AG specifies. Upon surrender of an Old Daimler-Benz ADR to the German Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the German Exchange Agent or DaimlerChrysler AG, (i) the holder of such Old Daimler-Benz ADR shall be entitled to receive in exchange therefor (x) the number of whole DaimlerChrysler Ordinary Shares and cash in lieu of any fractional DaimlerChrysler Ordinary Share into which the shares previously represented by such Old Daimler-Benz ADR shall have been converted at the Daimler-Benz Effective Time and (y) if applicable, a check payable to such holder representing the payment of any dividends and distributions described in the next paragraph and (ii) such Old Daimler-Benz ADR shall forthwith be cancelled. The Combination Agreement also provides that if any cash is to be paid to, or any certificate representing DaimlerChrysler Ordinary Shares is to be issued in the name of, a person other than the person in whose name the Old Daimler-Benz ADR so surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance that the Old Daimler-Benz ADR so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the payment of cash to, or the issuance of a certificate representing DaimlerChrysler Ordinary Shares in the name of, a person other than the registered holder of the Old Daimler-Benz ADR so surrendered or shall establish to the satisfaction of DaimlerChrysler AG that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of the Combination Agreement, each Old Daimler-Benz ADR shall, at and after the Daimler-Benz Effective Time, represent for all purposes only the right to receive DaimlerChrysler Ordinary Shares and any dividends and distributions as provided in the Combination Agreement, if any.

    No dividends or other distributions declared after the Daimler-Benz Effective Time on DaimlerChrysler Ordinary Shares and payable to the holders of record thereof after the Daimler-Benz Effective Time shall be paid to the holder of any unsurrendered Old Daimler-Benz ADR with respect to which the DaimlerChrysler Ordinary Shares shall have been issued in the Daimler-Benz Merger until such Old Daimler-Benz ADRs shall be surrendered as provided herein, but upon such surrender there shall be paid to the person in whose name the certificate representing such DaimlerChrysler Ordinary Shares shall be issued and registered the amount of dividends theretofore paid with respect to such whole DaimlerChrysler Ordinary Shares as of any date subsequent to the Daimler-Benz Effective Time, and at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends with a record date after the Daimler-Benz Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole DaimlerChrysler Ordinary Shares, subject to any applicable abandoned property, escheat and similar laws. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding Old Daimler-Benz ADRs.

    From and after the Daimler-Benz Effective Time, the holders of Old Daimler-Benz ADRs shall cease to have any rights with respect to the Daimler-Benz ADSs evidenced thereby except as otherwise provided herein or by applicable law. All rights to receive cash, if any, and DaimlerChrysler Ordinary Shares into which Daimler-Benz ADSs shall have been converted shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such Daimler-Benz ADSs.

    No DaimlerChrysler Ordinary Shares shall be delivered to a person who is an affiliate of Daimler-Benz unless such person has executed and delivered an agreement in the form of Exhibit B-2 to the Combination Agreement or unless Chrysler and Daimler-Benz have determined that the Transactions will not be accounted for as a "pooling-of-interests" under U.S. GAAP because of other circumstances.

    After the Daimler-Benz Effective Time, there shall be no further registration of transfers on the stock transfer books of the relevant depositary banks of Daimler-Benz ADSs which were outstanding immediately prior to the Daimler-Benz Effective Time. If, after the Daimler-Benz Effective Time, Old Daimler-Benz ADRs are presented to the relevant depositary, they shall be cancelled and exchanged for cash or certificates representing DaimlerChrysler Ordinary Shares, or both, in accordance with the procedures set forth above. Any portion of DaimlerChrysler Ordinary Shares or distributions payable pursuant to the Combination Agreement that remains undistributed one year after the Daimler-Benz Effective Time shall be delivered to a depositary bank designated by DaimlerChrysler AG upon demand by DaimlerChrysler AG, and any holders of the Old Daimler-Benz ADRs who have not theretofore complied with the exchange provisions of the Combination Agreement may thereafter look only to DaimlerChrysler AG for payment of their claim for Daimler-Benz Merger Consideration and any dividends or distributions with respect to DaimlerChrysler Ordinary Shares.

    DaimlerChrysler AG shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Daimler-Benz Ordinary Shares or the Old Daimler-Benz ADRs such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld by DaimlerChrysler AG, such withheld amounts shall be treated for all purposes of the Combination Agreement as having been paid to the holder of the Daimler-Benz Ordinary Shares or the Old Daimler-Benz ADRs in respect of which such deduction and withholding was made by DaimlerChrysler AG.

    Stockholders of Daimler-Benz should not forward Old Daimler-Benz ADRs with the enclosed proxy card, nor should they forward Old Daimler-Benz ADRs to the relevant depositary bank until they have received the packet of information described above, including the letter of transmittal.

    TREATMENT OF DAIMLER-BENZ STOCK PLANS. Upon effectiveness of the Daimler-Benz Merger, all outstanding Daimler-Benz Employee Stock Options will become stock options of DaimlerChrysler AG in accordance with Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ) (or such other instruments as shall meet the requirements of such Section 23 and shall be agreed to by Chrysler and Daimler-Benz), and from and after the effectiveness of the Daimler-Benz Merger shall be convertible into DaimlerChrysler Ordinary Shares (rather than Daimler-Benz Ordinary Shares) in accordance with their terms; PROVIDED that the number of whole DaimlerChrysler Ordinary Shares subject to each such Daimler-Benz Employee Stock Option shall equal the number of Daimler-Benz Ordinary Shares subject thereto multiplied by the Daimler-Benz Merger Exchange Ratio and the per share exercise price thereof shall be divided by the Daimler-Benz Merger Exchange Ratio.

    Pursuant to the Combination Agreement, Daimler-Benz has agreed to take all actions (including, but not limited to, adopting all required amendments) with respect to (i) all compensation and benefit plans and arrangements and (ii) all awards outstanding under such plans or arrangements, in each case that are required to enable the Transactions to be accounted for as a pooling-of-interests.

    TREATMENT OF DAIMLER-BENZ NEWS AND DAIMLER-BENZ SUBORDINATED MANDATORY CONVERTIBLE NOTES. Upon effectiveness of the Daimler-Benz Merger, (i) all Warrants which are convertible into newly issued Daimler-Benz Ordinary Shares will become Warrants of DaimlerChrysler AG, and (ii) the Notes, including Notes represented by ADNs and DM BESs, issued by Daimler-Benz will become Notes of DaimlerChrysler AG, in each case in accordance with Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ). From and after the date of effectiveness of the Daimler-Benz Merger, (i) all Warrants will entitle the holder thereof to purchase DaimlerChrysler Ordinary Shares (rather than Daimler-Benz Ordinary Shares) and (ii) the Notes will be convertible into DaimlerChrysler Ordinary Shares (rather than Daimler-Benz Ordinary Shares), in each case in accordance with their terms and Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ).

    TREATMENT OF DAIMLER-BENZ SINGAPORE DEPOSITARY SHARES. The Combination Agreement provides that Singapore Depositary Shares of Daimler-Benz ("Daimler-Benz SDSs") shall be treated in the same manner as Daimler-Benz ADSs. Pursuant to the Combination Agreement, DaimlerChrysler AG and Daimler-Benz shall make appropriate arrangements with the depositary bank for the Daimler-Benz SDSs to effect fully this result.

Fractional Shares

    As promptly as practicable following the Effective Time, the U.S. Exchange Agent will determine the excess of (x) the aggregate number of DaimlerChrysler Ordinary Shares delivered to the U.S. Exchange Agent over (y) the aggregate number of whole DaimlerChrysler Ordinary Shares to be distributed in connection with the Chrysler Merger (such excess being referred to herein as the "Chrysler Merger Excess Shares"). Following the Effective Time the U.S. Exchange Agent will, on behalf of the former stockholders of Chrysler, sell the Chrysler Merger Excess Shares at then-prevailing prices on the NYSE.

    As promptly as practicable following the Daimler-Benz Exchange Offer Expiration Date, the Daimler-Benz Exchange Agent will determine the excess of
(x) the aggregate number of DaimlerChrysler Ordinary Shares delivered to the Daimler-Benz Exchange Agent over (y) the aggregate number of whole DaimlerChrysler Ordinary Shares to be distributed in connection with the Daimler-Benz Exchange Offer (such excess being referred to herein as the "Daimler-Benz Exchange Offer Excess Shares"). Following the Daimler-Benz Exchange Offer Expiration Date the Daimler-Benz Exchange Agent will, on behalf of the former stockholders of Daimler-Benz who tendered their Daimler-Benz Ordinary Shares or Daimler-Benz ADSs in the Daimler-Benz Exchange Offer, sell the Daimler-Benz Exchange Offer Excess Shares at then-prevailing prices on the NYSE or the FSE.

    As promptly as practicable following the German Effective Time, the German Exchange Agent will determine the excess of (x) the aggregate number of DaimlerChrysler Ordinary Shares delivered to the German Exchange Agent over (y) the aggregate number of whole DaimlerChrysler Ordinary Shares to be distributed in connection with the Daimler-Benz Merger (such excess being referred to herein as the "Daimler-Benz Merger Excess Shares"). Following the German Effective Time the German Exchange Agent will, on behalf of the former stockholders of Daimler-Benz remaining after the Daimler-Benz Exchange Offer, sell the Daimler-Benz Merger Excess Shares at then-prevailing prices on the NYSE or the FSE.

    The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE or the FSE, as the case may be, through one or more member firms and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time, the Daimler-Benz Exchange Offer Expiration Date or the German Effective Time, as the case may be, as, in its sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, the Exchange Agent will hold such proceeds in trust for such holders (the "Common Shares Trust"). The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, is entitled (after taking into account all such shares held at the Effective Time, the Daimler-Benz Exchange Offer Expiration Date or the German Effective Time, as the case may be, by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, are entitled pursuant to the Chrysler Merger, the Daimler-Benz Exchange Offer or the Daimler-Benz Merger, as the case may be.

    As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, with respect to fractional share interests, the Exchange Agent will make available such amounts to such holders.

Antidilution Protection

    The Combination Agreement provides that if, between the date thereof and the Daimler-Benz Exchange Offer Expiration Date, the Chrysler Effective Time or the Daimler-Benz Effective Time, as the case may be, the outstanding DaimlerChrysler Ordinary Shares, Daimler-Benz Ordinary Shares or shares of Chrysler Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination, or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, then the Daimler-Benz Exchange Offer Ratio, the U.S. Exchange Ratio or the Daimler-Benz Merger Exchange Ratio, as the case may be, shall be appropriately adjusted to provide to the holders of Daimler-Benz Ordinary Shares, Daimler-Benz ADSs or Chrysler Common Stock, as the case may be, the same economic effect as contemplated by the Combination Agreement prior to such event.

Option to Issue DaimlerChrysler American Depositary Shares

    If for any reason relating to the listing of DaimlerChrysler Ordinary Shares on the NYSE or to the implementation of procedures for transfer, registration, voting or payments of dividends with respect to DaimlerChrysler Ordinary Shares in the United States, Daimler-Benz and Chrysler jointly determine that it is more practical and desirable from a market point of view for DaimlerChrysler AG to cause American Depositary Shares ("DaimlerChrysler ADSs") evidenced by American Depositary Receipts to be issued to U.S. holders of Daimler-Benz ADSs, Daimler-Benz Ordinary Shares and Chrysler Common Stock then DaimlerChrysler AG shall cause DaimlerChrysler ADSs to be issued to such persons in complete satisfaction of its obligations under Articles I, II and III of the Combination Agreement, and all references in Articles I, II and III of the Combination Agreement to DaimlerChrysler Ordinary Shares issuable to such persons shall mean DaimlerChrysler ADSs.

DaimlerChrysler AG Governance After the Chrysler Effective Time

    Pursuant to the Combination Agreement, Daimler-Benz, Chrysler and DaimlerChrysler AG have agreed that after the Chrysler Effective Time, DaimlerChrysler AG shall have a corporate governance structure reflecting that the Transactions are a merger-of-equals, and that, without the intention to interfere with the rights and powers of DaimlerChrysler's stockholders meeting, Supervisory Board (AUFSICHTSRAT) and the Management Board (VORSTAND) and subject to Sections 95 ET SEQ., Section 84 of the German Stock Corporation Law (AKTIENGESETZ) and Sections 6 ET SEQ. of the Co-determination Law of 1976, they will recommend to their respective stockholders and organizational bodies that
(i) the Memorandum and Articles of Association (SATZUNG) of DaimlerChrysler AG and the DaimlerChrysler AG Management Board Rules of Procedure (GESCHAFTSORDNUNG) following the Chrysler Effective Time shall be in form and substance reasonably acceptable to Daimler-Benz and Chrysler; (ii) (A) until the DaimlerChrysler Supervisory Board has to be composed in accordance with the Co-determination Law of 1976, the DaimlerChrysler Supervisory Board shall be composed of twelve members representing the shareholders, six of whom shall have been recommended, immediately prior to the Chrysler Effective Time, by Daimler-Benz from the then-current non-employee representative members of the Daimler-Benz Supervisory Board and six of whom shall have been recommended, immediately prior to the Chrysler Effective Time, by Chrysler from the then-current outside members of the Chrysler Board and (B) for the period thereafter, the DaimlerChrysler Supervisory Board shall consist of twenty members, five of whom shall have been recommended by Daimler-Benz from non-employee representative members of the Daimler-Benz Supervisory Board and five of whom shall have been recommended by Chrysler from the outside members of the Chrysler Board; (iii) for a period of not less than two years following the Chrysler Effective Time, Mr. Hilmar Kopper, the current Chairman of the Daimler-Benz Supervisory Board, shall continue to be Chairman of the DaimlerChrysler Supervisory Board; (iv) the DaimlerChrysler Management Board shall consist of 18 members and, in general, 50% of such members shall be designated by Chrysler and 50% of such members shall be designated by Daimler-Benz, and there will be two additional members with responsibility for Daimler-Benz' non-automotive businesses; and (v) for three years following the Chrysler Effective Time, Jurgen E. Schrempp and Robert J. Eaton shall be the Co-CEOs and Co-Chairmen of the DaimlerChrysler Management Board and members of the Office of the Chairmen of DaimlerChrysler AG. Mr. Eaton has indicated his intention to retire from such position after three years.

    The Combination Agreement provides that the DaimlerChrysler Management Board shall establish an Integration Committee with consultative function which shall consist of the Co-Chairmen of the DaimlerChrysler Management Board, who shall also serve as Co-Chairmen of the Integration Committee, and 12 or more members (including such Co-Chairmen), 50% of which shall be designated by Chrysler and 50% of which shall be designated by Daimler-Benz. The Combination Agreement also provides that following the Chrysler Effective Time, (i) DaimlerChrysler AG shall maintain two operational headquarters, one located at the current headquarters of Daimler-Benz and one located at the current headquarters of Chrysler, and (ii) English shall be the official language for the management of DaimlerChrysler AG. See "The Transactions-- Composition of the DaimlerChrysler Management Board and Integration Committee."

Representations and Warranties

    The Combination Agreement contains various customary representations and warranties of the parties thereto, including (a) representations by both Chrysler and Daimler-Benz as to their respective corporate organization and qualification, the corporate organization and qualification of their respective Subsidiaries, capital stock, corporate authority, filings with the Commission and other governmental authorities, no violations, financial statements, absence of certain changes or events, absence of undisclosed liabilities, litigation, taxes, employee benefit plans, labor and employment matters, information provided by the representing parties, ownership of capital stock of the other party, voting requirements for approval and adoption of the Combination Agreement and the transactions contemplated thereby, accounting matters, opinions of financial advisors and finders and advisors; (b) representations by Chrysler with respect to the non-applicability of state takeover law and Chrysler's stockholder rights plan; and (c) representations by DaimlerChrysler AG as to corporate organization and qualification, capital stock, corporate authority, filings with the Commission and other governmental authorities, no violations, information provided by DaimlerChrysler AG, ownership of capital stock of Daimler-Benz and Chrysler, accounting matters, and the absence of any prior activities by DaimlerChrysler AG. All representations and warranties expire at the Chrysler Effective Time.

Conduct of the Business Pending the Chrysler Effective Time

    The Combination Agreement provides that, from the date thereof until the Chrysler Effective Time, unless the other party shall agree in writing or except as otherwise contemplated by the Combination Agreement or in such party's disclosure schedule, each of the parties thereto shall, and shall cause their respective Subsidiaries to, conduct their respective businesses in the ordinary course substantially consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with customers, suppliers, employees and business partners) and to keep available the services of their present officers and key employees.

    Without limiting the generality of the foregoing, except as otherwise contemplated by the Combination Agreement or except as contemplated by the agenda published for the annual general meeting of Daimler-Benz, from the date of the Combination Agreement until the Chrysler Effective Time, without the prior written consent of Chrysler, in the case of any action proposed to be taken by Daimler-Benz or any Subsidiary of Daimler-Benz, or by Daimler-Benz, in the case of any action proposed to be taken by Chrysler or any Subsidiary of Chrysler, or by Chrysler and Daimler-Benz, in the case of any action proposed to be taken by DaimlerChrysler AG (which consent will not be unreasonably withheld or delayed by any party from whom it is requested):

    (a) none of the parties shall, and each shall cause its respective Significant Subsidiaries not to, adopt or propose any amendment to its certificate of incorporation, bylaws, Memorandum and Articles of Association or other similar governing documents;

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    (b) none of the parties shall, and each shall cause its respective
       Subsidiaries not to, (i) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, except in the case of Chrysler for regular quarterly cash dividends on the outstanding shares of Chrysler Common Stock and in the case of Daimler-Benz for the regular annual cash dividend on the outstanding Daimler-Benz Ordinary Shares of DM 1.60 per Ordinary Share, the Special Distribution and the Rights Offering and except for cash dividends or distributions by a Subsidiary to its parent, (ii) split, combine or reclassify any of its shares of capital stock, or (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such party's or such party's Subsidiary's capital stock, except for (1) the issuance of shares of Chrysler Common Stock by Chrysler and Daimler-Benz Ordinary Shares by Daimler-Benz upon conversion of such party's convertible securities or upon the exercise of stock options or other rights to acquire such party's capital stock, in each case which securities, options and rights are outstanding as of the date of the Combination Agreement and such issuance is made in accordance with the terms of such securities, options and rights in effect on the date of the Combination Agreement; (2) the grant of not more than 100,000 options to purchase shares of Chrysler Common Stock in the ordinary course of business; (3) the issuance of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in connection with the Rights Offering; (4) the issuance of not more than 2 million Daimler-Benz Ordinary Shares pursuant to Daimler-Benz' Employee Share Purchase Program and (5) the issuance by Daimler-Benz of up to a maximum of 10,000,000 Daimler-Benz Ordinary Shares pursuant to The Stock Option Plan of the Daimler-Benz Group (1998);

    (c) none of the parties shall, and each shall cause its respective Subsidiaries not to, repurchase, redeem or otherwise acquire any shares of capital stock or other equity or equity equivalent securities of, or other ownership interests in, such party or such Subsidiary, except that Chrysler may redeem the Chrysler Preferred Stock in accordance with the Combination Agreement;

    (d) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber or subject to any Encumbrance any shares of its capital stock, any of its other voting securities or any of its securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except as expressly provided in clause (iii) of paragraph (b) above and except for the issuance by Chrysler of Chrysler Common Stock in connection with the Chrysler Stock Issuance as provided in the Combination Agreement;

    (e) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, merge or consolidate with any other person or acquire a material amount of assets of or make a material investment in or otherwise engage in any similar extraordinary business transaction with any other person, except for transactions in the automotive or automotive finance businesses in which the party or its Subsidiaries are currently engaged;

    (f) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any facility owned or leased by such party or its Subsidiary and material to such party and its Subsidiaries taken as a whole or (ii) any assets or property which are material to such party and its Subsidiaries taken as a whole, except pursuant to existing contracts or commitments (the terms of which were disclosed to the other party prior to the date of the Combination Agreement);

    (g) none of the parties shall, and none of the parties shall permit any Subsidiary to, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, except for indebtedness which will not cause an adverse change in the ratings of the party's or its Subsidiaries' rated debt securities by Standard & Poor's Ratings Services and by Moody's Investor Service, Inc. from those in effect as of the date of the Combination Agreement;

    (h) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, take any action that would reasonably be expected to cause (1) the Chrysler Exchange to (a) fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or (b) when integrated with the Daimler-Benz Exchange Offer and taking into account the Daimler-Benz Merger, fail to be treated as a transaction described in Section 351(a) of the Code; (2) the Daimler-Benz Exchange Offer to (a) when integrated with the Chrysler Exchange, fail to be treated as a transaction described in Section 351(a) of the Code or (b) if integrated with the Daimler-Benz Merger, fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; or (3) the Daimler-Benz Exchange Offer or the Daimler-Benz Merger to result in the recognition of any gain or loss by DaimlerChrysler AG, Daimler-Benz or stockholders of Daimler-Benz under German law;

    (i) none of the parties shall, and none of the parties shall permit any of its Significant Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent accounting for the transactions contemplated by the Combination Agreement in accordance with the "pooling-of-interests" method of accounting;

    (j) none of the parties shall, and none of the parties shall permit any of its Significant Subsidiaries to, take any action that would cause any of its representations and warranties to be untrue or incorrect in any material respect; and

    (k) none of the parties shall, and neither party shall permit any of its Significant Subsidiaries to, authorize, agree or commit to do any of the foregoing.

Employee Benefit Matters

    Daimler-Benz, Chrysler and DaimlerChrysler AG have agreed that, consistent with the practices of Daimler-Benz and Chrysler, DaimlerChrysler AG will seek to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which it conducts activities and will generally implement compensation and benefit plans and policies necessary to achieve this objective. It is the specific intention that DaimlerChrysler AG's compensation and benefit programs (including stock options) will be competitive with those provided generally in the U.S. domestic automotive and automotive finance industry and the German automotive and automotive finance industry, respectively, both with respect to the type and variety of programs as well as the level of benefits afforded.

    For at least two years following the Chrysler Effective Time, DaimlerChrysler AG shall provide or cause to be provided to current and former employees and directors of Chrysler, Daimler-Benz and their respective Subsidiaries compensation and benefits that are at least as favorable in the aggregate as the compensation and benefits they were entitled to receive immediately prior to the Chrysler Effective Time (including, without limitation, benefits pursuant to pension plans, savings plans, medical plans and programs, lay-off policies, deferred compensation arrangements and retiree benefit plans, policies and arrangements); PROVIDED that, with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining or other labor agreements. DaimlerChrysler AG shall honor, and shall cause its Subsidiaries to honor, pursuant to their terms all employee benefit obligations to current and former employees and directors of Chrysler and Daimler-Benz. In addition, from and after the Chrysler Effective Time, DaimlerChrysler AG shall, and shall cause its Subsidiaries to, recognize service with Chrysler, Daimler-Benz and their respective Subsidiaries prior to the Chrysler Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits (including, without limitation, subsidized early retirement benefits) and severance) under any benefit plans of DaimlerChrysler AG or its Subsidiaries in which the particular employee or former employee of Chrysler or Daimler-Benz (or their respective Subsidiaries) participates; PROVIDED, HOWEVER, that the foregoing shall not result in any duplication of benefits. From and after the Chrysler Effective Time, DaimlerChrysler AG shall, and shall cause its Subsidiaries to, recognize any and all out-of-pocket expenses of each employee or former employee of Chrysler, Daimler-Benz and their respective Subsidiaries for purposes of determining such employee's, former

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employee's, beneficiary's and dependent's deductible and copayment expenses.
Without limiting the generality of the foregoing, for at least two years following the Chrysler Effective Time, DaimlerChrysler AG shall provide or cause to be provided to retirees and employees of Chrysler, Daimler-Benz and their respective Subsidiaries who, as of the Chrysler Effective Time, have satisfied the age and service requirements, or are within five years of satisfying the age and service requirements, for eligibility to receive retiree medical and life insurance benefits under the benefit plans, policies and arrangements of Chrysler, Daimler-Benz and their respective Subsidiaries, as the case may be (the "Eligible Retirees"), retiree medical and life insurance benefits that are at least as favorable as the retiree medical and life insurance benefits provided under such plans, policies and arrangements immediately prior to the Chrysler Effective Time. DaimlerChrysler AG shall not, and shall cause its Subsidiaries not to, amend, modify or terminate any retiree medical and life insurance benefits provided to Eligible Retirees during any two-year period after the initial two-year period in a manner that would increase the cost of such benefits to retirees, their dependents and beneficiaries by more than 20% during any such two-year period.

    The Combination Agreement provides that, except as otherwise expressly provided therein, from and after the Chrysler Effective Time, DaimlerChrysler AG shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, each existing employment, severance and termination agreement between Daimler-Benz or Chrysler or any of their respective Subsidiaries, and any officer, director or employee of any such company, so long as such agreement shall have been identified to the other party in accordance with the Combination Agreement, if required to be so identified, and to the extent such terms are in effect on the date of the Combination Agreement. To the extent that any such employment, severance or termination agreement can be unilaterally amended by either Daimler-Benz or Chrysler, as the case may be, DaimlerChrysler AG agrees not to amend, and to cause its Subsidiaries not to amend, any such plan or agreement prior to the second anniversary of the Chrysler Effective Time in a manner that will reduce or otherwise impair the benefits that would be payable to any employee pursuant to such plan or agreement who is covered thereby. Further, at or prior to the Chrysler Effective Time, DaimlerChrysler AG shall recommend to the DaimlerChrysler Supervisory Board that DaimlerChrysler AG, represented by the DaimlerChrysler Supervisory Board (AUFSICHTSRAT), enter into employment agreements (DIENSTVERTRAG) substantially in the form previously provided by Daimler-Benz to Chrysler with the Daimler-Benz and Chrysler officers identified on Exhibit E to the Combination Agreement.

No Solicitation

    The Combination Agreement provides that neither party shall, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to a Takeover Proposal; PROVIDED, that if the party's Board of Directors (or the Management Board (VORSTAND) in the case of Daimler-Benz) determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to its stockholders under applicable law, such party may, in response to a Takeover Proposal which was not solicited by it, which did not otherwise result from a breach of the no solicitation provisions of the Combination Agreement and which is made or received prior to the effectiveness of the Chrysler Stockholder Approval (in the case of a Takeover Proposal relating to Chrysler) or the Daimler-Benz Stockholder Approval (in the case of a Takeover Proposal relating to Daimler-Benz), and subject to providing to the other party prior written notice of its decision to take such action and to such party's compliance with Rule 14e-2(a) promulgated under the Exchange Act, (x) furnish information with respect to such party and its Subsidiaries to any person making a Takeover Proposal pursuant to a customary confidentiality agreement (as determined by such party after receiving the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such Takeover Proposal. Each party shall promptly notify the other party of any Takeover Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making it) as promptly as practicable after its receipt thereof

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and shall thereafter inform the other party of any material change in the status of any discussions or negotiations with such third party, and any material changes to the terms and conditions of such Takeover Proposal and shall promptly give the other party a copy of any business or financial information related to Chrysler or Daimler-Benz, as the case may be, delivered to such person which has not previously been reviewed by such other party.

    Except as expressly permitted by the Combination Agreement, neither the Chrysler Board or any committee thereof nor Daimler-Benz by its Management Board (VORSTAND) or any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by the Chrysler Board or Daimler-Benz Management Board (VORSTAND) or any such committee of the transactions contemplated by the Combination Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause its company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the effectiveness of the Chrysler Stockholder Approval (in the case of Chrysler) or the Daimler-Benz Stockholder Approval (in the case of Daimler-Benz), the Chrysler Board or the Daimler-Benz Management Board (VORSTAND), as the case may be, to the extent that it determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to its stockholders under applicable law, may (subject to this and the following sentences) terminate the Combination Agreement solely in order to concurrently enter into an Acquisition Agreement with respect to any Superior Proposal, but only at a time that is after the third business day following the other party's receipt of written notice advising such party that the Chrysler Board or the Daimler-Benz Management Board (VORSTAND), as the case may be, is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

    "Takeover Proposal" means any BONA FIDE inquiry, proposal or offer from any person relating to any (1) tender or exchange offer involving 25% or more of the capital stock of such party, (2) merger, consolidation or other business combination involving such party or any of its Significant Subsidiaries, (3) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the assets of such party and its Subsidiaries, taken as a whole, or 25% or more of the equity securities of the party, (4) recapitalization or restructuring of such party or any of its Significant Subsidiaries, or (5) other transaction similar to any of the foregoing with respect to such party or any of its Significant Subsidiaries, other than the transactions contemplated by the Combination Agreement. Effective as of the date of the Combination Agreement, each party shall immediately terminate any discussions or negotiations with any other third parties, if any, that may be currently in progress with respect to any Takeover Proposal and shall request that all confidential information furnished on behalf of such party to any such third parties be returned. "Superior Proposal" means any Takeover Proposal on terms that the Chrysler Board or the Daimler-Benz Management Board (VORSTAND), as the case may be, determines in its good faith judgment (after receiving the advice of its financial advisor) to be a superior financial alternative to that party's stockholders when compared as a whole with the transactions contemplated by the Combination Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of such Board after receiving the advice of its financial advisor, is reasonably likely to be obtained by such third party.

Additional Agreements

    The Combination Agreement provides that as soon as practicable following the date of the Combination Agreement, (i) Chrysler, Daimler-Benz and DaimlerChrysler AG will prepare and file with the Commission the preliminary Proxy Statement/Prospectus, (ii) Daimler-Benz and DaimlerChrysler AG will prepare and file with the Commission the Registration Statement, and (iii) Daimler-Benz and DaimlerChrysler AG will prepare and file with the Commission the U.S. Exchange Offer Documents. Each of Chrysler, Daimler-Benz and DaimlerChrysler AG will use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Chrysler will use reasonable best efforts to cause

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the Proxy Statement/Prospectus to be delivered to Chrysler's stockholders,
Daimler-Benz shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be delivered to Daimler-Benz' stockholders, and Daimler-Benz and DaimlerChrysler AG shall use reasonable best efforts to cause the Exchange Offer Documents to be delivered to Daimler-Benz' stockholders (including the holders of the Daimler-Benz ADSs), in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Daimler-Benz and DaimlerChrysler AG will also take any action reasonably required to be taken under any applicable state securities laws in connection with the issuance of DaimlerChrysler Ordinary Shares in the Daimler-Benz Exchange Offer, the U.S. Share Exchange, the Chrysler Merger and the Daimler-Benz Merger, and Chrysler will furnish all information concerning Chrysler and the holders of Chrysler Common Stock as may be reasonably requested in connection with any such action.

    Each of Chrysler and Daimler-Benz has agreed to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, give notice of, convene and hold meetings of its stockholders in accordance with applicable law for the purpose of obtaining the Chrysler Stockholder Approval and the Daimler-Benz Stockholder Approval and, subject to its rights to terminate the Combination Agreement in order to enter into an Acquisition Agreement with respect to a Superior Proposal, shall, through the Chrysler Board or the Daimler-Benz Management Board (VORSTAND) and the Daimler-Benz Supervisory Board (AUFSICHTSRAT), as the case may be, recommend to its stockholders the approval and adoption of the Combination Agreement, the Chrysler Merger or the Daimler-Benz Exchange Offer and the Daimler-Benz Merger, as applicable, and the other transactions contemplated by the Combination Agreement. Each of Chrysler and Daimler-Benz has agreed to schedule and, if necessary, adjourn as appropriate its stockholder meeting so that the vote necessary to obtain the Chrysler Stockholder Approval occurs simultaneously with the Daimler-Benz Stockholder Approval.

    Each of Chrysler and Daimler-Benz shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Chrysler Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Chrysler and Daimler-Benz shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. federal or state securities laws or German securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of Chrysler, Daimler-Benz and DaimlerChrysler AG has agreed to hold and cause each of their respective officers, directors, employees, attorneys, investment bankers and other advisors to hold in strict confidence (unless compelled to disclose by judicial or administrative process) all Confidential Information.


    Prior to the Chrysler Effective Time, unless the Minimum Condition has been changed to the 75% Minimum, Chrysler has agreed pursuant to the Combination Agreement to issue and sell, in such a manner as Chrysler reasonably determines and is reasonably acceptable to Daimler-Benz, approximately 30 million shares of Chrysler Common Stock (or such greater or lesser number as will allow the Mergers to be accounted for as a "pooling-of-interests"). Each of Chrysler and Daimler-Benz has agreed to use its reasonable best efforts (i) to cause the Chrysler Exchange either (a) to qualify as a reorganization within the meaning of Section 368(a) of the Code or (b) when integrated with the Daimler-Benz Exchange Offer and taking into account the Daimler-Benz Merger, to be treated as a transaction described in Section 351(a) of the Code, (ii) to cause the Daimler-Benz Exchange Offer either (a) when integrated with the Chrysler Exchange, to be treated as a transaction described in Section 351(a) of the Code or (b) if integrated with the Daimler-Benz Merger, to qualify as a reorganization within the meaning of Section 368(a) of the Code, (iii) to cause the Daimler-Benz Exchange Offer and the Daimler-Benz Merger not to result in the recognition of any gain or loss by DaimlerChrysler AG, Daimler-Benz or stockholders of Daimler-Benz under German law, and (iv) to enable Chrysler to obtain from the IRS the Private Letter Ruling described in "--Conditions to Closing" and to meet the conditions thereof.


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    During the period from the date of the Combination Agreement through the
Chrysler Effective Time, neither Chrysler nor Daimler-Benz shall terminate, amend, modify or waive any provision of any standstill agreement or waive any provision of any confidentiality agreement to which it or any of its respective Subsidiaries is a party, except as provided in the Chrysler Stockholders Agreement. During such period, Chrysler or Daimler-Benz, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state thereof or any court in Germany or any political subdivision thereof, in each such case which has jurisdiction of the parties and the subject matter.

    Pursuant to the Combination Agreement, Daimler-Benz and Chrysler have agreed to cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes that become payable in connection with the transactions contemplated by the Combination Agreement that are required or permitted to be filed on or before the Chrysler Effective Time. Chrysler shall pay, without deduction or withholding from any amount payable to the holders of Chrysler Common Stock (and shall not directly or indirectly be reimbursed by Daimler-Benz or DaimlerChrysler AG for), any such taxes or fees imposed by any taxing authority (and any penalties and interest with respect to such taxes and fees) on Chrysler or any holder of Chrysler Common Stock that become payable in connection with the transactions contemplated by the Combination Agreement. Daimler-Benz shall pay, without deduction or withholding from any amount payable to the holders of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs (and shall not directly or indirectly be reimbursed by Chrysler or DaimlerChrysler AG for), any such taxes or fees imposed by any taxing authority (and any penalties and interest with respect to such taxes and fees) on Daimler-Benz or any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs that become payable in connection with the transactions contemplated by the Combination Agreement.

    The Combination Agreement provides that Daimler-Benz and Chrysler shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by the Combination Agreement, including the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange.

    Upon the terms and subject to the conditions set forth in the Combination Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Combination Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Combination Agreement or the consummation of the transactions contemplated by the Combination Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Combination Agreement.

    The Combination Agreement further provides that Chrysler and Daimler-Benz will (i) use their reasonable best efforts to cause to be delivered to each other two accounting comfort letters as to the Registration Statement from their respective independent accountants, one such letter dated a date within two business days before the Registration Statement is declared effective under the Securities Act and the second dated a date within two business days before the Effective Time; (ii) use their reasonable best efforts to cause to be delivered to each other and their respective accountants two letters from the other's independent accountants, one dated as of the date the Registration Statement is declared effective under the Securities Act and the second dated as of the Closing Date, each such letter stating that accounting for the Mergers as a "pooling-of-interests" under applicable law is appropriate if the Mergers are consummated as contemplated by the Combination Agreement; (iii) unless the Mergers are not accounted for as a pooling-of-interests, as soon as practicable after the date of the Combination Agreement, deliver to the other party a list of all affiliates for purposes of qualifying the Combination for "pooling-of-interests" accounting treatment and complying with Rule 145 under the Securities Act, and to use reasonable best efforts to cause their respective affiliates to deliver to the other party a written agreement substantially in the form of Exhibit B-2 to the Combination Agreement, in the case of Daimler-Benz Affiliates, or Exhibit B-1 to the Combination Agreement, in the case of Chrysler Affiliates, not less than 30 days prior to the Chrysler Effective Time; (iv) as soon as practicable after the date of the Combination Agreement, prepare and file such documents necessary to obtain approval for the listing of DaimlerChrysler Ordinary Shares on each of the German exchanges on which Daimler-Benz Ordinary Shares are currently traded and to use reasonable best efforts to cause the DaimlerChrysler Ordinary Shares to be approved for listing on the NYSE; and (v) give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Chrysler, Daimler-Benz or DaimlerChrysler AG, as applicable, and their respective directors in connection with the Transactions.

Indemnification, Exculpation and Insurance

    Daimler-Benz and DaimlerChrysler AG shall maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Chrysler Effective Time now existing in favor of the current or former directors or officers of Chrysler or Daimler-Benz or any of their respective Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Chrysler or Daimler-Benz. In addition, from and after the Chrysler Effective Time, directors and officers of Chrysler who become directors or officers of DaimlerChrysler AG or Daimler-Benz shall be entitled to the same indemnity rights and protections as are afforded to other directors and officers of DaimlerChrysler AG or Daimler-Benz, as the case may be, and Management Board members (MITGLIEDER DES VORSTANDS) and officers of Daimler-Benz who become directors or officers of DaimlerChrysler AG or Chrysler shall be entitled to the same indemnity rights and protections as are afforded to other directors and officers of DaimlerChrysler AG or Chrysler, as the case may be.

    If DaimlerChrysler AG, Daimler-Benz or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of DaimlerChrysler AG or Daimler-Benz, as the case may be, assume the obligations set forth in this section.

    From and after the Chrysler Effective Time, Chrysler and DaimlerChrysler AG will indemnify and hold harmless each present and former director and officer of Chrysler and its Subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Chrysler Effective Time, to the fullest extent that Chrysler or such Subsidiary would have been permitted under applicable law and the Certificate of Incorporation or Bylaws of Chrysler or such Subsidiary in effect on the date of the Chrysler Combination Agreement to indemnify or to obtain insurance for such person (and DaimlerChrysler AG or Chrysler shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

Conditions to Closing


    CONDITIONS TO ALL PARTIES' OBLIGATION TO CLOSE. The obligation of all parties to consummate the Daimler-Benz Exchange Offer and the German Share Exchange, the Daimler-Benz Merger and the Chrysler Merger and the U.S. Share Exchange is subject to the satisfaction on or prior to the consummation of Daimler-Benz Exchange Offer of the following conditions: (a) expiration or termination of any applicable waiting period under the HSR Act relating to the Transactions and the approval (or deemed approval) of the Transactions by the Commission of the European Union; (b) the Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued and no proceeding for such purpose shall have been initiated by the Commission; (c) approval for listing of (i) the DaimlerChrysler Ordinary Shares on the NYSE, subject to official notice of issuance, and (ii) the DaimlerChrysler Ordinary Shares on the FSE; (d) receipt of the Chrysler Stockholder Approval and the Daimler-Benz Stockholder Approval; (e) all consents, approvals and actions of, filings with and notices to any governmental entity required of Chrysler, Daimler-Benz or any of their respective Subsidiaries to consummate the transactions contemplated in the Combination Agreement, the failure of which to be obtained or taken is reasonably likely to have a Material Adverse Effect on DaimlerChrysler AG, having been obtained or made, all in form and substance reasonably satisfactory to Chrysler and Daimler-Benz, other than the filing of the certificate of merger for the Chrysler Merger and filings pursuant to the HSR Act and with the Commission of the European Union; (f) the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition (i) preventing the consummation of the Daimler-Benz Exchange Offer, the Chrysler Merger, the U.S. Share Exchange or the Daimler-Benz Merger, or (ii) otherwise reasonably likely to have a Material Adverse Effect on Chrysler or Daimler-Benz; (g) receipt of each of Daimler-Benz and Chrysler of the accountants' comfort letters and (unless the Minimum Condition has been changed to the 75% Minimum) the accountants' pooling letters contemplated by the Combination Agreement; (h) completion of the Chrysler Stock Issuance (unless the Minimum Condition has been changed to the 75% Minimum); and (i) all conditions to the Daimler-Benz Exchange Offer have been satisfied.


    CONDITIONS TO DAIMLER-BENZ' AND DAIMLERCHRYSLER AG'S OBLIGATION TO
CLOSE. The obligation of Daimler-Benz and DaimlerChrysler AG to consummate the U.S. Share Exchange and the Daimler-Benz Merger is further subject to the satisfaction on or prior to the Chrysler Effective Time of the following additional conditions: (a) the representations and warranties of Chrysler being true and correct both when made and at and as of the Chrysler Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chrysler, and receipt by Daimler-Benz of a certificate of an Executive Vice President of Chrysler to that effect; (b) performance and compliance by Chrysler, in all material respects, with all obligations required to be performed or complied with by it under the Combination Agreement at or prior to the Chrysler Effective Time, and receipt by Daimler-Benz of a certificate of an Executive Vice President of Chrysler to that effect; (c) receipt by Daimler-Benz and DaimlerChrysler AG of an opinion from German tax counsel to Daimler-Benz substantially to the effect that neither the Daimler-Benz Exchange Offer nor the Daimler-Benz Merger will result in the recognition of any gain or loss by stockholders of Daimler-Benz or by Daimler-Benz or DaimlerChrysler AG under German law; (d) receipt by Daimler-Benz and DaimlerChrysler AG of an opinion, dated as of the expiration date of the Daimler-Benz Exchange Offer, from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Daimler-Benz and DaimlerChrysler AG, with respect to certain tax matters; and (e) at any time after the date of the Combination Agreement there not having occurred and be continuing as of the Chrysler Effective Time any Material Adverse Effect on Chrysler.

    CONDITIONS TO CHRYSLER'S OBLIGATION TO CLOSE. The obligation of Chrysler to consummate the Chrysler Merger is further subject to the satisfaction on or prior to the Chrysler Effective Time of the following additional conditions: (a) the respective representations and warranties of Daimler-Benz and DaimlerChrysler AG being true and correct both when made and at and as of the Chrysler Effective Time, as if made at and as of such time

(except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of representations and warranties of Daimler-Benz, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Daimler-Benz, and receipt by Chrysler of a certificate of a member of the Board of Management (VORSTAND) of Daimler-Benz to that effect; (b) performance and compliance by Daimler-Benz and DaimlerChrysler AG, in all material respects, with all obligations required to be performed or complied with by it under the Combination Agreement at or prior to the Chrysler Effective Time, and receipt by Chrysler of a certificate of a member of the Board of Management (VORSTAND) of Daimler-Benz to that effect; (c) receipt by Chrysler from Debevoise & Plimpton, special counsel to Chrysler, of an opinion, dated as of the Chrysler Merger Closing Date, with respect to certain tax matters; (d) receipt from the IRS of a private letter ruling, reasonably satisfactory to Chrysler, addressing certain issues under Section 367(a)(1) of the Code and sufficient to enable Debevoise & Plimpton to render their opinion (which private letter ruling was received from the IRS on September 4, 1998); (e) consummation of the Rights Offering, which shall have been fully subscribed; (f) consummation of the Daimler-Benz Exchange Offer and (g) there not being in existence a Material Adverse Effect on Daimler-Benz as of the Chrysler Effective Time.


    FURTHER CONDITION TO OBLIGATIONS OF DAIMLER-BENZ AND DAIMLERCHRYSLER
AG. After the Chrysler Effective Time and the consummation of the U.S. Share Exchange, the obligations of Daimler-Benz and DaimlerChrysler AG to complete the Daimler-Benz Merger shall only be conditioned on the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Daimler-Benz Exchange Offer, the Chrysler Merger, the U.S. Share Exchange or the Daimler-Benz Merger.

Termination

    The Combination Agreement may be terminated at any time prior to the Chrysler Effective Time, and except in the case of clauses (d) or (f) below, whether before or after the Chrysler Stockholder Approval or the Daimler-Benz Stockholder Approval: (a) by mutual written consent of Daimler-Benz and Chrysler; (b) by either Daimler-Benz or Chrysler: (i) if the Chrysler Merger and the Daimler-Benz Exchange Offer shall not have been consummated by January 31, 1999, PROVIDED that the right to terminate the Combination Agreement pursuant to this clause (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Combination Agreement results in the failure of the Chrysler Merger, the U.S. Share Exchange and the Daimler-Benz Exchange Offer to be consummated on or prior to such date; and PROVIDED, FURTHER, that the Combination Agreement may be extended for up to 30 days by either Daimler-Benz or Chrysler by written notice to the other party if the Daimler-Benz Exchange Offer or the Chrysler Merger shall not have been consummated as a direct result of Daimler-Benz or Chrysler having failed to receive all regulatory approvals required to be obtained with respect thereto; (ii) if the Chrysler Stockholder Approval or the Daimler-Benz Stockholder Approval shall not have been obtained at the respective Chrysler Special Meeting or Daimler-Benz Special Meeting or at any adjournment or postponement thereof; or (iii) if any Restraint preventing the consummation of the Daimler-Benz Exchange Offer, the Chrysler Merger, the U.S. Share Exchange or the Daimler-Benz Merger or which is otherwise reasonably likely to have a Material Adverse Effect on Chrysler or Daimler-Benz shall be in effect and shall have become final and nonappealable, PROVIDED, that the party seeking to terminate pursuant to this clause (iii) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint;
(c) by Daimler-Benz if Chrysler shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Combination Agreement, which breach or failure to perform (1) would give rise to the failure of a condition described in clause
(a) or (b) under "--Conditions to Closing--Conditions to Daimler-Benz' and DaimlerChrysler AG's Obligation to Close" and (2) is incapable of being cured by Chrysler or is not cured within 45 days after receipt of written notice thereof;
(d) prior to receipt of the Daimler-Benz Stockholder Approval, by Daimler-Benz in order to enter into an Acquisition Agreement with respect to a Superior Proposal; (e) by Chrysler, if Daimler-Benz or DaimlerChrysler

AG shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Combination Agreement, which breach or failure to perform (1) would give rise to the failure of a condition described in clause (a) or (b) under "--Conditions to Closing-- Conditions to Chrysler's Obligation to Close" and (2) is incapable of being cured by Daimler-Benz or DaimlerChrysler AG or is not cured within 45 days of written notice thereof; or (f) prior to receipt of the Chrysler Stockholder Approval, by Chrysler in order to enter into an Acquisition Agreement with respect to a Superior Proposal.

    The Combination Agreement further provides that in the event of termination of the Combination Agreement by either Chrysler or Daimler-Benz as provided therein, written notice thereof shall be given as promptly as possible to the other parties hereto and, with certain exceptions, the Combination Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Daimler-Benz, Chrysler or DaimlerChrysler AG, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Combination Agreement.

Governing Law

    The Daimler-Benz Merger, the Daimler-Benz Exchange Offer (to the extent conducted in Germany) and the capital contribution in kind included in the U.S. Share Exchange shall be governed by and effected in accordance with German law. In all other respects, the Combination Agreement will be governed by and effected in accordance with Delaware law without regard to the principles of conflicts of laws thereof.

Fees and Expenses

    Subject to the obligations of the parties to pay certain conveyance taxes, all fees and expenses incurred in connection with the Combination Agreement and the transactions contemplated thereby shall be borne by the party incurring such fees or expenses, whether or not the Mergers are consummated, and accordingly each of Daimler-Benz and Chrysler will pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Proxy Statement/Prospectus (including the registration and filing fees of the Commission).

Reservation of Right to Revise Transaction

    The Combination Agreement provides that if the implementation and mechanics prove not to be operable, the parties will use their reasonable best efforts to change the method of effecting the business combination contemplated thereby, PROVIDED, that no such change shall (a) alter or change the amount or kind of consideration to be received by holders of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADRs, (b) adversely affect the tax treatment to Chrysler, Daimler-Benz, DaimlerChrysler AG or their respective stockholders as a result of the Transactions, or (c) materially delay receipt of any material approval referred to in the Combination Agreement or the consummation of the transactions contemplated thereby.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


    Daimler-Benz and Chrysler intend that the Transactions will qualify as a pooling-of-interests for accounting and financial reporting purposes under U.S. GAAP, but this treatment cannot be guaranteed because the occurrence of certain events outside the control of Daimler-Benz and Chrysler may preclude the use of the pooling-of-interests method of accounting. The pooling-of-interests method of accounting for the Transactions will be available only if certain conditions are satisfied, including (i) the Minimum Condition and (ii) the consummation of the Chrysler Stock Issuance. If fewer than 90% of the outstanding Daimler-Benz Ordinary Shares and Daimler-Benz ADSs are tendered in the Daimler-Benz Exchange Offer, and the Minimum Condition is consequently changed to the 75% Minimum, Daimler-Benz, Chrysler and DaimlerChrysler AG will consummate the Transactions, and the Transactions will be accounted for under the purchase method of accounting. In such latter case, the Transactions will be treated for accounting and financial reporting purposes as a purchase of Chrysler by Daimler-Benz. Accordingly, the following unaudited pro forma financial information is being provided under both the pooling-of-interests and the purchase methods of accounting.


    The pro forma information below does not purport to represent what the combined results of operations actually would have been if the Transactions had occurred as of the dates indicated or what those results will be for any future periods. The information below is presented in accordance with U.S. GAAP and is qualified in its entirety by, and should be read in conjunction with, (i) the Daimler-Benz consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, including the notes thereto, included in the Daimler-Benz Annual Report on Form 20-F for the fiscal year ended December 31, 1997, which is incorporated by reference in this Proxy Statement/Prospectus, (ii) the Daimler-Benz unaudited consolidated financial statements as of June 30, 1998 and for each of the six-month periods ended June 30, 1998 and 1997, including the notes thereto, included in the Daimler-Benz Report of Foreign Private Issuer on Form 6-K for the month of July 1998, incorporated by reference in this Proxy Statement/ Prospectus, (iii) the Chrysler consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, including the notes thereto, included in the Chrysler Annual Report on Form 10-K for the fiscal year ended December 31, 1997, incorporated by reference herein, and (iv) the Chrysler unaudited consolidated financial statements as of June 30, 1998 and for each of the six-month periods ended June 30, 1998 and 1997, including the notes thereto, included in Chrysler's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, incorporated by reference herein.

    In the Transactions, DaimlerChrysler AG will exchange DaimlerChrysler Ordinary Shares for all of the Daimler-Benz Ordinary Shares (including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs) and shares of Chrysler Common Stock, including outstanding Chrysler Stock Options, Chrysler Performance Shares and other Chrysler equity awards. DaimlerChrysler AG has been formed for the sole purpose of effecting the Transactions and accordingly has no material assets or liabilities or revenues or expenses. Accordingly, no separate presentation of DaimlerChrysler AG has been made in the accompanying unaudited pro forma combined financial information. The unaudited pro forma combined financial information below assumes, as is provided in the Combination Agreement, a 100% exchange of the outstanding Daimler-Benz Ordinary Shares and shares of Chrysler Common Stock, including outstanding Chrysler Stock Options, Chrysler Performance Shares and other Chrysler equity awards, net of related withholding taxes, for DaimlerChrysler Ordinary Shares. The Combination Agreement also provides that the outstanding options, warrants and convertible notes of Daimler-Benz will be converted into options, warrants and convertible notes of DaimlerChrysler AG with substantially the same terms and conditions.

    The Combination Agreement provides that each outstanding Daimler-Benz Ordinary Share and Daimler-Benz ADS will be exchanged in the Daimler-Benz Exchange Offer and the Daimler-Benz Merger for DaimlerChrysler Ordinary Shares in the case that 90% or more of the Daimler-Benz Ordinary Shares are tendered in the Daimler-Benz Exchange Offer, for 1.005 DaimlerChrysler Ordinary Shares or, in the case that less than 90% of the Daimler-Benz Ordinary Shares are exchanged, on a one-for-one basis. The Combination Agreement includes a formula (the U.S. Exchange Ratio Formula) to determine the U.S. Exchange Ratio for the exchange of shares of Chrysler Common Stock into DaimlerChrysler Ordinary Shares in the Chrysler Merger. A U.S. Exchange Ratio of 0.6235 of a DaimlerChrysler Ordinary Share for each share of Chrysler Common Stock has been established. The precise number of outstanding Daimler-Benz Ordinary Shares and shares of Chrysler Common Stock to be exchanged in the Transactions cannot be determined until the Chrysler Effective Time. For all purposes in the unaudited pro forma combined financial information, the actual number of outstanding Daimler-Benz Ordinary Shares and Chrysler Common Stock issued and outstanding at June 30, 1998 has been used to calculate the issuance of DaimlerChrysler Ordinary Shares pursuant to the Transactions.

    POOLING-OF-INTERESTS

    The following unaudited pro forma combined balance sheet at June 30, 1998, and the unaudited pro forma combined statements of income for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 give effect to the proposed exchange of Daimler-Benz Ordinary Shares, Daimler-Benz ADSs and shares of Chrysler Common Stock for DaimlerChrysler Ordinary Shares under the pooling-of-interests method of accounting. The unaudited pro forma combined balance sheet at June 30, 1998 was prepared as if the Transactions and other related transactions were consummated as of such date. The unaudited pro forma combined statements of income for the six months ended June 30, 1998 and 1997 and years ended December 31, 1997, 1996 and 1995 were prepared as if the Transactions and other related transactions were consummated as of January 1, 1995. The unaudited pro forma combined financial information is based on the historical consolidated financial statements of Daimler-Benz and Chrysler giving effect to the Transactions under the assumptions and adjustments described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information Accounted for Under the Pooling-of-Interests Method of Accounting. Additionally, the unaudited pro forma financial information gives effect to the sale by Chrysler of 30.0 million shares of Chrysler Common Stock and the deemed exercise and conversion of all of the outstanding Chrysler Stock Options, Chrysler Performance Shares and other Chrysler equity awards, net of related withholding taxes, into DaimlerChrysler Ordinary Shares determined in accordance with a formula set out in the Combination Agreement.

                               DAIMLERCHRYSLER AG

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                         (pooling-of-interests method)

                                 June 30, 1998

                                 (in millions)

                                                                     Historical
                                                              ------------------------     Pro Forma      Pro Forma  Pro Forma
                                                              Daimler-Benz   Chrysler(1)   Adjustments    Combined   Combined(7)
                                                              ------------   ---------  ---------------   ---------  ---------
Assets
Intangible assets...........................................   DM  1,895     DM  2,758   DM               DM  4,653  $  2,580
Property, plant and equipment, net..........................      21,528        36,031                       57,559    31,919
Investments and long-term financial assets..................       3,996         1,803                        5,799     3,216
Equipment on operating leases, net..........................      16,461        10,932                       27,393    15,190
                                                              ------------   ---------  ---------------   ---------  ---------
Fixed assets................................................      43,880        51,524                       95,404    52,905
                                                              ------------   ---------  ---------------   ---------  ---------
Inventories.................................................      15,940         6,241                       22,181    12,300
Receivables
Receivables from financial services.........................      29,053        24,779                       53,832    29,853
Trade and other receivables and other assets................      21,099        11,471                       32,570    18,061
Securities..................................................      18,109         6,131                       24,240    13,442
Cash and cash equivalents...................................       4,199        12,659       3,425(2)        19,694    10,921
                                                                                               160(4a)
                                                                                              (865)(4b)
                                                                                               856(4c)
                                                                                              (550)(5a)
                                                                                               (70)(5b)
                                                                                              (120)(5c)
                                                              ------------   ---------  ---------------   ---------  ---------
Current assets..............................................      88,400        61,281       2,836          152,517    84,577
                                                              ------------   ---------  ---------------   ---------  ---------
Deferred taxes and prepaid expenses.........................       9,714         9,827                       19,541    10,836
                                                              ------------   ---------  ---------------   ---------  ---------
Total assets................................................     141,994       122,632       2,836          267,462   148,318
                                                              ------------   ---------  ---------------   ---------  ---------
                                                              ------------   ---------  ---------------   ---------  ---------
Liabilities and stockholders' equity
Capital stock...............................................       2,847         1,490        (266)(3)           --        --
                                                                                            (2,847)(4a)
                                                                                            (1,224)(4b)
Additional paid-in capital..................................      12,597         9,440       1,767(2)        20,242    11,225
                                                                                            (7,850)(3)
                                                                                             2,847(4a)
                                                                                             1,224(4b)
                                                                                              (782)(4b)
                                                                                               143(4b)
                                                                                               856(4c)
Retained earnings...........................................      17,356        21,956        (550)(5a)      38,342    21,262
                                                                                               (70)(5b)
                                                                                              (350)(5c)
Accumulated other comprehensive income......................       1,127            --                        1,127       625
Treasury stock..............................................        (160)       (9,774)      1,658(2)            --        --
                                                                                             8,116(3)
                                                                                               160(4a)
                                                              ------------   ---------  ---------------   ---------  ---------
Stockholders' equity........................................      33,767        23,112       2,832           59,711    33,112
                                                              ------------   ---------  ---------------   ---------  ---------
Minority interest...........................................       1,057            51                        1,108       614
                                                              ------------   ---------  ---------------   ---------  ---------
Accrued liabilities.........................................      37,873        35,505        (226)(4b)      73,382    40,693
                                                                                               230(5c)
                                                              ------------   ---------  ---------------   ---------  ---------
Financial liabilities.......................................      41,563        37,780                       79,343    43,999
Trade and other liabilities.................................      24,282        16,799                       41,081    22,781
                                                              ------------   ---------  ---------------   ---------  ---------
Liabilities.................................................      65,845        54,579                      120,424    66,780
                                                              ------------   ---------  ---------------   ---------  ---------
Deferred taxes and income...................................       3,452         9,385                       12,837     7,119
                                                              ------------   ---------  ---------------   ---------  ---------
Total liabilities and stockholders' equity..................     141,994       122,632       2,836          267,462   148,318
                                                              ------------   ---------  ---------------   ---------  ---------
                                                              ------------   ---------  ---------------   ---------  ---------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

                               DAIMLERCHRYSLER AG

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                         (pooling-of-interests method)

                     For the Six Months Ended June 30, 1998

                    (in millions, except per share amounts)

                                                                 Historical
                                                        ----------------------------    Pro Forma      Pro Forma
                                                        Daimler-Benz    Chrysler(1)      Combined     Combined(7)
                                                        -------------  -------------  --------------  ------------
Revenues..............................................  DM     67,714  DM     60,594  DM     128,308   $   71,152
Cost of sales.........................................        (53,809)       (48,672)       (102,481)     (56,830)
                                                        -------------  -------------  --------------  ------------
Gross margin..........................................         13,905         11,922          25,827       14,322
Selling, administrative and other expenses............         (8,534)        (4,520)        (13,054)      (7,239)
Research and development..............................         (3,123)        (1,693)         (4,816)      (2,670)
Other income..........................................          1,120             --           1,120          621
                                                        -------------  -------------  --------------  ------------
Income before financial income and income taxes.......          3,368          5,709           9,077        5,034
Financial income, net.................................            542            204             746          414
                                                        -------------  -------------  --------------  ------------
Income before income taxes............................          3,910          5,913           9,823        5,448
Income taxes..........................................         (1,838)        (2,202)         (4,040)      (2,240)
Minority interest.....................................            (62)            --             (62)         (34)
                                                        -------------  -------------  --------------  ------------
Net income............................................          2,010          3,711           5,721        3,174
                                                        -------------  -------------  --------------  ------------
                                                        -------------  -------------  --------------  ------------
Pro forma combined earnings per share (6)
    Pro forma combined basic earnings per ordinary
      share...........................................                                          5.96(a)        3.31
    Pro forma combined diluted earnings per ordinary
      share...........................................                                          5.83(a)        3.23

------------------------

(a) The assumed weighted average number of ordinary shares outstanding for basic and diluted earnings per share were 960.1 million and 985.2 million, respectively.

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                             FINANCIAL STATEMENTS.

                               DAIMLERCHRYSLER AG

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                         (pooling-of-interests method)

                     For the Six Months Ended June 30, 1997

                    (in millions, except per share amounts)

                                                                                Historical
                                                                        --------------------------    Pro Forma
                                                                        Daimler-Benz  Chrysler(1)     Combined
                                                                        ------------  ------------  -------------
Revenues..............................................................   DM  55,892   DM    51,033  DM    106,925
Cost of sales.........................................................      (44,919)       (40,791)       (85,710)
                                                                        ------------  ------------  -------------
Gross margin..........................................................       10,973         10,242         21,215
Selling, administrative and other expenses............................       (7,517)        (4,610)       (12,127)
Research and development..............................................       (2,867)        (1,514)        (4,381)
Other income..........................................................          733             --            733
                                                                        ------------  ------------  -------------
Income before financial income and income taxes.......................        1,322          4,118          5,440
Financial income (expense), net.......................................         (111)           123             12
                                                                        ------------  ------------  -------------
Income before income taxes............................................        1,211          4,241          5,452
Income taxes..........................................................         (263)        (1,691)        (1,954)
Minority interest.....................................................           44             --             44
                                                                        ------------  ------------  -------------
Net income............................................................          992          2,550          3,542
                                                                        ------------  ------------  -------------
                                                                        ------------  ------------  -------------
Pro forma combined earnings per share(6)
    Pro forma combined basic earnings per ordinary share..............                                       3.62(a)
    Pro forma combined diluted earnings per ordinary share............                                       3.60(a)

------------------------

(a) The assumed weighted average number of ordinary shares outstanding for basic and diluted earnings per share were 978.6 million and 987.5 million, respectively.

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                             FINANCIAL STATEMENTS.

                               DAIMLERCHRYSLER AG

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                         (pooling-of-interests method)

                      For the Year Ended December 31, 1997

                    (in millions, except per share amounts)

                                             Historical
                                     --------------------------     Pro-Forma              Pro Forma
                                     Daimler-Benz   Chrysler(1)      Combined             Combined(7)
                                     ------------   -----------   --------------     ----------------------
Revenues...........................   DM  124,050   DM  105,205      DM  229,255        $ 127,131
Cost of sales......................       (98,943)      (84,879)        (183,822)        (101,936)
                                     ------------   -----------   --------------         --------
Gross margin.......................        25,107        20,326           45,433           25,195
Selling, administrative and other
  expenses.........................       (17,433)       (9,703)         (27,136)         (15,048)
Research and development...........        (5,663)       (2,972)          (8,635)          (4,788)
Other income.......................         1,620                          1,620              898
                                     ------------   -----------   --------------         --------
Income before financial income and
  income taxes.....................         3,631         7,651           11,282            6,257
Financial income, net..............           618           251              869              482
                                     ------------   -----------   --------------         --------
Income before income taxes.........         4,249         7,902           12,151            6,739
Tax benefit relating to a special
  distribution.....................         2,908                          2,908(a)         1,613
Income taxes.......................         1,074        (3,038)          (1,964)(b)       (1,089)
                                     ------------   -----------   --------------         --------
Total income taxes.................         3,982        (3,038)             944              524
Minority interest..................          (189)                          (189)            (105)
                                     ------------   -----------   --------------         --------
Net income.........................         8,042         4,864           12,906(c)         7,158
                                     ------------   -----------   --------------         --------
                                     ------------   -----------   --------------         --------
Pro forma combined earnings
  per share (6)
    Pro forma combined basic
      earnings per ordinary
      share........................                                        13.29(c)(d)         7.37
    Pro forma combined diluted
      earnings per ordinary
      share........................                                        13.16(c)(d)         7.30

------------------------------

(a) Reflects the nonrecurring tax benefit relating to the Special Distribution.

(b) Includes nonrecurring tax benefits of DM 1,962 relating to the decrease in valuation allowance as of December 31, 1997, applied to the German operations that file a combined tax return.

(c) Excluding the nonrecurring income tax benefits, net income and pro forma combined net income would have been DM 3,172 ($1,759) and DM 8,036 ($4,456) and pro forma combined basic and diluted earnings per share would have been DM 8.28 ($4.59) and DM 8.21 ($4.55), respectively.

(d) The assumed weighted average number of ordinary shares outstanding for basic and diluted earnings per share were 970.8 million and 983.6 million, respectively.

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                             FINANCIAL STATEMENTS.

                               DAIMLERCHRYSLER AG

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                         (pooling-of-interests method)

                      For the Year Ended December 31, 1996

                    (in millions, except per share amounts)

                                                                      Historical
                                                             ----------------------------
                                                             Daimler-Benz    Chrysler(1)   Pro Forma Combined
                                                             -------------  -------------  -------------------
Revenues...................................................  DM    106,339  DM     91,743    DM      198,082
Cost of sales..............................................        (84,742)       (72,262)          (157,004)
                                                             -------------  -------------  -------------------
Gross Margin...............................................         21,597         19,481             41,078
Selling, administrative and other expenses.................        (15,955)        (8,063)           (24,018)
Research and development...................................         (5,579)        (2,408)            (7,987)
Other income...............................................          1,402             --              1,402
                                                             -------------  -------------  -------------------
Income before financial income and income taxes............          1,465          9,010             10,475
Financial income, net......................................            496            156                652
                                                             -------------  -------------  -------------------
Income before income taxes.................................          1,961          9,166             11,127
Income taxes...............................................            712         (3,569)            (2,857)
Minority interest..........................................             89             --                 89
                                                             -------------  -------------  -------------------
Income before extraordinary item...........................          2,762          5,597              8,359
                                                             -------------  -------------  -------------------
                                                             -------------  -------------  -------------------
Pro forma combined earnings per share before extraordinary
  item(6)
    Pro forma combined basic earnings per ordinary share...                                             8.44(a)
    Pro forma combined diluted earnings per ordinary
      share................................................                                             8.41(a)

------------------------------

(a) The assumed weighted average number of ordinary shares outstanding for basic and diluted earnings per share were 990.1 and 994.2, respectively.

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                             FINANCIAL STATEMENTS.

                               DAIMLERCHRYSLER AG

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                         (pooling-of-interests method)

                      For the Year Ended December 31, 1995

                    (in millions, except per share amounts)

                                                                                  Historical
                                                                         ----------------------------    Pro Forma
                                                                         Daimler-Benz    Chrysler(1)     Combined
                                                                         -------------  -------------  -------------
Revenues...............................................................  DM    102,985  DM     75,566  DM    178,551
Cost of sales..........................................................        (86,686)       (62,333)      (149,019)
                                                                         -------------  -------------  -------------
Gross Margin...........................................................         16,299         13,233         29,532
Selling, administrative and other expenses.............................        (20,834)        (6,538)       (27,372)
Research and development...............................................         (5,369)        (2,026)        (7,395)
Other income...........................................................          1,742             --          1,742
                                                                         -------------  -------------  -------------
Income (loss) before financial income and income taxes.................         (8,162)         4,669         (3,493)
Financial income, net..................................................            929            274          1,203
                                                                         -------------  -------------  -------------
Income (loss) before income taxes......................................         (7,233)         4,943         (2,290)
Income taxes...........................................................          1,620         (1,903)          (283)
Minority interest......................................................           (116)            --           (116)
                                                                         -------------  -------------  -------------
Income (loss) before change in accounting principles...................         (5,729)         3,040         (2,689)
                                                                         -------------  -------------  -------------
                                                                         -------------  -------------  -------------
Pro forma combined earnings per share before change in accounting principles(6)
    Pro forma combined basic earnings (loss) per ordinary share........                                        (2.64)(a)
    Pro forma combined diluted earnings (loss) per ordinary share......                                        (2.64)(a)

------------------------------

(a) The assumed weighted average number of ordinary shares outstanding for basic and diluted earnings per share was 1,019.0 million.

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                             FINANCIAL STATEMENTS.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                  ACCOUNTED FOR UNDER THE POOLING-OF-INTERESTS
                              METHOD OF ACCOUNTING

 (1) The Chrysler historical balance sheet information and related pro forma adjustments to the unaudited pro forma combined balance sheet as of June 30, 1998, have been translated into marks at the June 30, 1998 rate of exchange of $1.00 = DM 1.8087. The Chrysler historical statements of income information for the six months ended June 30, 1998 and 1997 and years ended December 31, 1997, 1996 and 1995, and related pro forma adjustments to the unaudited pro forma combined statements of income, have been translated into marks at the weighted-average rates of exchange for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 of $1.00 = DM 1.8064, DM 1.6862, DM 1.7340, DM 1.5048 and DM
     1.4331, respectively. Certain of the Chrysler balance sheet and statement of income amounts have been reclassified to conform with the financial statement presentation of Daimler-Benz.

 (2) The adjustments reflect the estimated proceeds to be received by Chrysler from the sale of 30.0 million shares of Chrysler Common Stock in the Chrysler Stock Issuance held in treasury using an assumed share price of $65.71 per share (DM 117.09 per share) representing an assumed price per share of Chrysler Common Stock, and deducting estimated expenses of the offering of $49.3 million (DM 87.8 million).

 (3) The adjustments reflect the cancellation of 146.8 million shares of Chrysler Common Stock held in treasury, after giving effect to the shares of Chrysler Common Stock issued in connection with the Chrysler Stock Issuance discussed in Note 2 above.

 (4) The adjustments reflect the issuance of DaimlerChrysler Ordinary Shares by DaimlerChrysler AG in exchange for the outstanding Daimler-Benz Ordinary Shares and Chrysler Common Stock and the conversion of Chrysler Series A Convertible Preferred Stock, Chrysler Stock Options, Chrysler Performance Shares and other Chrysler equity awards as set forth below:

                                                                          Daimler-Benz                Chrysler
                                                                         ---------------             -----------
                                                                                      (in millions)
Daimler-Benz Ordinary Shares (nominal value DM5 per share) as of June
  30, 1998.............................................................         569.3
Chrysler Common Stock outstanding at June 30, 1998.....................                                   646.7
Assumed conversion of Chrysler Series A Convertible Preferred Stock....                                     0.5
Shares of Chrysler Common Stock issued in connection with shares held
  in treasury (see Note 2 above).......................................                                    30.0
                                                                                                     -----------
                                                                                                          677.2
                                                                                -----                -----------
Exchange Ratios........................................................         1.005                    0.6235
                                                                                -----                -----------
                                                                                572.2                     422.2
                                                                                -----                -----------
Conversion of Chrysler Stock Options, Chrysler Performance Shares and
  other Chrysler equity awards into DaimlerChrysler Ordinary Shares
  (net of related withholding taxes)...................................                                     8.8
                                                                                -----                -----------
Assumed DaimlerChrysler Ordinary Shares to be issued...................         572.2                     431.0
                                                                                -----                -----------
Assumed DaimlerChrysler Ordinary Shares outstanding after completion of
  the Transactions.....................................................                     1,003.2
                                                                                          ---------
                                                                                          ---------

(4)(a) The adjustments reflect the issuance of DaimlerChrysler Ordinary Shares with no nominal value in exchange for Daimler-Benz DM 5 nominal value Ordinary Shares and the issuance by Daimler-Benz of its treasury stock.

(4)(b) The adjustments reflect the cancellation and exchange of Chrysler Common Stock, Chrysler Stock Options, Chrysler Performance Shares and other Chrysler equity awards for DaimlerChrysler Ordinary Shares and payment of related withholding taxes.

(4)(c) The adjustments reflect the tax benefit to be received by Chrysler resulting from the deemed exercise of Chrysler Stock Options.

(5)(a) The adjustments reflect estimated costs of the Transactions, which include, without limitation, fees and expenses of investment bankers, legal counsel, accountants and consultants incurred and to be incurred by Daimler-Benz, Chrysler and DaimlerChrysler AG in connection with or related to the authorization, preparation, negotiation and execution of the Combination Agreement and the preparation, printing, filing and mailing of proxy statements/prospectuses for Daimler-Benz and Chrysler, soliciting stockholder approvals and all other matters related to the closing of the Transactions.

(5)(b) The adjustments reflect estimated German transfer taxes to be incurred in connection with the Daimler-Benz Merger, net of related tax benefits.

(5)(c) The adjustments reflect additional compensation costs, net of tax, resulting from the deemed conversion of Incentive/Performance Awards and related costs as a result of the change of control.

     The foregoing expenses and German transfer taxes to be incurred to effect the Transactions have not been reflected in the Unaudited Pro Forma Combined Statements of Income as they are considered to be nonrecurring.

(6) Pro forma combined basic earnings (loss) per DaimlerChrysler Ordinary Share for each period presented has been calculated by dividing pro forma combined net income by the weighted average number of DaimlerChrysler Ordinary Shares outstanding during each period presented, assuming that the Transactions occurred on January 1, 1995 and using the Exchange Ratios as discussed in Note 4 above. Pro forma combined diluted earnings (loss) per DaimlerChrysler Ordinary Share has been computed assuming the issuance by DaimlerChrysler AG of DaimlerChrysler Ordinary Shares for all stock options and other securities of Daimler-Benz which may be converted into Daimler-Benz Ordinary Shares. In addition, pro forma combined basic and diluted earnings (loss) per DaimlerChrysler Ordinary Share for each period presented has been adjusted to reflect the 20% discount to the market value at which the Daimler-Benz Ordinary Shares were sold in the Rights Offering.

      Assuming that the sale of 52.4 million Daimler-Benz Ordinary Shares in the Rights Offering had occurred as of January 1, 1998, the pro forma combined basic and diluted earnings per DaimlerChrysler ordinary Share for the six months ended June 30, 1998 would have been DM 5.71 and DM 5.60, respectively.

      Assuming that the sale of 52.4 million Daimler-Benz Ordinary Shares in the Rights Offering had occurred as of January 1, 1997, the pro forma combined basic and diluted earnings per DaimlerChrysler Ordinary Share for 1997 would have been DM 12.73 and DM 12.61, respectively, and, excluding nonrecurring tax benefits in 1997 of DM 4.9 billion relating to the Special Distribution and the decrease in valuation allowance, pro forma combined basic and diluted earnings per DaimlerChrysler Ordinary Share for 1997 would have been DM 7.93 and DM 7.87, respectively.

 (7) Represents translation of DaimlerChrysler AG combined financial information as of and for the six months ended June 30, 1998 and for the year ended December 31, 1997 solely for the convenience of the reader, at the rate of DM 1.8033 = $1.00, the Noon Buying Rate on June 30, 1998.

    PURCHASE ACCOUNTING

    The following unaudited pro forma combined balance sheet at June 30, 1998, and the unaudited pro forma combined statements of income for the six months ended June 30, 1998 and for the year ended December 31, 1997 have been prepared to give effect to the proposed exchange of Daimler-Benz Ordinary Shares and Chrysler Common Stock for DaimlerChrysler Ordinary Shares under the purchase method of accounting assuming the acquisition of Chrysler by Daimler-Benz. The unaudited pro forma combined balance sheet at June 30, 1998 was prepared as if the Transactions were consummated as of such date and the unaudited pro forma combined statements of income for the six months ended June 30, 1998 and year ended December 31, 1997 were prepared as if the Transactions were consummated as of January 1, 1997. The unaudited pro forma combined financial information is based on the historical consolidated financial statements of Daimler-Benz and Chrysler giving effect to the Transactions under the assumptions and adjustments described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information Accounted for under the Purchase Method of Accounting. The unaudited pro forma statement of income does not give effect to certain nonrecurring charges that may be incurred in connection with the Transactions.

                               DAIMLERCHRYSLER AG

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                               (purchase method)

                                 June 30, 1998

                                 (in millions)

                                                       Historical
                                               --------------------------     Pro Forma                            Pro Forma
                                               Daimler-Benz   Chrysler(1)    Adjustments     Pro Forma Combined   Combined(10)
                                               ------------   -----------   --------------   ------------------   ------------
Assets
Intangible assets............................   DM  1,895      DM  2,758     DM  (266)(5c)       DM  59,323         $ 32,897
                                                                               54,936(5i)
Property, plant and equipment, net...........      21,528         36,031                             57,559           31,919
Investments and long-term financial assets...       3,996          1,803                              5,799            3,216
Equipment on operating leases, net...........      16,461         10,932                             27,393           15,190
                                               ------------   -----------   --------------   ------------------   ------------
Fixed assets.................................      43,880         51,524       54,670               150,074           83,222
                                               ------------   -----------   --------------   ------------------   ------------
Inventories..................................      15,940          6,241          774(5a)            22,955           12,729
Receivables
Receivables from financial services..........      29,053         24,779                             53,832           29,853
Trade and other receivables and other
  assets.....................................      21,099         11,471                             32,570           18,061
Securities...................................      18,109          6,131                             24,240           13,442
Cash and cash equivalents....................       4,199         12,659          160(3)             16,269            9,022
                                                                                 (350)(4)
                                                                                  856(5)
                                                                                 (200)(5e)
                                                                                 (120)(5f)
                                                                                 (865)(5g)
                                                                                  (70)(7)
                                               ------------   -----------   --------------   ------------------   ------------
Current assets...............................      88,400         61,281          185               149,866           83,107
                                               ------------   -----------   --------------   ------------------   ------------
Deferred taxes and prepaid expenses..........       9,714          9,827       (4,993)(5c)           17,242            9,561
                                                                                2,694(5h)
                                               ------------   -----------   --------------   ------------------   ------------
Total assets.................................     141,994        122,632       52,556               317,182          175,890
                                               ------------   -----------   --------------   ------------------   ------------
                                               ------------   -----------   --------------   ------------------   ------------
Liabilities and stockholders' equity
Capital stock................................       2,847          1,490         (320)(2)                --               --
                                                                               (2,847)(3)
                                                                               (1,170)(4)
Additional paid-in capital...................      12,597          9,440       (9,454)(2)            88,339           48,987
                                                                                2,847(3)
                                                                               72,895(4)
                                                                                   14(4)
Retained earnings............................      17,356         21,956      (21,956)(4)            17,286            9,586
                                                                                  (70)(7)
Accumulated other comprehensive income.......       1,127             --                              1,127              625
Treasury stock...............................        (160)        (9,774)         160(3)                 --               --
                                                                                9,774(2)
                                               ------------   -----------   --------------   ------------------   ------------
Stockholders' equity.........................      33,767         23,112       49,873               106,752           59,198
                                               ------------   -----------   --------------   ------------------   ------------
Minority interest............................       1,057             51                              1,108              614
                                               ------------   -----------   --------------   ------------------   ------------
Accrued liabilities..........................      37,873         35,505        1,559(5d)            74,941           41,558
                                                                                  230(5f)
                                                                                 (226)(5g)
                                               ------------   -----------   --------------   ------------------   ------------
Financial liabilities........................      41,563         37,780        1,120(5b)            80,463           44,620
Trade and other liabilities..................      24,282         16,799                             41,081           22,781
                                               ------------   -----------   --------------   ------------------   ------------
Liabilities..................................      65,845         54,579        1,120               121,544           67,401
                                               ------------   -----------   --------------   ------------------   ------------
Deferred taxes and income....................       3,452          9,385                             12,837            7,119
                                               ------------   -----------   --------------   ------------------   ------------
Total liabilities and stockholders' equity...     141,994        122,632       52,556               317,182          175,890
                                               ------------   -----------   --------------   ------------------   ------------
                                               ------------   -----------   --------------   ------------------   ------------

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                             FINANCIAL STATEMENTS.

                               DAIMLERCHRYSLER AG

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME
                               (purchase method)

                     For the Six Months Ended June 30, 1998

                    (in millions, except per share amounts)

                                           Historical
                                  ----------------------------   Pro Forma                           Pro Forma
                                  Daimler-Benz    Chrysler(1)   Adjustments   Pro Forma Combined   Combined(10)
                                  -------------  -------------  ------------  -------------------  -------------
Revenues........................  DM     67,714  DM     60,594   DM             DM      128,308      $  71,152
Cost of sales...................        (53,809)       (48,672)         334(6)          (102,147)      (56,644)
                                  -------------  -------------  ------------  -------------------  -------------
Gross margin....................         13,905         11,922          334              26,161         14,508
Selling, administrative and
  other expenses................         (8,534)        (4,520)        (615)(6)           (13,669)      (7,580)
Research and development........         (3,123)        (1,693)           9(6)            (4,807)       (2,666)
Other income....................          1,120             --                            1,120            621
                                  -------------  -------------  ------------  -------------------  -------------
Income before financial income
  and income taxes..............          3,368          5,709         (272)              8,805          4,883
Financial income, net...........            542            204                              746            414
                                  -------------  -------------  ------------  -------------------  -------------
Income before income taxes......          3,910          5,913         (272)              9,551          5,297
Income taxes....................         (1,838)        (2,202)        (156)(8)            (4,196)      (2,327)
Minority interest...............            (62)            --           --                 (62)           (34)
                                  -------------  -------------  ------------  -------------------  -------------
Net income......................          2,010          3,711         (428)              5,293          2,936
                                  -------------  -------------  ------------  -------------------  -------------
                                  -------------  -------------  ------------  -------------------  -------------
Pro forma combined earnings per
  share(9)
    Pro forma combined basic
      earnings per ordinary
      share.....................                                                           5.64(a)        3.13
    Pro forma combined diluted
      earnings per ordinary
      share.....................                                                           5.52(a)        3.06

------------------------

(a) The assumed weighted average number of ordinary shares outstanding for basic and diluted earnings per share were 938.8 million and 963.7 million, respectively.

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                             FINANCIAL STATEMENTS.

                               DAIMLERCHRYSLER AG

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

                               (purchase method)
                      For the Year Ended December 31, 1997

                    (in millions, except per share amounts)

                                                                 Historical
                                                         --------------------------    Pro Forma       Pro Forma      Pro Forma
                                                         Daimler-Benz   Chrysler(1)   Adjustments      Combined      Combined(10)
                                                         ------------   -----------   ------------   -------------   -----------
Revenues...............................................   DM  124,050   DM  105,205    DM            DM    229,255     $127,131
Cost of sales..........................................       (98,943)      (84,879)        662(6)        (183,160)    (101,569)
                                                         ------------   -----------   ------------   -------------   -----------
Gross margin...........................................        25,107        20,326         662             46,095       25,562
Selling, administrative and other expenses.............       (17,433)       (9,703)     (1,229)(6)        (28,365)     (15,729)
Research and development...............................        (5,663)       (2,972)         17(6)          (8,618)      (4,779)
Other income...........................................         1,620            --                          1,620          898
                                                         ------------   -----------   ------------   -------------   -----------
Income before financial income and income taxes........         3,631         7,651        (550)            10,732        5,952
Financial income, net..................................           618           251                            869          482
                                                         ------------   -----------   ------------   -------------   -----------
Income before income taxes.............................         4,249         7,902        (550)            11,601        6,434
Tax benefit relating to a special distribution.........         2,908(a)                                     2,908(a)      1,613
Income taxes...........................................         1,074(b)      (3,038)      (315)(8)         (2,279)(b)     (1,264)
                                                         ------------   -----------   ------------   -------------   -----------
Total income taxes.....................................         3,982        (3,038)       (315)               629          349
Minority interest......................................          (189)           --                           (189)        (105)
                                                         ------------   -----------   ------------   -------------   -----------
Net income.............................................         8,042(c)       4,864       (865)            12,041(c)      6,678
                                                         ------------   -----------   ------------   -------------   -----------
                                                         ------------   -----------   ------------   -------------   -----------
Pro forma combined earnings per share(9)
    Pro forma combined basic earnings per ordinary
      share............................................                                                      12.64(c)(d)       7.01
    Pro forma combined diluted
      earnings per ordinary share......................                                                      12.51(c)(d)       6.94

------------------------------

(a) Reflects a nonrecurring tax benefit relating to the Special Distribution.

(b) Includes nonrecurring tax benefits of DM 1,962 relating to the decrease in valuation allowance as of December 31, 1997, applied to the domestic operations that file a combined tax return.

(c) Excluding the nonrecurring income tax benefits, 1997 net income and 1997 pro forma net income would have been DM 3,172 ($1,759) and DM 7,171 ($3,977) and pro forma combined basic and diluted earnings per share would have been DM
    7.53 ($4.18) and DM 7.47 ($4.14), respectively.

(d) The assumed weighted average number of ordinary shares outstanding for basic and diluted earnings per share were 952.8 million and 965.5 million, respectively.

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE PRO FORMA COMBINED
                             FINANCIAL STATEMENTS.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
             ACCOUNTED FOR UNDER THE PURCHASE METHOD OF ACCOUNTING

(1) The Chrysler historical balance sheet information and related pro forma adjustments to the unaudited pro forma combined balance sheet as of June 30, 1998, have been translated into marks at the June 30, 1998 rate of exchange of $1.00 = DM 1.8087. The Chrysler historical statement of income information for the six months ended June 30, 1998 and year ended December 31, 1997 and related pro forma adjustments to the unaudited pro forma combined statements of income, have been translated into marks at the weighted-average rates of exchange of $1.00 = DM 1.8064 and DM 1.7340, respectively. Certain of the Chrysler balance sheet and statement of income amounts have been reclassified to conform with the financial statement presentation of Daimler-Benz.

(2) The adjustments reflect the cancellation of 176.8 million shares of Chrysler Common Stock held in treasury.

(3) The adjustments reflect the issuance of DaimlerChrysler Ordinary Shares with no nominal value in exchange for Daimler-Benz Ordinary Shares on a one for one basis and the issuance by Daimler-Benz of its treasury stock.

(4) The adjustments reflect the issuance of DaimlerChrysler Ordinary Shares by DaimlerChrysler AG in exchange for shares of Chrysler Common Stock, Chrysler Stock Options, Chrysler Performance Shares, and other Chrysler equity awards as set forth below:

                                                                        (in millions, except ratio and per share
                                                                                        amount)
    Chrysler Common Stock outstanding...............................                        646.7
    Assumed conversion of Chrysler Series A Convertible Preferred
      Stock.........................................................                          0.5
                                                                                          -------
                                                                                            647.2

    U.S. Exchange Ratio.............................................                       0.6235
                                                                                          -------
                                                                                            403.5

    Conversion of Chrysler Stock Options, Chrysler Performance
      Shares and other Chrysler equity awards (net of related
      withholding taxes) into DaimlerChrysler Ordinary Shares.......                          8.8
                                                                                          -------
    Assumed DaimlerChrysler Ordinary Shares to be issued............                        412.3
    Assumed DaimlerChrysler Ordinary Share price per share (y)......                        176.8
                                                                                          -------
                                                                                           72,895
    Estimated Daimler-Benz acquisition costs, principally financial advisory services, legal, accounting, stockholder
      communications................................................                          350
                                                                                          -------
    Total assumed purchase consideration............................                       73,245
                                                                                          -------

    (y) For purposes of determining the purchase price for Chrysler, Daimler-Benz will use the average market price of Daimler-Benz Ordinary Shares for a period around the time that the factors in the formula included in the Combination Agreement were finally determinable, which occurred on June 5, 1998.

(5) Reflects preliminary adjustments to revalue the assets and liabilities of Chrysler to fair value and excess of purchase consideration over fair value of net assets acquired, as follows:

                                                                                                        (in
                                                                                                     millions)
Total assumed purchase consideration..............................................................   DM  73,245
Less: book value of net assets acquired...........................................................      (23,112)
Tax benefit to be received by Chrysler resulting from exercise of stock options...................         (856)
                                                                                                    ------------
Excess of purchase consideration over book value of net assets acquired...........................       49,277

Preliminary allocation of excess purchase price:
5(a)       Inventories (elimination of LIFO reserve)..............................................         (774)
5(b)       Adjust financial liabilities to fair value.............................................        1,120
5(c)       Adjust pension obligations to fair value...............................................        5,259
5(d)       Adjust postretirement liability to fair value..........................................        1,559
5(e)       Estimated transaction costs of Chrysler................................................          200
5(f)       Compensation costs due to change of control............................................          350
5(g)       Conversion of stock options and Incentive/Performance Awards and payment of withholding          639
           taxes..................................................................................
5(h)       Deferred income taxes (statutory tax rate of 37.6%)....................................       (2,694)
                                                                                                    ------------
5(i)       Unallocated excess purchase price......................................................       54,936
                                                                                                    ------------

    For purposes of the unaudited pro forma combined balance sheet, the unallocated excess purchase price, as determined above, has not been allocated to the remaining assets and liabilities of Chrysler at June 30, 1998 because any preliminary estimates of their fair values are subject to significant uncertainties. Such allocations will be made upon completion of independent valuations, appraisals, estimates of values and other studies, which will be undertaken in the event that the purchase method of accounting is ultimately required to be used to account for the Transactions. For purposes of the pro forma statements of income, such excess is being amortized over 40 years. Actual purchase accounting results will differ from the pro forma information presented once complete information on the fair value of Chrysler's assets and liabilities is determined. Daimler-Benz and Chrysler believe that such differences will result principally in the allocation of an additional portion of the purchase price to certain tangible and intangible assets and liabilities. However, such additional purchase price allocations, if any, are not expected to materially affect the unaudited pro forma combined balance sheet taken as a whole. The additional purchase price allocations may result in the weighted average depreciation or amortization of the unallocated excess purchase price over a period shorter than 40 years. If the unallocated excess purchase price were depreciated or amortized over a weighted average period of 30 years (rather than 40 years) the effect on the unaudited pro forma combined statements of income for the six months ended June 30, 1998 and the year ended December 31, 1997 would be an additional charge against income and to lower net income by up to DM 229 million and DM 458 million, respectively, and if the unallocated excess purchase price were depreciated and amortized over a weighted average period of 25 years (rather than 40 years) the effect on the unaudited pro forma combined statements of income would be an additional charge against income and to lower net income by up to DM 412 million and DM 824 million, respectively.

(6) The adjustments reflect preliminary amortization of unallocated excess purchase price of DM 687 million for the six months ended June 30, 1998 and DM 1,373 for the year ended December 31, 1997 arising from the acquisition of Chrysler over a period of 40 years. See Note 5 above with respect to the preliminary nature of Daimler-Benz' purchase price allocation.

   In addition, the adjustments include reductions for the six months ended June
    30, 1998 and year ended December 31, 1997 in pension and postretirement expenses of DM 415 million and DM 823 million, respectively, associated with amortization of net actuarial losses which would not have been recognized assuming the acquisition and related purchase accounting had occurred on January 1, 1997.

(7) The adjustments reflect estimated German real estate transfer taxes to be incurred in connection with the Daimler-Benz Merger, net of income tax benefit.

(8) Income tax effects of pension and postretirement statement of income pro forma adjustments at statutory rates of 37.6% and 38.25% for the six months ended June 30, 1998 and year ended December 31, 1997, respectively. No income tax benefit has been assumed with respect to the amortization of the unallocated excess purchase price.

(9) Pro forma combined basic earnings per DaimlerChrysler Ordinary Share has been calculated by dividing pro forma combined net income by the weighted average DaimlerChrysler Ordinary Shares outstanding after completion of the Transactions, using the Exchange Ratio of 0.6235. Pro forma combined diluted earnings per DaimlerChrysler Ordinary Share has been computed assuming the issuance by DaimlerChrysler AG of DaimlerChrysler Ordinary Shares for all stock options and other securities of Daimler-Benz which may be converted into Daimler-Benz Ordinary Shares. In addition, pro forma basic and diluted earnings per DaimlerChrysler Ordinary Share has been adjusted to reflect the 20% discount to the market value at which the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs were sold in the Rights Offering.

    Assuming that the sale of 52.4 million Daimler-Benz Ordinary Shares in the Rights Offering had occurred as of January 1, 1998, the pro forma combined basic and diluted earnings per DaimlerChrysler Ordinary Share for the six months ended June 30, 1998 would have been DM 5.40 and DM 5.29, respectively.

    Assuming that the sale of 52.4 million Daimler-Benz Ordinary Shares in the Rights Offering had occurred as of January 1, 1997, pro forma combined basic and diluted earnings per DaimlerChrysler Ordinary Share for 1997 would have been DM 12.10 and DM 11.98, respectively, and, excluding nonrecurring tax benefits in 1997 of DM 4.9 billion relating to the Special Distribution and the decrease in valuation allowance, pro forma combined basic and diluted earnings per DaimlerChrysler Ordinary Share for 1997 would have been DM 7.20 and DM 7.15, respectively.

(10) Represents the translation of DaimlerChrysler AG combined financial information as of and for the six months ended June 30, 1998 and for the year ended December 31, 1997, solely for the convenience of the reader, at the rate of DM 1.8033 = $1.00, the Noon Buying Rate on June 30, 1998.

                           INFORMATION ABOUT CHRYSLER

    Chrysler was incorporated under the laws of the State of Delaware on March 4, 1986, and is the surviving corporation following mergers with a number of its operating subsidiaries, including a predecessor corporation which was originally incorporated in 1925.

    Chrysler and its consolidated subsidiaries operate in two principal industry segments: Automotive Operations and Financial Services. Automotive Operations include the research, design, manufacture, assembly and sale of cars, trucks and related parts and accessories. Substantially all of Chrysler's automotive products are marketed through retail dealerships, most of which are privately owned and financed. Financial Services include the operations of Chrysler Financial Corporation and its consolidated subsidiaries, which are engaged principally in providing consumer and dealer automotive financing for Chrysler's products.

    Chrysler manufactures, assembles and sells cars and trucks under the brand names Chrysler, Dodge, Plymouth and Jeep-Registered Trademark-, and related automotive parts and accessories, primarily in the United States, Canada and Mexico. Passenger cars are offered in various size classes and models. Chrysler produces trucks in pickup, sport-utility and van/wagon models, which constitute the largest segments of the truck market. Chrysler also purchases and distributes certain passenger cars manufactured in the United States by Mitsubishi Motor Manufacturing of America, a subsidiary of Mitsubishi Motors Corporation.

    Although Chrysler currently sells most of its vehicles in North America, Chrysler also participates in other international markets through its wholly owned subsidiaries in Argentina, Brazil, Venezuela, Taiwan, Korea, Japan, Thailand, Egypt, Austria, Italy, France, Belgium, the Netherlands and Germany, a joint venture in Austria, and through minority-owned affiliates located in China and Egypt. Chrysler sells vehicles and parts, and provides related services, to independent distributors and dealers in various other markets throughout the world.

                         INFORMATION ABOUT DAIMLER-BENZ

    Daimler-Benz is the largest industrial group in Germany with 1997 revenues of DM 124 billion. Daimler-Benz and its consolidated subsidiaries operate in four business segments: Automotive (Passenger Cars and Commercial Vehicles), Aerospace, Services and Directly Managed Businesses.

        AUTOMOTIVE. Daimler-Benz is world renowned for its high quality luxury Mercedes-Benz passenger cars which reflect a long tradition of exceptional engineering, performance, service and safety. Daimler-Benz is also the world's leading manufacturer of trucks over six metric tons ("t") gross vehicle weight ("GVW") and of buses over 8t GVW. It manufactures and assembles passenger cars and commercial vehicles in 46 manufacturing plants and assembly facilities on six continents reaching across all product lines and has a worldwide distribution and service network. The Automotive segment contributed approximately 71% of Daimler-Benz' revenues in 1997.

        AEROSPACE. Daimler-Benz Aerospace is one of the leading European aerospace companies and the German partner (with a 37.9% share) in the European Airbus consortium, Airbus Industrie G.I.E. Principal Aerospace activities include civil aircraft and helicopters, military aircraft, space systems infrastructure, satellites, defense and civil systems and aeroengines. Aerospace contributed approximately 12% of Daimler-Benz' revenues in 1997.

        SERVICES. debis engages in financial services supporting the sale of Mercedes-Benz cars and trucks and other Daimler-Benz products, insurance brokerage, information technology services, telecommunications and media services, trading and real estate management services. debis contributed approximately 11% of Daimler-Benz' revenues in 1997.

        DIRECTLY MANAGED BUSINESSES. This segment consists of rail systems, automotive electronics and diesel engines. The semiconductor activities which were part of this segment in 1997 were sold in March 1998. This segment contributed approximately 6% of Daimler-Benz' revenues in 1997.

    Daimler-Benz is primarily active in Europe, North and South America and Japan, and is continuing to expand in markets such as Eastern Europe and East and Southeast Asia, which are also assuming strategic importance as production locations. In 1997, approximately 33% of Daimler-Benz' revenues was derived from sales in Germany, 25% from sales in other member states of the European Union and 21% from sales in the United States and Canada.

                       OWNERSHIP OF CHRYSLER COMMON STOCK

Beneficial Ownership by Management of Chrysler

    The following table sets forth information with respect to the shares of Chrysler Common Stock owned of record and beneficially as of July 20, 1998 (unless otherwise noted), by (i) each named current director of Chrysler, (ii) each named executive officer of Chrysler, and (iii) all directors and officers of Chrysler as a group.

                                                                                   Number of
                                                                                   Shares of
                                                                                   Chrysler            Stock
Name                                                                            Common Stock(1)     Options(2)
-----------------------------------------------------------------------------  -----------------  ---------------
Lilyan H. Affinito...........................................................          36,390            19,200
James D. Aljian..............................................................          15,392             3,300
Robert E. Allen..............................................................          16,830             9,300
Joseph A. Califano, Jr.......................................................          23,249            12,300
Robert J. Eaton..............................................................       2,648,902         2,406,289
Earl G. Graves...............................................................          25,099            21,300
Kent Kresa...................................................................          35,881            21,300
Robert J. Lanigan............................................................          29,398            15,000
Peter A. Magowan.............................................................          36,814             4,200
John B. Neff.................................................................          87,290             4,200
Dennis K. Pawley.............................................................         197,490           146,000
Thomas T. Stallkamp..........................................................         276,968           230,474
G. Richard Thoman............................................................           1,425                 0
Gary C. Valade...............................................................         368,000           267,000
Lynton R. Wilson.............................................................          15,935             9,300
All Directors and Officers, including those named above,
  as a group (40 individuals)................................................       8,211,204(3)      6,804,399

------------------------

(1) Unless otherwise indicated below, each person has sole investment power and sole voting power with respect to the shares of Chrysler Common Stock beneficially owned by such person.

(2) This column lists the number of shares of Chrysler Common Stock that can be acquired within sixty days through the exercise of stock options. These shares are included in the adjacent column.

(3) Approximately 1.2% of the shares of Chrysler Common Stock outstanding. No director or officer beneficially owns more than 0.41% of the shares of Chrysler Common Stock outstanding. The number shown includes shares held under Chrysler's dividend reinvestment and savings plans, and 33,828 shares held by immediate family members who hold sole voting and investment power with respect to such shares (whether or not beneficial ownership has been disclaimed).

                         ------------------------------

Beneficial Ownership of Certain Stockholders

    The following table sets forth information as to stockholders known to Chrysler to be the beneficial owners of more than 5% of Chrysler Common Stock. The information with respect to Chrysler Common Stock is based on information known to Chrysler from public filings as of July 31, 1998. Percentages shown are based on shares outstanding on the Chrysler Record Date regarding the beneficial ownership of voting securities of Chrysler.

                                                                                  Shares of          Percent of
                                                                               Chrysler Common     Chrysler Stock
                                                                                 Stock Owned          Prior to
Name and Address of Beneficial Owners                                            Beneficially      Chrysler Merger
----------------------------------------------------------------------------  ------------------  -----------------
Kirk Kerkorian(1)...........................................................        71,753,992            11.11%
Tracinda Corporation
4835 Koval Lane
Las Vegas, NV 89109

Capital Research and Management Company(2)..................................        37,778,800             5.83%
333 South Hope Street
Los Angeles, CA 90071

------------------------

(1) As of July 30, 1998, based on a Schedule 13D filed by Mr. Kerkorian and Tracinda Corporation, a Nevada corporation wholly owned by Mr. Kerkorian. Such Schedule 13D and a Schedule 13D filed on July 16, 1998 indicated that sales of Chrysler Common Stock reported therein were effected to avoid potential adverse tax effects in connection with the Transactions under
    Section 367 of the Code (pertaining to a shareholder owning more than 5% of the post-merger capital stock of a foreign acquiror). On February 8, 1996, Chrysler entered into a five-year standstill agreement with Mr. Kerkorian and Tracinda Corporation under which they have agreed (i) not to increase their beneficial ownership of voting securities beyond 13.75%, (ii) to sell voting securities pro rata, as required, in order not to exceed such percentage as a result of Chrysler repurchases, (iii) to vote on all matters submitted to shareholders in the same proportion as shares are voted by other shareholders not affiliated with them, (iv) to not solicit proxies or enter into any activity aimed at a change of control of Chrysler or its Board, and (v) that during the term of the agreement, so long as Tracinda or Mr. Kerkorian beneficially own more than 5% of the outstanding voting securities, Chrysler's Board of Directors will nominate Mr. James D. Aljian (or a successor) for election at each meeting of stockholders at which directors are to be elected.

(2) As of December 31, 1997, based on a Schedule 13G filing dated July 9, 1998. Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of these shares as a result of acting as investment advisor to various investment companies.

                 DESCRIPTION OF DAIMLERCHRYSLER ORDINARY SHARES

    The share capital of DaimlerChrysler AG consists of DaimlerChrysler Ordinary Shares issued in registered form. Record holders of DaimlerChrysler Ordinary Shares will be registered in the share register (AKTIENBUCH) administered on behalf of DaimlerChrysler AG by Deutsche Bank AG, DaimlerChrysler AG's transfer agent and registrar in Germany (the "German Transfer Agent"), and The Bank of New York, DaimlerChrysler AG's transfer agent and registrar in New York, New York (the "U.S. Transfer Agent" and, together with the German Transfer Agent, the "Transfer Agents"), pursuant to a Transfer Agency Agreement (the "Transfer Agent Agreement"). The Transfer Agents will together maintain the register of stockholders of DaimlerChrysler AG. At July 31, 1998, there were 20,000 issued and outstanding DaimlerChrysler Ordinary Shares of no par value.

    Generally, the share capital of DaimlerChrysler AG may be increased (other than by contingent capital or authorized capital) in consideration of contributions in cash or in property by a resolution passed at a general meeting of the stockholders of DaimlerChrysler AG by a majority of the votes cast or at least a majority of the issued shares represented at the meeting of the stockholders at which the resolutions are passed. In advance of each such meeting, the U.S. Transfer Agent will forward material prepared by DaimlerChrysler AG relating to such meeting to holders of DaimlerChrysler Ordinary Shares with addresses in the United States ("U.S. Registered Persons").
Section 21(2) of the Articles of Association (SATZUNG) of DaimlerChrysler AG (the "DaimlerChrysler AG Articles of Association") permits the DaimlerChrysler Management Board, with the approval of the DaimlerChrysler Supervisory Board, to issue new shares at any time during the year bearing the right to the entire per DaimlerChrysler Ordinary Share annual dividend for the year in which they are issued. An English translation of the DaimlerChrysler AG Articles of Association is attached to this Proxy Statement/Prospectus as Annex D and is filed as an exhibit to the Registration Statement and is incorporated herein by reference.

Voting Rights

    Each DaimlerChrysler Ordinary Share entitles the holder thereof to one vote at general meetings of the stockholders of DaimlerChrysler AG. Resolutions are passed at a general meeting of the stockholders of DaimlerChrysler AG by a majority of the votes cast, unless a higher vote is required by law. The German Stock Corporation Law (AKTIENGESETZ) and the DaimlerChrysler AG Articles of Association require that, among other things, the following significant resolutions be passed by a majority of the votes cast and at least 75% of the issued shares represented in connection with the vote taken on such resolution -- certain capital increases (contingent capital and authorized capital), capital decreases, the exclusion of the preemptive rights (BEZUGSRECHT) of the stockholders to subscribe for newly issued shares, a dissolution of DaimlerChrysler AG, a merger of DaimlerChrysler AG into or a consolidation of DaimlerChrysler AG with another stock corporation or another transformation, a transfer of all or virtually all of DaimlerChrysler AG's assets and a change of DaimlerChrysler AG's corporate form.

    A general meeting of the stockholders of DaimlerChrysler AG may be called by the DaimlerChrysler Management Board, the DaimlerChrysler Supervisory Board or by stockholders holding in the aggregate at least 5% of the issued shares. The right to attend and vote at a stockholders' meeting is accorded only to those stockholders who are holders of record of DaimlerChrysler Ordinary Shares on the date of the meeting and who have notified DaimlerChrysler AG that they wish to attend the meeting no later than on the third day immediately preceding the meeting date. Notice of stockholder meetings must be published in the Federal Gazette (BUNDESANZEIGER) at least one month prior to the last day on which stockholders may notify DaimlerChrysler AG that they wish to attend the meeting, which is required to be not later than the third day prior to the date of the stockholders meeting.

    Although notice of each stockholder meeting (whether the annual general meeting or a special meeting) is required to be given as described above, neither the German Stock Corporation Law (AKTIENGESETZ) nor the DaimlerChrysler AG Articles of Association have any minimum quorum requirement applicable to such meetings.

    Amendments to the DaimlerChrysler AG Articles of Association may be proposed either by the DaimlerChrysler Supervisory Board and the DaimlerChrysler Management Board or by a stockholder or group of stockholders holding a minimum of either 5% of the issued shares or at least 200,000 shares (assuming stated value of DM 5 per share). A resolution amending the DaimlerChrysler AG Articles of Association must be passed by a majority of the votes cast and at least a majority of the nominal capital represented at the meeting of stockholders at which the resolution is considered unless the German Stock Corporation Law (AKTIENGESETZ) requires that the resolution be passed by at least three-quarters of the nominal capital represented at the meeting.

Dividends and Other Distributions

    Dividends are declared at the annual general meeting of stockholders, which must be held within eight months from the end of a fiscal year, and are paid once a year. For each fiscal year, the DaimlerChrysler Supervisory Board and the DaimlerChrysler Management Board ratify the financial statements and recommend the disposition of all unappropriated profits, including the amount of net profits of DaimlerChrysler AG which will be distributed by way of dividend among the holders of DaimlerChrysler Ordinary Shares to the extent that stockholders, by action at the annual general meeting, do not specify any other use.

    Pursuant to the DaimlerChrysler AG Articles of Association the DaimlerChrysler Management Board also has the authority, with the approval of the DaimlerChrysler Supervisory Board, to make a preliminary dividend payment to the stockholders of DaimlerChrysler AG on the basis of the anticipated unappropriated profit of DaimlerChrysler AG if the preliminary financial statements of DaimlerChrysler AG show a profit for the fiscal year for which payment of a dividend is being proposed. The preliminary payment may not exceed 50% of the anticipated unappropriated profit, after deducting any amounts which pursuant to the DaimlerChrysler AG Articles of Association must be added to disclosed reserves, and may not exceed 50% of the unappropriated profits of the fiscal year preceding the one for which such preliminary dividend is paid.

    U.S. Registered Persons will be entitled to elect whether to receive payments of dividends in marks (or, as the case may be, Euros) or dollars. For those U.S. Registered Persons who elect to receive payments of dividends in dollars, the U.S. Transfer Agent will be required, on behalf of such U.S. Registered Persons, to convert all cash dividends and other cash distributions which it receives with respect to the DaimlerChrysler Ordinary Shares held by such U.S. Registered Persons into dollars, prior to payment to such U.S. Registered Persons. The amount distributed will be reduced by any amounts required to be withheld by DaimlerChrysler AG or the U.S. Transfer Agent on account of taxes or other governmental charges. If the U.S. Transfer Agent determines, following consultation with DaimlerChrysler AG, that in its judgment any foreign currency received by it cannot be so converted and transferred, the U.S. Transfer Agent may distribute the foreign currency (or an appropriate document evidencing the right to receive such currency) received by it or in its discretion hold such foreign currency for the account of the U.S. Registered Person entitled to receive the same.

    If a distribution by DaimlerChrysler AG consists of a dividend in, or distribution without consideration of, DaimlerChrysler Ordinary Shares, the Transfer Agents shall distribute to the holders of outstanding DaimlerChrysler Ordinary Shares, in proportion to their holdings, the DaimlerChrysler Ordinary Shares received by the Transfer Agents from DaimlerChrysler AG for distribution to holders of DaimlerChrysler Ordinary Shares. In lieu of delivering fractional DaimlerChrysler Ordinary Shares, the Transfer Agents shall sell the number of DaimlerChrysler Ordinary Shares represented by the aggregate of such fractions and distribute the net proceeds.

    Whenever the Transfer Agents receive any distribution other than cash, DaimlerChrysler Ordinary Shares or rights, the Transfer Agents will cause such securities or property to be distributed to holders of DaimlerChrysler Ordinary Shares in proportion to their holdings. If the Transfer Agents determine that any such distribution cannot be made proportionately among the holders of DaimlerChrysler Ordinary Shares entitled thereto or if for any other reason (including any withholding on account of taxes or other governmental charges or securities law requirements) the Transfer Agents determine that such distribution is not feasible or may not

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be legally made, the Transfer Agents may, following consultation with
DaimlerChrysler AG, adopt such method as they deem equitable and practicable for the purpose of effecting such distribution, including the public or private sale of all or a portion of such securities or property and the distribution by the Transfer Agents of the net proceeds from any such sale as in the case of a distribution of cash.

    In the event that the Transfer Agents determine that any distribution in cash or property (including DaimlerChrysler Ordinary Shares or rights to subscribe therefor) is subject to any tax or governmental charges which the Transfer Agents are obligated to withhold, the Transfer Agents may use such cash or dispose, including by public or private sale, of all or a portion of such property in such amounts and in such manner as the Transfer Agents deem necessary and practicable to pay such taxes or governmental charges, and the Transfer Agents shall distribute the net proceeds of any such sale or the balance of any such cash or property after deduction of such taxes or governmental charges to the DaimlerChrysler Ordinary Share holders entitled thereto in proportion to their holdings.

Record Dates

    In accordance with the German Stock Corporation Law (AKTIENGESETZ), the record date to determine the holders of DaimlerChrysler Ordinary Shares entitled to the payment of dividends or other distributions (whether in cash, stock or property) will be the date of the general meeting of stockholders at which such dividends or other distributions are declared. The record date to determine the holders of DaimlerChrysler Ordinary Shares entitled to vote at a general meeting will be the date of such general meeting. However, holders of DaimlerChrysler Ordinary Shares who are registered in the share register (AKTIENBUCH) on the date of the meeting will be entitled to attend and vote at the meeting only if such holders have given DaimlerChrysler AG notice of their desire to attend such meeting no later than the third day immediately preceding the date of such meeting.

Liquidation Rights

    In accordance with the German Stock Corporation Law (AKTIENGESETZ), upon a liquidation of DaimlerChrysler AG, any liquidation proceeds remaining after paying off all of DaimlerChrysler AG's liabilities would be distributed among the holders of DaimlerChrysler Ordinary Shares in proportion to their holdings.

Preemptive Rights

    Under the German Stock Corporation Law (AKTIENGESETZ), an existing stockholder in a stock corporation has a preferential right to subscribe (BEZUGSRECHT) for any issue by such corporation of shares, debt instruments convertible into shares and participating debt instruments in proportion to the shares held by such stockholder in the existing capital of such corporation. The German Stock Corporation Law (AKTIENGESETZ) provides that this preferential right can be excluded only by a stockholder resolution passed at the same time as the resolution authorizing the capital increase. A majority of at least three quarters of the issued shares represented at the meeting is required for such exclusion. The exclusion of preemptive rights is permitted if it is objectively justified, in particular if a capital increase against contributions in cash does not exceed 10% of the Company's capital stock and the issue price is not materially below the market price.

Notices and Reports

    Upon the giving of notice by DaimlerChrysler AG, by publication or otherwise, of any meeting of holders of DaimlerChrysler Ordinary Shares or any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights, DaimlerChrysler AG will transmit to the U.S. Transfer Agent a copy of the notice thereof in the form given or to be given to holders of DaimlerChrysler Ordinary Shares. The U.S. Transfer Agent will, depending on the nature of the communication, arrange for the prompt mailing of copies of such notices and other reports and communications which are received by the U.S. Transfer Agent to all U.S. Registered Persons to the extent not previously mailed.

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    The Transfer Agents will make available for inspection by the holders of
DaimlerChrysler Ordinary Shares at their principal offices any notices, reports and communications, including any proxy soliciting materials, received from DaimlerChrysler AG which are both (a) received by the Transfer Agents or their nominees and (b) made generally available to the holders of DaimlerChrysler Ordinary Shares by DaimlerChrysler AG. The U.S. Transfer Agent will also send to U.S. Registered Persons copies of such notices, reports and communications when furnished by DaimlerChrysler AG.

Inspection of Share Register

    The share register (AKTIENBUCH) of DaimlerChrysler AG will be maintained, on behalf and under the responsibility of the DaimlerChrysler Management Board, by the German Transfer Agent and the U.S. Transfer Agent, for registration of any holder of DaimlerChrysler Ordinary Shares, upon his request, as a shareholder of DaimlerChrysler AG. The share register will be open for inspection by the stockholders of DaimlerChrysler AG during normal business hours at the principal offices of DaimlerChrysler AG in Stuttgart, Germany, and in Auburn Hills, Michigan.

Charges of Transfer Agents

    The Transfer Agents will be paid customary fees for their services under the Transfer Agent Agreement. Holders of DaimlerChrysler Ordinary Shares will not be required to pay any fees or charges incident to the transfer and registration of their shares on the share register of DaimlerChrysler AG, nor will such holders be required to pay any fees or charges incident to the conversion of dividends from marks to dollars.

General

    Neither the Transfer Agents nor DaimlerChrysler AG will be liable to the holders of DaimlerChrysler Ordinary Shares if prevented or delayed by law or by reason of any provision of the DaimlerChrysler AG Articles of Association or by any circumstances beyond their control from performing their obligations.

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
                        COMPARISON OF CERTAIN RIGHTS OF
                STOCKHOLDERS OF CHRYSLER AND DAIMLERCHRYSLER AG

General

    The rights of stockholders of Chrysler and DaimlerChrysler AG are governed by and subject to the provisions of Delaware law, including the DGCL, and German law including the GSCL, respectively. If the Chrysler Merger is consummated, the stockholders of Chrysler will become stockholders of DaimlerChrysler AG, and their rights will be governed by German law and the provisions of the DaimlerChrysler AG Articles of Association (SATZUNG), an English translation of which is attached to this Proxy Statement/Prospectus as Annex D, rather than the DGCL and the provisions of the Chrysler Certificate and the Chrysler By-Laws. The following is a brief summary of certain material differences between the rights of Chrysler stockholders and the rights of DaimlerChrysler AG stockholders, and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Chrysler Certificate, the Chrysler By-Laws, German law and the DaimlerChrysler AG Articles of Association (SATZUNG). Copies of the Chrysler Certificate and Chrysler By-Laws have been filed as exhibits to the Registration Statement. For further information as to where these and other exhibits to the Registration Statement may be obtained, see "Available Information" and "Incorporation of Certain Documents by Reference."

Duties of Directors

    CHRYSLER

    Delaware law provides that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of Delaware corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. Directors of Delaware corporations also owe fiduciary duties of care and loyalty to stockholders.

    Delaware courts have held that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them.

    Delaware courts have imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. The heightened standard has two elements. First, it must be demonstrated that there is a threat to corporate policy or effectiveness, and, second, that measure must be found to be reasonable in relation to the perceived threat posed. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of the corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

    A director of a Delaware corporation, in the performance of such director's duties, is fully protected in relying, in good faith, upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

    The DGCL does not contain any statutory provision permitting the board of directors, committees of the board and individual directors, when discharging the duties of their respective positions, to consider the interests of any constituencies other than the corporation or its stockholders. It is unclear under the current state of development of the Delaware law the extent to which the board of directors, committees of the board and individual directors of a Delaware corporation may, in considering what is in the corporation's best interests or the effects of any action on the corporation, take into account the interests of any constituency other than the stockholders of the corporation. In addition, the duty of the board of directors, committees of the board and individual directors of a Delaware corporation may be enforced directly by the corporation or may be

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enforced by a stockholder, as such, by an action in the right of the corporation, or may, in certain circumstances, be enforced directly by a stockholder or by any other person or group.

    Under Delaware law, it is presumed that the directors of a Delaware corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interest of the corporation. This presumption may be overcome, however, if it is shown by a preponderance of the evidence that the directors' decision involved a breach of fiduciary duty such as fraud, overreaching, lack of good faith, failure of the board to inform itself properly or actions by the board to entrench itself in office.

    DAIMLERCHRYSLER AG

    As required by the German Stock Corporation Law (AKTIENGESETZ), DaimlerChrysler AG has a two-tier board system consisting of the DaimlerChrysler Management Board (VORSTAND) and the DaimlerChrysler Supervisory Board (AUFSICHTSRAT). The DaimlerChrysler Management Board is responsible for managing DaimlerChrysler AG and representing DaimlerChrysler AG in its dealings with third parties, while the DaimlerChrysler Supervisory Board appoints and removes the members of the DaimlerChrysler Management Board and oversees the management of DaimlerChrysler AG. The German Stock Corporation Law (AKTIENGESETZ) prohibits the DaimlerChrysler Supervisory Board from making management decisions. The DaimlerChrysler Supervisory Board may determine that certain actions and business measures require its prior approval.

    The DaimlerChrysler Management Board must submit regular reports on the operations of DaimlerChrysler AG to the DaimlerChrysler Supervisory Board, and the DaimlerChrysler Supervisory Board is also entitled to request special reports at any time. The German Stock Corporation Law (AKTIENGESETZ) prohibits simultaneous membership on the board of management and the supervisory board of a company. The members of the DaimlerChrysler Management Board and the members of the DaimlerChrysler Supervisory Board owe a duty of loyalty and care to DaimlerChrysler AG.

    In carrying out their duties, members of the DaimlerChrysler Management Board and the DaimlerChrysler Supervisory Board must exercise the standard of care of a prudent and diligent businessman and have the burden of proving that they did so if it is ever contested. The interests of DaimlerChrysler AG are deemed to include the interests of the stockholders, the interests of the work force and, to some extent, the common interest, and both the DaimlerChrysler Management Board and the DaimlerChrysler Supervisory Board must take all these interests into account when taking actions or decisions. The DaimlerChrysler Management Board is required to respect the rights of all stockholders to equal treatment and equal information. The DaimlerChrysler Management Board also has a duty to maintain the confidentiality of corporate information. Members of the DaimlerChrysler Management Board who violate their duties may be held jointly and severally liable by the corporation for any resulting damages, unless their actions were validly approved by resolution at a stockholders' meeting. The members of the DaimlerChrysler Supervisory Board have similar liabilities in respect of the corporation if they violate their duties. Claims of the corporation against the members of the DaimlerChrysler Management Board and of the DaimlerChrysler Supervisory Board will be asserted if the stockholders' meeting so resolves by simple majority or upon request of stockholders holding in the aggregate at least 10% of the issued shares. The stockholders' meeting or a court of competent jurisdiction, upon request by stockholders holding in the aggregate at least 10% (under special circumstances 5%) of the issued shares or at least 400,000 shares (under special circumstances 200,000 shares, in each case, assuming stated value of DM 5 per share) shall appoint a special representative to assert such a claim. For limitations on the liability of directors, see "--Limitation on Directors' Liability--DaimlerChrysler AG" and "--Stockholder Suits--DaimlerChrysler AG."

    No statutory law or case law exists with respect to the standard of conduct applicable to the members of the management board and of the supervisory board of a German AKTIENGESELLSCHAFT in the context of a threatened change in control. The voluntary German Takeover Code provides that the management board of the target company may not take any measures that run counter to the interest of the stockholders in taking

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
advantage of the tender offer. This recommendation is based on the principle that the target company's management board has a duty VIS-A-VIS the stockholders to remain neutral.

Size and Classification of the Board of Directors

    CHRYSLER

    The Chrysler By-Laws provide that the Chrysler Board shall consist of one or more members. Such number may be increased by the board of directors. The Chrysler Certificate provides that the By-Laws may be adopted by a vote of stockholders to allow for the Chrysler Board to be divided into three classes and for directors to be elected to serve staggered three-year terms. No such By-Law has been adopted by the Chrysler stockholders.

    DAIMLERCHRYSLER AG

    Following the Chrysler Effective Time, the DaimlerChrysler Supervisory Board will consist of 20 members, 10 of whom will be elected by the holders of DaimlerChrysler Ordinary Shares, and, in accordance with the Co-determination Law of 1976, 10 of whom will be elected by the employees of DaimlerChrysler AG. The Chairman of the Supervisory Board is selected from the members elected by the stockholders and will have a casting (tie-breaking) vote. The Combination Agreement provides that for a period of not less than two years following the Chrysler Effective Time, Mr. Hilmar Kopper, the current Chairman of the Daimler-Benz Supervisory Board (AUFSICHTSRAT) will continue to be the Chairman of the DaimlerChrysler Supervisory Board.

    The Combination Agreement provides that the DaimlerChrysler Management Board will consist of 18 members, 50% of which will be designated by Chrysler and 50% of which will be designated by Daimler-Benz. In addition, there will be two additional members with responsibility for the non-automotive businesses of Daimler-Benz. The Combination Agreement also requires that, for a three-year period following the Chrysler Effective Time, Jurgen E. Schrempp and Robert J. Eaton will be the Co-CEOs and Co-Chairmen (VORSTANDSVORSITZENDE) of the DaimlerChrysler Management Board.

    The maximum term of office for members of the DaimlerChrysler Management Board is limited to five years according to the German Stock Corporation Law (AKTIENGESETZ). According to the DaimlerChrysler AG Articles of Association, the term of office for members of the DaimlerChrysler Supervisory Board is limited to four fiscal years, PROVIDED, HOWEVER, that the general meeting of stockholders may determine that a shorter term of office applies to those members of the DaimlerChrysler Supervisory Board elected by the holders of DaimlerChrysler Ordinary Shares. The German Stock Corporation Law (AKTIENGESETZ) disregards the fiscal year in which the term of office begins and extends the term until the stockholders' meeting in the year following the fourth fiscal year. Accordingly, members of the DaimlerChrysler Supervisory Board will have a term of nearly five years. Members of both the DaimlerChrysler Management Board and the DaimlerChrysler Supervisory Board may be re-elected for additional terms, and there is no limit on the number of such additional terms.

Removal of Directors; Filling Vacancies on the Board of Directors

    CHRYSLER

    The stockholders of Chrysler may remove any director and fill the vacancy created by such removal at any special meeting called for that purpose. In the case of vacancies not created by such removals, or where a vacancy created by a stockholder removal is not filled by the stockholders at the special meeting called for such removal, the Chrysler By-Laws provide that the vacancy may be filled by the vote of a majority of the directors remaining in office, although less than a quorum. Any vacancy in the Chrysler Board resulting from an increase in the number of directors may be filled by a vote of directors constituting a majority of the directors in office at the time such increase becomes effective.

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
    DAIMLERCHRYSLER AG

    The members of the DaimlerChrysler Management Board may be removed prior to the expiration of their terms by the DaimlerChrysler Supervisory Board only for reasons amounting to good cause, such as gross breach of duty, inability to duly fulfill their responsibilities or revocation of confidence by the stockholders' meeting. In the case of vacancies, the DaimlerChrysler Supervisory Board may fill the vacancy by appointing a new member of the DaimlerChrysler Management Board. Members of the DaimlerChrysler Supervisory Board elected by the stockholders at the general meeting may be removed upon the affirmative vote of a majority of at least 75% of all votes cast at a stockholders' meeting. Any member of the DaimlerChrysler Supervisory Board can be removed for good cause, including gross breach of duty, by a court decision upon request of the DaimlerChrysler Supervisory Board. In such case, the DaimlerChrysler Supervisory Board's determination to take such action requires a simple majority vote with the member affected having no voting power. In the case of vacancies, the competent court upon a motion by the management board, by a member of the supervisory board, by a stockholder or by certain employee representatives, may fill the vacancy for the interim period until the next election by the stockholders or the employees, as the case may be.

Stockholder Nominations

    CHRYSLER

    The Chrysler By-Laws establish procedures that must be followed for stockholders to nominate individuals for election to the Chrysler Board. Nominations by stockholders of individuals for election to the Chrysler Board must be made by delivering written notice of such nomination to the Secretary of Chrysler not less than 60 days nor more than 90 days prior to the annual meeting at which directors will be elected, unless less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, in which case notice by a stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or such public disclosure was made. The nomination notice must set forth certain information about the stockholder making the nomination, including name and address and class and number of shares of capital stock of Chrysler beneficially owned by such stockholder. The nomination notice must set forth certain information about the persons to be nominated, including information concerning the nominees' principal occupations or employment and the class and number of shares of Chrysler that are beneficially owned by each such person. If the presiding officer at the stockholders' meeting determines that a nomination was not made in accordance with these procedures, the presiding officer may so declare at the meeting and the nomination will not be acted upon.

    DAIMLERCHRYSLER AG

    If a stockholder wants to nominate individuals for election to the DaimlerChrysler Supervisory Board other than those recommended by the existing DaimlerChrysler Supervisory Board, such stockholder can communicate this motion to DaimlerChrysler AG within one week after the publication of the call of the stockholders' meeting in the German Federal Gazette (BUNDESANZEIGER). The nomination must contain the name, the profession, the domicile and memberships in other supervisory boards or other comparable domestic or foreign supervising constituencies of the individual to be nominated. If such communication is given to DaimlerChrysler AG, the DaimlerChrysler Management Board must, within 12 days after the publication of the calling of the stockholders' meeting in the Federal Gazette (BUNDESANZEIGER), notify the banks and the stockholders' associations which at the last stockholders' meeting exercised voting rights for stockholders or who have requested such notification, of the applications and proposals for elections by stockholders, including the names of such stockholders and a possible response by the DaimlerChrysler Management Board. The same notification has to be submitted by the DaimlerChrysler Management Board to stockholders who have deposited their shares with DaimlerChrysler AG or who have, after the publication of the call of the stockholders' meeting in the Federal Gazette (BUNDESANZEIGER), requested such notification or who are registered in the share register of DaimlerChrysler AG and whose votes have not been exercised by a bank at

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the last stockholders' meeting. In addition, any stockholder entitled to attend and vote at the stockholders' meeting can nominate individuals for the DaimlerChrysler Supervisory Board at the stockholders' meeting.

Action by Written Consent

    CHRYSLER

    The DGCL provides that unless otherwise specified in the certificate of incorporation stockholders may take action by written consent in lieu of a meeting; PROVIDED that consents in writing are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting and the other requirements of
Section 228 of the DGCL are complied with. The Chrysler Certificate does not restrict stockholder action by written consent.

    DAIMLERCHRYSLER AG

    The German Stock Corporation Law (AKTIENGESETZ) does not permit stockholders to act by written consent outside of the general stockholders' meeting.

Stockholder Meetings

    CHRYSLER

    Under the DGCL, if the annual meeting for the election of directors is not held on a designated date, the directors are required to cause such meeting to be held as soon thereafter as may be convenient. If they fail to do so for a period of 30 days after the designated date, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon application of any stockholder or director.

    A special meeting of stockholders of Chrysler may be called only by the Chrysler Board, the Chairman of the Board or a Vice Chairman of the Board.

    A quorum for a meeting of the stockholders of Chrysler generally consists of the holders of shares constituting a majority of the voting power of the outstanding shares of Chrysler entitled to vote. A majority of the votes cast is generally required for an action by the stockholders of Chrysler.

    DAIMLERCHRYSLER AG

    The DaimlerChrysler AG Articles of Association provide that the annual general meeting to ratify the actions of the DaimlerChrysler Management Board and the DaimlerChrysler Supervisory Board, and to approve the disposition of unappropriated profit, the appointment of the auditor and, if applicable, the audited financial statements, must take place within the first 8 months of each fiscal year.

    A special meeting of stockholders of DaimlerChrysler AG may be called by the DaimlerChrysler Management Board or the DaimlerChrysler Supervisory Board. A special meeting of stockholders must be called by the DaimlerChrysler Management Board upon request of stockholders holding in the aggregate shares representing at least 5% of the issued shares. The written request stating the purpose and reasons for the special meeting must be forwarded to the DaimlerChrysler Management Board.

    There are no quorum requirements for stockholder meetings of DaimlerChrysler AG. Additionally, resolutions are passed at a general meeting of the stockholders of DaimlerChrysler AG by a majority of the votes cast, unless a higher vote or a majority of the shares represented at the meeting is required by law or the DaimlerChrysler AG Articles of Association.

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Stockholder Proposals

    CHRYSLER

    The Chrysler By-Laws establish procedures that must be followed for a stockholder to submit a proposal at an annual meeting of stockholders (other than a proposal submitted under the Commission's stockholder proposal rules). No proposal for a vote may be submitted to the stockholders by a stockholder unless such submitting stockholder has timely filed with the Secretary of Chrysler a written statement setting forth specified information, including a brief description of the proposal and the reasons for bringing such business before the annual meeting, the name and address of the person making the proposal, the class and number of shares of capital stock of Chrysler beneficially owned by such person, and any material interest of the stockholder in such business. If the presiding officer at any stockholders' meeting determines that any such proposal was not made in accordance with these procedures or is otherwise not in accordance with the law, he or she will so declare at the meeting and such defective proposal will not be acted upon.

    DAIMLERCHRYSLER AG

    According to the German Stock Corporation Law (AKTIENGESETZ), stockholders holding in the aggregate shares representing at least 5% of the issued shares or holding in the aggregate 200,000 shares (assuming stated value of DM 5 per share) are entitled to require that a matter is put on the agenda for resolution and that the board of management submit a proposal at the respective stockholders' meeting and to publish this proposal in the German Federal Gazette (BUNDESANZEIGER). The request must be made in writing stating the purpose and the reasons therefor. Proposals duly published may be submitted to the general stockholders' meeting for decision. In addition, if the agenda for the meeting is duly published, then stockholders may nominate individuals for election at the general stockholder meeting, even if they have not availed themselves of the procedures to make such nominations in advance of the general stockholders' meeting and to have the board of management notify stockholders of such nominations in advance of the general stockholders' meeting. Each stockholder may also submit at the stockholders' meeting counterproposals to the proposals submitted by the management board and the supervisory board. See "--Stockholder Nominations--DaimlerChrysler AG."

Required Vote for Authorization of Certain Actions

    CHRYSLER

    Under the DGCL, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation's assets and dissolutions) require the approval of the holders of a majority of the shares entitled to vote. The DGCL permits a corporation to increase the minimum percentage vote required. The Chrysler Certificate does not contain any supermajority vote requirements to approve any fundamental transaction.

    DAIMLERCHRYSLER AG

    According to German law, the following resolutions may be passed only by a majority of at least 75% of the issued shares represented at the passing of the resolution and a simple majority of the votes cast at the stockholders meeting: certain capital increases (contingent capital; authorized capital), capital decreases, a dissolution of DaimlerChrysler AG, a merger of DaimlerChrysler AG or any other form of transformation (UMWANDLUNG) of DaimlerChrysler AG, including, without limitation, spin-offs (SPALTUNGEN), a transfer of all or virtually all of DaimlerChrysler AG's assets, a change of DaimlerChrysler AG's corporate form, and the exclusion of preemptive rights (BEZUGSRECHT).

Amendment of Corporate Charter and By-Laws

    CHRYSLER

    Under the DGCL, amendment of the certificate of incorporation requires the approval of the holders of a majority of each class of shares entitled to vote. Except as prohibited by the DGCL, the Chrysler Certificate

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provides that the Chrysler Board may adopt, amend or repeal the Chrysler By-Laws without the assent or vote of the stockholders. Under the DGCL, a corporation's by-laws may also be amended by the stockholders.

    DAIMLERCHRYSLER AG

    Amendments of the DaimlerChrysler Articles of Association may be proposed either jointly by the DaimlerChrysler Supervisory Board and the DaimlerChrysler Management Board or by a stockholder or group of stockholders holding a minimum of 5% of the issued shares or 200,000 shares (assuming stated value of DM 5 per share). A resolution amending the DaimlerChrysler Articles of Association must be passed by a majority of the votes cast and a majority of the shares issued represented at the meeting of stockholders at which the resolution is considered unless the German Stock Corporation Law (AKTIENGESETZ) requires that the resolution be passed by at least three-quarters of the shares issued represented at the meeting.

Appraisal Rights

    CHRYSLER

    The rights of stockholders to demand payment in cash by a corporation of the fair value of their shares under certain circumstances are called appraisal rights under the DGCL. The DGCL does not afford appraisal rights to holders of shares which are either listed on a national securities exchange, quoted on The Nasdaq National Market or held of record by more than 2,000 stockholders when the plan of merger or consolidation converts such shares solely into stock of the surviving corporation or stock of another corporation (or cash in lieu of fractional shares) which is either listed on a national securities exchange, quoted on The Nasdaq National Market or held of record by more than 2,000 stockholders. In addition, Delaware law denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require for its approval the vote of the stockholders of such surviving corporation.

    In determining fair value, any valuation methods may be used which are generally acceptable in the financial community.

    DAIMLERCHRYSLER AG

    A valuation proceeding (SPRUCHVERFAHREN) is available to DaimlerChrysler AG's stockholders under the German Stock Corporation Law (AKTIENGESETZ) and the German Transformation Act (UMWANDLUNGSGESETZ) to determine the adequacy of the consideration to be paid in certain corporate transactions. These transactions include (a) a merger; (b) a control and profit transfer agreement between a controlling stockholder and its dependent company; and (c) the forced withdrawal of minority stockholders from a corporation upon the corporation's integration with its parent corporation holding shares representing at least 95% of the nominal capital of the corporation to be integrated; PROVIDED, in each case the stockholder complies with the procedural requirements specified in the respective statutory provisions. See "The Transactions--German Valuation Proceeding (SPRUCHVERFAHREN)."

Preemptive Rights

    CHRYSLER

    Under the DGCL, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. The Chrysler Certificate does not provide for preemptive rights.

    DAIMLERCHRYSLER AG

    Under the German Stock Corporation Law (AKTIENGESETZ), in general, an existing stockholder in a stock corporation has a preemptive right (BEZUGSRECHT) to subscribe for any issue by such corporation of shares, debt instruments convertible into shares and participating debt instruments in proportion to the shares held by such stockholder in the existing capital of such corporation. The German Stock Corporation Law (AKTIENGESETZ) provides that this preemptive right can be excluded only by a stockholder resolution. A majority of at least three-quarters of the issued shares represented at the meeting is required for the exclusion. See "Description of DaimlerChrysler Ordinary Shares--Preemptive Rights."

Stock Repurchases

    CHRYSLER

    Under DGCL, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or when such purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares if such shares will be retired upon acquisition, thereby reducing the capital of the corporation.

    DAIMLERCHRYSLER AG

    Under the German Stock Corporation Law (AKTIENGESETZ), a stock corporation (AKTIENGESELLSCHAFT) like DaimlerChrysler AG may acquire its own shares, (i) only upon authorization by a stockholders' meeting, PROVIDED, that it acquires no more than 10% of its issued shares, or (ii) for certain defined purposes (E.G.,for transfer to employees).

Anti-Takeover Statutes

    CHRYSLER

    Section 203 of the DGCL contains certain "anti-takeover" provisions that apply to a Delaware corporation, unless the corporation elects not to be governed by such provision in its certificate of incorporation or by-laws. Neither the Chrysler Charter nor the Chrysler By-Laws contain such an election. Thus, Chrysler is governed by Section 203 of the DGCL, which precludes a corporation from engaging in any "business combination" (I.E., mergers, consolidations, sales of substantially all assets, etc.) with any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that owns 15% or more of the outstanding voting stock of the corporation (except for any such person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by the corporation) for a period of three years following the time that such stockholder obtained ownership of more than 15% of the outstanding voting stock of the corporation. The three-year waiting period does not apply, however, if (i) prior to the time such person obtained ownership of more than 15% of the outstanding voting stock of the corporation, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder owning in excess of 15% of such stock, (ii) upon consummation of the transaction which resulted in the stockholder owning in excess of 15% of the outstanding voting stock of the corporation, such stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced, or (iii) at or subsequent to such time as the stockholder obtained more than 15% of the outstanding voting stock of the corporation, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the acquiring stockholder.

    DAIMLERCHRYSLER AG

    German law does not specifically regulate business combinations with interested stockholders. However, certain general principles of German law may restrict business combinations under certain circumstances.

Limitation on Directors' Liability

    CHRYSLER

    The DGCL permits a corporation to limit a director's personal liability, with certain specified exemptions. Such a limitation must be set forth in the corporation's certificate of incorporation.

    The Chrysler Certificate currently eliminates a director's personal liability for monetary damages to the fullest extent permitted by Delaware law. As a result, a Chrysler director presently has no monetary liability except for liability for (i) breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) declaration of an improper dividend or an improper redemption of stock or (iv) any transaction from which the director derived an improper personal benefit.

    DAIMLERCHRYSLER AG

    Under compulsory provisions of the German Stock Corporation Law (AKTIENGESETZ), a stock corporation is not allowed to limit or eliminate the personal liability of the members of either the board of management or the supervisory board for damages due to breach of duty in their official capacity. For a discussion of the standard of conduct of the DaimlerChrysler Management Board and the DaimlerChrysler Supervisory Board, see "-- Duties of Directors--DaimlerChrysler AG." DaimlerChrysler AG may, however, waive its claims for damages due to a breach of duty or reach a settlement with regard to such claims if more than three years have passed after such claims have arisen, but only with the approval of the general stockholders' meeting, PROVIDED that such waiver may not be granted and such settlement may not be reached if stockholders holding in the aggregate at least 10% of the issued shares file an objection to the protocol.

Indemnification of Officers and Directors

    CHRYSLER

    The Chrysler Certificate and the Chrysler By-Laws require indemnification of its directors and officers to the fullest extent permitted under Delaware law.

    The DGCL permits a corporation to indemnify any person involved in a third party action by reason of his agreeing to serve, serving or formerly serving as an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any derivative action), if such person acted in good faith and reasonably believed that his actions were in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Furthermore, the DGCL provides that a corporation may advance expenses incurred by officers and directors in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that such person is not entitled to indemnification.

    In general, no indemnification for expenses in derivative actions is permitted under the DGCL where the person has been adjudged liable to the corporation, unless a court finds him entitled to such indemnification. If, however, the person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under the DGCL.

    Under the DGCL, the statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights, to which a person seeking indemnification may be entitled. Delaware law does not expressly permit such contractual or other rights to provide for indemnification against judgments and settlements paid in a derivative action. Delaware case law has not made clear whether and to what extent Delaware courts will enforce such a broad right of indemnification, which is included in the Chrysler Certificate.

    DAIMLERCHRYSLER AG

    Under German law, DaimlerChrysler AG may indemnify its officers (LTD. ANGESTELLTE), and, under certain circumstances, German labor law requires a stock corporation to do so. However, DaimlerChrysler AG may not, as a general matter, indemnify members of the DaimlerChrysler Management Board or the DaimlerChrysler Supervisory Board. A German stock corporation (AKTIENGESELLSCHAFT) may, however, purchase directors and officers insurance. Such insurance may be subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the board of management or the supervisory board for attorneys' fees incurred if such member is the successful party in a suit in a country, such as the U.S., where winning parties are required to bear their own costs, if German law would have required the losing party to pay such member's attorneys' fees had the suit been brought in Germany.

    Members of the DaimlerChrysler Supervisory Board and the DaimlerChrysler Management Board and officers of DaimlerChrysler AG will be covered by customary liability insurance, including insurance against liabilities under the Securities Act.

Cumulative Voting

    CHRYSLER

    Under the DGCL, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, under the DGCL, cumulative voting in the election of directors is only permitted if expressly authorized in a corporation's charter. The Chrysler Certificate does not expressly authorize cumulative voting.

    DAIMLERCHRYSLER AG

    The German Stock Corporation Law (AKTIENGESETZ) does not allow cumulative voting.

Conflict-of-Interest Transactions

    CHRYSLER

    The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (a) the material facts as to his relationship or interest are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed as to his relationship or interest and holders of a majority of shares entitled to vote thereon consent, or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

    DAIMLERCHRYSLER AG

    In any transaction or contract between DaimlerChrysler AG and any member of the DaimlerChrysler Management Board, DaimlerChrysler AG is represented by the DaimlerChrysler Supervisory Board. See "-- Duties of Directors--DaimlerChrysler AG."

Dividends

    CHRYSLER

    The DGCL permits dividends to be paid out of (i) surplus (the excess of net assets of the corporation over capital), or (ii) if the corporation does not have adequate surplus, net profits for the current or immediately preceding fiscal year, unless the net assets are less than the capital of any outstanding preferred stock. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value.

    DAIMLERCHRYSLER AG

    According to the German Stock Corporation Law (AKTIENGESETZ), dividends may be paid out of the corporation's distributable profits as determined by resolution of the stockholders general meeting for the preceding fiscal year.

Loans to Directors

    CHRYSLER

    Under the DGCL, loans can generally be made to officers and directors upon approval by the board of directors.

    DAIMLERCHRYSLER AG

    The German Stock Corporation Law (AKTIENGESETZ) requires that any loan made by DaimlerChrysler AG exceeding a month's salary to any director or general manager or to their spouses or minor children must be authorized by a resolution of the DaimlerChrysler Supervisory Board. Loans made by DaimlerChrysler AG to a member of the DaimlerChrysler Supervisory Board require an affirmative vote of the DaimlerChrysler Supervisory Board. For purposes of this resolution, the member of the DaimlerChrysler Supervisory Board who would be the borrower is not entitled to vote.

Stockholder Suits

    CHRYSLER

    Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her stock thereafter dissolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

    DAIMLERCHRYSLER AG

    The German Stock Corporation Law (AKTIENGESETZ) does not provide for class actions, and does not generally permit stockholder derivative suits, even in the case of breach of duty by the members of the board of management or the supervisory board. The stockholders' meeting, acting by a simple majority of the votes cast, or a minority of the stockholders holding in the aggregate at least 10% of the issued shares, are entitled to request DaimlerChrysler AG to claim damages, but are not entitled to assert any rights on behalf of DaimlerChrysler AG. Upon request, the corporation will prosecute such claim. If such request is not complied with, the court will appoint a special representative upon a motion of stockholders with either shares representing at least 10% (under special circumstances 5%) of the issued shares or 400,000 shares (under special circumstances 200,000 shares, in each case, assuming stated value of DM 5 per share). The general stockholders' meeting may appoint any disinterested party as a special representative for these proceedings. To avoid abuse, stockholders exercising the minority right described above must establish that they have held their shares for at least three months prior to the general stockholders' meeting in which they make the request. The stockholder group must reimburse DaimlerChrysler AG for all costs of litigation if such proceedings are unsuccessful or only partially successful, but only in the latter case to the extent that such costs exceed any amounts awarded to DaimlerChrysler AG in such a proceeding. Each stockholder who was present at the stockholders' meeting and has objected to the resolution in the minutes may within one month after adoption of the respective resolution of stockholders' meeting take action against the company to contest the resolution (ANFECHTUNGSKLAGE).

Rights of Inspection

    CHRYSLER

    Under the DGCL, every stockholder, upon proper written demand stating the purpose thereof, may inspect the corporate books and records during normal business hours as long as such inspection is for a proper purpose. Under the statute, a proper purpose is any purpose reasonably related to the interests of the inspecting person as a stockholder.

    DAIMLERCHRYSLER AG

    The German Stock Corporation Law (AKTIENGESETZ) does not permit stockholders to inspect corporate books and records. Section 67(5) of the German Stock Corporation Law (AKTIENGESETZ), however, does permit stockholders to inspect the share register upon request, and Section 131 provides each stockholder with a right to information at the stockholders' meeting, to the extent that such information is necessary to permit a proper evaluation of the relevant item on the agenda.

    The right to information is a right only to oral information at a stockholders meeting. Information may be given in writing to stockholders, but they are neither entitled to receive written information nor to inspect any documents of the corporation. As a practical matter, stockholders may receive certain written information about DaimlerChrysler AG through its public filings with the commercial register (HANDELSREGISTER) and the Federal Gazette (BUNDESANZEIGER) and other places for publication of the company.

                          ENFORCEABILITY OF JUDGMENTS

    DaimlerChrysler AG is organized under the laws of the Federal Republic of Germany. Service of process upon directors, officers and the experts named herein under "Experts" who reside outside the United States may be difficult to obtain within the United States. Furthermore, since all directly owned assets of DaimlerChrysler AG are outside the United States, any judgment obtained in the United States against DaimlerChrysler AG may not be collectible within the United States.

    DaimlerChrysler AG will conduct its operations through direct and indirect subsidiaries worldwide, many of which are outside Germany. The Daimler-Benz legal department has advised that there is currently no treaty between the United States of America and the Federal Republic of Germany providing for the reciprocal acknowledgment and enforceability of judgments in civil and commercial matters. Therefore, the general rules of the German Code of Civil Procedures ("ZPO") govern such issues. ZPO Section 722 requires that an enforcement action in Germany be based upon a non-appealable foreign judgment only (cf ZPO Section 723 sub-section 2, sentence 1). As a general rule a German court will not review the merits of the foreign judgment in any enforcement proceedings (ZPO Section 723 sub-section 1). It shall, however, dismiss the enforcement action pursuant to ZPO Section 723 sub-section 2, sentence 2, if the exceptions regarding the acknowledgment of foreign judgments set forth in ZPO
Section 328 sub-section 1 apply, which exceptions can be generally summarized as follows:

     (i) the foreign court had no personal jurisdiction according to German law;

    (ii) no due service of process was effected on the defendant;

    (iii) the foreign judgment is irreconcilable with a prior German or other foreign judgment to be acknowledged in Germany or proceedings on the same subject matter had been filed in Germany before suit was instituted in the foreign jurisdiction;

    (iv) acknowledgment of the foreign judgment would produce a result in contravention of German public policy; and

    (v) the foreign jurisdiction whose judgment is sought to be acknowledged does not reciprocate with respect to acknowledgment of judgments entered in Germany.

    As far as reciprocity is concerned, the application of such exception depends on the law practiced in the relevant state of the United States where the judgment was rendered and the result may vary from time to time as the law and practice changes. According to information available as of the date of this Proxy Statement/ Prospectus, German judgments would be acknowledged and enforced in the courts of almost all states in the United States and, accordingly, with respect to such states, reciprocity by German courts is warranted and the relevant exception does not apply. United States judgments awarding punitive damages may contravene German public policy and may therefore not be acknowledged in their full amount or in part pursuant to exception (iv) above. The Daimler-Benz legal department is, however, not aware of any reasons under present German law for avoiding enforcement of a judgment of a United States court on the DaimlerChrysler Ordinary Shares on the ground that the same would be contrary to German public policy. Moreover, such counsel has expressed no opinion as to whether the enforcement by a German court of any judgment would be effected in any currency other than DM, and if in DM, the date of determination of the applicable exchange rate from United States dollars to DM.

                                 LEGAL MATTERS

    The validity of the DaimlerChrysler Ordinary Shares offered hereby will be passed upon by the Daimler-Benz legal department. In addition, Skadden, Arps, Slate, Meagher & Flom LLP and Debevoise & Plimpton have delivered opinions to Daimler-Benz and Chrysler, respectively, as to certain United States federal income tax matters. Certain members of Skadden, Arps, Slate, Meagher & Flom LLP have investment and voting authority with respect to an aggregate of 1,000 Daimler-Benz ADSs and 3,151 shares of Chrysler Common Stock.

                                    EXPERTS

    The consolidated financial statements and related schedule of Daimler-Benz as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, included in the Daimler-Benz 1997 Annual Report on Form 20-F incorporated by reference herein, have been audited by KPMG Deutsche-Treuhand Gesellschaft AG, independent auditors, as set forth in their reports appearing in the Daimler-Benz 1997 Annual Report on Form 20-F incorporated by reference herein, and are incorporated herein upon the authority of such firm as experts in accounting and auditing. The reports of KPMG Deutsche Treuhand-Gesellschaft AG on the Daimler-Benz consolidated financial statements and financial statement schedule, as of and for each of the years in the three year period ended December 31, 1997, contain a qualification as a result of a departure from U.S. GAAP for Daimler-Benz' accounting for certain joint ventures in accordance with the proportionate method of consolidation. Under U.S. GAAP, joint ventures would be accounted for using the equity method of consolidation.

    The consolidated financial statements of Chrysler as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated herein by reference from Chrysler's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    With respect to the unaudited interim financial information of Chrysler for the periods ended March 31, 1998 and June 30, 1998 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in Chrysler's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because such report is not a "report" or a "part" of a registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                            ------------------------

    The following information is being disclosed pursuant to Florida law and is accurate as of the date of this Proxy Statement/Prospectus: Certain subsidiaries of Daimler-Benz occasionally sell, directly or through their authorized sales representatives, passenger cars, commercial vehicles, vehicle components and other products to persons located in Cuba. Current information concerning this matter may be obtained from the State of Florida Department of Banking and Finance, The Capital, Tallahassee, Florida 32399-0350 (telephone number 904-488-9805).

                                                                         Annex A

                              AMENDED AND RESTATED
                         BUSINESS COMBINATION AGREEMENT

                                     among

                        DAIMLER-BENZ AKTIENGESELLSCHAFT

                              CHRYSLER CORPORATION

                                      and

                               DAIMLERCHRYSLER AG

                            Dated as of May 7, 1998

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
                                                        ARTICLE I

                                               DAIMLER-BENZ EXCHANGE OFFER

Section 1.1.   The Daimler-Benz Exchange Offer.....................................................................   A-2
Section 1.2.   Daimler-Benz Exchange Agent.........................................................................   A-3
Section 1.3.   German Exchange Offer Documents.....................................................................   A-3
Section 1.4.   U.S. Exchange Documents.............................................................................   A-3
Section 1.5.   Antidilution Protection for Daimler-Benz Exchange Offer Ratio.......................................   A-4
Section 1.6.   DaimlerChrysler AG Name.............................................................................   A-4
Section 1.7.   Contingent Daimler-Benz Exchange Ratio Increase.....................................................   A-4
Section 1.8.   Option to Issue DaimlerChrysler American Depositary Shares..........................................   A-4

                                                       ARTICLE II

                                                     CHRYSLER MERGER

Section 2.1.   Formation of Chrysler Merger Sub....................................................................   A-4
Section 2.2.   Chrysler Merger.....................................................................................   A-5
Section 2.3.   The U.S. Share Exchange.............................................................................   A-5
Section 2.4.   Conversion of Chrysler Common Stock in the Chrysler Merger..........................................   A-5
Section 2.5.   Exchange of Shares of Chrysler Common Stock.........................................................   A-6
Section 2.6.   Treatment of Chrysler Stock Plans...................................................................   A-8
Section 2.7.   Redemption of Chrysler Preferred Stock..............................................................  A-10
Section 2.8.   Antidilution Protection for U.S. Exchange Ratio.....................................................  A-10
Section 2.9.   Chrysler Merger Closing.............................................................................  A-10
Section 2.10.  Certificate of Incorporation........................................................................  A-11
Section 2.11.  By-laws.............................................................................................  A-11
Section 2.12.  Officers............................................................................................  A-11
Section 2.13.  Board of Directors..................................................................................  A-11
Section 2.14.  Option to Issue DaimlerChrysler American Depositary Shares..........................................  A-11

                                                       ARTICLE III

                                                   DAIMLER-BENZ MERGER

Section 3.1.   Daimler-Benz Merger.................................................................................  A-11
Section 3.2.   Daimler-Benz Merger Closing.........................................................................  A-11
Section 3.3.   Conversion of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in the Daimler-Benz Merger.........
                                                                                                                     A-12
Section 3.4.   Exchange of Daimler-Benz ADSs.......................................................................  A-12
Section 3.5.   Affiliates Letter...................................................................................  A-13
Section 3.6.   Treatment of Daimler-Benz Stock Plans...............................................................  A-13
Section 3.7.   Treatment of Daimler-Benz NEWS......................................................................  A-14
Section 3.8.   Treatment of Daimler-Benz Subordinated Mandatory Convertible Notes..................................  A-14
Section 3.9.   Antidilution Protection for Daimler-Benz Merger Exchange Ratio......................................  A-14
Section 3.10.  Treatment of Fractional Shares......................................................................  A-14
Section 3.11.  Withholding Taxes...................................................................................  A-15
Section 3.12.  Singapore Depositary Shares.........................................................................  A-15
Section 3.13.  Option to Issue DaimlerChrysler American Depositary Shares..........................................  A-16

                                                       ARTICLE IV

                                 DAIMLERCHRYSLER AG GOVERNANCE AFTER THE EFFECTIVE TIME

Section 4.1.   DaimlerChrysler AG Governance after Effective Time..................................................  A-16
Section 4.2.   Integration Committee...............................................................................  A-17
Section 4.3.   Operational Headquarters............................................................................  A-17
Section 4.4.   Language............................................................................................  A-17

                                                        ARTICLE V

                                             REPRESENTATIONS AND WARRANTIES

Section 5.1.   Corporate Organization..............................................................................  A-17
Section 5.2.   Subsidiaries........................................................................................  A-17
Section 5.3.   Capital Stock.......................................................................................  A-18
Section 5.4.   Authority...........................................................................................  A-19
Section 5.5.   Consents and Approvals; No Violation................................................................  A-19
Section 5.6.   Financial Statements; SEC Filings...................................................................  A-19
Section 5.7.   Absence of Changes..................................................................................  A-20
Section 5.8.   Absence of Undisclosed Liabilities..................................................................  A-21
Section 5.9.   Litigation..........................................................................................  A-21
Section 5.10.  Taxes...............................................................................................  A-21
Section 5.11.  Employee Benefit Plans..............................................................................  A-21
Section 5.12.  Labor and Employment Matters........................................................................  A-22
Section 5.13.  Information Provided By Representing Party..........................................................  A-22
Section 5.14.  Ownership of Capital Stock..........................................................................  A-23
Section 5.15.  Voting Requirements.................................................................................  A-23
Section 5.16.  Accounting Matters..................................................................................  A-23
Section 5.17.  Opinion of Financial Advisors.......................................................................  A-23
Section 5.18.  Finders and Advisors................................................................................  A-23
Section 5.19.  State Takeover Statutes; Stockholder Rights Plan....................................................  A-24

                                                       ARTICLE VI

                                    DAIMLERCHRYSLER AG REPRESENTATIONS AND WARRANTIES

Section 6.1.   Corporate Organization..............................................................................  A-24
Section 6.2.   Capital Stock.......................................................................................  A-24
Section 6.3.   Authority...........................................................................................  A-24
Section 6.4.   Consents and Approvals; No Violation................................................................  A-24
Section 6.5.   Information Provided By DaimlerChrysler AG..........................................................  A-25
Section 6.6.   Ownership of Capital Stock..........................................................................  A-25
Section 6.7.   Accounting Matters..................................................................................  A-25
Section 6.8.   No Prior Activities.................................................................................  A-26

                                                       ARTICLE VII

                                     CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

                                                      ARTICLE VIII

                                                EMPLOYEE BENEFIT MATTERS

Section 8.1.   DaimlerChrysler AG Retention/Personnel Policy.......................................................  A-28
Section 8.2.   Benefits............................................................................................  A-28
Section 8.3.   Employment Agreements...............................................................................  A-28

                                                       ARTICLE IX

                                                  ADDITIONAL AGREEMENTS

Section 9.1.   No Solicitation.....................................................................................  A-29
Section 9.2.   Preparation of the F-4 Registration Statement, the Proxy Statement/Prospectus and the U.S. Exchange
               Offer Documents; Stockholders Meetings..............................................................  A-30
Section 9.3.   Chrysler Stock Issuance.............................................................................  A-31
Section 9.4.   Accountants' Comfort Letters........................................................................  A-32
Section 9.5.   Accountants' Pooling Letters........................................................................  A-32
Section 9.6.   Access to Information; Confidentiality..............................................................  A-32
Section 9.7.   Takeover Statute....................................................................................  A-32
Section 9.8.   Indemnification, Exculpation and Insurance..........................................................  A-33
Section 9.9.   Public Announcements................................................................................  A-33
Section 9.10.  Affiliates..........................................................................................  A-33
Section 9.11.  Stock Exchange Listings.............................................................................  A-34
Section 9.12.  Stockholder Litigation..............................................................................  A-34
Section 9.13.  Tax Treatment.......................................................................................  A-34
Section 9.14.  Standstill Agreements; Confidentiality Agreements...................................................  A-35
Section 9.15.  Conveyance Taxes....................................................................................  A-35
Section 9.16.  Certain Obligations of DaimlerChrysler AG...........................................................  A-35
Section 9.17.  Reasonable Best Efforts.............................................................................  A-36

                                                        ARTICLE X

                                                   CLOSING CONDITIONS

Section 10.1.  Conditions to All Parties' Obligation to Close......................................................  A-36
Section 10.2.  Conditions to Daimler-Benz's and DaimlerChrysler AG's Obligation to Close...........................  A-37
Section 10.3.  Conditions to Chrysler's Obligation to Close........................................................  A-37
Section 10.4.  Further Condition to Obligations of Daimler-Benz and DaimlerChrysler AG.............................  A-38
Section 10.5.  Frustration of Closing Conditions...................................................................  A-38

                                                       ARTICLE XI

                                            TERMINATION, AMENDMENT AND WAIVER

Section 11.1.  Termination.........................................................................................  A-38
Section 11.2.  Effect of Termination...............................................................................  A-39

                                                       ARTICLE XII

                                                      MISCELLANEOUS

Section 12.1.  No Survival of Representations and Warranties.......................................................  A-39
Section 12.2.  Fees and Expenses...................................................................................  A-40
Section 12.3.  Counterparts; Effectiveness.........................................................................  A-40
Section 12.4.  Governing Law.......................................................................................  A-40
Section 12.5.  Notices.............................................................................................  A-40
Section 12.6.  Assignment; Binding Effect..........................................................................  A-41
Section 12.7.  Severability........................................................................................  A-41
Section 12.8.  Enforcement of Agreement............................................................................  A-41
Section 12.9.  Entire Agreement; No Third-Party Beneficiaries......................................................  A-42
Section 12.10. Reservation of Right to Revise Transaction..........................................................  A-42
Section 12.11. Extension of Time, Waiver, Etc......................................................................  A-42
Section 12.12. Amendment...........................................................................................  A-42
Section 12.13. Interpretation......................................................................................  A-42
Section 12.14. Responsibility for Obligations of DaimlerChrysler AG................................................  A-43
Section 12.15. Consent to Jurisdiction.............................................................................  A-43

                                 EXHIBIT INDEX

Exhibit A     -- Annex of Defined Terms
Exhibit B-1   -- Form of Chrysler Affiliate Agreement
Exhibit B-2   -- Form of Daimler-Benz Affiliate Agreement
Exhibit C     -- Form of Amended and Restated Certificate of Incorporation of Chrysler Merger Sub
Exhibit D     -- Form of By-laws of Chrysler Merger Sub
Exhibit E     -- Designated Officers of Chrysler and Daimler-Benz

                              AMENDED AND RESTATED
                         BUSINESS COMBINATION AGREEMENT

    AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (this "Restated Agreement"), dated as of May 7, 1998, among Daimler-Benz Aktiengesellschaft, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("Daimler-Benz"), Chrysler Corporation, a Delaware corporation ("Chrysler"), and DaimlerChrysler AG, which was formerly known as Oppenheim Aktiengesellschaft, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("DaimlerChrysler AG").

    WHEREAS, Daimler-Benz and Chrysler desire to combine their respective businesses, stockholder groups, managements and other constituencies in a merger-of-equals transaction upon the terms and subject to the conditions of this Restated Agreement;

    WHEREAS, Daimler-Benz, Chrysler and DaimlerChrysler AG desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Restated Agreement;

    WHEREAS, the Supervisory Board (AUFSICHTSRAT) of DaimlerChrysler AG and the Management Board (VORSTAND) of each of Daimler-Benz and DaimlerChrysler AG and the Board of Directors of Chrysler have approved the transactions contemplated by this Restated Agreement in accordance with the laws of their respective jurisdictions of organization and have authorized the execution and delivery of this Restated Agreement;

    WHEREAS, Deutsche Bank Aktiengesellschaft has informed Daimler-Benz that such stockholder supports the business combination transaction involving Daimler-Benz and DaimlerChrysler AG;

    WHEREAS, Tracinda Corporation has entered into a Stockholder's Agreement, dated May 7, 1998, among Daimler-Benz, Chrysler and such stockholder (the "Chrysler Stockholder's Agreement"), pursuant to which such stockholder has agreed to vote all shares of Chrysler Common Stock owned by it in favor of the business combination transactions involving Chrysler, Daimler-Benz and DaimlerChrysler AG at the Chrysler Stockholders Meeting;

    WHEREAS, for United States federal income tax purposes the parties intend that (i) the Chrysler Exchange (a) will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and/or (b) when integrated with the Daimler-Benz Exchange Offer and taking into account the Daimler-Benz Merger, will be treated as a transaction described in Section 351(a) of the Code, (ii) the Daimler-Benz Exchange Offer either (a) when integrated with the Chrysler Exchange, will be treated as a transaction described in Section 351(a) of the Code or (b) if integrated with the Daimler-Benz Merger, will qualify as a reorganization within the meaning of
Section 368(a) of the Code, and (iii) this Restated Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code;

    WHEREAS, the parties intend that the Chrysler Exchange will qualify for an exception to the general rule of Section 367(a)(1) of the Code;

    WHEREAS, for German tax purposes the Daimler-Benz Exchange Offer and the Daimler-Benz Merger are intended not to result in the recognition of any gain or loss by DaimlerChrysler AG, Daimler-Benz and stockholders of Daimler-Benz;

    WHEREAS, for financial reporting purposes the parties intend that the transactions contemplated by this Restated Agreement will be accounted for as a "pooling-of-interests" transaction under United States generally accepted accounting principles ("US GAAP");

    WHEREAS, capitalized terms used in this Restated Agreement and not elsewhere defined shall have the respective meanings set forth in Exhibit A hereto; and

    WHEREAS, Daimler-Benz, Chrysler and DaimlerChrysler AG found it desirable and convenient to effect certain amendments to their agreement and to restate that agreement as so amended, all as authorized and contemplated by Section
12.12 of this Restated Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Daimler-Benz, Chrysler and DaimlerChrysler AG agree as follows:

                                   ARTICLE 1

                          DAIMLER-BENZ EXCHANGE OFFER

    Section 1.1. THE DAIMLER-BENZ EXCHANGE OFFER. Promptly after the Daimler-Benz Stockholder Approval and the vote necessary to obtain the Chrysler Stockholder Approval and so long as this Restated Agreement has not been terminated in accordance with Section 11.1, DaimlerChrysler AG shall commence an offer (the "Daimler-Benz Exchange Offer"), which may consist of one offer made in the United States and one made elsewhere, to (i) the holders of Ordinary Shares of DM 5 nominal value each of Daimler-Benz or the corresponding no par value share, as the case may be (the "Daimler-Benz Ordinary Shares"), to exchange, subject to the Daimler-Benz Exchange Offer Conditions, one no par value Ordinary Share of DaimlerChrysler AG in registered form (the "DaimlerChrysler Ordinary Shares") for each Daimler-Benz Ordinary Share held by such holder, and (ii) the holders of Daimler-Benz American Depositary Shares representing Daimler-Benz Ordinary Shares ("Daimler-Benz ADSs") to exchange, subject to the Daimler-Benz Exchange Offer Conditions, one DaimlerChrysler Ordinary Share for each Daimler-Benz ADS held by such holder (such one-for-one exchange offered in the foregoing clauses (i) and (ii), with such adjustments as may be required pursuant to Section 1.5 or Section 1.7 or both, being referred to herein as the "Daimler-Benz Exchange Offer Ratio"). The obligation of DaimlerChrysler AG to issue DaimlerChrysler Ordinary Shares in exchange for Daimler-Benz Ordinary Shares and Daimler-Benz ADSs, in each case tendered pursuant to the Daimler-Benz Exchange Offer, shall be subject only to this Restated Agreement not having been terminated pursuant to Section 11.1 and to the satisfaction or waiver (if permissible under this Restated Agreement and effected in accordance with Section 12.11) of (1) the condition that such number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs which in the aggregate represent at least that number of outstanding Daimler-Benz Ordinary Shares required for the transactions contemplated by this Restated Agreement to be accounted for as a "pooling-of-interests" under US GAAP shall have been validly tendered, not withdrawn and available for purchase immediately prior to the Daimler-Benz Exchange Offer Expiration Date (the "Minimum Condition"); and (2) the conditions set forth in Article X of this Restated Agreement, other than the condition set forth in Section 10.1(i) (together with the Minimum Condition, the "Daimler-Benz Exchange Offer Conditions"). The Minimum Condition shall not be waived and, except as prescribed in Sections 1.5 and 1.7, the Daimler-Benz Exchange Offer Ratio shall not be amended without the written consent of both Chrysler and Daimler-Benz; PROVIDED, HOWEVER, if the number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs validly tendered, not withdrawn and available for purchase immediately prior to the Daimler-Benz Exchange Offer Expiration Date shall not satisfy the Minimum Condition, but shall be in excess of 80% of the capital stock of Daimler-Benz on a Fully Diluted Basis (the "80% Minimum"), the Minimum Condition shall mean the 80% Minimum unless Chrysler and Daimler-Benz otherwise agree. The expiration date of the Daimler-Benz Exchange Offer shall initially be the date which is 30 days after commencement of the Daimler-Benz Exchange Offer (such date, as it may be extended as provided herein, the "Daimler-Benz Exchange Offer Expiration Date") and, if any of the Daimler-Benz Exchange Offer Conditions is unsatisfied at such time and if requested by either Chrysler or Daimler-Benz, or if requested by either Chrysler or Daimler-Benz pursuant to clause (ii) below, shall be extended by DaimlerChrysler AG from time to time thereafter until the earliest of (i) the maximum period permitted under the German Takeover Code (UBERNAHMEKODEX DER BORSENSACHVERSTANDIGENKOMMISSION BEIM BUNDESMINISTERIUM DER FINANZEN) (the "German Takeover Code") or as otherwise approved by the Executive Office of the Takeover Commission (UBERNAHMEKOMMISSION pursuant to the German Takeover Code) (the "Executive Office of the Takeover

Commission"), (ii) the close of business (Frankfurt time) on the day on which Daimler-Benz and DaimlerChrysler AG have publicly announced that all of the Daimler-Benz Exchange Offer Conditions shall have been satisfied or that they have been duly waived (or, if later, a date that is five business days following the initial expiration date, if either Chrysler or Daimler-Benz shall have requested DaimlerChrysler AG to extend the Daimler-Benz Exchange Offer Expiration Date to such date) and (iii) such time as this Restated Agreement is terminated in accordance with Section 11.1. Subject only to the conditions set forth above, at the earliest practicable time following the Daimler-Benz Exchange Offer Expiration Date, DaimlerChrysler AG shall accept for exchange and shall exchange all Daimler-Benz Ordinary Shares and Daimler-Benz ADSs validly tendered and not withdrawn (the "German Share Exchange") and shall effect the German Share Exchange in accordance with applicable law by registering the increase of the DaimlerChrysler AG stated share capital in kind with the commercial register (HANDELSREGISTER) for DaimlerChrysler AG. No holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs will be entitled to receive fractional DaimlerChrysler Ordinary Shares pursuant to this Section 1.1, and if any such holder would otherwise be so entitled then he, she or it will receive cash in lieu of such fractional share, the amount of which shall be determined in accordance with Section 3.10.

    Section 1.2. DAIMLER-BENZ EXCHANGE AGENT. DaimlerChrysler AG shall appoint a bank or trust company or other independent financial institution reasonably satisfactory to Daimler-Benz and Chrysler to act as exchange agent for the Daimler-Benz Exchange Offer (the "Daimler-Benz Exchange Agent"). DaimlerChrysler AG shall enter into an Exchange Agent Agreement with the Daimler-Benz Exchange Agent in form and substance reasonably satisfactory to Daimler-Benz and Chrysler, which agreement shall set forth the duties, responsibilities and obligations of the Daimler-Benz Exchange Agent consistent with the terms of this Restated Agreement. The Daimler-Benz Exchange Agent shall accept the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs tendered pursuant to the Daimler-Benz Exchange Offer and contribute such Daimler-Benz Ordinary Shares and Daimler-Benz ADSs upon satisfaction or waiver of the Daimler-Benz Exchange Offer Conditions to DaimlerChrysler AG in exchange for DaimlerChrysler Ordinary Shares. Subject to Section 9.16, such exchange shall be effected in accordance with SectionSection 52 and 183 ET SEQ. (including in particular Section 187) of the German Stock Corporation Law (AKTIENGESETZ) by registering the contribution in kind agreement (EINBRINGUNGSVERTRAG) and the increase of the DaimlerChrysler AG stated share capital with the commercial register (HANDELSREGISTER) for DaimlerChrysler AG.

    Section 1.3. GERMAN EXCHANGE OFFER DOCUMENTS. As soon as practicable prior to the date that the Daimler-Benz Exchange Offer commences, DaimlerChrysler AG shall inform all German stock exchanges on which the Daimler-Benz Ordinary Shares are listed, the German Federal Supervisory Authority for Securities Trading (BUNDESAUFSICHTSAMT FUR DEN WERTPAPIERHANDEL) and the Executive Office of the Takeover Commission about the content of the Daimler-Benz Exchange Offer. Not later than one day prior to the date that the Daimler-Benz Exchange Offer commences, DaimlerChrysler AG shall issue a combined listing and sales prospectus pursuant to the German Stock Exchange Law (BORSENGESETZ) and the German Sales Prospectus Law (WERTPAPIER-VERKAUFSPROSPEKTGESETZ) (the "German Prospectus"), and on the date that the Daimler-Benz Exchange Offer commences, DaimlerChrysler AG shall publish an exchange offer pursuant to the German Takeover Code, each with respect to the Daimler-Benz Exchange Offer (the "German Exchange Offer Documents"). The German Exchange Offer Documents shall contain the recommendation of the Board of Management (VORSTAND) of Daimler-Benz that holders of the Daimler-Benz Ordinary Shares accept the Daimler-Benz Exchange Offer and tender the Daimler-Benz Ordinary Shares into the Daimler-Benz Exchange Offer.

    Section 1.4. U.S. EXCHANGE DOCUMENTS. (a) As promptly as practicable on the date of commencement of the Daimler-Benz Exchange Offer, DaimlerChrysler AG shall file with the U.S. Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1"). The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase containing the information included or incorporated by reference in the Proxy Statement/Prospectus and the forms of the related letter of transmittal and all other ancillary offer documents.

    (b) As promptly as practicable on the date of commencement of the Daimler-Benz Exchange Offer, Daimler-Benz shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9

(together with all amendments and supplements thereto, the "Schedule 14D-9"), which shall contain the recommendation of the Board of Management (VORSTAND) of Daimler-Benz that holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs who are U.S. Persons accept the Daimler-Benz Exchange Offer and tender their Daimler-Benz Ordinary Shares and Daimler-Benz ADSs into the Daimler-Benz Exchange Offer. The Schedule 14D-1 and the Schedule 14D-9 together with all amendments and supplements thereto are referred to herein collectively as the "U.S. Exchange Offer Documents." The German Exchange Offer Documents together with the U.S. Exchange Offer Documents are collectively referred to hereinafter as the "Exchange Offer Documents."

    Section 1.5. ANTIDILUTION PROTECTION FOR DAIMLER-BENZ EXCHANGE OFFER RATIO. If, between the date of this Restated Agreement and the Daimler-Benz Exchange Offer Expiration Date, the outstanding DaimlerChrysler Ordinary Shares, Daimler-Benz Ordinary Shares or shares of Chrysler Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination, or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Daimler-Benz Exchange Offer Ratio shall be appropriately adjusted to provide to the holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs the same economic effect as contemplated by this Restated Agreement prior to such event.

    Section 1.6. DAIMLERCHRYSLER AG NAME. Unless DaimlerChrysler AG's legally registered name shall previously have been established as such, promptly following the consummation of the Daimler-Benz Exchange Offer, DaimlerChrysler AG, Daimler-Benz and Chrysler shall cause the name of DaimlerChrysler AG to be changed and legally registered in all appropriate jurisdictions as "DaimlerChrysler AG."

    Section 1.7. CONTINGENT DAIMLER-BENZ EXCHANGE RATIO INCREASE. If, prior to the Daimler-Benz Exchange Offer Expiration Date, the Minimum Condition (as defined in clause (1) of Section 1.1) is satisfied, DaimlerChrysler AG shall issue and exchange 1.005 DaimlerChrysler Ordinary Shares for each Daimler-Benz Ordinary Share and each Daimler-Benz ADS tendered in the Daimler-Benz Exchange Offer and the Daimler-Benz Exchange Offer Ratio shall mean 1.005 to 1 for all purposes in this Restated Agreement.

    Section 1.8. OPTION TO ISSUE DAIMLERCHRYSLER AMERICAN DEPOSITARY SHARES. If for any reason relating to the listing of DaimlerChrysler Ordinary Shares on the NYSE or to the implementation of procedures for transfer, registration, voting or payment of dividends with respect to DaimlerChrysler Ordinary Shares in the United States, Daimler-Benz and Chrysler jointly determine that it is more practical and desirable from a market point of view for DaimlerChrysler AG to cause American Depositary Shares ("DaimlerChrysler ADSs") evidenced by American Depositary Receipts to be issued to the U.S. holders of Daimler-Benz ADSs and Daimler-Benz Ordinary Shares then DaimlerChrysler AG shall cause DaimlerChrysler ADSs to be issued to U.S. Persons holding Daimler-Benz ADSs and Daimler-Benz Ordinary Shares in complete satisfaction of its obligations under this Article
I. If Daimler-Benz and Chrysler make the requisite determination under this Section then all references in this Article I to DaimlerChrysler Ordinary Shares issuable to U.S. Persons shall mean DaimlerChrysler ADSs.

                                   ARTICLE II

                                CHRYSLER MERGER

    Section 2.1. FORMATION OF CHRYSLER MERGER SUB. As promptly as possible following the date hereof, DaimlerChrysler AG shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Daimler-Benz and Chrysler to act as exchange agent for the U.S. Share Exchange and the delivery of the U.S. Merger Consideration to former stockholders of Chrysler (the "U.S. Exchange Agent"). Following such appointment, the U.S. Exchange Agent or Chrysler shall cause to be incorporated pursuant to the DGCL a corporation which shall be a constituent company in the Chrysler Merger ("Chrysler Merger Sub"). Daimler-Benz, DaimlerChrysler AG and Chrysler shall enter into an

Exchange Agent Agreement with the U.S. Exchange Agent in form and substance reasonably satisfactory to Daimler-Benz and Chrysler, which agreement shall set forth the duties, responsibilities and obligations of the U.S. Exchange Agent consistent with the terms of this Restated Agreement. Solely to accommodate the transactions described in this Article II, the U.S. Exchange Agent shall hold all of the issued and outstanding shares of common stock, par value $.01 per share, of Chrysler Merger Sub (the "Chrysler Merger Sub Common Stock").

    Section 2.2. CHRYSLER MERGER. Upon the terms and subject to the conditions of this Restated Agreement and in accordance with the DGCL, at the Effective Time, Chrysler Merger Sub shall be merged with and into Chrysler (the "Chrysler Merger"), and Chrysler shall be the surviving corporation in the Chrysler Merger (the "U.S. Surviving Corporation"). The corporate existence of Chrysler, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Chrysler Merger and, as the U.S. Surviving Corporation, it shall be governed by the laws of the State of Delaware and succeed to all rights, assets, liabilities and obligations of Chrysler Merger Sub in accordance with Section 259(a) of the DGCL. The separate existence and corporate organization of Chrysler Merger Sub shall cease at the Effective Time.

    Section 2.3. THE U.S. SHARE EXCHANGE. Upon the terms and subject to the conditions of this Restated Agreement, as soon as possible after the Effective Time, DaimlerChrysler AG will issue the U.S. Merger Consideration to the U.S. Exchange Agent for the account of the former stockholders of Chrysler, and the U.S. Exchange Agent will contribute, for the account of the former stockholders of Chrysler, all of the issued and outstanding shares of Surviving Corporation Common Stock to DaimlerChrysler AG as a transfer in kind (the "U.S. Share Exchange"). Subject to Section 9.16, such exchange shall be effected in accordance with SectionSection 52 and 183 ET SEQ. (including in particular
Section 187) of the German Stock Corporation Law (AKTIENGESETZ) by registering the contribution in kind agreement (EINBRINGUNGSVERTRAG) and the increase of the DaimlerChrysler AG stated share capital with the commercial register (HANDELSREGISTER) for DaimlerChrysler AG. At the Effective Time, the obligation of the parties to effect the U.S. Share Exchange shall be unconditional.

    Section 2.4. CONVERSION OF CHRYSLER COMMON STOCK IN THE CHRYSLER MERGER. At the Effective Time, by virtue of the Chrysler Merger and without any action on the part of the holder of any share of common stock, par value $1.00 per share, of Chrysler (including the associated preferred share purchase rights, the "Chrysler Common Stock"):

    (a) The Chrysler Common Stock which is held by Chrysler as treasury stock (or held by any wholly owned Subsidiary of Chrysler) shall be cancelled and retired and shall cease to exist, without any conversion thereof, and no payment shall be made with respect thereto.

    (b) Each share of Chrysler Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares canceled pursuant to Section 2.4(a)) shall be converted into the right to receive, upon surrender of the certificate formerly representing such share of Chrysler Common Stock pursuant to Section 2.5, that fraction of a DaimlerChrysler Ordinary Share expressed as a decimal carried to 4 digits which results from the computation in the Exchange Ratio Formula. Such decimal fraction of a DaimlerChrysler Ordinary Share is referred to herein as the "U.S. Exchange Ratio" and the DaimlerChrysler Ordinary Shares to be issued in the Chrysler Merger are referred to herein as the "U.S. Merger Consideration." Notwithstanding the foregoing, prior to the delivery of the DaimlerChrysler Ordinary Shares to the U.S. Exchange Agent pursuant to
Section 2.5 for the account of the former stockholders of Chrysler in the U.S. Share Exchange, each such stockholder shall, in addition to his, her or its right to receive such DaimlerChrysler Ordinary Shares, have a continuing ownership interest in the U.S. Surviving Corporation identical in all respects to his, her or its ownership interest in Chrysler immediately prior to the Effective Time, such ownership interest to be extinguished automatically upon such delivery of DaimlerChrysler Ordinary Shares to the U.S. Exchange Agent.

    (c) The Exchange Ratio Formula shall be the following:

Exchange Ratio = 103.4929      X            (DP X DAP) + SOP
                                      ---------------------------
                                        (DAP X DP) X (DAP + SOP)

    As used in the Exchange Ratio Formula, the following terms have the following meaning:

    "DAP" refers to Daimler-Benz's adjusted price per Daimler-Benz Ordinary Share and is herein defined to mean (i) that number of Deutsche Marks equal to
190.8 minus the sum of (A) the per Daimler-Benz Ordinary Share regular annual dividend in respect of the year 1997 payable on or about May 28, 1998, plus (B) the per Daimler-Benz Ordinary Share amount of the Special Distribution payable on or about June 15, 1998, or (ii) in the event that Daimler-Benz fails to pay its previously announced Special Distribution payable on or about June 15, 1998, that number of Deutsche Marks equal to 185.09 minus the per Daimler-Benz Ordinary Share regular annual dividend in respect to the year 1997 payable on or about May 28, 1998.

    "SOP" refers to Daimler-Benz's SCHUTT AUS/HOL ZURUCK share offering proceeds and is herein defined to mean (i) the aggregate amount of net proceeds, expressed in Deutsche Marks, received by Daimler-Benz in respect of its global offering of rights to acquire Daimler-Benz Ordinary Shares and Daimler-Benz ADSs, which is currently scheduled to become effective on or about June 8, 1998, and which is described generally in the Registration Statement (File No. 333-8662) filed with the SEC on April 22, 1998 (the "Rights Offering"), divided by (ii) 516,748,337 if the Rights are not distributed to the holders of the Notes or 523,299,381 if the Rights are distributed to such holders; PROVIDED that SOP shall equal 0 if the Rights Offering is canceled or otherwise is not consummated.

    "DP" refers to the Rights Offering discounted price expressed as a percentage of the then current market price and is herein defined to mean that decimal fraction carried to four digits determined by dividing (1) the offering price per new Daimler-Benz Ordinary Share (expressed in Deutsche Marks) in the Rights Offering by (2) the reported last sale price per Daimler-Benz Ordinary Share on the FSE, as reported by the FSE, on the last full trading day which immediately precedes the public announcement of the price at which a holder of a Right will be entitled to purchase a Daimler-Benz Ordinary Share pursuant to the Rights Offering; PROVIDED that DP shall equal 1 if the Rights Offering is canceled or otherwise is not consummated.

    (d) Each share of Chrysler Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, par value $.01 per share, of the U.S. Surviving Corporation ("Surviving Corporation Common Stock").

No holder of Chrysler Common Stock will be entitled to receive fractional DaimlerChrysler Ordinary Shares pursuant to this Section 2.4, and if any such holder would otherwise be so entitled then he, she or it will receive cash in lieu of such fractional share, the amount of which shall be determined in accordance with Section 3.10

    Section 2.5. EXCHANGE OF SHARES OF CHRYSLER COMMON STOCK.

    (a) U.S. EXCHANGE FUND. The aggregate U.S. Merger Consideration transferred by DaimlerChrysler AG to the U.S. Exchange Agent pursuant to Section 2.3, together with any dividends or other distributions with respect to DaimlerChrysler Ordinary Shares to be made pursuant to Section 2.5(c), is referred to herein as the "U.S. Exchange Fund."

    (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the U.S. Exchange Agent will mail to each former record holder of shares of Chrysler Common Stock entitled to receive U.S. Merger Consideration pursuant to Section 2.4(b) a form of letter of transmittal which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Chrysler Common Stock ("Old Chrysler Certificates") to the U.S. Exchange Agent and instructions for use in effecting the surrender to the U.S. Exchange Agent of Old Chrysler Certificates in exchange for DaimlerChrysler Ordinary Shares. The letter of transmittal shall contain such other terms and conditions as Daimler-Benz and Chrysler reasonably specify. Upon surrender of an Old Chrysler Certificate to the U.S. Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the U.S. Exchange Agent or Daimler-Benz and Chrysler, (i) the holder of such Old Chrysler Certificate shall be entitled to receive in exchange therefor (x) a certificate registered in the name of such holder representing the number of whole DaimlerChrysler Ordinary Shares and cash in lieu of any fractional DaimlerChrysler Ordinary Share into which the shares previously represented by such Old Chrysler Certificate shall have been converted at the Effective Time and (y) if applicable, a check payable to such holder representing the payment of any dividends and distributions pursuant to
Section 2.5(c), and (ii) such Old Chrysler Certificate shall forthwith be cancelled. If any cash is to be paid to, or any certificate representing DaimlerChrysler Ordinary Shares is to be issued in the name of, a person other than the person in whose name the Old Chrysler Certificate so surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance that the Old Chrysler Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the payment of cash to, or the issuance of a certificate representing DaimlerChrysler Ordinary Shares in the name of, a person other than the registered holder of the Old Chrysler Certificate so surrendered or shall establish to the satisfaction of the U.S. Exchange Agent and DaimlerChrysler AG that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.5 and subject to the third sentence of Section 2.4(b), each Old Chrysler Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive DaimlerChrysler Ordinary Shares, cash in lieu of any fractional DaimlerChrysler Ordinary Share and any dividends and distributions as provided in Section 2.5(c), if any.

    (c) DIVIDENDS; DISTRIBUTIONS. No dividends or other distributions declared after the Effective Time on DaimlerChrysler Ordinary Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Old Chrysler Certificates with respect to which the DaimlerChrysler Ordinary Shares shall have been issued in the Chrysler Merger. All such dividends or other distributions shall be paid by DaimlerChrysler AG to the U.S. Exchange Agent (on behalf of holders of unsurrendered Old Chrysler Certificates) and shall be included in the U.S. Exchange Fund, in each case until such Old Chrysler Certificates shall be surrendered as provided herein, but (i) upon such surrender there shall be paid to the person in whose name the certificates representing such DaimlerChrysler Ordinary Shares shall be issued and registered the amount of dividends theretofore paid with respect to such DaimlerChrysler Ordinary Shares as of any date subsequent to the Effective Time, and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such DaimlerChrysler Ordinary Shares, subject in any case to any applicable abandoned property, escheat and similar laws. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding Old Chrysler Certificates.

    (d) FINAL SETTLEMENT. From and after the Effective Time, the holders of Old Chrysler Certificates shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. All rights to receive cash, if any, and DaimlerChrysler Ordinary Shares into which shares of Chrysler Common Stock shall have been converted pursuant to this Article II shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such shares of Chrysler Common Stock.

    (e) TRANSFER BOOKS. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the U.S. Surviving Corporation of shares of Chrysler Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Chrysler Certificates are presented to the U.S. Surviving Corporation, they shall be cancelled and exchanged for cash or certificates representing DaimlerChrysler Ordinary Shares, or both, in accordance with the procedures set forth in this Article II.

    (f) AFFILIATES LETTER. Notwithstanding anything to the contrary contained herein, for purposes of qualifying the transactions contemplated hereby for "pooling-of-interests" accounting treatment under Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants ("APB No. 16") and applicable SEC rules and regulations, no DaimlerChrysler Ordinary Shares or cash shall be delivered to a person who is an affiliate of Chrysler unless such person has executed and delivered an agreement in the form of Exhibit B-1 or unless Chrysler and Daimler-Benz shall have determined that the transactions contemplated by this Restated Agreement will not be accounted for as a "pooling-of-interests" under US GAAP because of other circumstances.

    (g) TERMINATION OF U.S. EXCHANGE FUND. Any portion of the U.S. Exchange Fund that remains undistributed to the holders of the Old Chrysler Certificates one year after the Effective Time shall be delivered by the U.S. Exchange Agent to a depositary bank designated by DaimlerChrysler AG, upon demand, whereupon such depositary bank shall hold the U.S. Exchange Fund on behalf of holders of unsurrendered Old Chrysler Certificates, and any holders of the Old Chrysler Certificates who have not theretofore complied with this Section 2.5 shall thereafter look only to DaimlerChrysler AG or such depositary bank for payment of their claim for U.S. Merger Consideration and any dividends or distributions with respect to DaimlerChrysler Ordinary Shares and DaimlerChrysler AG shall cause the depositary bank to satisfy such claim. Such depositary bank shall maintain an office in the City of New York where holders of Old Chrysler Certificates may comply with this Article II.

    (h) WITHHOLDING TAXES. Each of the U.S. Exchange Agent and DaimlerChrysler AG shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Restated Agreement to any holder of Old Chrysler Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld by the U.S. Exchange Agent or DaimlerChrysler AG, as the case may be, such withholdings shall be treated for all purposes of this Restated Agreement as having been paid to the holder of the Old Chrysler Certificate in respect of which such deduction and withholding was made by the U.S. Exchange Agent or DaimlerChrysler AG, as the case may be.

    (i) NO LIABILITY. None of Daimler-Benz, Chrysler, the U.S. Surviving Corporation, DaimlerChrysler AG or the U.S. Exchange Agent shall be liable to any person in respect of any DaimlerChrysler Ordinary Shares, any dividends or distributions with respect to DaimlerChrysler Ordinary Shares or any cash from the U.S. Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (j) LOST, STOLEN OR DESTROYED CERTIFICATES. If any Old Chrysler Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Chrysler Certificate to be lost, stolen or destroyed and, if required by the U.S. Surviving Corporation, DaimlerChrysler AG or the U.S. Exchange Agent, the posting by such person of a bond in such reasonable amount as such entity may direct as indemnity against any claim that may be made against it with respect to such Old Chrysler Certificate, the U.S. Exchange Agent shall issue in exchange for such lost, stolen or destroyed Old Chrysler Certificate the U.S. Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of DaimlerChrysler Ordinary Shares deliverable in respect thereof, in each case pursuant to this Restated Agreement.

    Section 2.6. TREATMENT OF CHRYSLER STOCK PLANS. (a) Subject to the consummation of the Chrysler Merger, immediately prior to the Effective Time each outstanding Chrysler Employee Stock Option will become exercisable, and shall be deemed to be exercised and will then be converted (and such Chrysler Employee Stock Option will be extinguished) into a right to receive that number of whole DaimlerChrysler Ordinary Shares and any fractional DaimlerChrysler Ordinary Share determined in accordance with the following formula:

     Option Shares X (Closing Value - Exercise Price) X 1.02
    ---------------------------------------------------------  X  .6235
                   Closing Value

where "Option Shares" is the number of shares of Chrysler Common Stock subject to the Chrysler Employee Stock Option; "Closing Value" is the closing per share price of Chrysler Common Stock as reported in THE WALL STREET JOURNAL for the next to last trading day prior to the Effective Time; and "Exercise Price" is the per share exercise price for shares subject to the Chrysler Employee Stock Option. Each Chrysler Employee Optionholder shall surrender directly to Chrysler for cancellation and not for conversion pursuant to this Section 2.6 that number of Chrysler Employee Stock Options necessary to satisfy Chrysler's obligation under the Code, or any provision of state, local or non-U.S. tax law, to deduct and withhold in respect of payments made hereunder to such Chrysler Employee Optionholder. The value of any such Chrysler Employee Stock Option surrendered for this purpose shall equal Option Shares x (Closing Value -- Exercise Price) x
1.02. As soon as practicable following the Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall deliver to the U.S.

Exchange Agent the aggregate number of shares of Chrysler Common Stock issuable pursuant to the deemed exercise of Chrysler Employee Stock Options provided in this Section 2.6(a) (exclusive of Chrysler Employee Stock Options which have been cancelled), subject to Section 9.16, for contribution in kind to DaimlerChrysler AG by the U.S. Exchange Agent on behalf of the Chrysler Employee Optionholders.

    (b) Subject to the consummation of the Chrysler Merger, immediately prior to the Effective Time each outstanding Chrysler performance share award shall be deemed vested in accordance with the terms of Chrysler's 1991 Stock Compensation Plan and shall be settled with that number of whole DaimlerChrysler Ordinary Shares and any fractional DaimlerChrysler Ordinary Share determined in accordance with the following formula:

      Performance Shares X Closing Value X 1.02
     -------------------------------------------    X   .6235
                   Closing Value

where "Performance Shares" is the number of shares of Chrysler Common Stock subject to the performance share award. Each holder of an outstanding Chrysler performance share award shall surrender directly to Chrysler for cancellation and not for settlement pursuant to this Section 2.6 that number of Chrysler performance share awards necessary to satisfy Chrysler's obligation under the Code, or any provision of state, local or non-U.S. tax law, to deduct and withhold in respect of payments made hereunder to such Chrysler performance share award holder. The value of any such Chrysler performance share award surrendered for this purpose shall equal Performance Shares x Closing Value x
1.02. As soon as practicable following the Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall transmit to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock subject to outstanding performance share awards (exclusive of performance share awards which have been cancelled), subject to Section 9.16, for contribution in kind into DaimlerChrysler AG by the U.S. Exchange Agent on behalf of the holders of performance share awards.

    (c) Subject to the consummation of the Chrysler Merger, immediately prior to the Effective Time, each outstanding Chrysler stock unit shall be deemed vested in accordance with the terms of Chrysler's 1996 Non-employee Director Stock Unit Plan and shall be settled with that number of whole DaimlerChrysler Ordinary Shares and any fractional DaimlerChrysler Ordinary Share determined in accordance with the following formula:

      Closing Value X 1.02
     ----------------------    X   .6235
         Closing Value

As soon as practicable following the Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall transmit to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock subject to outstanding stock units, subject to Section 9.16, for contribution in kind into DaimlerChrysler AG by the U.S. Exchange Agent on behalf of the holders of stock units.

    (d) Subject to the consummation of the Chrysler Merger, immediately prior to the Effective Time, each outstanding Chrysler restricted stock unit award shall be deemed vested in accordance with the terms of Chrysler's 1991 Stock Compensation Plan and shall be settled with that number of whole DaimlerChrysler Ordinary Shares and any fractional DaimlerChrysler Ordinary Share determined in accordance with the following formula:

     Restricted Stock Units X Closing Value X 1.02
    -----------------------------------------------   X    .6235
                  Closing Value

where "Restricted Stock Units" is the number of shares of Chrysler Common Stock subject to the restricted stock unit award. As soon as practicable following the Effective Time and immediately prior to the U.S. Share Exchange, Chrysler shall transmit to the U.S. Exchange Agent the aggregate number of shares of Chrysler Common Stock subject to outstanding restricted stock unit awards, subject to
Section 9.16, for contribution in
kind into DaimlerChrysler AG by the U.S. Exchange Agent on behalf of the holders of restricted stock unit awards.

    (e) To the extent that any person would otherwise be entitled to receive a fraction of a DaimlerChrysler Ordinary Share pursuant to this Section 2.6, such fraction shall be treated in accordance with Section 3.10.

    (f) As soon as practicable following the Effective Time, DaimlerChrysler AG shall cause the U.S. Exchange Agent to deliver to the former holders of Chrysler Employee Stock Options Chrysler performance share awards, Chrysler stock units and Chrysler restricted stock unit awards, the DaimlerChrysler Ordinary Shares payable pursuant to this Section 2.6.

    (g) DaimlerChrysler AG and Chrysler shall establish a mechanism whereby each person who is permitted to sell DaimlerChrysler Ordinary Shares received pursuant to this Section 2.6 without registration under the Securities Act can sell all or a portion of such DaimlerChrysler Ordinary Shares through open market sales of such DaimlerChrysler Ordinary Shares to be effected by a broker selected by Chrysler and reasonably satisfactory to Daimler-Benz. Chrysler shall, at least ten days prior to the Effective Time, identify the broker to whom such holders may direct sales orders. DaimlerChrysler AG shall deliver (or cause the U.S. Exchange Agent to deliver) the aggregate number of DaimlerChrysler Ordinary Shares subject to all such sales orders received prior to the Effective Time to the broker as soon as practicable thereafter, but no later than five business days after the Effective Time and any holder directing such a sales order shall bear the cost of all expenses, including all commissions, related thereto.

    (h) Chrysler agrees to use its reasonable best efforts, if the transactions contemplated by this Restated Agreement shall be accounted for as a "pooling-of-interests" under APB No. 16, to take such actions (including, but not limited to, adopting all required amendments) with respect to (i) all compensation and benefit plans and arrangements and (ii) all awards outstanding under such plans or arrangements, in each case that are required to enable the transactions contemplated by this Restated Agreement to be accounted for as a "pooling-of-interests" under APB No. 16.

    Section 2.7. REDEMPTION OF CHRYSLER PREFERRED STOCK. Prior to the Effective Time, Chrysler shall have redeemed all outstanding shares of Series A Convertible Preferred Stock, par value $1.00 per share, of Chrysler (the "Chrysler Preferred Stock") in the manner contemplated by and pursuant to the terms and procedures set forth in the Certificate of Designation, Preferences and Rights with respect to the Chrysler Preferred Stock.

    Section 2.8. ANTIDILUTION PROTECTION FOR U.S. EXCHANGE RATIO. If, between the date of this Restated Agreement and the Effective Time, the outstanding DaimlerChrysler Ordinary Shares, Daimler-Benz Ordinary Shares or shares of Chrysler Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the U.S. Exchange Ratio shall be appropriately adjusted to provide to the holders of Chrysler Common Stock the same economic effect as contemplated by this Restated Agreement prior to such event.

    Section 2.9. CHRYSLER MERGER CLOSING. Immediately following consummation of the Daimler-Benz Exchange Offer, the closing of the Chrysler Merger (the "Chrysler Merger Closing") shall be held at 10:00 a.m. at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York, or at such other place and time as the parties shall agree. At the Chrysler Merger Closing, a certificate of merger shall be executed and acknowledged by Chrysler Merger Sub and Chrysler and delivered to the Secretary of State of the State of Delaware for filing as provided by the DGCL and, upon completion of such filing, the Chrysler Merger shall become effective as set forth herein and in such certificate. The time the Chrysler Merger becomes effective is referred to herein as the "Effective Time."

    Section 2.10. CERTIFICATE OF INCORPORATION. Upon the formation of Chrysler Merger Sub, its Certificate of Incorporation shall be substantially in the form of Exhibit C hereto (the "Chrysler Merger Sub Charter"), and such Chrysler Merger Sub Charter will continue to be in effect immediately prior to the Effective Time. The Chrysler Merger Sub Charter shall be the Certificate of Incorporation of the U.S. Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the DGCL and such Certificate of Incorporation.

    Section 2.11. BY-LAWS. DaimlerChrysler AG, Daimler-Benz and Chrysler will take all action necessary to ensure that the By-laws of Chrysler Merger Sub, substantially in the form of Exhibit D hereto (the "Chrysler Merger Sub By-laws"), will be in effect immediately prior to the Effective Time. The Chrysler Merger Sub By-laws shall be the By-laws of the U.S. Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the DGCL, the Amended and Restated Chrysler Merger Sub Charter and such By-laws.

    Section 2.12. OFFICERS. The officers of Chrysler Merger Sub immediately prior to the Effective Time, who shall be reasonably acceptable to Chrysler and Daimler-Benz, shall be the officers of the U.S. Surviving Corporation, and such individuals shall serve until their successors shall have been elected and shall qualify.

    Section 2.13. BOARD OF DIRECTORS. The directors of Chrysler Merger Sub immediately prior to the Effective Time, who shall be reasonably acceptable to Chrysler and Daimler-Benz, shall be the directors of the U.S. Surviving Corporation, and such individuals shall serve until their successors shall have been elected and shall qualify.

    Section 2.14.  OPTION TO ISSUE DAIMLERCHRYSLER AMERICAN DEPOSITARY
SHARES. If for any reason relating to the listing of DaimlerChrysler Ordinary Shares on the NYSE or to the implementation of procedures for transfer, registration, voting or payment of dividends with respect to DaimlerChrysler Ordinary Shares in the United States, Daimler-Benz and Chrysler jointly determine that it is more practical and desirable from a market point of view for DaimlerChrysler AG to cause DaimlerChrysler ADSs to be issued to the U.S. holders of Chrysler Common Stock, then DaimlerChrysler AG shall cause DaimlerChrysler ADSs to be issued to U.S. holders of Chrysler Common Stock in complete satisfaction of its obligations under this Article II. If Daimler-Benz and Chrysler make the requisite determination under this Section then all references in this Article II to DaimlerChrysler Ordinary Shares issuable to U.S. Persons shall mean DaimlerChrysler ADSs.

                                  ARTICLE III

                              DAIMLER-BENZ MERGER

    Section 3.1. DAIMLER-BENZ MERGER. As soon as practicable following the date hereof, DaimlerChrysler AG and Daimler-Benz shall enter into a merger agreement pursuant to Section 5 of the German Transformation Act (UMWANDLUNGSGESETZ) which shall be in form and substance reasonably satisfactory to Daimler-Benz and Chrysler (the "German Merger Agreement"). In accordance with the German Merger Agreement, the German Stock Corporation Law (AKTIENGESETZ) and the German Transformation Act (UMWANDLUNGSGESETZ) (the "German Stock Corporation Law (AKTIENGESETZ)" and, together with the German Transformation Act (UMWANDLUNGSGESETZ), the "GSCL"), Daimler-Benz shall be merged with and into DaimlerChrysler AG (the "Daimler-Benz Merger"), and DaimlerChrysler AG shall be the surviving corporation in the Daimler-Benz Merger (the "German Surviving Corporation"). As a consequence of the Daimler-Benz Merger, the corporate existence of Daimler-Benz will cease and DaimlerChrysler AG will succeed to all rights, assets, liabilities and obligations of Daimler-Benz in accordance with the GSCL.

    Section 3.2. DAIMLER-BENZ MERGER CLOSING. As soon as possible following the U.S. Share Exchange, the Daimler-Benz Merger shall be effected in accordance with applicable law by registering the merger with the commercial registers (HANDELSREGISTER) for Daimler-Benz and DaimlerChrysler AG, and the parties shall make all other filings and recordings required under the GSCL. The time the Daimler-Benz Merger becomes effective is hereinafter referred to as the "German Effective Time."

    Section 3.3. CONVERSION OF DAIMLER-BENZ ORDINARY SHARES AND DAIMLER-BENZ ADSS IN THE DAIMLER-BENZ MERGER. At the German Effective Time, by virtue of the Daimler-Benz Merger and without any action on the part of the holder of any Daimler-Benz Ordinary Shares, the stockholders of Daimler-Benz (other than Daimler-Benz or DaimlerChrysler AG) shall automatically become stockholders of DaimlerChrysler AG. Each Daimler-Benz Ordinary Share shall embody solely the right to receive that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio in exchange for such Daimler-Benz Ordinary Share, and each Daimler-Benz ADS shall embody solely the right to receive that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio in exchange for such Daimler-Benz ADS (such exchange ratio being referred to herein as the "Daimler-Benz Merger Exchange Ratio" and the DaimlerChrysler Ordinary Shares to be issued in the Daimler-Benz Merger are referred to herein as the "Daimler-Benz Merger Consideration"). No holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs will be entitled to receive fractional DaimlerChrysler Ordinary Shares pursuant to this Section 3.3, and if any such holder would otherwise be so entitled then he, she or it will receive cash in lieu of such fractional share, the amount of which shall be determined in accordance with Section 3.10.

    Section 3.4.  EXCHANGE OF DAIMLER-BENZ ADSS.

    (a) EXCHANGE PROCEDURES. DaimlerChrysler AG shall instruct the designated exchange agent for accepting Daimler-Benz ADSs and exchanging therefor the DaimlerChrysler Ordinary Shares (the "German Exchange Agent") to mail to each former holder of record of Daimler-Benz ADSs entitled to receive the Daimler-Benz Merger Consideration pursuant to Section 3.3 a form of letter of transmittal which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing Daimler-Benz ADSs ("Old Daimler-Benz ADRs") to the German Exchange Agent and instructions for use in effecting the surrender to the German Exchange Agent of Old Daimler-Benz ADRs in exchange for DaimlerChrysler Ordinary Shares. The letter of transmittal shall contain such other terms and conditions as DaimlerChrysler AG specifies. Upon surrender of an Old Daimler-Benz ADR to the German Exchange Agent, together with a letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other documents reasonably required by the German Exchange Agent or DaimlerChrysler AG, (i) the holder of such Old Daimler-Benz ADR shall be entitled to receive in exchange therefor (x) a share certificate registered in the name of such holder representing the number of whole DaimlerChrysler Ordinary Shares and cash in lieu of any fractional DaimlerChrysler Ordinary Share into which the shares previously represented by such Old Daimler-Benz ADR shall have been converted at the German Effective Time and (y) if applicable, a check payable to such holder representing the payment of any dividends and distributions pursuant to Section 3.4(b), and (ii) such Old Daimler-Benz ADR shall forthwith be cancelled. If any cash is to be paid to, or any certificate representing DaimlerChrysler Ordinary Shares is to be issued in the name of, a person other than the person in whose name the Old Daimler-Benz ADR so surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance that the Old Daimler-Benz ADR so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the payment of cash to, or the issuance of a certificate representing DaimlerChrysler Ordinary Shares in the name of, a person other than the registered holder of the Old Daimler-Benz ADR so surrendered or shall establish to the satisfaction of DaimlerChrysler AG that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.4, each Old Daimler-Benz ADR shall, at and after the German Effective Time, represent for all purposes only the right to receive DaimlerChrysler Ordinary Shares, cash in lieu of any fractional DaimlerChrysler Ordinary Share and any dividends and distributions as provided in Section 3.4(b), if any.

    (b) DIVIDENDS; DISTRIBUTIONS. No dividends or other distributions declared after the German Effective Time on DaimlerChrysler Ordinary Shares and payable to the holders of record thereof after the German Effective Time shall be paid to the holder of any unsurrendered Old Daimler-Benz ADR with respect to which the

DaimlerChrysler Ordinary Shares shall have been issued in the Daimler-Benz Merger until such Old Daimler-Benz ADRs shall be surrendered as provided herein, but (i) upon such surrender there shall be paid to the person in whose name the certificate representing such DaimlerChrysler Ordinary Shares shall be issued and registered the amount of dividends theretofore paid with respect to such whole DaimlerChrysler Ordinary Shares as of any date subsequent to the German Effective Time, and (ii) at the appropriate payment date or as soon as practicable thereafter, there shall be paid to such person the amount of dividends with a record date after the German Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole DaimlerChrysler Ordinary Shares, subject to any applicable abandoned property, escheat and similar laws. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding Old Daimler-Benz ADRs.

    (c) FINAL SETTLEMENT. From and after the German Effective Time, the holders of Old Daimler-Benz ADRs shall cease to have any rights with respect to the Daimler-Benz ADSs evidenced thereby except as otherwise provided herein or by applicable law. All rights to receive cash, if any, and DaimlerChrysler Ordinary Shares into which Daimler-Benz ADSs shall have been converted pursuant to this
Article III shall be deemed to have been paid or issued, as the case may be, in full satisfaction of all rights pertaining to such Daimler-Benz ADSs.

    (d) TRANSFER BOOKS. After the German Effective Time, there shall be no further registration of transfers on the transfer books of the relevant depositary banks of Daimler-Benz ADSs which were outstanding immediately prior to the German Effective Time. If, after the German Effective Time, Old Daimler-Benz ADRs are presented to the relevant depositary, they shall be cancelled and exchanged for cash or certificates representing DaimlerChrysler Ordinary Shares, or both, in accordance with the procedures set forth in this
Article III.

    (e) TERMINATION OF MERGER EXCHANGE FUND. Any portion of DaimlerChrysler Ordinary Shares or distributions payable pursuant to Section 3.4(b) that remains undistributed to the holders of the Old Daimler-Benz ADRs one year after the German Effective Time shall be delivered to a depositary bank designated by DaimlerChrysler AG, upon demand by DaimlerChrysler AG, whereupon such depositary bank shall hold such remaining portion on behalf of holders of unsurrendered Old Daimler-Benz ADRs, and any holders of the Old Daimler-Benz ADRs who have not theretofore complied with this Section 3.4 shall thereafter look only to DaimlerChrysler AG for payment of their claim for the Daimler-Benz Merger Consideration and any dividends or distributions with respect to DaimlerChrysler Ordinary Shares. Such depositary bank shall maintain an office in the City of New York where holders of Old Daimler-Benz ADRs may comply with this Article III.

    Section 3.5. AFFILIATES LETTER. Notwithstanding anything to the contrary contained herein, for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations, no DaimlerChrysler Ordinary Shares shall be delivered to a person who is an affiliate of Daimler-Benz for purposes of qualifying the transactions contemplated hereby unless such person has executed and delivered an agreement in the form of Exhibit B-2 or unless Chrysler and Daimler-Benz shall have determined that the transactions contemplated by this Restated Agreement will not be accounted for as a "pooling-of-interests" under US GAAP because of other circumstances.

    Section 3.6. TREATMENT OF DAIMLER-BENZ STOCK PLANS. (a) Upon effectiveness of the Daimler-Benz Merger, all outstanding Daimler-Benz Employee Stock Options will become stock options of DaimlerChrysler AG in accordance with Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ) (or such other instruments as shall meet the requirements of such Section 23 and shall be agreed to by Chrysler and Daimler-Benz), and from and after the date of the effectiveness of the Daimler-Benz Merger shall be convertible into DaimlerChrysler Ordinary Shares (rather than Daimler-Benz Ordinary Shares) in accordance with their terms; PROVIDED that the number of whole DaimlerChrysler Ordinary Shares subject to each such Daimler-Benz Employee Stock Option shall equal the number of Daimler-Benz Ordinary Shares subject thereto multiplied by the Daimler-Benz Merger Exchange Ratio and the per share exercise price thereof shall be divided by the Daimler-Benz Merger Exchange Ratio.

    (b) Daimler-Benz agrees to take all actions (including, but not limited to, adopting all required amendments) with respect to (i) all compensation and benefit plans and arrangements and (ii) all awards outstanding under such plans or arrangements, in each case that are required to enable the transactions contemplated by this Restated Agreement to be accounted for as a "pooling-of-interests" under APB No. 16.

    Section 3.7. TREATMENT OF DAIMLER-BENZ NEWS. Upon effectiveness of the Daimler-Benz Merger, all Warrants which are convertible into newly issued Daimler-Benz Ordinary Shares will become Warrants of DaimlerChrysler AG in accordance with Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ) and, from and after the date of effectiveness of the Daimler-Benz Merger, will entitle the holder thereof to purchase DaimlerChrysler Ordinary Shares (rather than Daimler-Benz Ordinary Shares) in accordance with their terms. With respect to the Warrants which are convertible into outstanding Daimler-Benz Ordinary Shares, DaimlerChrysler AG and Daimler-Benz will take all actions necessary to ensure that such Warrants will be convertible, as of the effectiveness of the Daimler-Benz Merger, into DaimlerChrysler Ordinary Shares (rather than Daimler-Benz Ordinary Shares) in accordance with the terms of the Warrants and Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ).

    Section 3.8. TREATMENT OF DAIMLER-BENZ SUBORDINATED MANDATORY CONVERTIBLE NOTES. Upon the effectiveness of the Daimler-Benz Merger, the 5 3/4% Subordinated Mandatory Convertible Notes due June 14, 2002 (the "Notes"), including Notes represented by American Depositary Notes ("ADNs") and DM Book Entry Securities ("DM BESs"), issued by Daimler-Benz will become Notes of DaimlerChrysler AG in accordance with Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ) and, from and after the date of effectiveness of the Daimler-Benz Merger, will be convertible into DaimlerChrysler Ordinary Shares (rather than Daimler-Benz Ordinary Shares) in accordance with their terms. DaimlerChrysler AG and Daimler-Benz will take all actions necessary to ensure that the ADNs and DM BESs will be convertible, as of the effectiveness of the Daimler-Benz Merger, into DaimlerChrysler Ordinary Shares (rather than Daimler-Benz ADSs) in accordance with their terms and Section 23 of the German Transformation Act (UMWANDLUNGSGESETZ).

    Section 3.9. ANTIDILUTION PROTECTION FOR DAIMLER-BENZ MERGER EXCHANGE RATIO. If, between the date of this Restated Agreement and the German Effective Time, the outstanding DaimlerChrysler Ordinary Shares, Daimler-Benz Ordinary Shares or shares of Chrysler Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination, or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Daimler-Benz Merger Exchange Ratio shall be appropriately adjusted to provide to the holders of Daimler-Benz Ordinary Shares the same economic effect as contemplated by this Restated Agreement prior to such event.

    Section 3.10.  TREATMENT OF FRACTIONAL SHARES.

    (a) (i) As promptly as practicable following the Effective Time, the U.S. Exchange Agent will determine the excess of (x) the aggregate number of DaimlerChrysler Ordinary Shares delivered to the U.S. Exchange Agent over (y) the aggregate number of whole DaimlerChrysler Ordinary Shares to be distributed in connection with the Chrysler Merger (such excess being referred to herein as the "Chrysler Merger Excess Shares"). Following the Effective Time the U.S. Exchange Agent will, on behalf of the former stockholders of Chrysler, sell the Chrysler Merger Excess Shares at then-prevailing prices on the New York Stock Exchange (the "NYSE") in the manner provided in Section 3.10(b);

    (ii) As promptly as practicable following the Daimler-Benz Exchange Offer Expiration Date, the Daimler-Benz Exchange Agent will determine the excess of
(x) the aggregate number of DaimlerChrysler Ordinary Shares delivered to the Daimler-Benz Exchange Agent over (y) the aggregate number of whole DaimlerChrysler Ordinary Shares to be distributed in connection with the Daimler-Benz Exchange Offer (such excess being referred to herein as the "Daimler-Benz Exchange Offer Excess Shares"). Following the Daimler-Benz Exchange Offer Expiration Date the Daimler-Benz Exchange Agent will, on behalf of the former stockholders of Daimler-Benz who tendered their Daimler-Benz Ordinary Shares or Daimler-Benz ADSs in the Daimler-Benz Exchange Offer, sell the Daimler-Benz Exchange Offer Excess Shares at then-prevailing prices on the NYSE or the Frankfurt Stock Exchange (the "FSE") in the manner provided in 3.10(b); and

    (iii) As promptly as practicable following the German Effective Time, the German Exchange Agent will determine the excess of (x) the aggregate number of DaimlerChrysler Ordinary Shares delivered to the German Exchange Agent over (y) the aggregate number of whole DaimlerChrysler Ordinary Shares to be distributed in connection with the Daimler-Benz Merger (such excess being referred to herein as the "Daimler-Benz Merger Excess Shares"). Following the German Effective Time the German Exchange Agent will, on behalf of the former stockholders of Daimler-Benz remaining after the Daimler-Benz Exchange Offer, sell the Daimler-Benz Merger Excess Shares at then-prevailing prices on the NYSE or the FSE in the manner provided in Section 3.10(b). As used in this Section 3.10, "Exchange Agent" means the U.S. Exchange Agent, the Daimler-Benz Exchange Agent or the German Exchange Agent as the context requires. As used in this Section 3.10, "Excess Shares" means the Chrysler Merger Excess Shares, the Daimler-Benz Exchange Offer Excess Shares or the Daimler-Benz Merger Excess Shares as the context requires.

    (b) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE or the FSE, as the case may be, through one or more member firms and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time, the Daimler-Benz Exchange Offer Expiration Date or the German Effective Time, as the case may be, as, in its sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, the Exchange Agent will hold such proceeds in trust for such holders (the "Common Shares Trust"). All commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of Excess Shares shall be paid by Chrysler with respect to the Chrysler Merger Excess Shares and by DamilerChrysler AG with respect to the Daimler-Benz Exchange Offer Excess Shares and the Daimler-Benz Merger Excess Shares (and none of these parties shall directly or indirectly be reimbursed by any other party for such payments). The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, is entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, is entitled (after taking into account all such shares held at the Effective Time, the Daimler-Benz Exchange Offer Expiration Date or the German Effective Time, as the case may be, by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, are entitled pursuant to the Chrysler Merger, the Daimler-Benz Exchange Offer or the Daimler-Benz Merger, as the case may be.

    (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be, with respect to fractional share interests, the Exchange Agent will make available such amounts to such holders.

    Section 3.11. WITHHOLDING TAXES. DaimlerChrysler AG shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Restated Agreement to any holder of Daimler-Benz Ordinary Shares or the Old Daimler-Benz ADRs such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld by DaimlerChrysler AG, such withheld amounts shall be treated for all purposes of this Restated Agreement as having been paid to the holder of Daimler-Benz Ordinary Shares or the Old Daimler-Benz ADRs in respect of which such deduction and withholding was made by DaimlerChrysler AG.

    Section 3.12. SINGAPORE DEPOSITARY SHARES. Singapore Depositary Shares representing Daimler-Benz Ordinary Shares shall for all purposes under this Restated Agreement be treated in the same manner as Daimler-Benz ADSs. DaimlerChrysler AG and Daimler-Benz shall make appropriate arrangements with the depositary bank for the Singapore Depositary Shares to fully effect this result.

    Section 3.13.  OPTION TO ISSUE DAIMLERCHRYSLER AMERICAN DEPOSITARY
SHARES. If for any reason relating to the listing of DaimlerChrysler Ordinary Shares on the NYSE or to the implementation of procedures for transfer, registration, voting or payments of dividends with respect to DaimlerChrysler Ordinary Shares in the United States, Daimler-Benz and Chrysler jointly determine that it is more practical and desirable from a market point of view for DaimlerChrysler AG to cause DaimlerChrysler ADSs to be issued to the U.S. holders of Daimler-Benz ADSs and Daimler-Benz Ordinary Shares then DaimlerChrysler AG shall cause DaimlerChrysler ADSs to be issued to U.S. Persons holding Daimler-Benz ADSs and Daimler-Benz Ordinary Shares in complete satisfaction of its obligations under this Article III. If Daimler-Benz and Chrysler make the requisite determination under this Section then all references in this Article III to DaimlerChrysler Ordinary Shares issuable to U.S. Persons shall mean DaimlerChrysler ADSs.

                                   ARTICLE IV

             DAIMLERCHRYSLER AG GOVERNANCE AFTER THE EFFECTIVE TIME

    Section 4.1.  DAIMLERCHRYSLER AG GOVERNANCE AFTER EFFECTIVE
TIME. Daimler-Benz, Chrysler and DaimlerChrysler AG agree that after the Effective Time, DaimlerChrysler AG shall have a corporate governance structure reflecting that the transactions contemplated herein are a merger of equals. Without the intention to interfere with the rights and powers of DaimlerChrysler's Shareholders meeting, Supervisory Board and the Management Board (VORSTAND) and subject to Section Section 95 ET SEQ., Section 84 of the German Stock Corporation Law and Section Section 6 ET SEQ. of the Co-determination Law of 1976, they will recommend to their respective shareholders and organizational bodies the following:

    (a) DAIMLERCHRYSLER AG ARTICLES OF ASSOCIATION (SATZUNG) AND MANAGEMENT BOARD (VORSTAND) RULES OF PROCEDURE (GESCHAFTSORDNUNG). The Articles of Association (SATZUNG) of DaimlerChrysler AG and the Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) of DaimlerChrysler AG, in each case, following the Effective Time, shall be in form and substance reasonably acceptable to Daimler-Benz and Chrysler.

    (b) DAIMLERCHRYSLER AG SUPERVISORY BOARD. Until the DaimlerChrysler AG Supervisory Board has to be composed in accordance with the Co-determination Law of 1976, the DaimlerChrysler AG Supervisory Board shall be composed of twelve members representing the shareholders, six of whom shall have been recommended, immediately prior to the Effective Time, by Daimler-Benz from the then-current non-employee representative members (ANTEILSEIGNERVERTRETER) of the Supervisory Board of Daimler-Benz and six of whom shall have been recommended, immediately prior to the Effective Time, by Chrysler from the then-current outside members of the Board of Directors of Chrysler. For the period thereafter, the DaimlerChrysler AG Supervisory Board shall consist of twenty members (Section 7 of the Co-determination Law of 1976); five of the members of the restructured DaimlerChrysler AG Supervisory Board shall have been recommended by Daimler-Benz from non-employee representative members (ANTEILSEIGNERVERTRETER) of the Supervisory Board of Daimler-Benz and five of the members shall have been recommended by Chrysler from the outside members of the Board of Directors of Chrysler.

    (c) CHAIRMAN OF THE SUPERVISORY BOARD (AUFSICHTSRAT). For a period of not less than two years following the Effective Time, the current Chairman of Daimler-Benz's Supervisory Board (AUFSICHTSRAT) shall continue to be Chairman of the DaimlerChrysler AG Supervisory Board.

    (d) COMPOSITION OF DAIMLERCHRYSLER AG MANAGEMENT BOARD (VORSTAND). The Management Board (VORSTAND) of DaimlerChrysler AG shall consist of 18 members. In general, 50% of such members shall be those designated by Chrysler, and 50% of such members shall be those designated by Daimler-Benz, and there will be two additional members with responsibility for Daimler-Benz's non-automotive businesses. For three years following the Effective Time, Jurgen E. Schrempp and Robert J. Eaton shall be the Co-CEOs and Co-Chairmen (VORSTANDSVORSITZENDE) of the Management Board (VORSTAND) of DaimlerChrysler AG and members of the Office of the Chairmen of DaimlerChrysler AG. If any person designated as a member of the Office of the Chairman or the Management Board of DaimlerChrysler AG ceases to be a full-time employee of either Chrysler or Daimler-Benz at or before the Effective Time, Daimler-Benz, in the case of any such employee of Daimler-Benz on the date hereof or any such employee to be designated by Daimler-Benz, or Chrysler, in the case of any such employee of Chrysler on the date hereof or any such employee to be designated by Chrysler, shall designate another person to serve in such person's stead.

    Section 4.2. INTEGRATION COMMITTEE. The DaimlerChrysler AG Management Board (VORSTAND) shall establish an Integration Committee with consultative function which shall consist of the Co-Chairmen of the Management Board of DaimlerChrysler AG, who shall also serve as Co-Chairmen of the Integration Committee, and 12 or more members (including such Co-Chairmen), 50% of which shall be designated by Chrysler and 50% of which shall be designated by Daimler-Benz.

    Section 4.3. OPERATIONAL HEADQUARTERS. Following the Effective Time, DaimlerChrysler AG shall maintain two operational headquarters: one located at the current headquarters of Daimler-Benz, and one located at the current headquarters of Chrysler.

    Section 4.4. LANGUAGE. Following the Effective Time, English shall be the official language for the management of DaimlerChrysler AG.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

    Except as set forth in the Daimler-Benz Disclosure Schedule or as disclosed in the Daimler-Benz Pre-Agreement Filings or as otherwise contemplated by this Restated Agreement, Daimler-Benz hereby represents and warrants to Chrysler and except as set forth in the Chrysler Disclosure Schedule or as disclosed in the Chrysler Pre-Agreement Filings or as otherwise contemplated by this Restated Agreement, Chrysler hereby represents and warrants to Daimler-Benz, in each case as set forth in this Article V, with the party making such representations and warranties being referred to as the "Representing Party." Notwithstanding the foregoing, any representation or warranty which expressly refers to Daimler-Benz or Chrysler is being made solely by Daimler-Benz or Chrysler, as the case may be.

    Section 5.1. CORPORATE ORGANIZATION. The Representing Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect. The Representing Party is duly qualified to do business and is in good standing (to the extent the concepts of "qualification to do business" and "good standing" exist) in all jurisdictions where its ownership, operation or leasing of property or assets or the conduct of its business requires it to be so qualified, except in such jurisdictions, if any, where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Representing Party, its Subsidiaries and their respective employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Government Entities which are required for the operation of the businesses of the Representing Party and its Subsidiaries as currently conducted (the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not have a Material Adverse Effect. Chrysler has made available to Daimler-Benz true and complete copies of its Certificate of Incorporation and By-Laws and Daimler-Benz has made available to Chrysler a true and complete copy of its Memorandum and Articles of Association (SATZUNG), Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) and English translations thereof.

    Section 5.2. SUBSIDIARIES. (a) Each Subsidiary of the Representing Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted and is duly qualified to do business and is in good standing (to the extent the concepts of "qualification to do business" and "good standing" exist) in each jurisdiction where its ownership, operation, or leasing of property or the conduct of its business requires such qualification, except in such jurisdictions, if any, where the failure to be so organized, existing, in good standing or qualified would not have a Material Adverse Effect. Each Representing Party has made available to the other Representing Party a copy of the certificate of incorporation, by-laws, Memorandum and Articles of Association (SATZUNG), Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) or other similar documents for each of its Significant Subsidiaries.

    (b) Each Representing Party is, directly or indirectly, the record and beneficial owner of approximately that percentage of the outstanding shares of capital stock of each of its Significant Subsidiaries which is set forth opposite the name of each such Significant Subsidiary in Section 5.2(b) of the Representing Party's Disclosure Schedule. There are no outstanding (i) securities of the Representing Party or any of its Significant Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Representing Party's Significant Subsidiaries, (ii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Significant Subsidiaries, or any obligations of the Representing Party or any of its Significant Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in any of the Representing Party's Significant Subsidiaries, or (iii) obligations of the Representing Party or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of the Representing Party's Significant Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. All of the outstanding shares of capital stock of each of the Representing Party's Significant Subsidiaries have been validly issued and are fully paid, non-assessable and free of preemptive rights, and the shares owned, directly or indirectly, by such Representing Party are owned free and clear of all Encumbrances, except for such Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect.

    Section 5.3. CAPITAL STOCK. Section 5.3(a) of the Representing Party's Disclosure Schedule sets forth as of April 30, 1998:

    (i) the number of authorized shares of each class or series of capital stock of the Representing Party;

    (ii) the number of shares of each class or series of capital stock of the Representing Party which are issued and outstanding;

    (iii) the number of shares of each class or series of capital stock which are held in the treasury of such Representing Party;

    (iv) the number of shares of each class or series of capital stock of the Representing Party which are reserved for issuance, indicating each particular reservation; and

    (v) the aggregate number of shares of each class or series of capital stock subject to employee stock options or other rights to purchase or receive capital stock granted under such Representing Party's stock option or other stock based employee or non-employee director benefit plans.

    (b) Promptly following the date hereof, the Representing Party shall furnish a supplement to its Disclosure Schedule setting forth as of a date within 30 days preceding the date of this Restated Agreement the number of shares of each class or series of capital stock of such Representing Party which are subject to employee stock options or other rights to purchase or receive capital stock granted under such Representing Party's stock option or other stock based employee benefit plans, indicating the name of the plan, identifying the employee or director by number (not by name), the date of grant and the exercise price thereof.

    (c) There are no authorized, issued, reserved for issuance or outstanding
(i) shares of capital stock or voting securities of the Representing Party, (ii) securities of the Representing Party convertible into or exchangeable for shares of capital stock or voting securities of the Representing Party, (iii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligation of the Representing Party or any of its Subsidiaries to issue, any shares of capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Representing Party, and (iv) there are no outstanding obligations of the Representing Party to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

    Section 5.4. AUTHORITY. The Representing Party has the corporate power and authority to enter into this Restated Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Restated Agreement by Chrysler and the consummation by Chrysler of the transactions contemplated hereby have been duly authorized by the Board of Directors of Chrysler, and, except for the Chrysler Stockholder Approval, no other corporate action on the part of Chrysler is necessary to authorize this Restated Agreement or the transactions contemplated hereby. The execution, delivery and performance of this Restated Agreement by Daimler-Benz, including the consummation by Daimler-Benz of the transactions contemplated hereby, have been duly authorized by the Management Board (VORSTAND) of Daimler-Benz, and, except for the approval of the Supervisory Board (AUFSICHTSRAT) of Daimler-Benz and the Daimler-Benz Stockholder Approval, no other corporate action on the part of Daimler-Benz is necessary to authorize this Restated Agreement or the transactions contemplated hereby. This Restated Agreement has been duly and validly executed and delivered by the Representing Party and (assuming this Restated Agreement constitutes a valid and binding obligation of the other Representing Party and of DaimlerChrysler AG and assuming the Supervisory Board (AUFSICHTSRAT) approval referred to in the preceding sentence) is a valid and binding agreement of the Representing Party, enforceable against such Representing Party in accordance with its terms.

    Section 5.5. CONSENTS AND APPROVALS; NO VIOLATION. (a) Except where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not prevent or materially delay the consummation of the transactions contemplated hereby or otherwise prevent the Representing Party from performing in all material respects its obligations under this Restated Agreement, or would not individually or in the aggregate have a Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Restated Agreement by the Representing Party and the consummation by such Representing Party of the transactions contemplated hereby.

    (b) Neither the execution, delivery or performance of this Restated Agreement by the Representing Party nor the consummation by such Representing Party of the transactions contemplated hereby, will (i) violate or conflict with any provision of the certificate of incorporation, Memorandum and Articles of Association (SATZUNG), the Management Board (VORSTAND) Rules of Procedure (GESCHAFTSORDNUNG) or by-laws or other similar governing documents of the Representing Party or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Representing Party or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Representing Party or its Subsidiaries or any of their respective properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of the Representing Party or any of its Subsidiaries, or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Representing Party or any of its Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

    Section 5.6. FINANCIAL STATEMENTS; SEC FILINGS. (a) The consolidated balance sheets of the Representing Party and its consolidated Subsidiaries as of December 31, 1996 and December 31, 1997, and the related consolidated statements of earnings cash flows for each of the two fiscal years ended December 31, 1997 and 1996, incorporated by reference in the Annual Reports on Form 10-K in the case of Chrysler and the Annual Reports on Form 20-F in the case of Daimler-Benz for the fiscal years ended December 31, 1997 and 1996, respectively, as filed with the SEC, and the unaudited consolidated balance sheet of Chrysler as of March 30, 1997, and the related unaudited consolidated statements of income and cash flows for the three-month period then ended included in the Quarterly Report on Form 10-Q of Chrysler for the quarterly period ended March 30, 1997, as filed with the SEC, copies of all of which have been made available by each Representing Party to the other (collectively, the "Representing Party's Financial Statements"), complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP applied on a consistent basis, except as reflected in the Representing Party Financial Statements, and present fairly the consolidated financial position of the Representing Party and its consolidated Subsidiaries at the dates and the consolidated results of operations of the Representing Party and its Subsidiaries for the periods stated therein subject, in the case of unaudited interim statements, to normal year-end adjustments. The Representing Party Financial Statements referred to in this Restated Agreement shall be deemed to include any notes to such financial statements.

    (b) Since January 1, 1996, each Representing Party and its Subsidiaries that is required to make filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), has filed with the SEC all forms, reports and documents required to be filed by it pursuant to the Securities Act and the Exchange Act, all of which, as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Each Representing Party has heretofore made available to the other a true and complete copy of each final prospectus and definitive proxy statement filed by it or any of its Subsidiaries with the SEC since January 1, 1996, and each report filed by it or any of its Subsidiaries with the SEC since January 1, 1996 (the documents referred to in clauses (i) and (ii) being hereinafter referred to as the "Representing Party's Filings" and such of the Representing Party's Filings as have been filed on or before the date hereof being referred to as the "Representing Party's Pre-Agreement Filings."). None of the Representing Party's Pre-Agreement Filings as of the respective dates on which they were filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 5.7. ABSENCE OF CHANGES. Except as disclosed in the Representing Party's Pre-Agreement Filings and except as contemplated by this Restated Agreement, since the date of the Representing Party's latest financial statements included in such Representing Party's Pre-Agreement Filings, the Representing Party and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been:

    (a) any Material Adverse Effect;

    (b) any material change in the method of accounting or accounting practice of the Representing Party and its Subsidiaries, other than changes required by US GAAP;

    (c) any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Representing Party or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of such capital stock, other than regular quarterly cash dividends in the case of Chrysler and regular annual cash dividends in the case of Daimler-Benz;

    (d) (i) any increase in the compensation payable or to become payable by the Representing Party or any of its Subsidiaries to any of their respective officers or employees, other than increases in the ordinary course of business and substantially consistent with past practice, increases required by union contracts and increases specifically approved in writing by the other Representing Party or (ii) any increase or modification in any bonus, pension, insurance or other employee benefit, plan, payment or arrangement made to, for or with respect to employees not in the ordinary course of business and consistent with past practice or (iii) entry into or amendment of any employment agreement or other employment arrangement with any employee of the Representing Party or any of its Subsidiaries which employment agreement or amendment provides or may provide compensation and benefits in excess of $1,000,000 to any individual in any 12-month period; or

    (e) any issuance of shares of capital stock other than pursuant to currently outstanding stock options or other similar stock based employee benefit awards.

    Section 5.8. ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities of the Representing Party or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable, that are material to such Representing Party and its Subsidiaries taken as a whole, other than (a) liabilities disclosed or provided for in such Representing Party's Financial Statements, (b) liabilities disclosed in the Representing Party's Filings or disclosed as liabilities on the Representing Party's Disclosure Schedule, (c) liabilities incurred on behalf of the Representing Party in connection with this Restated Agreement and the transactions contemplated hereby, (d) liabilities not required to be disclosed under US GAAP, and (e) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Representing Party's latest financial statements included in such Representing Party's Pre-Agreement Filings, none of which, either individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

    Section 5.9. LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Representing Party, threatened against such Representing Party or any of its Subsidiaries or any of their respective assets before any Governmental Entity which, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect. Neither the Representing Party nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which reasonably has had or could be expected to have a Material Adverse Effect.

    Section 5.10. TAXES. (a) The Representing Party and each of its Subsidiaries have timely filed or caused to be filed (or there has been timely filed on their behalf) or will timely file or cause to be filed all income Tax Returns and all other material Tax Returns required by applicable law to be filed on or prior to the date hereof, or requests for extensions to file such Tax Returns have been filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. All such Tax Returns are complete and accurate in all material respects, except to the extent that such failures to be complete or accurate individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Representing Party and each of its Subsidiaries have paid (or there has been paid on their behalf) all Taxes shown as due on such Tax Returns, and the most recent Representing Party's Financial Statements contained in the Representing Party's Filings reflect an adequate reserve in accordance with US GAAP for all Taxes payable by the Representing Party and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except for inadequately reserved Taxes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. No deficiencies for any Tax have been proposed in writing, asserted or assessed, in each case by any taxing authority, against the Representing Party or any of its Subsidiaries for which there are not adequate reserves, except for deficiencies that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

    (b) Except as contemplated by Sections 2.6, 3.6 and 8.2 of this Restated Agreement, any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Restated Agreement by any employee, officer or director of Chrysler or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

    Section 5.11. EMPLOYEE BENEFIT PLANS. (a) As soon as practicable (but in any event within 30 business days) following the date hereof, each Representing Party shall provide the other with a true and complete list of each material deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each material profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by the Representing Party or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Representing Party would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Representing Party or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Representing Party or any of the Representing Party's Subsidiaries and whether or not subject to ERISA (with respect to a Representing Party, the "Plans").

    (b) Each Plan has been administered and operated in compliance with its terms and applicable law in all material respects, including, without limitation, in accordance with the Code and ERISA and the comparable provisions of any foreign law.

    (c) There are no liabilities of the Representing Party or any ERISA Affiliate with respect to any Plan, other than (i) liabilities disclosed or provided for in such Representing Party's Financial Statements and (ii) liabilities none of which, either individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

    Section 5.12. LABOR AND EMPLOYMENT MATTERS. (a) Except as contemplated by Sections 2.6, 3.6 and 8.2 of this Restated Agreement and except for employment agreements and other arrangements which do not require the payment of more than $200,000 per person, as soon as practicable (but in any event within 30 business days) following the date hereof, each Representing Party shall provide the other with a true and complete list of each employment agreement or any other arrangement or understanding with any employee that provides for the payment of any consideration (including severance pay) by such Representing Party or any of its Subsidiaries to such person as a result of the consummation of any of the transactions contemplated by this Restated Agreement, either alone or in conjunction with the termination of such person's employment.

    (b) (i) Except as disclosed by a Representing Party in writing as soon as practicable (but in any event within 30 business days) following the date hereof, neither the Representing Party nor any of its Subsidiaries is a party to, or bound by, any material collective bargaining agreement or other material contract, agreement, arrangement or understanding with a labor union or labor organization; (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no (1) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Representing Party, threatened against the Representing Party or its Subsidiaries; (2) activity or proceeding by a labor union or representative thereof to organize any employees of the Representing Party or any of its Subsidiaries; or (3) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees; and (iii) since December 31, 1997, there has not been any adoption or amendment in any material respect by the Representing Party or any of its Subsidiaries of any material collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor organization. Each of the Representing Party and its Subsidiaries is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

    Section 5.13. INFORMATION PROVIDED BY REPRESENTING PARTY. None of the information provided or to be provided by the Representing Party specifically for inclusion or incorporation by reference in (a) the F-4 Registration Statement will at the date the F-4 Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus is first mailed to the Representing Party's stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (c) the Exchange Offer Documents will, at the time of commencement of the Daimler-Benz Exchange Offer or at the time of the expiration date of the Daimler-Benz Exchange Offer, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (d) the merger report to be prepared pursuant to Section 8 of the German

Transformation Act (UMWANDLUNGSGESETZ) in connection with the Daimler-Benz Merger will, at the time the merger report is made available to the stockholders of Daimler-Benz in connection with the Daimler-Benz Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by a Representing Party with respect to any statements made in the F-4 Registration Statement, the Proxy Statement/Prospectus or the Exchange Offer Documents based on information provided by or on behalf of the other Representing Party for inclusion or incorporation by reference in such documents or with respect to information incorporated by reference in such documents from any of the other Representing Party's Filings. Daimler-Benz represents and warrants to Chrysler that the F-4 Registration Statement and the Exchange Offer Documents will comply as to form with all applicable provisions of law. Chrysler represents and warrants to Daimler-Benz that the Proxy Statement/Prospectus will comply as to form with all applicable provisions of law.

    Section 5.14. OWNERSHIP OF CAPITAL STOCK. To the knowledge of the Representing Party, neither the Representing Party nor any of its affiliates beneficially owns, directly or indirectly, any capital stock of the other Representing Party or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the other Representing Party.

    Section 5.15. VOTING REQUIREMENTS. (a) Chrysler represents and warrants to Daimler-Benz that the affirmative vote at the Chrysler Stockholders Meeting, which shall become effective upon consummation of the Daimler-Benz Exchange Offer (the "Chrysler Stockholder Approval"), of the holders of a majority of all outstanding shares of Chrysler Common Stock is the only vote of holders of any class or series of Chrysler capital stock necessary to approve and adopt this Restated Agreement and the transactions contemplated hereby, including the Chrysler Merger.

    (b) Daimler-Benz represents and warrants to Chrysler that the affirmative votes at the Daimler-Benz Stockholders Meeting (the "Daimler-Benz Stockholder Approval") of the holders of 75% of the Daimler-Benz Ordinary Shares represented at the Daimler-Benz Stockholders Meeting to approve and adopt (i) this Restated Agreement and the transactions contemplated hereby, including the Daimler-Benz Exchange Offer, and (ii) the Daimler-Benz Merger are the only votes of the holders of any class or series of Daimler-Benz capital stock necessary for the consummation of the transactions contemplated by this Restated Agreement.

    Section 5.16. ACCOUNTING MATTERS. To its knowledge neither the Representing Party nor any of its affiliates (as such term is used in Section 9.10) has taken or agreed to take any action that would prevent the transactions contemplated by this Restated Agreement from being accounted for as a "pooling-of-interests" under APB No. 16 and the Representing Party has no reason to believe that such transactions will not qualify for "pooling-of-interests" accounting treatment under APB No. 16.

    Section 5.17. OPINION OF FINANCIAL ADVISORS. Chrysler represents and warrants to Daimler-Benz that Chrysler has received the opinion of CSFB, to the effect that, as of May 7, 1998, the U.S. Exchange Ratio is fair from a financial point of view to the holders of shares of Chrysler Common Stock (other than Daimler-Benz and its affiliates). Daimler-Benz represents and warrants to Chrysler that Daimler-Benz has received the opinion of Goldman Sachs, to the effect that, as of May 7, 1998, the Daimler-Benz Exchange Ratio pursuant to this Restated Agreement is fair from a financial point of view to the holders of Daimler-Benz Ordinary Shares. For purposes of the opinion as expressed in this Restated Agreement, the term "Daimler-Benz Exchange Ratio" means the Daimler-Benz Exchange Offer Ratio and the Daimler-Benz Merger Exchange Ratio, collectively, after taking into account the Chrysler Merger.

    Section 5.18. FINDERS AND ADVISORS. Except for Goldman Sachs and Deutsche Bank AG, whose fees shall be the sole responsibility of Daimler-Benz, and CSFB, whose fees shall be the sole responsibility of Chrysler, no financial advisor, broker, agent or finder has been retained by either Representing Party in connection with this Restated Agreement or any transaction contemplated hereby, and no such financial advisor, broker, agent or finder is entitled to any fee or other compensation on account of this Restated Agreement or any transaction contemplated hereby.

    Section 5.19. STATE TAKEOVER STATUTES; STOCKHOLDER RIGHTS PLAN. (a) Chrysler represents and warrants to Daimler-Benz that its Board of Directors has taken all action necessary to ensure that Section 203 of the DGCL does not apply to this Restated Agreement and the transactions contemplated hereby.

    (b) Chrysler represents and warrants to Daimler-Benz that its Board of Directors has amended the Rights Agreement, dated as of February 5, 1998, between Chrysler and First Chicago Trust Company of New York (the "Chrysler Rights Agreement") to render it inapplicable to the transactions contemplated by this Restated Agreement.

                                   ARTICLE VI

               DAIMLERCHRYSLER AG REPRESENTATIONS AND WARRANTIES

    DaimlerChrysler AG represents and warrants to Chrysler as follows:

    Section 6.1. CORPORATE ORGANIZATION. DaimlerChrysler AG is an
AKTIENGESELLSCHAFT duly incorporated and validly existing under the laws of the Federal Republic of Germany and has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted.

    Section 6.2. CAPITAL STOCK. As of the date hereof, (a) 20,000 DaimlerChrysler Ordinary Shares were issued and outstanding and owned by Sal. Oppenheim jr. & Cie.; and (b) no other shares of capital stock were issued or outstanding. Except as set forth in this Section 6.2, (1) there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of DaimlerChrysler AG, (ii) any securities of DaimlerChrysler AG convertible into or exchangeable or exercisable for shares of capital stock or voting securities of DaimlerChrysler AG, or (iii) any warrants, calls, options or other rights to acquire from DaimlerChrysler AG, or any obligation of DaimlerChrysler AG to issue, any capital stock, voting securities or securities convertible into or exchangeable for or exercisable for capital stock or voting securities of DaimlerChrysler AG, and (2) there are no outstanding obligations of DaimlerChrysler AG to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

    Section 6.3. AUTHORITY. DaimlerChrysler AG has the corporate power and authority to enter into this Restated Agreement and to carry out its obligations hereunder. The execution and delivery and, subject to completion of the actions to be performed pursuant to Section 9.16, the performance of this Restated Agreement by DaimlerChrysler AG and the consummation by DaimlerChrysler AG of the transactions contemplated hereby have been duly authorized by the general meeting of stockholders (HAUPTVERSAMMLUNG) of DaimlerChrysler AG, by the Supervisory Board (AUFSICHTSRAT) of DaimlerChrysler AG and by the Management Board (VORSTAND) of DaimlerChrysler AG, and no other corporate action on the part of DaimlerChrysler AG is necessary to authorize this Restated Agreement or the transactions contemplated hereby. This Restated Agreement has been duly and validly executed and delivered by DaimlerChrysler AG and (assuming this Restated Agreement constitutes a valid and binding obligation of Daimler-Benz and Chrysler and, upon the actions required by Section 9.16 being taken) is a valid and binding agreement of DaimlerChrysler AG, enforceable against DaimlerChrysler AG in accordance with its terms. DaimlerChrysler AG has made available to Daimler-Benz and Chrysler true and complete copies of its Memorandum and Articles of Association (SATZUNG) and an English translation thereof.

    Section 6.4. CONSENTS AND APPROVALS; NO VIOLATION. (a) Except where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not prevent or delay the consummation of the transactions contemplated hereby or otherwise prevent DaimlerChrysler AG from performing its obligations under this Restated Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Restated Agreement by DaimlerChrysler AG and the consummation by DaimlerChrysler AG of the transactions contemplated hereby.

    (b) Neither the execution, delivery or performance of this Restated Agreement by DaimlerChrysler AG nor the consummation by DaimlerChrysler AG of the transactions contemplated hereby, will (i) violate or conflict with any provision of the Memorandum and Articles of Association (SATZUNG) of DaimlerChrysler AG, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which DaimlerChrysler AG is a party or by which it or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to DaimlerChrysler AG or any of its respective properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of DaimlerChrysler AG, or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for DaimlerChrysler AG to conduct its business as currently conducted.

    Section 6.5. INFORMATION PROVIDED BY DAIMLERCHRYSLER AG. None of the information provided or to be provided by DaimlerChrysler AG specifically for inclusion or incorporation by reference in (a) the F-4 Registration Statement will, at the date the F-4 Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus is first mailed to the Chrysler stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (c) the report to be prepared pursuant to Section 183(3) of the German Stock Corporation Law (AKTIENGESETZ) in connection with the U.S. Share Exchange will, at the time of delivery of the report to the commercial register, and the report to be prepared pursuant to Section 52(3) of the German Stock Corporation Law (AKTIENGESETZ) in connection with the U.S. Share Exchange will, at the time of its presentation to the general meeting of stockholders of DaimlerChrysler AG, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (d) the Exchange Offer Documents will, at the time of commencement of the Daimler-Benz Exchange Offer or on the Daimler-Benz Exchange Offer Expiration Date, the report to be prepared pursuant to Section 183(3) of the German Stock Corporation Law (AKTIENGESETZ) in connection with the German Share Exchange will, at the time of delivery of the report to the commercial register, and the report to be prepared pursuant to Section 52(3) of the German Stock Corporation Law (AKTIENGESETZ) in connection with the German Share Exchange will, at the time of its presentation to the general meeting of stockholders (HAUPTVERSAMMLUNG) of DaimlerChrysler AG and at the time of its filing with the commercial register (HANDELSREGISTER), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by DaimlerChrysler AG with respect to any statements made in the F-4 Registration Statement, the Proxy Statement/Prospectus or the Exchange Offer Documents based on information provided by or on behalf of Chrysler for inclusion or incorporation by reference in such documents or with respect to information incorporated by reference in such documents from any of the Representing Party's Filings. The F-4 Registration Statement and the Exchange Offer Documents will comply as to form with all applicable provisions of law.

    Section 6.6. OWNERSHIP OF CAPITAL STOCK. To the knowledge of DaimlerChrysler AG, neither DaimlerChrysler AG nor any of its Subsidiaries beneficially owns, directly or indirectly, any capital stock of Daimler-Benz or Chrysler or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of Daimler-Benz or Chrysler, other than as contemplated by this Restated Agreement.

    Section 6.7. ACCOUNTING MATTERS. To its knowledge neither DaimlerChrysler AG nor any of its affiliates (as such term is used in Section 9.10) has taken or agreed to take any action that would prevent the transactions contemplated by this Restated Agreement from being accounted for as a "pooling-of-interests" under APB No. 16, and DaimlerChrysler AG has no reason to believe that such transactions will not qualify for "pooling-of-interests" accounting treatment under APB No. 16.

    Section 6.8. NO PRIOR ACTIVITIES. DaimlerChrysler AG was formed solely for the purpose of engaging in the transactions contemplated by this Restated Agreement, has no Subsidiaries and has undertaken no business or activities other than in connection with entering into this Restated Agreement and engaging in the transactions contemplated hereby.

                                  ARTICLE VII

                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

    From the date of this Restated Agreement until the Effective Time, unless the other parties shall agree in writing or except as otherwise contemplated by this Restated Agreement or Section 7 of the Representing Party's Disclosure Schedule, each of the parties hereto shall, and shall cause their respective Subsidiaries to, conduct their respective businesses in the ordinary course substantially consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with customers, suppliers, employees and business partners) and to keep available the services of their present officers and key employees. Without limiting the generality of the foregoing, except as otherwise contemplated by this Restated Agreement or except as contemplated by the agenda published for the annual general meeting of Daimler-Benz, a copy of which has been previously provided by Daimler-Benz, from the date of this Restated Agreement until the Effective Time, without the prior written consent of Chrysler, in the case of any action proposed to be taken by Daimler-Benz or any Subsidiary of Daimler-Benz, or by Daimler-Benz, in the case of any action proposed to be taken by Chrysler or any Subsidiary of Chrysler, or by Chrysler and Daimler-Benz, in the case of any action proposed to be taken by DaimlerChrysler AG (which consent will not be unreasonably withheld or delayed by any party from whom it is requested):

    (a) none of the parties shall, and each shall cause its respective Significant Subsidiaries not to, adopt or propose any amendment to its certificate of incorporation, bylaws, Memorandum and Articles of Association (SATZUNG) or other similar governing documents;

    (b) none of the parties shall, and each shall cause its respective Subsidiaries not to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, except in the case of Chrysler for regular quarterly cash dividends on the outstanding shares of Chrysler Common Stock and in the case of Daimler-Benz for the regular annual cash dividend on the outstanding Daimler-Benz Ordinary Shares of DM 1.60 per Ordinary Share, the Special Distribution and the Rights Offering and except for cash dividends or distributions by a Subsidiary to its parent, (ii) split, combine or reclassify any of its shares of capital stock, or (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such party's or such party's Subsidiary's capital stock, except for (1) the issuance of shares of Chrysler Common Stock by Chrysler and Daimler-Benz Ordinary Shares by Daimler-Benz upon conversion of such party's convertible securities or upon the exercise of stock options or other rights to acquire such party's capital stock, in each case which securities, options and rights are outstanding as of the date hereof and such issuance is made in accordance with the terms of such securities, options and rights in effect on the date of this Restated Agreement; (2) the grant of not more than 100,000 options to purchase shares of Chrysler Common Stock in the ordinary course of business; (3) the issuance of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in connection with the Rights Offering; (4) the issuance of not more than 2 million Daimler-Benz Ordinary Shares pursuant to Daimler-Benz's Employee Share Purchase Program and (5) the issuance by Daimler-Benz of up to a maximum of 10,000,000 Daimler-Benz Ordinary Shares pursuant to The Stock Option Plan of the Daimler-Benz Group (1998);

    (c) none of the parties shall, and each shall cause its respective Subsidiaries not to, repurchase, redeem or otherwise acquire any shares of capital stock or other equity or equity equivalent securities of, or other ownership interests in, such party or such Subsidiary, except that Chrysler may redeem the Chrysler Preferred Stock in accordance with Section 2.7;

    (d) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber or subject to any Encumbrance any shares of its capital stock, any of its other voting securities or any of its securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except as expressly provided in clause (iii) of paragraph (b) above and except for the issuance by Chrysler of Chrysler Common Stock in connection with the Chrysler Stock Issuance as provided in Section 9.3;

    (e) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, merge or consolidate with any other person or acquire a material amount of assets of or make a material investment in or otherwise engage in any similar extraordinary business transaction with any other person, except for transactions in the automotive or automotive finance businesses in which the party or its Subsidiaries are currently engaged;

    (f) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any facility owned or leased by such party or its Subsidiary and material to such party and its Subsidiaries taken as a whole or (ii) any assets or property which are material to such party and its Subsidiaries taken as a whole, except pursuant to existing contracts or commitments (the terms of which have been disclosed to the other party hereto prior to the date hereof);

    (g) none of the parties shall, and none of the parties shall permit any Subsidiary to, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for the obligations of any person for borrowed money, except for indebtedness which will not cause an adverse change in the ratings of the party's or its Subsidiaries' rated debt securities by Standard & Poor's Ratings Services and by Moody's Investor Service, Inc. from those in effect as of the date hereof;

    (h) none of the parties shall, and none of the parties shall permit any of its Subsidiaries to, take any action that would reasonably be expected to cause
(1) the Chrysler Exchange to (a) fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or (b) when integrated with the Daimler-Benz Exchange Offer and taking into account the Daimler-Benz Merger, fail to be treated as a transaction described in Section 351(a) of the Code; (2) the Daimler-Benz Exchange Offer to (a) when integrated with the Chrysler Exchange, fail to be treated as a transaction described in Section 351(a) of the Code or (b) if integrated with the Daimler-Benz Merger, fail to qualify as a reorganization within the meaning of Section 368(a) of the Code; or (3) the Daimler-Benz Exchange Offer or the Daimler-Benz Merger to result in the recognition of any gain or loss by DaimlerChrysler AG, Daimler-Benz or stockholders of Daimler-Benz under German law;

    (i) none of the parties shall, and none of the parties shall permit any of its Significant Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent accounting for the transactions contemplated by this Restated Agreement in accordance with the "pooling of interests" method of accounting under the requirements of APB No. 16;

    (j) none of the parties shall, and none of the parties shall permit any of its Significant Subsidiaries to, take any action that would cause any of the representations and warranties set forth in Article V to be untrue or incorrect in any material respect; and

    (k) none of the parties shall, and none of the parties shall permit any of its Significant Subsidiaries to, authorize, agree or commit to do any of the foregoing.

                                  ARTICLE VIII

                            EMPLOYEE BENEFIT MATTERS

    Section 8.1. DAIMLERCHRYSLER AG RETENTION/PERSONNEL POLICY. In general, and subject to the specific provisions of this Article VIII, Daimler-Benz, Chrysler and DaimlerChrysler AG have agreed that, consistent with the practices of Daimler-Benz and Chrysler, DaimlerChrysler AG will seek to attract and retain superior quality executive, managerial, technical and administrative personnel in every market in which it conducts activities and will generally implement compensation and benefit plans and policies necessary to achieve this objective. It is the specific intention that DaimlerChrysler AG's compensation and benefit programs (including stock options) will be competitive with those provided generally in the U.S. domestic automotive and automotive finance industry and the German automotive and automotive finance industry, respectively, both with respect to the type and variety of programs as well as the level of benefits afforded.

    Section 8.2. BENEFITS. (a) For at least two years following the Effective Time (such period, the "Initial Period"), DaimlerChrysler AG shall provide or cause to be provided to current and former employees and directors of Chrysler and its Subsidiaries and Daimler-Benz and its Subsidiaries compensation and benefits that are at least as favorable in the aggregate as the compensation and benefits they were entitled to receive immediately prior to the Effective Time (including, without limitation, benefits pursuant to pension plans, savings plans, medical plans and programs, lay-off policies, deferred compensation arrangements and retiree benefit plans, policies and arrangements); PROVIDED that, with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining or other labor agreements. DaimlerChrysler AG shall honor, and shall cause its Subsidiaries to honor, pursuant to their terms all employee benefit obligations to current and former employees and directors of Chrysler and Daimler-Benz.

    (b) From and after the Effective Time, DaimlerChrysler AG shall, and shall cause its Subsidiaries to, recognize service with Chrysler and Chrysler's Subsidiaries and Daimler-Benz and Daimler-Benz's Subsidiaries prior to the Effective Time for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits (including, without limitation, subsidized early retirement benefits) and severance) under any benefit plans of DaimlerChrysler AG or its Subsidiaries in which the particular employee or former employee of Chrysler or Daimler-Benz (or their respective Subsidiaries) participates; PROVIDED, HOWEVER, that the foregoing shall not result in any duplication of benefits. From and after the Effective Time, DaimlerChrysler AG shall, and shall cause its Subsidiaries to, recognize any and all out-of-pocket expenses of each employee or former employee of Chrysler and Chrysler's Subsidiaries and Daimler-Benz and Daimler-Benz's Subsidiaries for purposes of determining such employee's, former employee's, beneficiary's and dependent's deductible and copayment expenses.

    (c) Without limiting the generality of the foregoing, for at least two years following the Effective Time, DaimlerChrysler AG shall provide or cause to be provided to retirees and employees of Chrysler and its Subsidiaries and Daimler-Benz and its Subsidiaries who, as of the Effective Time, have satisfied the age and service requirements, or are within five years of satisfying the age and service requirements, for eligibility to receive retiree medical and life insurance benefits under the benefit plans, policies and arrangements of Chrysler and its Subsidiaries or Daimler-Benz and its Subsidiaries, as the case may be (the "Eligible Retirees"), retiree medical and life insurance benefits that are at least as favorable as the retiree medical and life insurance benefits provided under such plans, policies and arrangements immediately prior to the Effective Time. DaimlerChrysler AG shall not, and shall cause its Subsidiaries not to, amend, modify or terminate any retiree medical and life insurance benefits provided to Eligible Retirees during any two-year period after the initial two-year period in a manner that would increase the cost of such benefits to retirees, their dependents and beneficiaries by more than 20% during any such two-year period.

    Section 8.3. EMPLOYMENT AGREEMENTS. (a) Except as otherwise expressly provided in this Restated Agreement, from and after the Effective Time, DaimlerChrysler AG shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, each existing employment, severance and termination agreement between Daimler-Benz or Chrysler or any of their respective Subsidiaries, and any officer, director or employee of any such company, so long as such agreement shall have been identified to the other party in accordance with Section 5.11(a) or 5.12 of this Restated Agreement, if required to be so identified, and to the extent such terms are in effect on the date hereof. To the extent that any such employment, severance or termination agreement can be unilaterally amended by the Representing Party, DaimlerChrysler AG agrees not to amend, and to cause its Subsidiaries not to amend, any such plan or agreement prior to the second anniversary of the Effective Time in a manner that will reduce or otherwise impair the benefits that would be payable to any employee pursuant to such plan or agreement who is covered thereby.

    (b) At or prior to the Effective Time, DaimlerChrysler AG shall recommend to its Supervisory Board (AUFSICHTSRAT) that DaimlerChrysler AG, represented by its Supervisory Board, enter into employment agreements (DIENSTVERTRAG) substantially in the form previously provided by Daimler-Benz to Chrysler with the Daimler-Benz and Chrysler officers identified on Exhibit E.

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS

    Section 9.1. NO SOLICITATION. (a) Neither party shall, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to a Takeover Proposal; PROVIDED, that if the party's Board of Directors (or the Management Board (VORSTAND) in the case of Daimler-Benz) determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to its stockholders under applicable law, such party may, in response to a Takeover Proposal which was not solicited by it, which did not otherwise result from a breach of this Section 9.1(a) and which is made or received prior to the effectiveness of the Chrysler Stockholder Approval (in the case of a Takeover Proposal relating to Chrysler) or the Daimler-Benz Stockholder Approval (in the case of a Takeover Proposal relating to Daimler-Benz), and subject to providing to the other party prior written notice of its decision to take such action and of such party's compliance with Section 9.1(c), (x) furnish information with respect to such party and its Subsidiaries to any person making a Takeover Proposal pursuant to a customary confidentiality agreement (as determined by such party after receiving the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such Takeover Proposal. Each party shall promptly notify the other party of any Takeover Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making
it) as promptly as practicable after its receipt thereof and shall thereafter inform the other party of any material change in the status of any discussions or negotiations with such third party, and any material changes to the terms and conditions of such Takeover Proposal and shall promptly give the other party a copy of any business or financial information related to Chrysler or Daimler-Benz, as the case may be, delivered to such person which has not previously been reviewed by such other party. For purposes of this Restated Agreement, "Takeover Proposal" means any BONA FIDE inquiry, proposal or offer from any person relating to any (1) tender or exchange offer involving 25% or more of the capital stock of such party, (2) merger, consolidation or other business combination involving such party or any of its Significant Subsidiaries, (3) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the assets of such party and its Subsidiaries, taken as a whole, or 25% or more of the equity securities of the party, (4) recapitalization or restructuring of such party or any of its Significant Subsidiaries, or (5) other transaction similar to any of the foregoing with respect to such party or any of its Significant Subsidiaries, other than the transactions contemplated by this Restated Agreement. Effective as of the date of this Restated Agreement, each party shall immediately terminate any discussions or negotiations with any other third parties, if any, that may be currently in progress with respect to any Takeover Proposal and shall request that all confidential information furnished on behalf of such party to any such third parties be returned.

    (b) Except as expressly permitted by this Section 9.1, neither the Board of Directors of Chrysler or any committee thereof nor Daimler-Benz by its Management Board (VORSTAND) or any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors or Management Board (VORSTAND) or any such committee of the transactions contemplated by this Restated Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause its company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the effectiveness of the Chrysler Stockholder Approval (in the case of Chrysler) or the Daimler-Benz Stockholder Approval (in the case of Daimler-Benz), (x) the Board of Directors of Chrysler, to the extent that it determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to Chrysler's stockholders under applicable law, may (subject to this and the following sentences) terminate this Restated Agreement solely in order to concurrently enter into an Acquisition Agreement with respect to any Superior Proposal, but only at a time that is after the third business day following Daimler-Benz's receipt of written notice advising Daimler-Benz that the Board of Directors of Chrysler is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and
(y) the Management Board (VORSTAND) of Daimler-Benz, to the extent that it determines in good faith, after receiving the advice of outside counsel, that its failure to do so may result in a breach of its fiduciary duties to Daimler-Benz's stockholders under applicable law, may (subject to this and the following sentence) terminate this Restated Agreement solely in order to concurrently enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day following Chrysler's receipt of written notice advising Chrysler that such Board is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Restated Agreement, "Superior Proposal" means any Takeover Proposal on terms that the Board of Directors of Chrysler or the Management Board (VORSTAND) of Daimler-Benz, as the case may be, determines in its good faith judgment (after receiving the advice of its financial advisor) to be a superior financial alternative to that party's stockholders when compared as a whole with the transactions contemplated by this Restated Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of such Board after receiving the advice of its financial advisor, is reasonably likely to be obtained by such third party.

    (c) Nothing contained in this Section 9.1 shall prohibit either party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of Chrysler, in the case of Chrysler, or the Management Board (VORSTAND) or the Supervisory Board (AUFSICHTSRAT) of Daimler-Benz, in the case of Daimler-Benz, after consultation with outside counsel, failure so to disclose may be inconsistent with its obligations under applicable law.

    Section 9.2. PREPARATION OF THE F-4 REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND THE U.S. EXCHANGE OFFER DOCUMENTS; STOCKHOLDERS MEETINGS. (a) As soon as practicable following the date of this Restated Agreement, (i) Chrysler, Daimler-Benz and DaimlerChrysler AG shall prepare and file with the SEC the preliminary Proxy Statement/Prospectus, (ii) Daimler-Benz and DaimlerChrysler AG shall prepare and file with the SEC the F-4 Registration Statement, and (iii) Daimler-Benz and DaimlerChrysler AG shall prepare and file with the SEC the U.S. Exchange Offer Documents. Each of Chrysler, Daimler-Benz and DaimlerChrysler AG shall use reasonable best efforts to have the F-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Chrysler shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be delivered to Chrysler's stockholders, Daimler-Benz shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be delivered to Daimler-Benz's stockholders, and Daimler-Benz and DaimlerChrysler AG shall use reasonable best efforts to cause the Exchange Offer Documents to be delivered to Daimler-Benz's stockholders (including the holders of the Daimler-Benz ADRs), in each case as promptly as practicable after the F-4 Registration Statement is declared effective under the Securities Act. Daimler-Benz and DaimlerChrysler AG shall also take any action reasonably required to be taken under any applicable state securities laws in connection with the issuance of DaimlerChrysler Ordinary Shares in the Daimler-Benz Exchange Offer, the U.S. Share Exchange, the Chrysler Merger and the Daimler-Benz Merger, and Chrysler shall furnish all information concerning Chrysler and the holders of Chrysler Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the F-4 Registration Statement, the Proxy Statement/Prospectus or the Exchange Offer Documents shall be made by Daimler-Benz or DaimlerChrysler AG without providing Chrysler the opportunity to review and comment thereon. Each of Daimler-Benz and DaimlerChrysler AG shall advise Chrysler, promptly after it receives notice thereof, of the time when the F-4 Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the DaimlerChrysler Ordinary Shares issuable in connection with the Daimler-Benz Exchange Offer, the U.S. Share Exchange, the Chrysler Merger or the Daimler-Benz Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the F-4 Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Chrysler, Daimler-Benz or DaimlerChrysler AG, or any of their respective affiliates, officers or directors, is discovered by Chrysler, Daimler-Benz or DaimlerChrysler AG, which should be set forth in an amendment or supplement to any of the F-4 Registration Statement, the Proxy Statement/Prospectus or the Exchange Offer Documents, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Chrysler and Daimler-Benz.

    (b) Chrysler shall, as promptly as practicable after the F-4 Registration Statement is declared effective under the Securities Act, give notice of, convene and hold a meeting of its stockholders (the "Chrysler Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the Chrysler Stockholder Approval and, subject to its rights to terminate this Restated Agreement pursuant to Section 11.1(f), shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Restated Agreement, the Chrysler Merger and the other transactions contemplated hereby. The Chrysler Stockholders Meeting shall be scheduled and, if necessary, adjourned as appropriate so that the vote necessary to obtain the Chrysler Stockholder Approval occurs simultaneously with the Daimler-Benz Stockholder Approval.

    (c) Daimler-Benz shall, as promptly as practicable after the F-4 Registration Statement is declared effective under the Securities Act, give notice of, convene and hold a meeting of its stockholders (the "Daimler-Benz Stockholders Meeting") in accordance with the GSCL for the purpose of obtaining the Daimler-Benz Stockholder Approval and, subject to its rights to terminate this Restated Agreement pursuant to Section 11.1(d), shall, through its Management Board (VORSTAND) and Supervisory Board (AUFSICHTSRAT), recommend to its stockholders the approval and adoption of this Restated Agreement, the Daimler-Benz Exchange Offer, the Daimler-Benz Merger and the other transactions contemplated hereby. The Daimler-Benz Stockholders Meeting shall be scheduled and, if necessary, adjourned as appropriate so that the Daimler-Benz Stockholder Approval occurs simultaneously with the Chrysler Stockholder Approval.

    Section 9.3. CHRYSLER STOCK ISSUANCE. Prior to the Effective Time and unless the Minimum Condition has been changed to the 80% Minimum, Chrysler shall issue and sell, in such manner as Chrysler reasonably determines and is reasonably acceptable to Daimler-Benz, approximately 30 million shares of Chrysler Common Stock (or such greater or lesser number as will allow the Mergers to be accounted for as a "pooling-of-interests" under APB No. 16 and applicable SEC rules and regulations) (the "Chrysler Stock Issuance"). The Chrysler Stock Issuance shall be accomplished on such terms and conditions as Chrysler reasonably believes are appropriate and are reasonably acceptable to Daimler-Benz. Daimler-Benz and Chrysler shall cooperate with each other with respect to the Chrysler Stock Issuance. Shares of Chrysler Common Stock sold and issued pursuant to the Chrysler Stock Issuance shall be treated for all purposes as issued and outstanding shares of Chrysler Common Stock at the Effective Time.

    Section 9.4. ACCOUNTANTS' COMFORT LETTERS. Each of Daimler-Benz and Chrysler shall use their reasonable best efforts to cause to be delivered to the other two letters from their respective independent accountants, one dated a date within two business days before the date on which the F-4 Registration Statement shall become effective and one dated a date within two business days before the Effective Time, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements similar to the F-4 Registration Statement.

    Section 9.5. ACCOUNTANTS' POOLING LETTERS. Each of Daimler-Benz and Chrysler shall use their reasonable best efforts to cause to be delivered to each other and their respective accountants a letter from the other's independent accountants addressed to Daimler-Benz and Chrysler, dated as of the date the F-4 Registration Statement is declared effective and as of the Closing Date, stating that accounting for the Mergers as a "pooling-of-interests" under APB No. 16 and applicable SEC rules and regulations is appropriate if the Mergers are consummated as contemplated by this Restated Agreement.

    Section 9.6. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Each of Chrysler and Daimler-Benz shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Chrysler and Daimler-Benz shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. federal or state securities laws or German securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 9.6 shall affect any representation or warranty given by the other party hereto.

    (b) Each of Daimler-Benz, Chrysler and DaimlerChrysler AG will hold and will cause each of their respective officers, directors, employees, attorneys, investment bankers and other advisors ("representatives") to hold in strict confidence (unless compelled to disclose by judicial or administrative process) all non-public information obtained, whether prior to or after the date of this Restated Agreement, from or provided on behalf of the other party, except to the extent that such information can be shown to have been (i) previously known or independently developed by the party receiving such information, (ii) in the public domain through no fault of the receiving party, or (iii) later lawfully acquired by the receiving party from other sources not known by the receiving party to be bound by confidentiality obligations (the "Confidential Information"). Each of Daimler-Benz, Chrysler and DaimlerChrysler AG will, and will cause each of their respective representatives to, use the Confidential Information received by it solely in connection with its evaluation of the transactions contemplated by this Restated Agreement and in furtherance of the consummation of such transactions in accordance with the terms of this Restated Agreement. In the event of the termination of this Restated Agreement, each of Daimler-Benz, Chrysler and DaimlerChrysler AG will, and will cause each of their respective representatives to, (x) maintain the confidentiality of the Confidential Information, and (y) return all written Confidential Information promptly upon the written request of the other party. In addition, each of Daimler-Benz, Chrysler and DaimlerChrysler AG, as a result of their receipt of Confidential Information will, and will cause each of their respective representatives not to, solicit any employee of the other for employment, PROVIDED that each of Daimler-Benz, Chrysler and DaimlerChrysler AG may engage in general solicitations of employment not specifically directed to employees of Chrysler, Daimler-Benz and DaimlerChrysler AG, as the case may be.

    Section 9.7. TAKEOVER STATUTE. Chrysler and Daimler-Benz shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Chrysler Merger, this Restated Agreement, or any of the other transactions contemplated by this Restated Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Chrysler Merger, this Restated Agreement, or any other transaction contemplated by this Restated Agreement, take all action necessary to ensure that the Chrysler Merger and the other transactions contemplated by this Restated Agreement may be consummated as promptly as practicable on the terms contemplated by this Restated Agreement and otherwise to minimize the effect of such statute or regulation on the Chrysler Merger and the other transactions contemplated by this Restated Agreement.

    Section 9.8. INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) Daimler-Benz and DaimlerChrysler AG shall maintain in effect in accordance with their terms all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Chrysler or Daimler-Benz or any of their respective Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Chrysler or Daimler-Benz. In addition, from and after the Effective Time, directors and officers of Chrysler who become directors or officers of DaimlerChrysler AG or Daimler-Benz shall be entitled to the same indemnity rights and protections as are afforded to other directors and officers of DaimlerChrysler AG or Daimler-Benz, as the case may be, and Management Board members (MITGLIEDER DES VORSTANDS) and officers of Daimler-Benz who become directors or officers of DaimlerChrysler AG or Chrysler shall be entitled to the same indemnity rights and protections as are afforded to other directors and officers of DaimlerChrysler AG or Chrysler, as the case may be.

    (b) If DaimlerChrysler AG, Daimler-Benz or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of DaimlerChrysler AG or Daimler-Benz, as the case may be, assume the obligations set forth in this
Section 9.8.

    (c) From and after the Effective Time, Chrysler and DaimlerChrysler AG will indemnify and hold harmless each present and former director and officer of Chrysler and its Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that Chrysler or such Subsidiary would have been permitted under applicable law and the Certificate of Incorporation or Bylaws of Chrysler or such Subsidiary in effect on the date hereof to indemnify or to obtain insurance for such person (and DaimlerChrysler AG or Chrysler shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

    (d) The provisions of this Section 9.8 are intended to be for the benefit of, and may be enforced by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    Section 9.9. PUBLIC ANNOUNCEMENTS. Daimler-Benz and Chrysler shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable best efforts to agree on, any press release or other public statements with respect to the transactions contemplated by this Restated Agreement, including the Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Restated Agreement shall be in the form heretofore agreed to by the parties.

    Section 9.10. AFFILIATES. Unless Chrysler and Daimler-Benz shall have determined that, because of circumstances not related to the matters set forth in this Section 9.10, the transactions contemplated by this Restated Agreement will not be accounted for as a "pooling of interests" under US GAAP: (a) As soon as practicable after the date hereof, Chrysler shall deliver to Daimler-Benz a letter identifying all persons who are, at the time this Restated Agreement is submitted for adoption by the stockholders of Chrysler, "affiliates" of Chrysler for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Mergers for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Chrysler shall use reasonable best efforts to cause each person identified on such list to deliver to Daimler-Benz not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit B-1. As soon as practicable after the date hereof, Daimler-Benz shall deliver to Chrysler a letter identifying all persons who are, at the time this Restated Agreement is submitted for adoption by the stockholders of Daimler-Benz, "affiliates" of Daimler-Benz for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Mergers for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Daimler-Benz shall use reasonable best efforts to cause all persons who are "affiliates" of Daimler-Benz for purposes of qualifying the Mergers for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations to deliver to Chrysler not less than 30 days prior to the Effective Time, a written agreement substantially in the form of Exhibit B-2.

    (b) DaimlerChrysler AG shall publish no later than 45 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Effective Time combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    Section 9.11. STOCK EXCHANGE LISTINGS. (a) As soon as practicable following the date of this Restated Agreement and in any event prior to the Daimler-Benz Exchange Offer Expiration Date, Daimler-Benz and DaimlerChrysler AG shall prepare and file all documents with the Frankfurt Stock Exchange Admission Board (the "Stock Exchange Admission Board") and all other stock exchange admission boards on which the Daimler-Benz Ordinary Shares are listed and use their reasonable best efforts to cause the DaimlerChrysler Ordinary Shares to be issued by DaimlerChrysler AG in connection with the transactions contemplated by this Restated Agreement to be approved for listing on the FSE and such other stock exchanges, subject to official notice of issuance. DaimlerChrysler AG shall prepare and file with the Stock Exchange Admission Board the draft German Prospectus, and DaimlerChrysler AG and Daimler-Benz shall promptly provide the Executive Office of the Takeover Commission with all information required under the German Takeover Code. Each of Chrysler, Daimler-Benz and DaimlerChrysler AG shall use its reasonable best efforts to have the German Prospectus consented to by the Stock Exchange Admission Board as promptly as practicable after such filings and the listing of DaimlerChrysler Ordinary Shares obtained on all stock exchanges on which the Daimler-Benz Ordinary Shares are listed. If at any time prior to the Effective Time, any of the parties discover that an amendment or supplement to the documents or other information filed with the Stock Exchange Admission Board, the other stock exchange admission boards or the Executive Office of the Takeover Commission should be filed so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that makes such discovery shall promptly notify the other parties hereto and an appropriate amendment or supplement shall be promptly filed with the Stock Exchange Admission Board, the stock exchange admission boards of all other stock exchanges on which the Daimler-Benz Ordinary Shares are listed and the Executive Office of the Takeover Commission and, to the extent required by law, such information shall be made public.

    (b) Daimler-Benz and DaimlerChrysler AG shall use reasonable best efforts to cause the DaimlerChrysler Ordinary Shares to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Daimler-Benz Exchange Offer Expiration Date.

    Section 9.12. STOCKHOLDER LITIGATION. Each of Chrysler and Daimler-Benz shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Chrysler, Daimler-Benz or DaimlerChrysler AG, as applicable, and its directors relating to the transactions contemplated by this Restated Agreement.

    Section 9.13. TAX TREATMENT. Each of Daimler-Benz and Chrysler shall use its reasonable best efforts (i) to cause the Chrysler Exchange either (a) to qualify as a reorganization within the meaning of Section 368(a) of the Code or (b) when integrated with the Daimler-Benz Exchange Offer and taking into account the Daimler-Benz Merger, to be treated as a transaction described in Section 351(a) of the Code, (ii) to cause the Daimler-Benz Exchange Offer either (a) when integrated with the Chrysler Exchange, to be treated as a transaction described in Section 351(a) of the Code or (b) if integrated with the Daimler-Benz Merger, to qualify as a reorganization within the meaning of
Section 368(a) of the Code, (iii) to cause the Daimler-Benz Exchange Offer and the Daimler-Benz Merger not to result in the recognition of any gain or loss by DaimlerChrysler AG, Daimler-Benz or stockholders of Daimler-Benz under German law, and (iv) to enable Chrysler to obtain from the Internal Revenue Service the private letter ruling described in Section 10.3(d) and to meet the conditions thereof. Chrysler agrees to consult with Daimler-Benz with respect to Chrysler's request for the IRS private letter ruling described in Section 10.3(d). Prior to submitting any written submissions or representations to the IRS in connection with such request, Chrysler further agrees to provide such written submissions and representations to Daimler-Benz for Daimler-Benz's review and approval, which shall not be unreasonably withheld or delayed.

    Section 9.14. STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS. During the period from the date of this Restated Agreement through the Effective Time, neither Chrysler nor Daimler-Benz shall terminate, amend, modify or waive any provision of any standstill agreement or waive any provision of any confidentiality agreement to which it or any of its respective Subsidiaries is a party, except as provided in the Chrysler Stockholders Agreement. During such period, Chrysler or Daimler-Benz, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state thereof or any court in Germany or any political subdivision thereof, in each such case which has jurisdiction of the parties and the subject matter.

    Section 9.15. CONVEYANCE TAXES. Daimler-Benz and Chrysler shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes that become payable in connection with the transactions contemplated by this Restated Agreement that are required or permitted to be filed on or before the Effective Time. Chrysler shall pay, without deduction or withholding from any amount payable to the holders of Chrysler Common Stock (and shall not directly or indirectly be reimbursed by Daimler-Benz or DaimlerChrysler AG for), any such taxes or fees imposed by any taxing authority (and any penalties and interest with respect to such taxes and fees) on Chrysler or any holder of Chrysler Common Stock that become payable in connection with the transactions contemplated by this Restated Agreement. Daimler-Benz shall pay, without deduction or withholding from any amount payable to the holders of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs (and shall not directly or indirectly be reimbursed by Chrysler or DaimlerChrysler AG for), any such taxes or fees imposed by any taxing authority (and any penalties and interest with respect to such taxes and fees) on Daimler-Benz or any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs that become payable in connection with the transactions contemplated by this Restated Agreement.

    Section 9.16. CERTAIN OBLIGATIONS OF DAIMLERCHRYSLER AG. Certain obligations of DaimlerChrysler AG set forth in this Restated Agreement, including those obligations designed to survive the consummation of the U.S. Share Exchange, the German Share Exchange or the Daimler-Benz Merger, require certain additional corporate actions by or with respect to DaimlerChrysler AG specified in the German Stock Corporation Law (AKTIENGESETZ) including
Section 52 and SectionSection 183 ET SEQ. (in particular Section187) of the German Stock Corporation Law (AKTIENGESETZ) and in the German Transformation Act (UMWANDLUNGSGESETZ) be taken. DaimlerChrysler AG shall recommend to its Supervisory Board (AUFSICHTSRAT) and to its shareholders meeting that such actions be taken. As required by law, certain of such obligations of DaimlerChrysler AG shall be incorporated in agreements in connection with the contributions in kind to DaimlerChrysler AG, which agreements shall be entered into by DaimlerChrysler AG and the U.S. Exchange Agent as well as the Daimler-Benz Exchange Agent and Chrysler, respectively, in the context of the U.S. Share Exchange and the German Share Exchange pursuant to SectionSection 52 and 183 et seq. of the German Stock Corporation Law (AKTIENGESETZ).

    Section 9.17. REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions set forth in this Restated Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Restated Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Restated Agreement or the consummation of the transactions contemplated by this Restated Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Restated Agreement. Nothing set forth in this Section 9.17 will limit or affect actions permitted to be taken pursuant to Section 9.1.

                                   ARTICLE X

                               CLOSING CONDITIONS

    Section 10.1. CONDITIONS TO ALL PARTIES' OBLIGATION TO CLOSE. The obligation of all parties to consummate the Daimler-Benz Exchange Offer and the German Share Exchange, the Daimler-Benz Merger and the Chrysler Merger and the U.S. Share Exchange is subject to the satisfaction on or prior to the consummation of the Daimler-Benz Exchange Offer of the following conditions:

        (a) (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Restated Agreement shall have expired or been terminated; and (ii) the Commission of the European Union shall have approved the transactions contemplated by this Restated Agreement under Regulation (EEC) No. 4064/89 of the Council of the European Union, or such approval shall have been deemed to have been granted.

        (b) The F-4 Registration Statement shall have become effective and no stop order suspending the effectiveness of the F-4 Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC.

        (c) The DaimlerChrysler Ordinary Shares issuable pursuant to this Restated Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance, and on the FSE.

        (d) Each of the Chrysler Stockholder Approval and the Daimler-Benz Stockholder Approval shall have been obtained.

        (e) Other than the filing provided for under Section 2.9 and filings pursuant to the HSR Act, and with the Commission of the European Union under Regulation (EEC) No. 4064/89 of the Council of the European Union, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Chrysler, Daimler-Benz or any of their respective Subsidiaries to consummate the transactions contemplated hereby, the failure of which to be obtained or taken is reasonably likely to have a Material Adverse Effect on DaimlerChrysler AG, shall have been obtained or made, all in form and substance reasonably satisfactory to Chrysler and Daimler-Benz.

        (f) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Daimler-Benz Exchange Offer, the Chrysler Merger, the U.S. Share Exchange or the Daimler-Benz Merger, or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on Chrysler or Daimler-Benz;

    PROVIDED that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

        (g) Each of Daimler-Benz and Chrysler shall have received the accountants' letters contemplated by Sections 9.4 and (unless the Minimum Condition has been changed to the 80% Minimum) 9.5.

        (h) The Chrysler Stock Issuance shall have been completed in accordance with Section 9.3 (unless the Minimum Condition has been changed to the 80% Minimum).

        (i) All conditions to the Daimler-Benz Exchange Offer shall have been satisfied.

    Section 10.2. CONDITIONS TO DAIMLER-BENZ'S AND DAIMLERCHRYSLER AG'S OBLIGATION TO CLOSE. The obligation of Daimler-Benz and DaimlerChrysler AG to consummate the U.S. Share Exchange and the Daimler-Benz Merger is further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

        (a) The representations and warranties of Chrysler set forth herein shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Chrysler, and Daimler-Benz shall have received a Certificate of an Executive Vice President of Chrysler as to the satisfaction of this condition.

        (b) Chrysler shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under this Restated Agreement at or prior to the Effective Time, and Daimler-Benz shall have received a Certificate of an Executive Vice President of Chrysler as to the satisfaction of this condition.

        (c) Daimler-Benz and DaimlerChrysler AG shall have received from German tax counsel to Daimler-Benz, based on reasonably requested representation letters and customary assumptions, an opinion, dated as of the Chrysler Merger Closing Date, substantially to the effect that neither the Daimler-Benz Exchange Offer nor the Daimler-Benz Merger will result in the recognition of any gain or loss by stockholders of Daimler-Benz or by Daimler-Benz or DaimlerChrysler AG under German law.

        (d) Daimler-Benz and DaimlerChrysler AG shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Daimler-Benz and DaimlerChrysler AG, an opinion, based on reasonably requested representation letters and customary assumptions, dated as of the Daimler-Benz Exchange Offer Expiration Date, substantially to the effect that for U.S. federal income tax purposes the Daimler-Benz Exchange Offer, taking into account the Chrysler Exchange and the Daimler-Benz Merger, should be treated as a non-recognition transfer of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs by the holders thereof in exchange for DaimlerChrysler Ordinary Shares.

        (e) At any time after the date of this Restated Agreement there shall not have occurred and be continuing as of the Effective Time any Material Adverse Effect on Chrysler.

    Section 10.3. CONDITIONS TO CHRYSLER'S OBLIGATION TO CLOSE. The obligation of Chrysler to consummate the Chrysler Merger is further subject to the satisfaction on or prior to the Effective Time of the following additional conditions:

        (a) The respective representations and warranties of Daimler-Benz and DaimlerChrysler AG set forth herein shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of representations and warranties of Daimler-Benz, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Daimler-Benz, and Chrysler shall have received a certificate of a member of the Board of Management (VORSTAND) of Daimler-Benz as to the satisfaction of this condition by Daimler-Benz and a certificate of a member of the Board of Management (VORSTAND) of DaimlerChrysler AG as to the satisfaction of this condition by DaimlerChrysler AG.

        (b) Daimler-Benz and DaimlerChrysler AG shall, in all material respects, have performed or complied with all obligations required to be performed or complied with by it under this Restated Agreement at or prior to the Effective Time, and Chrysler shall have received a certificate of a member of the Board of Management (VORSTAND) of Daimler-Benz as to the satisfaction of this condition by Daimler-Benz and a certificate of a member of the Board of Management (VORSTAND) of DaimlerChrysler AG as to the satisfaction of this condition by DaimlerChrysler AG.

        (c) Chrysler shall have received from Debevoise & Plimpton, special counsel to Chrysler, an opinion, based on a private letter ruling from the IRS addressing certain issues under Section 367(a)(1) of the Code, reasonably requested representation letters and customary assumptions, dated as of the Chrysler Merger Closing Date, substantially to the effect that for U.S. federal income tax purposes the Chrysler Exchange, taking into account the Daimler-Benz Exchange Offer and the Daimler-Benz Merger, should be treated as a non-recognition transfer of Chrysler Common Stock by the holders thereof in exchange for DaimlerChrysler Ordinary Shares.

        (d) Chrysler shall have received from the IRS a private letter ruling addressing certain issues under Section 367(a)(1) of the Code, reasonably satisfactory to Chrysler and sufficient to enable Debevoise & Plimpton to render the opinion described in Section 10.3(c).

        (e) The Rights Offering shall have been consummated and shall have been fully subscribed.

        (f) The Daimler-Benz Exchange Offer shall have been consummated.

        (g) At any time after the date of this Restated Agreement there shall not have occurred and be continuing as of the Effective Time any Material Adverse Effect on Daimler-Benz.

    Section 10.4. FURTHER CONDITION TO OBLIGATIONS OF DAIMLER-BENZ AND DAIMLERCHRYSLER AG. After the Effective Time and the consummation of the U.S. Share Exchange, the obligations of Daimler-Benz and DaimlerChrysler AG to complete the Daimler-Benz Merger shall only be subject to the satisfaction on or prior to the date of the Daimler-Benz Merger Closing of the condition set forth in Section 10.1(f)(i).

    Section 10.5. FRUSTRATION OF CLOSING CONDITIONS. Neither Daimler-Benz nor Chrysler may rely on the failure of any condition set forth in Section 10.1, 10.2, 10.3 or 10.4, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Daimler-Benz Exchange Offer, the Mergers and the other transactions contemplated by this Restated Agreement, as required by and subject to Section 9.17.

                                   ARTICLE XI

                       TERMINATION, AMENDMENT AND WAIVER

    Section 11.1. TERMINATION. This Restated Agreement may be terminated at any time prior to the Effective Time, and (except in the case of Section 11.1(d) or Section 11.1(f)) whether before or after the Chrysler Stockholder Approval or the Daimler-Benz Stockholder Approval:

        (a) by mutual written consent of Daimler-Benz and Chrysler;

        (b) by either Daimler-Benz or Chrysler:

           (i) if the Chrysler Merger and the Daimler-Benz Exchange Offer shall not have been consummated by January 31, 1999, PROVIDED that the right to terminate this Restated Agreement pursuant to this Section 11.1(b)(i) shall not be available to any party whose failure to perform any of its

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
       obligations under this Restated Agreement results in the failure of the Chrysler Merger, the U.S. Share Exchange and the Daimler-Benz Exchange Offer to be consummated on or prior to such date; and PROVIDED, FURTHER, that this Restated Agreement may be extended for up to 30 days by either Daimler-Benz or Chrysler by written notice to the other party if the Daimler-Benz Exchange Offer or the Chrysler Merger shall not have been consummated as a direct result of Daimler-Benz or Chrysler having failed to receive all regulatory approvals required to be obtained with respect thereto;

           (ii) if the Chrysler Stockholder Approval or the Daimler-Benz Stockholder Approval shall not have been obtained at the respective Chrysler Stockholders Meeting or Daimler-Benz Stockholders Meeting or at any adjournment or postponement thereof;

           (iii) if any Restraint having either of the effects set forth in
       Section 10.1(f) shall be in effect and shall have become final and nonappealable, PROVIDED, that the party seeking to terminate this Restated Agreement pursuant to this Section 11.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

           (iv) if this Restated Agreement shall not have been finally approved by the Supervisory Board (AUFSICHTSRAT) of Daimler-Benz on or prior to May 21, 1998.

        (c) by Daimler-Benz if Chrysler shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Restated Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 10.2(a) or (b), and (2) is incapable of being cured by Chrysler or is not cured within 45 days after receipt of written notice thereof;

        (d) prior to receipt of the Daimler-Benz Stockholder Approval, by Daimler-Benz in accordance with Section 9.1(b);

        (e) by Chrysler, if Daimler-Benz or DaimlerChrysler AG shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Restated Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 10.3(a) or (b), and (2) is incapable of being cured by Daimler-Benz or DaimlerChrysler AG or is not cured within 45 days of written notice thereof; or

        (f) prior to receipt of the Chrysler Stockholder Approval, by Chrysler in accordance with Section 9.1(b).

    Section 11.2. EFFECT OF TERMINATION. In the event of termination of this Restated Agreement by either Chrysler or Daimler-Benz as provided in Section 11.1, written notice thereof shall be given as promptly as possible to the other parties hereto and this Restated Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Daimler-Benz, Chrysler or DaimlerChrysler AG, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Restated Agreement. Notwithstanding the foregoing, the provisions of Section 5.18, paragraph (b) of Section 9.6, this Section 11.2 and Article XII shall survive termination of this Restated Agreement in accordance with Article XI.

                                  ARTICLE XII

                                 MISCELLANEOUS

    Section 12.1. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Restated Agreement or in any instrument or document delivered pursuant to this Restated Agreement shall survive the Effective Time. This Section 12.1 shall not limit any covenant or agreement of the parties which by its terms contemplate performance after the Effective Time.

    Section 12.2. FEES AND EXPENSES. Except as otherwise provided in Section 9.15, all fees and expenses incurred in connection with the Mergers, this Restated Agreement and the other transactions contemplated by this Restated Agreement shall be borne by the party incurring such fees or expenses, whether or not the Mergers are consummated, and accordingly each of Daimler-Benz and Chrysler shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the F-4 Registration Statement and the Proxy Statement/Prospectus (including SEC registration and filing fees).

    Section 12.3. COUNTERPARTS; EFFECTIVENESS. This Restated Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Restated Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.

    Section 12.4. GOVERNING LAW. The Daimler-Benz Merger, the Daimler-Benz Exchange Offer (to the extent it is conducted in Germany) and the capital contribution in kind included in the U.S. Share Exchange shall be governed by and effected in accordance with German law. In all other respects, this Restated Agreement shall be governed by and effected in accordance with Delaware law without regard to the principles of conflicts of laws thereof.

    Section 12.5. NOTICES. All notices, requests, claims, demands and other communications under this Restated Agreement shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this
Section 12.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this
Section 12.5 (or at such other address for a party as shall be specified by like notice):

       (a) if to Chrysler, to

          Chrysler Corporation
          1000 Chrysler Drive
          Auburn Hills, Michigan 48326
          Telecopy No.: (248) 512-5420
          Attention: William J. O'Brien
                  Vice President, General
                  Counsel and Secretary

          with a copy to:

          Debevoise & Plimpton
          875 Third Avenue
          New York, New York 10022
          Telecopy No.: (212) 909-6836
          Attention: Meredith M. Brown
                  Paul H. Wilson, Jr.

          and a further copy to:

          Bruckhaus Westrick Heller Lober
          Taunusanlage 11
          D-60329 Frankfurt am Main
          Germany
          Telecopy No.: 011-49-69-23 26 64
          Attention: Dr. Harald Voss

       (b) if to Daimler-Benz, to

          Daimler-Benz Aktiengesellschaft
          Epplestrasse 225
          70567 Stuttgart
          Germany
          Telecopy No.: 011-49-711-17-94452
          Attention: Dr. Siegfried Schwung
                  Associate General Counsel

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          919 Third Avenue
          New York, New York 10022
          Telecopy No.: (212) 735-2000
          Attention: J. Michael Schell
                  Margaret L. Wolff

          with a further copy to:

          Shearman & Sterling
          Couvenstr. 8
          D-40211 Dusseldorf
          Germany
          Telecopy No.: 011-49-211-17888-81
          Attention: Georg F. Thoma

       (c) if to DaimlerChrysler AG, to

          DaimlerChrysler AG
          c/o Sal. Oppenheim jr. & Cie.
          Unter Sachsenhausen 4
          50667 Koln
          Telecopy No.: 011-49-221-145-1034
          Attention: Johannes Maret

    Section 12.6. ASSIGNMENT; BINDING EFFECT. Neither this Restated Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Restated Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment not permitted under this Section 12.6 shall be null and void.

    Section 12.7. SEVERABILITY. Any term or provision of this Restated Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Restated Agreement in any other jurisdiction. If any provision of this Restated Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Restated Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    Section 12.8. ENFORCEMENT OF AGREEMENT. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or any default under, this

Restated Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

    Section 12.9. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Restated Agreement, the Exhibits hereto and the other agreements contemplated hereby and instruments delivered pursuant hereto and thereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 12.10. RESERVATION OF RIGHT TO REVISE TRANSACTION. If the implementation and mechanics prove not to be operable, the parties will use their reasonable best efforts to change the method of effecting the business combination between Chrysler and Daimler-Benz contemplated hereby, and each party will cooperate in such efforts, including to provide for a different form of transaction to effect the business combination of Chrysler and Daimler-Benz, PROVIDED, that no such change shall (a) alter or change the amount or kind of consideration to be received by holders of Chrysler Common Stock, Daimler-Benz Ordinary Shares or Daimler-Benz ADRs, (b) adversely affect the tax treatment to Chrysler, Daimler-Benz, DaimlerChrysler AG or their respective stockholders as a result of the transactions contemplated hereby, or (c) materially delay receipt of any material approval referred to in this Restated Agreement or the consummation of the transactions contemplated hereby. DaimlerChrysler AG shall be bound by any changes to the transactions contemplated hereby that are agreed to by Chrysler and Daimler-Benz in accordance with this Section 12.10.

    Section 12.11. EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Effective Time, either Daimler-Benz or Chrysler may (a) extend the time for the performance of any of the obligations or acts of any other party hereto (PROVIDED that Daimler-Benz may not extend the time for the performance of any of the obligations of DaimlerChrysler AG without the written consent of Chrysler); (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto (PROVIDED that Daimler-Benz may not waive any inaccuracies in the representations or warranties made by DaimlerChrysler AG without the written consent of Chrysler); or (c) subject to the proviso of Section 12.12 waive compliance with any of the agreements or conditions of any other party hereto contained herein (PROVIDED that Daimler-Benz may not waive compliance with any of the agreements or conditions of DaimlerChrysler AG without the written consent of Chrysler). Notwithstanding the foregoing, no failure or delay by Daimler-Benz or Chrysler or DaimlerChrysler AG in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of Daimler-Benz or Chrysler hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    Section 12.12. AMENDMENT. This Restated Agreement may be amended by the parties at any time before or after the Chrysler Stockholder Approval or the Daimler-Benz Stockholder Approval PROVIDED, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Chrysler or Daimler-Benz without the further approval of such stockholders. This Restated Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    Section 12.13. INTERPRETATION. When a reference is made in this Restated Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Restated Agreement unless otherwise indicated. The table of contents and headings contained in this Restated Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Restated Agreement. Whenever the words "include," "includes" or "including" are used in this Restated Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Restated Agreement shall refer to this Restated

Agreement as a whole and not to any particular provision of this Restated Agreement. All terms defined in this Restated Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Restated Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

    Section 12.14. RESPONSIBILITY FOR OBLIGATIONS OF DAIMLERCHRYSLER AG. After consummation of the Daimler-Benz Exchange Offer and until the German Effective Time, DaimlerChrysler AG as majority shareholder of Daimler-Benz will cause Daimler-Benz to comply with all of Daimler-Benz's obligations hereunder.

    Section 12.15. CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of or relates to this Restated Agreement or any of the transactions contemplated by this Restated Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Restated Agreement or any of the transactions contemplated by this Restated Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court, and
(d) waives any right to a trial by jury with respect to any claim, counterclaim or action arising out of or in connection with this Restated Agreement or the transactions contemplated hereby.

    IN WITNESS HEREOF, Daimler-Benz, Chrysler and DaimlerChrysler AG have caused this Restated Agreement to be duly executed as of the day and year first above written.

                                DAIMLER-BENZ AKTIENGESELLSCHAFT

                                By:  /s/ JURGEN E. SCHREMPP
                                     ------------------------------------------
                                     Name: Jurgen E. Schrempp
                                     Title: Chairman of the Management Board

                                By:  /s/ E. CORDES
                                     ------------------------------------------
                                     Name: Eckhard Cordes
                                     Title: Member of the Management Board

                                CHRYSLER CORPORATION

                                By:  /s/ R J EATON
                                     ------------------------------------------
                                     Name: Robert J. Eaton
                                     Title: Chairman and Chief Executive
                                     Officer

                                By:  /s/ G.C. VALADE
                                     ------------------------------------------
                                     Name: G.C. Valade
                                     Title: EVP and Chief Financial Officer

                                DAIMLERCHRYSLER AG

                                By:  /s/ J MARET
                                     ------------------------------------------
                                     Name: Johannes Maret
                                     Title: Member of the Management Board

                                                            Exhibit A to Annex A

                             ANNEX OF DEFINED TERMS

    1.1 "Acquisition Agreement" shall have the meaning set forth in Section 9.1(b).

    1.2 "affiliate" of any person shall mean (except as otherwise specifically defined), as to any person, any other person which, directly or indirectly, controls, is controlled by, or is under common control with, such person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

    1.3 "ADNs" shall have the meaning set forth in Section 3.8.

    1.4 "Agreement" shall have the meaning set forth in the first paragraph.

    1.5 "APB No. 16" shall have the meaning set forth in Section 2.5(f).

    1.6 "Chrysler" shall mean the corporate party to the Agreement identified in the first paragraph.

    1.7 "Chrysler Common Stock" shall have the meaning set forth in Section 2.4.

    1.8 "Chrysler Employee Optionholder" shall mean any person who holds a Chrysler Employee Stock Option.

    1.9 "Chrysler Employee Stock Option" shall mean an option to purchase shares of Chrysler Common Stock granted pursuant to a Chrysler stock option plan and listed on Section 5.3(b) of Chrysler's Disclosure Schedule or subsequently granted as permitted by Article VII(b)(2).

    1.10 "Chrysler Exchange" shall mean the Chrysler Merger together with the U.S. Share Exchange.

    1.11 "Chrysler Merger" shall mean the transaction contemplated by Section
2.2.

    1.12 "Chrysler Merger Closing" shall have the meaning set forth in Section 2.9.

    1.13 "Chrysler Merger Closing Date" shall mean the date on which the Chrysler Merger Closing occurs.

    1.14 "Chrysler Merger Excess Shares" shall have the meaning set forth in
Section 3.10(a)(i).

    1.15 "Chrysler Merger Sub" shall have the meaning set forth in Section 2.1.

    1.16 "Chrysler Merger Sub By-laws" shall have the meaning set forth in
Section 2.11.

    1.17 "Chrysler Merger Sub Charter" shall have the meaning set forth in
Section 2.10.

    1.18 "Chrysler Merger Sub Common Stock" shall have the meaning set forth in
Section 2.1.

    1.19 "Chrysler Preferred Stock" shall have the meaning set forth in Section 2.7.

    1.20 "Chrysler Rights Agreement" shall have the meaning set forth in Section 5.19(b).

    1.21 "Chrysler Stockholder Approval" shall have the meaning set forth in
Section 5.15(a).

    1.22 "Chrysler Stockholders Meeting" shall have the meaning set forth in
Section 9.2(c).

    1.23 "Chrysler Stock Issuance" shall have the meaning set forth in Section 9.3.

    1.24 "Closing Value" shall have the meaning set forth in Section 2.6(a).

    1.25 "Code" shall have the meaning set forth in the sixth WHEREAS clause.

    1.26 "Common Shares Trust" shall have the meaning set forth in Section 3.10(c).

    1.27 "Company Permits" shall have the meaning set forth in Section 5.1.

    1.28 "Confidential Information" shall have the meaning set forth in Section 9.6(b).

    1.29 "Costs" shall have the meaning set forth in Section 9.8(c).

    1.30 "CSFB" shall mean Credit Suisse First Boston Corporation, financial advisor to Chrysler.

    1.31 "Daimler-Benz" shall mean the corporate party to the Agreement identified in the first paragraph.

    1.32 "Daimler-Benz ADSs" shall have the meaning set forth in Section 1.1.

    1.33 "Daimler-Benz Employee Optionholder" shall mean any person who holds a Daimler-Benz Employee Stock Option.

    1.34 "Daimler-Benz Employee Stock Option" shall mean a convertible bond, nominal value DM 1,000, issued pursuant to the Daimler-Benz stock option plans and listed on Section 5.3(b) of Daimler-Benz's Disclosure Schedule.

    1.35 "Daimler-Benz Exchange Agent" shall have the meaning set forth in
Section 1.2.

    1.36 "Daimler-Benz Exchange Offer" shall mean the offer contemplated by
Section 1.1.

    1.37 "Daimler-Benz Exchange Offer Conditions" shall have the meaning set forth in Section 1.1.

    1.38 "Daimler-Benz Exchange Offer Excess Shares" shall have the meaning set forth in Section 3.10(a)(ii).

    1.39 "Daimler-Benz Exchange Offer Expiration Date" shall have the meaning set forth in Section 1.1.

    1.40 "Daimler-Benz Exchange Offer Ratio" shall have the meaning set forth in
Section 1.1.

    1.41 "Daimler-Benz Merger" shall mean the transaction contemplated by
Section 3.1.

    1.42 "Daimler-Benz Merger Consideration" shall have the meaning set forth in
Section 3.3.

    1.43 "Daimler-Benz Merger Excess Shares" shall have the meaning set forth in
Section 3.10(a)(iii).

    1.44 "Daimler-Benz Merger Exchange Ratio" shall have the meaning set forth in Section 3.3.

    1.45 "Daimler-Benz Ordinary Shares" shall have the meaning set forth in
Section 1.1.

    1.46 "Daimler-Benz Stockholder Approval" shall have the meaning set forth in
Section 5.15(b).

    1.47 "Daimler-Benz Stockholders Meeting" shall have the meaning set forth in
Section 9.2(c).

    1.48 "DaimlerChrysler ADSs" shall have the meaning set forth in Section 1.8.

    1.49 "DaimlerChrysler AG" shall mean the corporate party to the Agreement identified in the first paragraph.

    1.50 "DaimlerChrysler Ordinary Shares" shall have the meaning set forth in
Section 1.1.

    1.51 "DaimlerChrysler SATZUNG" shall have the meaning set forth in Section 4.1.

    1.52 "DGCL" shall mean the General Corporation Law of the State of Delaware.

    1.53 "Disclosure Schedule" shall mean the disclosure schedule delivered by each Representing Party to the other setting forth (organized by the number and letter of the corresponding section and paragraph in the Business Combination Agreement PROVIDED, that matters disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed for all purposes of such disclosure schedule) the Representing Party's exceptions to the representations and warranties of such Representing Party contained in Article V and to the covenants set forth in Article VII, and PROVIDED FURTHER that inclusion of an item in a disclosure schedule shall not be construed to mean that the item is required to be disclosed or is material.

    1.54 "DM BES" shall have the meaning set forth in Section 3.8.

    1.55 "Effective Time" shall have the meaning set forth in Section 2.9.

    1.56 "80% Minimum" shall have the meaning set forth in Section 1.1.

    1.57 "Eligible Retiree" shall have the meaning set forth in Section 8.3(c).

    1.58 "Encumbrance" shall mean any mortgage, pledge, lien, charge, encumbrance, defect, security interest, claim, option or restriction of any kind.

    1.59 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    1.60 "ERISA Affiliate" shall have the meaning set forth in Section 5.11(a).

    1.61 "Excess Shares" shall have the meaning set forth in Section 3.10(b).

    1.62 "Exchange Agent" shall have the meaning set forth in Section 3.10.

    1.63 "Exchange Act" shall have the meaning set forth in Section 5.6(b).

    1.64 "Exchange Offer Documents" shall have the meaning set forth in Section 1.4(b).

    1.65 "Executive Office of the Takeover Commission" shall have the meaning set forth in Section 1.1.

    1.66 "Exercise Price" shall have the meaning set forth in Section 2.6(a).

    1.67 "F-4 Registration Statement" shall mean the Registration Statement on Form F-4 of DaimlerChrysler AG registering DaimlerChrysler Ordinary Shares to be issued in the Chrysler Merger and the Daimler-Benz Exchange Offer.

    1.68 "FSE" shall have the meaning set forth in Section 3.10.

    1.69 "Fully Diluted Basis" shall mean a basis that takes into account all outstanding Daimler-Benz Ordinary Shares (including all outstanding Daimler-Benz
ADSs) and the maximum aggregate number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs that may be issued in respect of any warrants, options, convertible instruments or other rights pursuant to which the holder thereof may acquire Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, regardless of whether currently exercisable or convertible. For this purpose, the number of Daimler-Benz Ordinary Shares or ADSs into which the Notes (including Notes represented by ADNs and DM BESs) may be converted shall be deemed to be the higher of (i) the maximum aggregate number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs into which the Notes can be converted and (ii) a number of Daimler-Benz Ordinary Shares equal to 120% of the market value of the Notes on the Daimler-Benz Exchange Offer Expiration Date divided by the per share closing price of a Daimler-Benz Ordinary Share or Daimler-Benz ADS, as applicable, as reported by the FSE or THE WALL STREET JOURNAL, as applicable, on such date.

    1.70 "German Effective Time" shall have the meaning set forth in Section
3.2.

    1.71 "German Exchange Agent" shall have the meaning set forth in Section
3.4.

    1.72 "German Exchange Offer Documents" shall have the meaning set forth in
Section 1.3.

    1.73 "German Merger Agreement" shall have the meaning set forth in Section 3.1.

    1.74 "German Prospectus" shall have the meaning set forth in Section 1.3.

    1.75 "German Share Exchange" shall have the meaning set forth in Section
1.1.

    1.76 "German Stock Corporation Law (AKTIENGESETZ)" shall have the meaning set forth in Section 3.1.

    1.77 "German Surviving Corporation" shall have the meaning set forth in
Section 3.1.

    1.78 "German Takeover Code" shall have the meaning set forth in Section 1.1.

    1.79 "Goldman Sachs" shall mean Goldman, Sachs & Co., financial advisor to Daimler-Benz.

    1.80 "Governmental Entity" shall mean any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority, whether federal, state, local or foreign.

    1.81 "GSCL" shall have the meaning set forth in Section 3.1.

    1.82 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    1.83 "Indemnified Party" shall have the meaning set forth in Section 9.8(c).

    1.84 "Initial Period" shall have the meaning set forth in Section 8.3(a).

    1.85 "IRS" shall mean the United States Internal Revenue Service.

    1.86 "Material Adverse Effect" with respect to Daimler-Benz, Chrysler or DaimlerChrysler AG shall mean any event or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, except for any events or states of facts relating to (i) the automotive and automotive finance industry in general, and not relating specifically to the business of Chrysler or Daimler-Benz, as the case may be, or
(ii) the economy of the United States of America, the Federal Republic of Germany or the world, in general, and not relating specifically to the business of Chrysler or Daimler-Benz, as the case may be or in the case of DaimlerChrysler AG, DaimlerChrysler AG and its Subsidiaries immediately after the Effective Time, taken as a whole.

    1.87 "Mergers" shall mean the Daimler-Benz Merger and the Chrysler Merger, collectively.

    1.88 "Minimum Condition" shall have the meaning set forth in Section 1.1.

    1.89 "Notes" shall have the meaning set forth in Section 3.8.

    1.90 "NYSE" shall have the meaning set forth in Section 3.10(b).

    1.91 "Old Chrysler Certificates" shall have the meaning set forth in Section 2.5(b).

    1.92 "Old Daimler-Benz ADRs" shall have the meaning set forth in Section 3.4(a).

    1.93 "Option Shares" shall have the meaning set forth in Section 2.6(a).

    1.94 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    1.95 "Performance Shares" shall have the meaning set forth in Section
2.6(b).

    1.96 "person" shall mean an individual, corporation, partnership, association, trust, or any other entity or organization, including, without limitation, a Governmental Entity.

    1.97 "Plans" shall have the meaning set forth in Section 5.11(a).

    1.98 "Proxy Statement/Prospectus" shall mean the proxy statement of Chrysler to be used in connection with the solicitation of proxies by Chrysler for the Chrysler Stockholders Meeting and the prospectus of DaimlerChrysler AG for the DaimlerChrysler Ordinary Shares being issued in connection with the transactions contemplated by the Agreement, which Proxy Statement/Prospectus forms a part of the F-4 Registration Statement.

    1.99 "Representing Party" shall have the meaning set forth in the first paragraph of Article V.

    1.100 "Representing Party's Filings" shall have the meaning set forth in
Section 5.6(b).

    1.101 "Representing Party's Financial Statements" shall have the meaning set forth in Section 5.6(a).

    1.102 "Representing Party's Pre-Agreement Filings" shall have the meaning set forth in Section 5.6(b).

    1.103 "Restraints" shall have the meaning set forth in Section 10.1(f).

    1.104 "Restricted Stock Units" shall have the meaning set forth in Section 2.6(d).

    1.105 "Rights" shall mean the rights to purchase new Daimler-Benz Ordinary Shares distributed to holders of the Daimler-Benz Ordinary Shares pursuant to the Rights Offering.

    1.106 "Rights Offering" shall have the meaning set forth in Section 2.4(c).

    1.107 "Schedule 14D-1" shall have the meaning set forth in Section 1.4(a).

    1.108 "Schedule 14D-9" shall have the meaning set forth in Section 1.4(b).

    1.109 "SEC" shall have the meaning set forth in Section 1.4(a).

    1.110 "Securities Act" shall have the meaning set forth in Section 5.6(b).

    1.111 "Significant Subsidiary" shall have the meaning set forth in Rule 1.02(w) of Regulation S-X promulgated by the SEC under the Exchange Act.

    1.112 "Special Distribution" shall mean the special distribution by Daimler-Benz of DM 20 per Daimler-Benz Ordinary Share/Daimler-Benz ADS as proposed to the Annual General Meeting of Daimler-Benz stockholders to be held on May 27, 1998.

    1.113 "Stock Exchange Admission Board" shall have the meaning set forth in
Section 9.11(a).

    1.114 "Subsidiary" shall mean with respect to Daimler-Benz, Chrysler or DaimlerChrysler AG, as the case may be, any person (i) of which fifty percent or more of either the equity interests in, or the voting control of, such person is directly or indirectly beneficially owned by Daimler-Benz, Chrysler or DaimlerChrysler AG, or (ii) Daimler-Benz, Chrysler or DaimlerChrysler AG has the ability to elect fifty percent or more of the directors or members of the governing board of such person, and in either such case, such person is a consolidated entity in the consolidated financial statements of Daimler-Benz, Chrysler or DaimlerChrysler AG, as the case may be.

    1.115 "Superior Proposal" shall have the meaning set forth in Section
9.1(b).

    1.116 "Surviving Corporation Common Stock" shall have the meaning set forth in Section 2.4(c).

    1.117 "Takeover Proposal" shall have the meaning set forth in Section
9.1(a).

    1.118 "Taxes" shall mean any and all taxes, duties, levies, imposts or other governmental charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including without limitation, taxes or other charges on or with respect to income, net assets, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

    1.119 "Tax Returns" shall mean any return, report or similar statement required to be filed with respect to any Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

    1.120 "U.S. Exchange Agent" shall have the meaning set forth in Section 2.1.

    1.121 "U.S. Exchange Fund" shall have the meaning set forth in Section
2.5(a).

    1.122 "U.S. Exchange Offer Documents" shall have the meaning set forth in
Section 1.4(b).

    1.123 "U.S. Exchange Ratio" shall have the meaning set forth in Section 2.4(b).

    1.124 "US GAAP" shall have the meaning set forth in the eighth WHEREAS clause.

    1.125 "U.S. Merger Consideration" shall have the meaning set forth in
Section 2.4(b).

    1.126 "U.S. Person" shall mean (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof,
(iii) an estate whose income is subject to United States Federal Income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and
(b) one or more U.S. Persons have the authority to control all substantial decisions of the trust.

    1.127 "U.S. Share Exchange" shall have the meaning set forth in Section 2.3.

    1.128 "U.S. Surviving Corporation" shall have the meaning set forth in
Section 2.2.

    1.129 "Warrants" shall mean the warrants issued by Daimler-Benz in connection with the 4 1/8% Deutsche Mark Bearer Notes of 1996/2003 issued by Daimler-Benz Capital (Luxembourg) AG.

                                                          Exhibit B-1 to Annex A

                   FORM OF AFFILIATE LETTER FOR AFFILIATES OF
                              CHRYSLER CORPORATION

Chrysler Corporation
1000 Chrysler Drive
Auburn Hills, Michigan 48326

Daimler-Benz Aktiengesellschaft
225 Epplestrasse
70567 Stuttgart
Germany

Oppenheim Aktiengesellschaft
Unter Sachsenhausen 4
50667 Koln
Germany

Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Chrysler Corporation, a Delaware corporation ("Chrysler"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/ or (ii) used in and for purposes of Accounting Series Releases No. 130 and No. 135, as amended, of the Commission. Pursuant to the terms of the Business Combination Agreement, dated as of May 7, 1998 (the "Business Combination Agreement"), among Daimler-Benz Aktiengesellschaft, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("Daimler-Benz"), Chrysler, and Oppenheim Aktiengesellschaft, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("Newco AG"), pursuant to which (i) Newco AG will exchange one ordinary share of no par value of Newco AG (the "Newco Ordinary Shares") or one Newco American Depositary Share representing one Newco Ordinary Share (the "Newco ADSs") for each outstanding ordinary share of DM 5 nominal value of Daimler-Benz or the corresponding no par value share, as the case may be (the "Daimler-Benz Ordinary Shares") or Daimler-Benz American Depositary Share representing one Daimler-Benz Ordinary Share (the "Daimler-Benz ADSs") tendered pursuant to an exchange offer being made by Newco to all holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs (the "Exchange Offer"),
(ii) simultaneously with the closing of the Exchange Offer, Chrysler Merger Sub, a Delaware corporation, will merge with and into Chrysler (the "Chrysler Merger") whereby the Chrysler stockholders will have the right to receive Newco ADSs in exchange for their shares of common stock, par value $1.00 per share, of Chrysler (the "Chrysler Common Stock"), and (iii) following the Exchange Offer, Daimler-Benz will merge with and into Newco and all remaining outstanding Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will be converted into Newco Ordinary Shares or Newco ADSs, as the case may be, and (iv) stockholders of each of Chrysler and Daimler-Benz will become stockholders of Newco. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Business Combination Agreement.

    As a result of the Chrysler Merger, I may receive Newco ADSs. I would receive such Newco ADSs in exchange for shares (or upon exercise of options for shares) owned by me of Chrysler Common Stock.

    1. I hereby represent, warrant and covenant to Newco, Chrysler and Daimler-Benz that in the event I receive any Newco ADSs as a result of the Chrysler Merger:

        A. I shall not make any offer, sale, pledge, transfer or other disposition of the Newco ADSs in violation of the Act or the Rules and Regulations.

        B. I have carefully read this letter and the Business Combination Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Newco ADSs, to the extent I felt necessary, with my counsel or counsel for Chrysler.

        C. I have been advised that the issuance of the Newco ADSs to me pursuant to the Chrysler Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, because at the time the Chrysler Merger is submitted for a vote of the stockholders of Chrysler, (a) I may be deemed to be an affiliate of Chrysler and (b) the distribution by me of the Newco ADSs has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Newco ADSs issued to me in the Chrysler Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act, or (iii) in the opinion of counsel reasonably acceptable to Newco, or a "no action" letter obtained by the undersigned from the staff of the Commission such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        D. I understand that except as provided for in the Business Combination Agreement, Newco is under no obligation to register the sale, transfer or other disposition of the Newco ADSs by me or on my behalf under the Act or, except as provided in paragraph 2 below, to take any other action necessary in order to make compliance with an exemption from such registration available.

        E. I further represent to, and covenant with, Newco, Daimler-Benz and Chrysler that I will not, during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to shares of Chrysler Common Stock that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Newco ADSs received by me in the Chrysler Merger or any other shares of the capital stock of Newco until after such time as results covering at least 30 days of operations of Newco have been published by Newco, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 20-F or 6-K, or any other public filing or announcement which includes the combined results of operations of Chrysler and Daimler-Benz (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Chrysler Merger financial results is referred to herein as the "Pooling Period"). Newco shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that during the aforementioned period, subject to providing written notice to Newco, I will not be prohibited from selling up to 10% of the Newco ADSs (the "10% Shares") received by me or the shares of Chrysler Common Stock owned by me or making charitable contributions or bona fide gifts of the Newco ADSs received by me or the shares of Chrysler Common Stock owned by me, subject to the same restrictions. The 10% Shares shall be calculated in accordance with SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin No. 76. I covenant with Newco that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing on the Effective Time and ending on the last day of the Pooling Period except in compliance with Rule 145(d)(i) under the Act or pursuant to charitable contributions or bona fide gifts.

        F. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Chrysler as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

    2. By Newco AG's acceptance of this letter, Newco AG hereby agrees with me that for so long as and to the extent necessary to permit me to sell the Newco ADSs pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Newco AG shall (a) use its reasonable best efforts (i) to file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and
(ii) to furnish me upon request a written statement as to whether Newco AG has complied with such reporting requirements during the 12 months preceding any proposed sale of the Newco ADSs by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.

                                          Very truly yours,
                                          --------------------------------------

                                          Name:

    Agreed and accepted this     day of                 , 1998, by

DAIMLER-BENZ AKTIENGESELLSCHAFT

By:        ----------------------------------------
           Name:
           Title:

By:        ----------------------------------------
           Name:
           Title:

CHRYSLER CORPORATION

By:        ----------------------------------------
           Name:
           Title:

OPPENHEIM AKTIENGESELLSCHAFT

By:        ----------------------------------------
           Name:
           Title:

By:        ----------------------------------------
           Name:
           Title:

                                                          Exhibit B-2 to Annex A

                   FORM OF AFFILIATE LETTER FOR AFFILIATES OF
                        DAIMLER-BENZ AKTIENGESELLSCHAFT

Chrysler Corporation
1000 Chrysler Drive
Auburn Hills, Michigan 48326

Daimler-Benz Aktiengesellschaft
225 Epplestrasse
70567 Stuttgart
Germany

Oppenheim Aktiengesellschaft
Unter Sachsenhausen
50667 Koln
Germany

Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Daimler-Benz Aktiengesellschaft, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("Daimler-Benz"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases No. 130 and No. 135, as amended, of the Commission. Pursuant to the terms of the Business Combination Agreement, dated as of May 7, 1998 (the "Business Combination Agreement"), among Daimler-Benz, Chrysler Corporation, a Delaware corporation ("Chrysler"), and Oppenheim Aktiengesellschaft, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("Newco AG"), pursuant to which (i) Newco AG will exchange one ordinary share of no par value of Newco AG (the "Newco Ordinary Shares") or one Newco American Depositary Share representing one Newco Ordinary Share (the "Newco ADSs"), for each outstanding ordinary share of DM 5 nominal value of Daimler-Benz or the corresponding no par value share, as the case may be (the "Daimler-Benz Ordinary Shares") or Daimler-Benz American Depositary Share representing one Daimler-Benz Ordinary Share (the "Daimler-Benz ADSs") tendered pursuant to an exchange offer being made by Newco AG to all holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs (the "Exchange Offer"), (ii) simultaneously with the closing of the Exchange Offer, Chrysler Merger Sub, a Delaware corporation, will merge, with and into Chrysler whereby the Chrysler stockholders will have the right to receive Newco ADSs in exchange for their shares of common stock, par value $1.00 per share, of Chrysler, and
(iii) following the Exchange Offer, Daimler-Benz will merge with and into Newco AG (the "Daimler-Benz Merger") and all remaining outstanding Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will be converted into Newco Ordinary Shares or Newco ADSs, as the case may be, and (iv) stockholders of each of Chrysler and Daimler-Benz will become stockholders of Newco AG. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Business Combination Agreement.

    As a result of the Exchange Offer and/or the Daimler-Benz Merger, I may receive Newco Ordinary Shares. I would receive such Newco Ordinary Shares in exchange for Daimler-Benz Ordinary Shares owned by me.

    1. I hereby represent, warrant and covenant to Newco AG, Chrysler and Daimler-Benz that in the event I receive any Newco Ordinary Shares as a result of the Exchange Offer and/or the Daimler-Benz Merger:

        A. I shall not make any offer, sale, pledge, transfer or other disposition of Newco Ordinary Shares in violation of the Act or the Rules and Regulations.

        B. I have carefully read this letter and the Business Combination Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Newco Ordinary Shares, to the extent I felt necessary, with my counsel or counsel for Daimler-Benz.

        C. I have been advised that the issuance of the Newco Ordinary Shares to me pursuant to the Exchange Offer or the Daimler-Benz Merger has been registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, because at the time the Exchange Offer and Daimler-Benz Merger are submitted for a vote of the stockholders of Daimler-Benz, (a) I may be deemed to be an affiliate of Daimler-Benz and (b) the distribution by me of the Newco Ordinary Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Newco Ordinary Shares issued to me in the Exchange Offer or the Daimler-Benz Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act, or (iii) in the opinion of counsel reasonably acceptable to Newco AG, or a "no action" letter obtained by the undersigned from the staff of the Commission such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        D. I understand that except as provided for in the Business Combination Agreement, Newco AG is under no obligation to register the sale, transfer or other disposition of the Newco Ordinary Shares by me or on my behalf under the Act or, except as provided in paragraph 2 below, to take any other action necessary in order to make compliance with an exemption from such registration available.

        E. I further represent to, and covenant with, Newco AG, Daimler-Benz and Chrysler that I will not, during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to Daimler-Benz Ordinary Shares and Daimler-Benz ADSs that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Newco Ordinary Shares received by me in the Exchange Offer and/or the Daimler-Benz Merger or any other shares of capital stock of Newco AG until after such time as results covering at least 30 days of operations of Newco AG have been published by Newco AG, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 20-F or 6-K, or any other public filing or announcement which includes the combined results of operations of Chrysler and Daimler-Benz (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Chrysler Merger financial results is referred to herein as the "Pooling Period"). Newco AG shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that during the aforementioned period, subject to providing written notice to Newco AG, I will not be prohibited from selling up to 10% of the Newco Ordinary Shares (the "10% Shares") received by me or the Daimler-Benz Ordinary Shares owned by me or making charitable contributions or bona fide gifts of the Newco Ordinary Shares received by me or the Daimler-Benz Ordinary Shares owned by me, subject to the same restrictions. The 10% Shares shall be calculated in accordance with SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin No. 76. I covenant with Newco AG that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing on the Effective Time and ending on the last day of the Pooling Period except in compliance with Rule 145(d)(i) under the Act or pursuant to charitable contributions or bona fide gifts.

        F. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Daimler-Benz as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

    2. By Newco AG's acceptance of this letter, Newco AG hereby agrees with me that for so long as and to the extent necessary to permit me to sell the Newco Ordinary Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Newco AG shall (a) use its reasonable best efforts (i) to file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (ii) to furnish me upon request a written statement as to whether Newco has complied with such reporting requirements during the 12 months preceding any proposed sale of the Newco Ordinary Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.

                                          Very truly yours,
                                          ______________________________________
                                          Name:

Agreed and accepted this   day
of           , 1998, by

DAIMLER-BENZ AKTIENGESELLSCHAFT

By:        ------------------------------------
           Name:
           Title:

By:        ------------------------------------
           Name:
           Title:

CHRYSLER CORPORATION

By:        ------------------------------------
           Name:
           Title:

OPPENHEIM AKTIENGESELLSCHAFT

By:        ------------------------------------
           Name:
           Title:

By:        ------------------------------------
           Name:
           Title:

By:
By:
CHRYSLER
By:
OPPENHEIM
By:
By:

                                                            Exhibit C to Annex A

                                    FORM OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              CHRYSLER MERGER SUB

    The undersigned, [Officer], certifies that he is the [Title] of Chrysler Merger Sub, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

        (a) The name of the Corporation is Chrysler Merger Sub.

        (b) The name under which the Corporation was originally incorporated was Chrysler Merger Sub and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware
    on May   , 1998.

        (c) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        (d) The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

    FIRST: The name of the Corporation is Chrysler Corporation (hereinafter, the "Corporation").

    SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

    FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one penny ($.01).

    FIFTH: The name and mailing address of the Sole Incorporator is as follows:

Name                                                      Address
--------------------------------------------------------  --------------------------------------------------------
[            ]                                            [              ]
                                                          [              ]

    SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

        (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

        (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

        (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

        (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; PROVIDED, HOWEVER, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

    SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; PROVIDED, HOWEVER, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

    The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

    The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation or the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

    Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

    EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

    NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, Chrysler Merger Sub has caused this Certificate to be
duly executed in its corporate name this    day of         , 1998.

                                          CHRYSLER MERGER SUB
                                          By:_______________________________
                                          Name:
                                          Title:

                                                            Exhibit D to Annex A

                                    FORM OF

                                    BY-LAWS

                                       OF

                              CHRYSLER MERGER SUB

                     (hereinafter called the "Corporation")

                                   ARTICLE I

                                    OFFICES

    SECTION 1. REGISTERED OFFICE. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

    SECTION 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

    SECTION 1. PLACE OF MEETINGS. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors.

    SECTION 2. ANNUAL MEETINGS. The Annual Meetings of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.

    SECTION 3. SPECIAL MEETINGS. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the "Certificate of Incorporation"), Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

    SECTION 4. NOTICE. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

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    SECTION 5.   ADJOURNMENTS.  Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

    SECTION 6. QUORUM. Unless otherwise required by law or the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5, until a quorum shall be present or represented.

    SECTION 7. VOTING. Unless otherwise required by law, the Certificate of Incorporation or these By-laws, any question brought before any meeting of stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the capital stock represented and entitled to vote thereat, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 5 of Article V hereof, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in such officer's discretion, may require that any votes cast at such meeting shall be cast by written ballot.

    SECTION 8. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered in the manner required by this Section 8 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this section.

    SECTION 9. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary

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business hours, for a period of at least ten days prior to the meeting either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

    SECTION 10. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

    SECTION 11. CONDUCT OF MEETINGS. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

                                  ARTICLE III

                                   DIRECTORS

    SECTION 1. NUMBER AND ELECTION OF DIRECTORS. The Board of Directors shall consist of not less than one nor more than fifteen members, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 2 of this Article III, directors shall be elected by a plurality of the votes cast at the Annual Meetings of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

    SECTION 2. VACANCIES. Unless otherwise required by law or the Certificate of Incorporation, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

    SECTION 3. DUTIES AND POWERS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

    SECTION 4. MEETINGS. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or by any director. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours'

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notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

    SECTION 5. QUORUM. Except as otherwise required by law or the Certificate of Incorporation, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

    SECTION 6. ACTIONS BY WRITTEN CONSENT. Unless otherwise provided in the Certificate of Incorporation, or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

    SECTION 7. MEETINGS BY MEANS OF CONFERENCE TELEPHONE. Unless otherwise provided in the Certificate of Incorporation, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 7 shall constitute presence in person at such meeting.

    SECTION 8. COMMITTEES. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

    SECTION 9. COMPENSATION. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

    SECTION 10.  INTERESTED DIRECTORS.   No contract or transaction between the
Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because the director or officer's vote is counted for such purpose if (i) the material facts as to the director or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized,

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
approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE IV

                                    OFFICERS

    SECTION 1. GENERAL. The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law or the Certificate of Incorporation. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

    SECTION 2. ELECTION. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

    SECTION 3. VOTING SECURITIES OWNED BY THE CORPORATION. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

    SECTION 4. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, unless the Board of Directors designates the President as the Chief Executive Officer, and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors.

    SECTION 5. PRESIDENT. The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and the Board of

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Directors. If there be no Chairman of the Board of Directors, or if the Board of
Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors.

    SECTION 6. VICE PRESIDENTS. At the request of the President or in the President's absence or in the event of the President's inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there is more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

    SECTION 7. SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer's signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

    SECTION 8. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under the Treasurer's control belonging to the Corporation.

    SECTION 9. ASSISTANT SECRETARIES. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary's disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

    SECTION 10. ASSISTANT TREASURERS. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any

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Vice President, if there be one, or the Treasurer, and in the absence of the
Treasurer or in the event of the Treasurer's disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer's possession or under the Assistant Treasurer's control belonging to the Corporation.

    SECTION 11. OTHER OFFICERS. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

                                   ARTICLE V

                                     STOCK

    SECTION 1. FORM OF CERTIFICATES. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation
(i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

    SECTION 2. SIGNATURES. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

    SECTION 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or the owner's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

    SECTION 4. TRANSFERS. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

    SECTION 5.  RECORD DATE.

    (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next

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preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; providing, however, that the Board of Directors may fix a new record date for the adjourned meeting.

    (b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolutions taking such prior action.

    (c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

    SECTION 6. RECORD OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

                                   ARTICLE VI

                                    NOTICES

    SECTION 1. NOTICES. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person's address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.

    SECTION 2. WAIVERS OF NOTICE. Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

                                  ARTICLE VII

                               GENERAL PROVISIONS

    SECTION 1. DIVIDENDS. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 6 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

    SECTION 2. DISBURSEMENTS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

    SECTION 3. FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

    SECTION 4. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE VIII

                                INDEMNIFICATION

    SECTION 1. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this
Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

    SECTION 2. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    SECTION 3. AUTHORIZATION OF INDEMNIFICATION. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in
Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

    SECTION 4.   GOOD FAITH DEFINED.  For purposes of any determination under
Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this
Section 4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this
Article VIII, as the case may be.

    SECTION 5. INDEMNIFICATION BY A COURT. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this
Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

    SECTION 6. EXPENSES PAYABLE IN ADVANCE. Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

    SECTION 7.   NONEXCLUSIVITY OF INDEMNIFICATION AND ADVANCEMENT OF
EXPENSES. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in
Section 1 or 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

    SECTION 8. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this
Article VIII.

    SECTION 9. CERTAIN DEFINITIONS. For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

    SECTION 10. SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

    SECTION 11. LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 hereof), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

    SECTION 12. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

                                   ARTICLE IX

                                   AMENDMENTS

    SECTION 1. AMENDMENTS. These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors, provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of stockholders or Board of Directors as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

    SECTION 2. ENTIRE BOARD OF DIRECTORS. As used in this Article IX and in these By-Laws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

                                     * * *

Adopted as of:
Last Amended as of:

                                                            Exhibit E to Annex A

                              DESIGNATED OFFICERS

                                       OF

                    DAIMLER-BENZ AG AND CHRYSLER CORPORATION

Jurgen E. Schrempp    Robert J. Eaton
Manfred Gentz         Thomas T. Stallkamp
Eckhard Cordes        Gary C. Valade
Jurgen Hubbert        Theodor R. Cunningham
Manfred Bischoff      Thomas C. Gale
Kurt Lauk             James P. Holden
Klaus Mangold         Dennis K. Pawley
Heiner Tropitzsch     Thomas W. Sidlik
Klaus-Dieter
  Vohringer
Dieter Zetsche

                                                                         Annex B

                  [Letterhead of Credit Suisse First Boston Corporation]

May 6, 1998
The Board of Directors
Chrysler Corporation
1000 Chrysler Drive
Auburn Hills, MI 48325-2766

Ladies and Gentlemen:

    You have asked us to advise you with respect to the fairness to the holders of the common stock of Chrysler Corporation ("Chrysler")from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Business Combination Agreement, dated as of May 7, 1998 (the "Business Combination Agreement"), among Chrysler, Daimler-Benz Aktiengesellschaft ("Daimler") and Oppenheim Aktiengesellschaft (which is to be renamed DaimlerChrysler Aktiengesellschaft ("DaimlerChrysler")). The Business Combination Agreement provides for, among other things, the merger (the "Chrysler Merger") of Chrysler Merger Sub ("Chrysler Merger Sub") with and into Chrysler, with Chrysler as the surviving corporation in the Chrysler Merger (the "U.S. Surviving Corporation"), pursuant to which each outstanding share of common stock, par value $1.00 per share, of Chrysler ("Chrysler Common Stock") (other than shares held by Chrysler or any of its wholly-owned subsidiaries) will be converted into the right to receive 0.547 (subject to adjustment as set forth in the Business Combination Agreement) of a DaimlerChrysler American Depositary Share (the "U.S. Exchange Ratio"). Each DaimlerChrysler American Depositary Share (a "DaimlerChrysler ADS") represents one DaimlerChrysler Ordinary Share of DM 5 nominal value (a "DaimlerChrysler Ordinary Share").

    The Business Combination Agreement further provides that (1) Daimler will commence an offer (the "Daimler Exchange Offer") to (i) the holders of Ordinary Shares of DM 5 nominal value each or the corresponding no-par value shares of Daimler ("Daimler Ordinary Shares") to exchange one DaimlerChrysler Ordinary Share for each Daimler Ordinary Share held by such holder and (ii) the holders of Daimler American Depositary Shares representing Daimler Ordinary Shares ("Daimler ADS") to exchange one DaimlerChrysler ADS for each Daimler ADS held by such holder (the consummation of the Daimler Exchange Offer by Daimler on the terms set forth in the Business Combination Agreement is referred to herein as the "German Share Exchange"); (2) prior to the effectiveness of the Chrysler Merger, it is contemplated that Chrysler shall issue and sell approximately 30 million shares of Chrysler Common Stock; (3) in the Chrysler Merger, each outstanding share of Chrysler Merger Sub Common Stock will continue to be an issued and outstanding share of common stock, par value $0.01 per share, of the U.S. Surviving Corporation (the "Surviving Corporation Common Stock"); and DaimlerChrysler will deliver, for the account of all of the former holders of Chrysler Common Stock, all of the DaimlerChrysler ADSs to be issued in the Chrysler Merger to the U.S. Exchange Agent selected by Chrysler (the "U.S. Exchange Agent"), and the U.S. Exchange Agent will deliver all of the issued and outstanding shares of Surviving Corporation Common Stock to DaimlerChrysler, as a transfer in kind (the "U.S. Share Exchange"); and (4) pursuant to the Business Combination Agreement and a German Merger Agreement (as defined in the Business Combination Agreement) to be entered into by Daimler and DaimlerChrysler, Daimler will merge with and into DaimlerChrysler (the "Daimler Merger") and as a result of the Daimler Merger each Daimler Ordinary Share shall embody solely the right to receive one DaimlerChrysler Ordinary Share and each Daimler ADS shall embody solely the right to receive one DaimlerChrysler ADS. The Daimler Exchange Offer (and the German Share Exchange), the Chrysler Merger, the U.S. Share Exchange and the Daimler Merger are collectively referred to herein as the "Transactions".

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Chrysler and Daimler as well as a draft of the Business Combination Agreement. We have also reviewed certain other information, including financial forecasts provided to us by Chrysler and Daimler, and have met with Chrysler's and Daimler's managements to discuss the business and prospects of Chrysler and Daimler.

        [LOGO]                                                                          Page 2

    We have also considered certain financial and stock market data of Chrysler and Daimler, and we have compared those data with similar data for other publicly held companies in businesses similar to Chrysler and Daimler and we have considered the financial terms of certain other business combinations and other transactions which have recently been affected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Chrysler's and Daimler's managements as to the future financial performance of Chrysler and Daimler. We have also assumed, with your consent, that the Transactions will be consummated in the manner and on the terms set forth in the Business Combination Agreement and that in the course of obtaining the necessary legal, regulatory and third party consents and approvals no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) or Chrysler or Daimler, nor have we been furnished with any such evaluations or appraisals. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Chrysler. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the DaimlerChrysler ADSs when issued to Chrysler's stockholders pursuant to the Chrysler Merger and the U.S. Share Exchange or the prices at which such DaimlerChrysler ADSs will trade subsequent to any of the Transactions.

    We have acted as financial advisor to Chrysler in connection with the Transactions and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transactions. In the past, we have performed certain investment banking services for Chrysler and have received customary fees for such services. To the extent that Chrysler issues Chrysler Common Stock in connection with the Transactions, we will perform certain investment banking services for Chrysler related thereto and receive customary fees for such services. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both Chrysler and Daimler for our and such affiliates' own accounts and for the accounts of customers and, accordingly may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors of Chrysler in connection with its consideration of the Transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Chrysler Merger and the transactions contemplated thereby.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the U.S. Exchange Ratio is fair to the holders of Chrysler Common Stock from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         Annex C

                    [Letterhead of Goldman, Sachs & Co. oHG]

PERSONAL AND CONFIDENTIAL

May 8, 1998

Management Board and Supervisory Board
Daimler-Benz AG
Epplestrasse 225
70546 Stuttgart
Germany

Gentlemen and Madame:

    You have requested our opinion as to the fairness from a financial point of view to the holders (other than Chrysler Corporation ("Chrysler") and its affiliates) of the outstanding ordinary shares of DM 5 nominal value or the corresponding no par value share, as the case may be (the "Daimler-Benz Ordinary Shares") of Daimler-Benz AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("Daimler-Benz"), including those Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs (as defined below), of the Daimler-Benz Exchange Ratio (as defined below) to be received by the holders of Daimler-Benz Ordinary Shares in the Daimler-Benz Exchange Offer and the Daimler-Benz Merger (each as defined below) pursuant to the Business Combination Agreement, dated as of May 7, 1998, among Daimler-Benz, Chrysler and DaimlerChrysler AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("DaimlerChrysler") (the "Agreement").

    The Agreement provides that DaimlerChrysler will commence an exchange offer, which may consist of one offer made in the United States and one made elsewhere (the "Daimler-Benz Exchange Offer") to: (i) the holders of Daimler-Benz Ordinary Shares to exchange, subject to certain conditions, one no par value ordinary share of DaimlerChrysler (the "DaimlerChrysler Ordinary Shares") for each Daimler-Benz Ordinary Share held by such holder; and (ii) the holders of Daimler-Benz American Depositary Shares representing Daimler-Benz Ordinary Shares (the "Daimler-Benz ADSs") to exchange, subject to certain conditions, one DaimlerChrysler American Depositary Share representing one DaimlerChrysler Ordinary Share (the "DaimlerChrysler ADSs") for each Daimler-Benz ADS held by such holder (such one-for-one exchange offered in the foregoing clauses (i) and (ii) being referred to herein as the "Daimler-Benz Exchange Offer Ratio"). The Daimler-Benz Exchange Offer is subject to, among other things, the satisfaction or waiver of the condition that such number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs which in the aggregate represent at least that number of outstanding Daimler-Benz Ordinary Shares required for the transactions contemplated by the Agreement to be accounted for as a pooling of interests under United States generally accepted accounting principles shall have been validly tendered, not withdrawn and available for purchase immediately prior to the Daimler-Benz Exchange Offer Expiration Date (as defined in the Agreement). The Agreement further provides that immediately following the consummation of the Daimler-Benz Exchange Offer, Chrysler Incorporated, a Delaware corporation, will merge with and into Chrysler with Chrysler being the surviving corporation (the "Chrysler Merger") whereby the Chrysler stockholders will have the right to receive a fraction of a DaimlerChrysler ADS equal to the U.S. Exchange Ratio (as defined in the Agreement) in exchange for each share of common stock, par value $1.00 per share, of Chrysler (the "Chrysler Common Stock"). Based on assumptions provided by senior management of Daimler-Benz, as of the date hereof, the U.S. Exchange Ratio pursuant to the Agreement would be 0.6235. As soon as possible following the Chrysler Merger, it is intended that Daimler-Benz will merge with and into DaimlerChrysler with DaimlerChrysler being the surviving corporation (the "Daimler-Benz Merger") whereby: (i) each outstanding Daimler-Benz Ordinary Share will have the right to receive one DaimlerChrysler Ordinary Share; and
(ii) each outstanding Daimler-Benz ADS will have the right to receive one DaimerChrysler ADS (such one-for-one exchange ratio in the foregoing clauses (i) and (ii) being referred to herein as the

"Daimler-Benz Merger Exchange Ratio"). Stockholders of each of Chrysler and Daimler-Benz will become stockholders of DaimlerChrysler. For purposes of this opinion, the term "Daimler-Benz Exchange Ratio" means the Daimler-Benz Exchange Offer Ratio and the Daimler-Benz Merger Exchange Ratio, collectively, after taking into account the Chrysler Merger.

    Goldman, Sachs & Co. oHG and its affiliates ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Daimler-Benz having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. In addition, we are familiar with Daimler-Benz having acted as its financial advisor in connection with the sale of TEMIC Semiconductor GmbH in 1998; the acquisition of a defense electronics business from Siemens AG in 1998; the merger of Mercedes Benz AG with Daimler-Benz in 1997; the sale of 80% of Dornier Luftfahrt GmbH of Daimler-Benz Aerospace AG in 1996; the merger of AEG AG into Daimler-Benz in 1996; the sale of 80% of Dornier Medizintechnik GmbH in 1996; a series of capital markets transactions including a number of equity and equity-linked offerings from 1994 to 1997; and sponsorship and advisory services pertaining to Daimler-Benz's NYSE listing in 1993. We also have provided certain investment banking services to Chrysler from time to time including serving as a co-manager in the issuance of $600 million 7.45% Debentures due 2027 and $500 million 7.4% Debentures due 2097 in February 1997 and July 1997, respectively. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Daimler-Benz or Chrysler for its own account and for the accounts of customers. As of May 7, 1998, Goldman Sachs accumulated net short position of 23,548 shares of Daimler-Benz and net long position of 160,154 shares of Chrysler.

    In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders of Daimler-Benz and Chrysler for the five years ended December 31, 1997; Annual Reports on Form 10-K of Chrysler for the five years ended December 31, 1997; Annual Reports on Form 20-F of Daimler-Benz for the four years ended December 31, 1997; certain interim reports to stockholders of Daimler-Benz and Chrysler and Quarterly Reports on Form 10-Q of Chrysler; certain other communications from Daimler-Benz and Chrysler to their respective stockholders; and certain internal financial analyses and forecasts for Daimler-Benz and Chrysler prepared by their respective managements including the cost savings projected by the Daimler-Benz and Chrysler managements to result from the transactions contemplated by the Agreement. We also have held discussions with the members of the senior management of Daimler-Benz and Chrysler regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs and Chrysler Common Stock, compared certain financial and stock market information for Daimler-Benz and Chrysler with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the automotive manufacturing industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Daimler-Benz or Chrysler or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the financial forecasts, including, without limitation, the cost savings projected by Daimler-Benz and Chrysler managements to result from the transactions contemplated by the Agreement, have been reasonably prepared on a basis reflecting the best currently available judgements and estimates of Daimler-Benz and Chrysler managements and that such forecasts will be realized in the amount and at the times contemplated thereby. We are not expressing any opinion herein as to the prices at which

DaimlerChrysler Ordinary Shares may trade if and when they are issued. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Management Board and the Supervisory Board of Daimler-Benz in connection with its consideration of the transactions contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs should vote with respect to such transaction or whether or not any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs should tender such securities in connection with such transaction. In addition, the opinion and any such advice provided by Goldman Sachs oHG is not and should not be considered a value opinion (Bewertung z.B. im Rahmen einer Verschmelzung) as usually rendered by qualified auditors based on the requirements of German corporate law; depending on the nature of the transaction, such a value opinion may be required independent of our opinion.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Daimler-Benz Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Daimer-Benz Ordinary Shares (including those Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs).

Very truly yours,

GOLDMAN, SACHS & CO. oHG

                                                                         Annex D

                               DAIMLERCHRYSLER AG
                     Memorandum and Articles of Association

I. General Provisions

Section 1 Name, Registered Office

    The name of the stock corporation is DaimlerChrysler AG. Its registered office is situated in Stuttgart.

Section 2 Object

(1) The object of the company is to pursue, directly or indirectly, business in the fields of development, production and sale of products and rendering of services, in particular in the following lines of business:

    - vehicles for use on land,

    - vehicles for use on water, in the air and in space and other products in the fields of transport, aerospace, space, and marine technology,

    - engines and other technological propulsion systems,

    - plants, machinery and equipment for power generation, distribution and utilisation,

    - electrical and electronic equipment, plants and systems,

    - communication and information technology, business consultancy,

    - financial services of all kinds, insurance brokerage, and activities in the fields of media and expositions, and

    - management and development of real property.

(2) The company is empowered to take all actions and measures which serve the attainment of its objects.

(3) The company may set up domestic as well as foreign subsidiaries and acquire interests in other companies. The company may purchase, dispose of, bring under joint management and conclude inter-company agreements with other companies, or limit itself to the management of its interest. The company is authorized to, wholly, or partly, drop-down its business in subsidiaries.

(4) The company itself is not permitted to carry out banking and real property transactions directly, which are subject to licence-requirements.

II. Capital Stock and Shares

Section 3 Capital Stock

(1) The capital stock of the company amounts to DM(1) [ ](2) and is divided up into [ ] no par value registered shares.

(2) The Board of Management is authorized upon the approval of the Supervisory Board to increase the capital stock in the period up to April 30, 2003 by a total of up to DM 500,000,000 (authorized capital I) in a lump

------------------------

(1) Board of Management and Supervisory Board shall be granted authorization to convert to EURO as of January 1, 1999.

(2) The present capital stock of the company amounts to DM 100,000, divided up into 20,000 no par value registered shares. However, the capital will be increased as follows: (i) in exchange for contribution in kind of the Daimler-Benz- shares made available following the acceptance of the exchange offer, (ii) in exchange for contribution in kind of the Chrysler-shares and
    (iii) in order to consummate the merger of Daimler-Benz Aktiengesellschaft into DaimlerChrysler AG. Moreover, authorized capitals will be created (compare subsection (2), (3) and (7)). Finally, conditional capital will be created which will be needed to satisfy exercises of holders of convertible notes and warrants (compare subsections (5), (6), (8) and (9)).

    sum or in partial amounts by issuing new no par value registered shares in exchange for cash contributions. At the same time, the shareholders shall be granted stock subscription rights. The stock subscription rights of the shareholders may be excluded to the extent that residual amounts are to be offset. Furthermore, the stock subscription rights of the shareholders may be excluded to the extent that it is necessary to extend to holders of warrants or of convertible bonds or notes issued by Daimler-Benz Aktiengesellschaft or its subsidiaries, or to be issued by DaimlerChrysler AG or its subsidiaries in the future, subscription rights for new shares in the volume to which they would be entitled after exercising the warrants or conversion rights or after fulfilling conversion obligations. Finally, the stock subscription rights may be excluded to the extent that the share in capital stock allocated to the new shares exceeds neither a total of ten percent of the capital stock existing at the time when this authorized capital is registered nor a total of ten percent of the capital stock existing at the time when the new shares are issued, and providing the issue price of the new shares is not significantly lower within the meaning of SectionSection 203.1, 203.2 and 186.3 Sent. 4 of the German Stock Corporation Act than the market price.

(3) The Board of Management is authorized upon the approval of the Supervisory Board to increase the capital stock in the period up to April 30, 2003 by a total of up to DM 50,000,000 (authorized capital II) in a lump sum or in partial amounts by issuing new no par value registered shares in exchange for cash contributions for the purpose of issuing employee shares. At the same time, subscription rights of the shareholders shall be excluded. The Board of Management shall determine the additional conditions of issuance of the shares upon the approval of the Supervisory Board.

(4)(3) The capital stock shall be conditionally increased by an additional DM 85,500,000 divided up into up to 17,100,000 no par value registered shares with a proportionate amount of the capital stock of DM 5 allotted to each share (conditional capital I). This conditional increase of capital shall be accomplished only to the extent that the holders of warrants and conversion rights attached to the 4 1/8%--DM--notes with warrants of 1996/2003 of Daimler-Benz Capital (Luxembourg) AG ("DM--notes with warrants 1996/2003") and to the 5 3/4 %--DM--subordinated mandatory convertible bearer notes of 1997/2002 of Daimler-Benz Aktiengesellschaft ("DM--mandatory convertible notes 1997/2002") exercise their option or conversion rights after the time when the merger with Daimler-Benz Aktiengesellschaft has become effective, or to the extent that holders obligated to convert convertible notes attached to the DM-- mandatory convertible notes 1997/2002 fulfill their obligation to convert such notes after the time when the merger with Daimler-Benz Aktiengesellschaft has become effective. The new shares created through the DM--notes with warrants 1996/2003 shall participate in profits as of the beginning of the financial year to which the "day of exercise" (with the meaning determined in the warrants conditions) belongs, the new shares created through the DM--mandatory convertible notes 1997/2002 as of the beginning of the financial year in which they are issued.

(5)(4) The capital stock shall be conditionally increased by DM 78,300,000 divided up into up to 15,660,000 no par value registered shares with a proportionate amount of the capital stock of DM 5 allotted to each share (conditional capital II). This conditional increase of capital shall be accomplished only to the extent that the holders of the convertible bonds attached to the 5,9%--DM--convertible bonds of 1996/2006, to the 5,3%--DM--convertible bonds of 1997/2007, and to the 4,4%--DM--convertible bonds of 1998/2008, issued by Daimler-Benz Aktiengesellschaft upon the authorization of the annual general meeting of May 22, 1996, in conjunction with the supplementary authorization of the annual general meeting on May 28, 1997, have conversion rights and exercise their conversion rights after the time when the merger with DaimlerBenz Aktiengesellschaft has become effective. The new shares shall participate in profits as of the beginning of the financial year in which the conversion becomes effective.

(6)(5) The capital stock shall be conditionally increased by up to DM 200,000,000, divided up into up to 40,000,000 no par value registered shares with a proportionate amount of the capital stock of DM 5 allotted to each share (conditional capital III). The conditional capital increase shall be accomplished only

------------------------

(3) This Section 3.4 will only be in force after the time when the merger has become effective.

(4) This Section 3.5 will only be in force after the time when the merger has become effective.

(5) This Section 3.6 will only be in force after the time when the "Chrysler-capital increase" has become effective.

    to the extent that the holders of option or conversion rights attached to, bonds or notes with warrants or convertible bonds or notes to be issued or guaranteed by DaimlerChrysler AG or its wholly owned direct or indirect subsidiaries by April 30, 2003 exercise their option or conversion rights, or to the extent that the holders obligated to convert convertible bonds or notes to be issued or guaranteed by DaimlerChrysler AG or its wholly owned direct or indirect subsidiaries by April 30, 2003 fulfill their conversion obligations. The new shares shall be entitled to participate in profits as of the beginning of the financial year in which such shares come into existence through the exercise of option or conversion rights or through the fulfillment of conversion obligations.

(7)(6) The Board of Management is authorized upon the approval of the Supervisory Board to increase the capital stock in the period up to December 31, 1999 by a total of up to DM 150,000,000 in a lump sum or in partial amounts by issuing new no par value registered shares in exchange for contributions in kind (authorized capital III). The shares shall each be issued for the proportionate amount of the capital stock allotted to the individual no par value share, i.e. for DM 5 each. The new shares shall participate in profits as of the beginning of the financial year ending on December 31, 1998, however, if the shares are issued after the company's ordinary general meeting in 1999, they shall only participate in profits as of the beginning of the financial year 1999.

   The new shares are exclusively for the subscription of shareholders of Daimler-Benz Aktiengesellschaft. At the same time, subscription rights of the shareholders shall be excluded.

   As consideration for shares subscribed by them, the shareholders of Daimler-Benz Aktiengesellschaft have to transfer no par value bearer shares of Daimler-Benz Aktiengesellschaft to the company. The shareholder of Daimler-Benz Aktiengesellschaft shall receive one no par value share of the company for each no par value share of Daimler-Benz Aktiengesellschaft with a proportionate amount of the capital stock of DM 5 allotted to such a share.(7)

   The Board of Management shall determine the additional conditions of issuance of the shares upon the approval of the Supervisory Board.

(8)(8) In addition, the capital stock shall be conditionally increased by up to DM 85,500,000, divided up into up to 17,100,000 no par value registered shares with a proportionate amount of the capital stock of DM 5 allotted to each share (conditional capital IV). This conditional capital increase is carried out for the consummation of the merger with Daimler-Benz Aktiengesellschaft. It shall be accomplished only to the extent that as a consequence of the exercise of option rights to subscription of shares of Daimler-Benz Aktiengesellschaft attached to the 4-1/8% DM--notes with warrants of 1996/2003 of Daimler-Benz Capital (Luxembourg) AG ("DM--notes with warrants 1996/2003") and of the exercise of rights to conversion or of obligations to convert into shares of Daimler-Benz Aktiengesellschaft attached to the 5-3/4%--DM-- subordinated mandatory convertible bearer notes of 1997/2002 of Daimler-Benz Aktiengesellschaft ("DM--mandatory convertible notes 1997/2002") no par value shares of Daimler-Benz Aktiengesellschaft are issued in the period from July 1, 1998 up to the time when the merger becomes effective, if those are not exchanged into shares of the company before the time when the merger becomes effective, and that, therefore, there is a need for additional no par value shares of the company, exceeding the no par value shares created through the unconditional capital increase for the consummation of the merger with Daimler-Benz Aktiengesellschaft, in order to exchange all shares of outside shareholders of Daimler-Benz Aktiengesellschaft existing at the time when the merger becomes effective into no par value shares of the

------------------------
(6) This Section 3.7 will only be of relevance for the implementation of the merger, at the latest up to December 31, 1999. It may be deleted from the Memorandum and Articles of Association after December 31, 1999.

(7) In the case of DaimlerChrysler receiving 90% or more of the shares of Daimler-Benz AG pursuant to the preceding exchange, the last sentence of
    Section 3.7 will be phrased as follows: The shareholder of Daimler-Benz Aktiengesellschaft shall receive 1,005 no par value shares of the company for each no par value share of Daimler-Benz Aktiengesellschaft with a proportionate amount of the capital stock of DM 5 allotted to such a share.

(8) This Section 3.8 will only be of relevance up to the time of consummation of the merger. Following this, it may be deleted from the Memorandum and Articles of Association.

    company. The new shares created through the DM--notes with warrants 1996/2003 shall participate in profits as of the beginning of the financial year to which the "day of exercise" (with the meaning determined in the option conditions) belongs, the new shares created through the DM--mandatory convertible notes 1997/2002 as of the beginning of the financial year in which they are issued.

(9)(9) In addition, the capital stock shall be conditionally increased by up to DM 78,300,000, divided up into up to 15,660,000 no par value registered shares with a proportionate amount of the capital stock of DM 5 allotted to each share (conditional capital V). This conditional capital increase is carried out for the purpose of the consummation of the merger with Daimler-Benz Aktiengesellschaft. It shall be accomplished only to the extent that the holders of the convertible bonds attached to the 5,9%--DM--convertible bonds of 1996/2006 of Daimler-Benz Aktiengesellschaft, to the 5,3%--DM--convertible bonds of 1997/2007 of Daimler-Benz Aktiengesellschaft, and to the 4,4%--DM--convertible bonds of 1998/2008 of Daimler-Benz Aktiengesellschaft, have rights of conversion into shares of Daimler-Benz Aktiengesellschaft, and that as a consequence of the exercise of such conversion rights in the period from July 1, 1998, up to the time, when the merger becomes effective, new no par value shares of Daimler-Benz Aktiengesellschaft are issued, which have not been exchanged for shares of the company before the time when the merger becomes effective, and that, therefore, there is a need for additional no par value shares of the company, exceeding the no par value shares created through the unconditional capital increase for the consummation of the merger with Daimler-Benz Aktiengesellschaft, in order to exchange all shares of outside shareholders of Daimler-Benz Aktiengesellschaft existing at the time when the merger becomes effective into no par value shares of the company. The new shares shall participate in profits as of the beginning of the financial year in which the conversion becomes effective.

Section 4 Share Certificates

(1) The form and contents of share certificates, dividend coupons and renewal coupons, if any, shall be determined by the Board of Management with the agreement of the Supervisory Board. The same shall apply to debentures and interest coupons.

(2) To the extent legally permissible and unless required under the rules of a stock exchange where the shares are listed, shareholders' rights to stock certificates and dividend coupons are disallowed. The company is granted the right to issue share certificates, representing single shares (Einzelaktien) or several shares (Sammelaktien).

III. The Board of Management

Section 5 Composition

The Board of Management shall consist of not less than two members. The Supervisory Board shall appoint the members of the Board of Management in accordance with the provisions of the Stock Corporation Act and the Co-determination Act and shall determine their number.

Section 6 Representation of the Company

Two members of the Board of Management or one member of the Board of Management and one holder of a special power of attorney (procura) shall be entitled to represent the company.

------------------------

(9) This Section 3.9 will only be of relevance up to the time of consummation of the merger. Following this it may be deleted from the Memorandum and Articles of Association.

IV. The Supervisory Board(10)

Section 7 Composition, Term of Office, Retirement

(1) The Supervisory Board shall consist of twenty members, of whom ten shall be elected by the shareholders and ten by the employees. The appointment is for a period ending no later than the close of the General Meeting which ratifies the members' actions during the fourth financial year following the commencement of their term of office, exclusive of the financial year in which that term begins. The General Meeting may, when electing, determine a shorter period of office for the shareholders' members.

(2) Any member of the Supervisory Board may, by four weeks' notice in writing to the Chairman of the Supervisory Board, retire even without showing good cause. The Chairman of the Supervisory Board, or in the case of a resignation from his office by the Chairman his deputy, may grant the consent to a reduction of the period.

(3) The term of office of the first Supervisory Board shall expire at the end of
            (11).

Section 8 Chairman and Deputy Chairmen of the Supervisory Board

(1) Following the General Meeting at which the ten shareholders' representatives on the Supervisory Board are elected, a meeting of the Supervisory Board shall take place, to which an invitation need not be issued. At this meeting, the Supervisory Board shall, in accordance with the Co-determination Act, appoint two of its number to be Chairman and Deputy Chairman for the duration of its term of office.

(2) If the Chairman or the Deputy Chairman retire before the expiration of their term of office, a successor shall be elected without delay for the remainder of the term.

Section 9 Committees of the Supervisory Board

(1) Following the election of the Chairman and Deputy Chairman of the Supervisory Board, the Supervisory Board shall elect a committee for the duration of its term of office pursuant to its obligations under section 31, sub-section 3 of the Co-determination Act, which shall include the Chairman and the Deputy Chairman of the Supervisory Board and two further members, one to be elected by the employees' representatives on the Supervisory Board from their midst and one by the shareholders' representatives from their midst, by a majority of the votes cast.

(2) If one of the further members of the committee mentioned in sub-clause 1 retires prematurely, a successor shall be elected without delay for the remainder of that member's term of office.

(3) Elections under sub-clause 2 shall be subject to the same regulations as elections under sub-clause 1.

(4) The Supervisory Board may form from among its members committees entrusted with special tasks or powers. To the extent permitted by law, the powers of the Supervisory Board to pass resolutions may also be exercised by the committees of the Supervisory Board. For resolutions in the committees, clause 10,

------------------------
(10) The provisions of the Memorandum and Articles of Association which concern the composition of the Supervisory Board according to the Co-determination Act, and the other provisions of the Memorandum and Articles of Association concerning co-determination (section 5 sentence 2, section 7 sub-section 1 sentence 1, section 8 sub-section 1, section 9 sub-section 1, 2 and 3, section 9 sub-section 4 sentence 3, 2(nd) half-sentence, section 10 sub-section 3, section 10 sub- section 5, section 10 sub-section 6 sentence 3 to 5, section 10 sub-section 7 sentence 2, section 17 sub-section 1 sentence 1) will enter into force as soon as the capital increase for the consummation of the exchange of Daimler-Benz- shares for DaimlerChrysler-shares has been carried out, henceforth when the company has gained a majority share in Daimler-Benz Aktiengesellschaft, and when the status procedure ("Statusverfahren") pursuant to Section 97 Stock Corporation Act has been completed. During the interim time span between registration of the capital increase by contribution in kind and completion of the status procedure, the Supervisory Board will consist of twelve members to be elected by the shareholders.

(11) The date when the capital increase by contribution in kind of the Daimler-Benz-shares following the exchanges is registered in the commercial register.

    sub-clauses 6 to 8 shall apply, save as otherwise required by binding statutory provisions; clause 10, sub-clause 5 shall not apply.

Section 10 Meetings, Resolutions and Statements of Intent of the Supervisory
  Board

(1) Meetings of the Supervisory Board shall be convened by the Chairman of the Supervisory Board or his Deputy if the Chairman is prevented from doing so. Meetings shall be called in writing (including by telefax), by telex or by telegram, with two weeks notice. The individual items on the agenda shall be stated with such clarity as to allow members of the Supervisory Board not present at the meeting to make use of their right to a written vote. In urgent cases, the required notice of meeting may be shortened to three days.

(2) If due notice has not been given of any item on the agenda, a resolution may be passed only if no member of the Supervisory Board objects.

   Absent members of the Supervisory Board shall in such case be given the opportunity to object to the resolution within a reasonable period to be decided by the Chairman; the resolution shall only become effective if the absent members of the Supervisory Board have not objected within the specified period.

(3) A quorum of the Supervisory Board shall be constituted when invitations have been issued to all its members at their last known address and at least ten members of the Supervisory Board participate in passing the resolution.

(4) The Chairman of the Supervisory Board, or his Deputy if the Chairman is prevented from doing so, shall preside as Chairman at meetings of the Supervisory Board and shall decide the order of items on the agenda and the manner of voting.

(5) If, when a resolution is to be passed, the members of the Supervisory Board are not present in their entirety, and if those members not present do not submit a written vote, the resolution shall be postponed if at least two of the members present so request. In case of postponement and if a special meeting of the Supervisory Board is not convened, the resolution shall be deferred to the next regular meeting. On the second occasion, a minority request for postponement shall not be permissible.

   If the Chairman of the Supervisory Board is present at the meeting or if one of the members present is in possession of his written vote, the above sub-clause shall not apply when the number of shareholders' representatives on the Supervisory Board present in person or submitting a written vote equals the number of employees' representatives or when an inequality is offset by the abstention of certain Supervisory Board members from the voting.

(6) Resolutions shall be passed by a simple majority of votes cast unless other forms of majority are required by law. In determining the result of the vote, abstentions shall not be counted.

   In the case of an equality of votes, any member of the Supervisory Board may request that a second vote take place. The Chairman, or the Deputy Chairman should the Chairman be prevented from doing so, shall decide when the vote is to be repeated. If the second vote, too, results in an equality of votes, the Chairman of the Supervisory Board shall have a second or casting vote.

(7) Members of the Supervisory Board who are not present may participate in a resolution of the Supervisory Board and its committees by submitting a written vote via other members. This shall apply also to the second vote of the Chairman of the Supervisory Board.

(8) The Chairman of the Supervisory Board, or the Deputy Chairman should the Chairman be prevented from doing so, may also arrange for the voting on a resolution of the Supervisory Board to take place in writing (including by telefax), by telex or by telegram if no member of the Supervisory Board objects to this procedure within an appropriate period to be decided by the Chairman.

(9) The Chairman of the Supervisory Board, or the Deputy Chairman if the Chairman is prevented from doing so, shall issue the statements of intent of the Supervisory Board and its committees and conduct their correspondence.

(10) Minutes of the Supervisory Board's discussions and resolutions shall be prepared and they shall be signed by the Chairman. The minutes shall be forwarded to all members.

Section 11 Duty of Secrecy of Members of the Supervisory Board

The members of the Supervisory Board shall be bound to secrecy in respect of confidential information and company secrets, in particular business or trade secrets which become known to members of the Supervisory Board through their activities on the Supervisory Board. If a member of the Supervisory Board intends to pass on to third parties information, particularly about the proceedings of a meeting of the Supervisory Board or the contents of documents and resolutions of the Supervisory Board, he shall give prior notice to the Chairman of the Supervisory Board in order to exclude any possible differences of opinion in construing the duty of secrecy.

Section 12 Remuneration of the Supervisory Board

The members of the Supervisory Board shall receive, in addition to reimbursement of their expenses (including the costs of any value added tax incurred by them as a consequence of their office), a fixed remuneration to be paid after the close of the financial year. The remuneration shall amount to DM 100,000 for the individual member, twice this amount for the Chairman, 1.5 times this amount for the deputy Chairman and 1.3 times this amount for members elected to committees of the Supervisory Board. Furthermore, the members of the Supervisory Board shall receive a flat fee of DM 2,000 for each meeting of the Supervisory Board.

V. The General Meeting

Section 13 Convening of General Meetings

(1) General Meetings shall be convened by the Board of Management or the Supervisory Board. General Meetings shall take place at the registered office of the company or at any other location not excluded by law.

(2) Notice of the meeting shall be given at least one month prior to the last day on which the shareholders have to register for the General Meeting. The term of notice shall be calculated exclusive of the day on which notice is given and the last day of the period of registration.

Section 14 The Annual General Meeting

The General Meeting which ratifies the actions of the Board of Management and the Supervisory Board, and approves the disposition of unappropriated profit, the appointment of the auditor and, if applicable, the audited financial statements (Annual General Meeting), shall take place within the first eight months of each financial year.

Section 15 Requirements for Participation and the Exercise of Voting Rights

Those shareholders who are registered in the share register on the day of the General Meeting and who have notified the company no later than on the third day before the General Meeting shall be entitled to participate in General Meetings and to exercise voting rights.

Section 16 Voting Rights

    Each share represents one vote.

Section 17 Chairmanship of General Meetings

(1) The Chairman of the Supervisory Board shall preside as chairman at General Meetings. If he is prevented from doing so, the Meeting shall be chaired by a member of the Supervisory Board appointed by the Chairman or, failing such appointment, the member elected by the shareholders' representatives on the Supervisory Board in accordance with Section 27 Sub-section 3 of the Co-determination Act. If none of the above-mentioned is present or none agrees to chair the meeting, the Chairman of the Meeting shall be elected by the Supervisory Board.

(2) The Chairman shall preside over the proceedings and decide the order of business and the manner of voting.

Section 18 Resolutions

(1) Resolutions shall be passed at General Meetings by a simple majority of votes cast, save as otherwise required by binding provisions of the Stock Corporation Act. If the Stock Corporation Act also requires that a resolution be passed by a majority of the capital stock represented at the Meeting, a simple majority of the capital represented shall suffice, provided this is permitted by law.

(2) Changes to the Memorandum and Articles of Association which affect merely the form of words may be passed by resolution of the Supervisory Board.

VI. Financial Statements and Disposition of the Unappropriated Profit

Section 19 Financial Year, Accounting

(1) The financial year is the calendar year.

(2) The Board of Management shall prepare the financial statements and the business review for the previous financial year during the first three months of the financial year and submit them to the auditor. Upon preparation, the Board of Management shall immediately submit to the Supervisory Board the financial statements and the business review together with the proposal for disposition of the unappropriated profit which the Board of Management intends to put before the General Meeting.

Section 20 Interim Distribution of the Unappropriated Profit

Following the end of the financial year, the Board of Management is--with the approval of the Supervisory Board--permitted to make an interim payment to the shareholders with respect to the foreseeable Unappropriated Profit, if a preliminary closing of the Financial Statements of the past financial year shows a profit for the year. The maximum to be paid is half of the amount which remains of the Unappropriated Profit for the year after deducting the amounts which, pursuant to law or to the Memorandum and Articles of Association, must be transferred to the disclosed reserves. Furthermore, the interim payment shall not exceed one half of the previous year's Unappropriated Profit.

Section 21 Criteria for the Shareholders' Participation in Profits

(1) The dividends paid to shareholders shall be proportional to their shares in the stock capital.

(2) When new shares are issued, a different entitlement to profits may be specified.

VII. Announcements

Section 22

Announcements of the company shall be published in the Federal Gazette.

VIII. Expenses of Formation

Section 23

Expenses and taxes incurred in connection with the formation of the company and its registration in the commercial register (in particular notary- and court fees, expenses for announcements, taxes, legal- and tax consultants' fees, expenses for experts, bank fees) shall be borne by the company up to an amount of DM 10,000 in total.

                Subject to Completion, dated September 16, 1998


OFFERING CIRCULAR-PROSPECTUS
                               Offer to Exchange
                 Each Outstanding Ordinary Share, No Par Value
                                      and
                   Each Outstanding American Depositary Share
                 Representing One Ordinary Share, No Par Value
                                       of
                        DAIMLER-BENZ AKTIENGESELLSCHAFT
                                      for
                        One Ordinary Share, No Par Value
                                       of
                               DAIMLERCHRYSLER AG

 THE DAIMLER-BENZ EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 23, 1998, UNLESS THE DAIMLER-BENZ EXCHANGE OFFER IS EXTENDED. DAIMLER-BENZ ORDINARY SHARES OR DAIMLER-BENZ AMERICAN DEPOSITARY SHARES TENDERED PURSUANT TO THE DAIMLER-BENZ EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE DAIMLER-BENZ EXCHANGE OFFER.



    DaimlerChrysler AG, a stock corporation (AKTIENGESELLSCHAFT) organized under the laws of the Federal Republic of Germany ("DaimlerChrysler AG"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Daimler-Benz Exchange Offer"), (i) to exchange one Ordinary Share, no par value (a "DaimlerChrysler Ordinary Share"), of DaimlerChrysler AG for each outstanding Ordinary Share, no par value (a "Daimler-Benz Ordinary Share"), of Daimler-Benz Aktiengesellschaft, a stock corporation (AKTIENGESELLSCHAFT) organized under the laws of the Federal Republic of Germany ("Daimler-Benz"), and (ii) to exchange one DaimlerChrysler Ordinary Share for each outstanding American Depositary Share of Daimler-Benz, representing one Daimler-Benz Ordinary Share (a "Daimler-Benz ADS"); PROVIDED that, if the Minimum Condition (as hereinafter defined) is satisfied so that the Transactions (as hereinafter defined) can be accounted for as a pooling-of-interests, then each exchanging holder will receive 1.005 DaimlerChrysler Ordinary Shares for each share exchanged (such ratio referred to in the foregoing clauses (i) and (ii), as it may be so adjusted, being referred to herein as the "Daimler-Benz Exchange Offer Ratio") and in accordance with Rule 14e-1(b) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Daimler-Benz Exchange Offer will be extended so that it will remain open for at least 10 business days from the date notice of such increase is first published, sent or given to the Daimler-Benz security holders.



    The Daimler-Benz Exchange Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Daimler-Benz Exchange Offer such number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs which constitutes at least 90% of the then issued and outstanding Daimler-Benz Ordinary Shares, including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs (the "Minimum Condition"); PROVIDED, HOWEVER, that if the number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs tendered does not satisfy the Minimum Condition but equals at least 75% of the issued and outstanding Daimler-Benz Ordinary Shares on a primary basis, including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs, at the time of registration with the commercial register (HANDELSREGISTER) of the capital increase relating to the DaimlerChrysler Ordinary Shares being issued in exchange therefor (the "75% Minimum"), the Minimum Condition shall mean the 75% Minimum, see "The Daimler-Benz Exchange Offer--Certain Conditions of the Daimler-Benz Exchange Offer." Consistent with the Private Letter Ruling (as hereinafter defined) received from the Internal Revenue Service on September 4, 1998, and in accordance with the provisions of the Combination Agreement (as hereinafter defined), Daimler-Benz and Chrysler have agreed to the 75% Minimum which represents a reduction from the requirement set forth in the Combination Agreement that shares representing at least 80% of the capital stock of Daimler-Benz on a fully diluted basis (the "80% Minimum") be tendered in order to satisfy the 80% Minimum and permit the Minimum Condition to be redefined as the 80% Minimum.



    See "Risk Factors" beginning on page 26 of this Offering Circular-Prospectus for certain information which should be considered by stockholders in connection with a decision to exchange Daimler-Benz Ordinary Shares or Daimler-Benz ADSs in the Daimler-Benz Exchange Offer.

                            ------------------------

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The Dealer Managers for the Daimler-Benz Exchange Offer are:


GOLDMAN, SACHS & CO.     CREDIT SUISSE FIRST BOSTON     DEUTSCHE BANK SECURITIES



      The date of this Offering Circular-Prospectus is September 24, 1998.

(COVER PAGE CONTINUED)


    The Daimler-Benz Board of Management (VORSTAND) has unanimously determined that the Daimler-Benz Exchange Offer and the Daimler-Benz Merger (as hereinafter defined) are fair to and in the best interests of Daimler-Benz and its stockholders and recommends that holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs accept the Daimler-Benz Exchange Offer and tender their shares pursuant to the Daimler-Benz Exchange Offer. In addition, the Daimler-Benz Exchange Offer and the Daimler-Benz Merger have been unanimously approved by the Supervisory Board of Daimler-Benz and [have been approved by the holders of Daimler-Benz Ordinary Shares, including those shares represented by Daimler-Benz ADSs.]



    The Daimler-Benz Exchange Offer is being made pursuant to the Business Combination Agreement, dated as of May 7, 1998 (as amended and restated, unless the context otherwise requires, the "Combination Agreement"), among Daimler-Benz, Chrysler Corporation, a Delaware corporation ("Chrysler"), and DaimlerChrysler AG. The Daimler-Benz Exchange Offer is one in a series of transactions described in this Offering Circular-Prospectus which together will have the effect of combining the respective businesses, stockholder groups, managements and other constituencies of Chrysler and Daimler-Benz in a "merger-of-equals" transaction. The Combination Agreement is attached as Annex A to this Offering Circular-Prospectus and is incorporated herein by reference.


    Immediately following consummation of the Daimler-Benz Exchange Offer, a newly formed Delaware corporation ("Chrysler Merger Sub") will be merged with and into Chrysler (the "Chrysler Merger"). In the Chrysler Merger, each share of common stock, par value $1.00 per share, of Chrysler (the "Chrysler Common Stock"), other than Chrysler Common Stock held in treasury or by a wholly owned subsidiary of Chrysler, will be converted into the right to receive .6235 (the "U.S. Exchange Ratio") of a DaimlerChrysler Ordinary Share.


    As soon as possible following the consummation of the Chrysler Merger, the merger of Daimler-Benz with and into DaimlerChrysler AG (the "Daimler-Benz Merger" and, together with the Chrysler Merger, the "Mergers") will be consummated. As a result of the Daimler-Benz Merger, each outstanding Daimler-Benz Ordinary Share will be converted into the right to receive that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio (such exchange ratio being referred to herein as the "Daimler-Benz Merger Exchange Ratio"). The Daimler-Benz Exchange Offer and the Mergers (including the U.S. Share Exchange (as hereinafter defined)) are collectively referred to herein as the "Transactions." Immediately after the consummation of the Transactions, based upon the number of shares of Chrysler Common Stock and Daimler-Benz Ordinary Shares issued and outstanding on July 20, 1998, the former stockholders of Chrysler will own approximately 42% and the former stockholders of Daimler-Benz will own approximately 58% of the outstanding DaimlerChrysler Ordinary Shares. If the Daimler-Benz Exchange Offer Ratio is changed to 1.005 DaimlerChrysler Ordinary Shares for each share exchanged, the respective percentages would remain approximately the same, exclusive of the issuance of 30 million shares of Chrysler Common Stock in the Chrysler Stock Issuance (as hereinafter defined). As a result of the Chrysler Merger and after consummation of the Transactions, former Chrysler stockholders as well as former Daimler-Benz stockholders will be stockholders of a company incorporated in Germany.



    The two largest stockholders of Daimler-Benz, Deutsche Bank AG and the Emirate of Kuwait, have notified Daimler-Benz that they intend to tender the Daimler-Benz Ordinary Shares held by them for investment purposes in the Daimler-Benz Exchange Offer.



     It is a condition to the consummation of the Chrysler Merger that the Daimler-Benz Exchange Offer be consummated. One of the conditions to the Daimler-Benz Exchange Offer is that the Minimum Condition (or the 75% Minimum) be satisfied. Although the exchange ratio in the Daimler-Benz Merger is the same as the exchange ratio in the Daimler-Benz Exchange Offer, the Daimler-Benz Merger will not occur unless the Daimler-Benz Exchange Offer is successful. Accordingly, stockholders are urged to tender their Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in the Daimler-Benz Exchange Offer. In addition, if the Minimum Condition is not achieved, it will not be possible to account for the Transactions as a pooling-of-interests. Accounting for the Transactions as a purchase will reduce reported earnings. See "The Transactions--Anticipated Accounting Treatment." Moreover, it is imperative that holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs desiring to tender into the Daimler-Benz Exchange Offer do so on or prior to the Daimler-Benz Exchange Offer Initial Expiration Date (as hereinafter defined) in order for such shares to be included in determining whether the Minimum Condition (or the 75% Minimum) has been satisfied. For a discussion of the tax consequences of tendering in the Daimler-Benz Exchange Offer or participating in the Daimler-Benz Merger, see "The Transactions--Certain Tax Consequences."



    There is currently no trading market for the DaimlerChrysler Ordinary Shares. However, because holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will have the right to exchange one Daimler-Benz Ordinary Share or one Daimler-Benz ADS for one DaimlerChrysler Ordinary Share (or 1.005 DaimlerChrysler Ordinary Shares, as the case may be) pursuant to the Daimler-Benz Exchange Offer, Daimler-Benz expects that the market price of a DaimlerChrysler Ordinary Share received in the Chrysler Exchange (as hereinafter defined) or the Daimler-Benz Exchange Offer should be substantially equivalent to the market price of a Daimler-Benz Ordinary Share immediately prior to the consummation of the Daimler-Benz Exchange Offer. The DaimlerChrysler Ordinary Shares are expected to be approved for listing on the Frankfurt Stock Exchange ("FSE"). The DaimlerChrysler Ordinary Shares have been


                                     ALT-2

(COVER PAGE CONTINUED)
approved for listing on the New York Stock Exchange, Inc. (the "NYSE"), subject to official notice of issuance, and will be traded thereon under the symbol "DCX."
                            ------------------------

                                   IMPORTANT


    Any holder desiring to tender such holder's Daimler-Benz ADSs should either
(1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, mail or deliver it together with the certificate(s) evidencing the tendered Daimler-Benz ADSs (the "ADS Certificates") and any other required documents to The Bank of New York, the Exchange Agent, or tender Daimler-Benz ADSs pursuant to the procedure for book-entry transfer described in "The Daimler-Benz Exchange Offer--Procedures for Tendering Daimler-Benz ADSs or Daimler-Benz Ordinary Shares," or (2) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Holders having Daimler-Benz ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Daimler-Benz ADSs so registered.



    The Deposit Agreement with respect to the Daimler-Benz ADSs will be amended to provide that each holder of a Daimler-Benz ADS outstanding on the Daimler-Benz Exchange Offer Expiration Date who has not tendered such holder's Daimler-Benz ADSs pursuant to the Daimler-Benz Exchange Offer will be deemed to have instructed the Depositary to tender all Daimler-Benz Ordinary Shares represented thereby into the Daimler-Benz Exchange Offer, and the Depositary will do so unless instructed otherwise by Daimler-Benz. Accordingly, holders of Daimler-Benz ADSs who do not intend to tender their securities in the Daimler-Benz Exchange Offer and who do not wish to have the Daimler-Benz Ordinary Shares underlying their Daimler-Benz ADSs exchanged for DaimlerChrysler Ordinary Shares must withdraw the Daimler-Benz Ordinary Shares underlying their Daimler-Benz ADSs in accordance with the procedures described in "The Daimler-Benz Exchange Offer--Amendment and Termination of the Deposit Agreement" not later than the Daimler-Benz Exchange Offer Expiration Date.



    Any holder of Daimler-Benz Ordinary Shares desiring to tender such holder's Daimler-Benz Ordinary Shares should (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal and (2) mail or deliver it together with the certificate(s) evidencing the tendered Daimler-Benz Ordinary Shares and dividend coupons numbered 68 through 70 and the renewal coupon (not invalidated) (the "Coupons") and any other required documents to The Bank of New York, or instruct the depositary bank holding your Daimler-Benz Ordinary Shares and Coupons to transfer such shares and coupons to the Custody Account of The Bank of New York, Account Number 9583899-01 at Deutsche Bank AG, Frankfurt am Main, Germany (Contact: Helga Feyer) (the "Depositary Bank Transfer Procedure") on or prior to the Daimler-Benz Exchange Offer Expiration Date. Alternatively, holders of Daimler-Benz Ordinary Shares may tender such shares in accordance with the procedures, terms and conditions set forth in the Daimler-Benz Exchange Offer materials (the "German Exchange Offer Materials") as published or provided to you by the depositary bank in Germany holding your Daimler-Benz Ordinary Shares and Coupons (the "Depositary Bank").



    A holder who desires to tender Daimler-Benz ADSs and whose ADS Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis and any holder who desires to tender Daimler-Benz Ordinary Shares and whose certificate(s) evidencing such Daimler-Benz Ordinary Shares ("Ordinary Share Certificates") are not immediately available or who cannot comply with the Depositary Bank Transfer Procedure on a timely basis, may tender such Daimler-Benz ADSs or Daimler-Benz Ordinary Shares by following the procedures for guaranteed delivery described herein. See "The Daimler-Benz Exchange Offer-- Guaranteed Delivery."



    Questions and requests for assistance may be directed to Goldman, Sachs & Co., Credit Suisse First Boston Corporation or Deutsche Bank Securities (the "Dealer Managers"), to D.F. King & Co., Inc. (the "Information Agent") or to the Exchange Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offering Circular-Prospectus. In addition, holders of Daimler-Benz Ordinary Shares who hold such shares though a depositary bank may also direct questions and requests for assistance to such holders' depositary banks. Additional copies of this Offering Circular-Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Dealer Managers, the Information Agent or from brokers, dealers, commercial banks or trust companies.


                            ------------------------

                                     ALT-3

          QUESTIONS AND ANSWERS ABOUT THE DAIMLER-BENZ EXCHANGE OFFER

    THE FOLLOWING QUESTIONS AND ANSWERS ARE INTENDED TO PROVIDE BRIEF ANSWERS TO CERTAIN COMMONLY ASKED QUESTIONS. THESE QUESTIONS AND ANSWERS DO NOT, AND ARE NOT INTENDED TO, ADDRESS ALL QUESTIONS THAT MAY BE PERTINENT TO DAIMLER-BENZ STOCKHOLDERS AND OTHER PROSPECTIVE INVESTORS, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS OFFERING CIRCULAR-PROSPECTUS, THE ANNEXES ATTACHED HERETO AND THE DOCUMENTS REFERRED TO OR INCORPORATED HEREIN BY REFERENCE.


Q:         Why is DaimlerChrysler AG making the
           Daimler-Benz Exchange Offer?
A:         The Daimler-Benz Exchange Offer is the
           first step in a series of transactions
           being entered into in order to effect the proposed combination of Daimler-Benz and
           Chrysler and to enable the Transactions to qualify for the pooling-of-interests method of accounting.
Q:         What will I receive in exchange for my
           Daimler-Benz securities?
A:         You will receive shares of DaimlerChrysler
           AG, an AKTIENGESELLSCHAFT organized and
           existing under the laws of the Federal
           Republic of Germany.
Q:         How can I get 1.005 DaimlerChrysler
           Ordinary Shares rather than only 1.000
           DaimlerChrysler Ordinary Share?
A: You will only be entitled to receive the extra .005 of a DaimlerChrysler Ordinary
           Share if 90% or more of the Daimler-Benz
           Ordinary Shares and ADSs are tendered in the offer. Accordingly, you are strongly encouraged to tender all of your shares on or prior to the Daimler-Benz Exchange
           Offer Initial Expiration Date in order for such shares to be included in determining whether this condition has been satisfied.
Q:         I hold certificates for Daimler-Benz ADSs.
           How do I participate in the Daimler-Benz
           Exchange Offer?
A:         If you hold certificates for Daimler-Benz
           ADSs, complete and sign the Letter of
           Transmittal and send it, together with
           your certificates representing
           Daimler-Benz ADSs and any other documents required by the Letter of Transmittal, to the Exchange Agent at one of the addresses set forth on the back cover of this Offering Circular-Prospectus before the expiration of the Daimler-Benz Exchange
           Offer. Do not send your certificates to
           Daimler-Benz, DaimlerChrysler AG, the
           Dealer Managers (Goldman, Sachs & Co.,
           Credit Suisse First Boston Corporation and
           Deutsche Bank Securities) or the
           Information Agent (D.F. King & Co., Inc.).
Q: My ADSs are held by my broker. What should I do if I want to participate in the Daimler-Benz Exchange Offer?
A: If your ADSs are held by your broker and are not certificated in your name (I.E., your ADSs are held in "street name"), you should receive instructions from your broker on how to participate in the offer.
           In this situation, you do not need to
           complete the Letter of Transmittal. If you have not yet received instructions from your broker, please contact your broker directly.
Q: I hold Daimler-Benz Ordinary Shares. How do I participate in the Daimler-Benz
           Exchange Offer?
A: - If you hold your stock certificates and dividend coupons numbered 68 through 70 and the renewal coupon (not
             invalidated), you should complete and
             sign the Letter of Transmittal (or a
             facsimile thereof) in accordance with
             the Instructions in the Letter of
             Transmittal and mail or deliver it
             together with such certificates and the
             coupons and any other documents required by the Letter of Transmittal to the Exchange Agent at one of the addresses set forth on the back cover of this Offering Circular-Prospectus before the expiration of the Daimler-Benz Exchange
             Offer. Do not send your certificates and coupons to Daimler-Benz, DaimlerChrysler
             AG, the Dealer Managers (Goldman, Sachs
             & Co., Credit Suisse First Boston
             Corporation and Deutsche Bank
             Securities) or the Information Agent
             (D.F. King & Co., Inc.)
           - If a German depositary bank holds your Daimler-Benz Ordinary Shares, you should
             (1) complete and sign the Letter of
             Transmittal (or a facsimile thereof) in
             accordance with the Instructions in the
             Letter of Transmittal and mail or
             deliver it to the Exchange Agent at one
             of the addresses set forth on the back
             cover of this Offering
             Circular-Prospectus, and (2) instruct
             the bank to transfer your Daimler-Benz
             Ordinary Shares and dividend coupons
             numbered 68 through 70 and the renewal
             coupon (not invalidated) to the Custody


                                     ALT-4

             Account of The Bank of New York, Account
             Number 9583899-01 at Deutsche Bank AG,
             Frankfurt am Main, Germany (Contact:
             Helga Feyer) before the expiration of
             the Daimler-Benz Exchange Offer.
           - Instead of either of the procedures
           described above, you may follow the
             instructions set forth in the
             Daimler-Benz Exchange Offer materials as published or provided to you by the depositary bank in Germany holding your Daimler-Benz Ordinary Shares and coupons and tender your Daimler-Benz Ordinary
             Shares in accordance with the
             procedures, terms and conditions set
             forth in such materials.
Q:         Can I change my mind after I tender my
           Daimler-Benz securities?
A:         Yes. You may withdraw a tender of your
           securities any time before the expiration of the Daimler-Benz Exchange Offer. If you change your mind and decide to tender, you can retender your Daimler-Benz securities by following the tender procedures again, as long as you do so prior to the expiration of the Daimler-Benz Exchange
           Offer.
Q: Are there any conditions to Daimler-Benz' obligation to complete the Daimler-Benz
           Exchange Offer?
A: Yes, Daimler-Benz' obligation to complete the Daimler-Benz Exchange Offer is subject to the conditions set forth on page 41.
Q:         Will you complete the Exchange Offer if
           less than 90% of the Daimler-Benz shares are tendered?
A:         If all of the other conditions to the
           offer are satisfied and at least 75% but less than 90% of the issued and outstanding Daimler-Benz shares are tendered, we will complete the
           Daimler-Benz Exchange Offer but the
           Transactions will be treated as a purchase rather than a pooling-of-interests for accounting purposes. Accounting for the
           Transactions as a purchase will reduce
           reported earnings. For further information see "The Transactions--Anticipated
           Accounting Treatment" in this Offering
           Circular-Prospectus.
Q: When does the Daimler-Benz Exchange Offer expire?
A:         The Daimler-Benz Exchange Offer and
           withdrawal rights will initially expire at 12:00 Noon, New York City time, on Friday,
           October 23, 1998. However, if 90% or more of the Daimler-Benz Ordinary Shares are tendered in the offer as of such date, the U.S. federal securities laws require that the offer remain open for a period of 10 business days from the date Daimler-Benz publicizes the increase in the
           Daimler-Benz Exchange Offer Ratio. The
           U.S. federal securities laws also require that the offer remain open for a period of five business days if the Minimum
           Condition is revised to the 75% Minimum
           Condition.
Q: When will tendering stockholders know the outcome of the Daimler-Benz Exchange
           Offer?
A: Results of the Daimler-Benz Exchange Offer will be announced by press release promptly after the expiration of the Daimler-Benz Exchange Offer.
Q:         How will I be taxed on the DaimlerChrysler
           AG shares that I receive in the
           Daimler-Benz Exchange Offer?
A: Stockholders should not recognize taxable gain or loss for United States federal income tax purposes upon the exchange of Daimler-Benz Ordinary Shares or
           Daimler-Benz ADSs for DaimlerChrysler
           Ordinary Shares, except with respect to
           any cash received with respect to a
           fractional DaimlerChrysler Ordinary Share.
           The holding period for the DaimlerChrysler
           Ordinary Shares received, which determines how any gain or loss should be treated for United States federal income tax purposes upon future sales of DaimlerChrysler
           Ordinary Shares, generally will include
           the holding period for the Daimler-Benz
           Ordinary Shares and Daimler-Benz ADSs
           exchanged in the business combination. For a fuller description of United States federal income tax considerations, see
           "The Transactions-- Certain Tax
           Consequences."
Q: Whom should I call if I have questions or want copies of additional documents?
A: If you need additional documents or have any questions you may contact:



   The Information Agent:
   D.F. King & Co., Inc.1-800-848-3094 (toll free)



   The Dealer Managers:
   Goldman, Sachs & Co. 1-800-323-5678 (toll free)


   Credit Suisse First Boston


    Corporation         1-800-881-8320 (toll free)


   Deutsche Bank Securities

                        1-800-334-1898 (toll free)


                                     ALT-5

The Daimler-Benz Exchange Offer


Daimler-Benz Exchange
Offer Ratio............  1.000 DaimlerChrysler Ordinary Share for each Daimler-Benz Ordinary
                         Share or Daimler-Benz ADS if less than 90% but at least 75% of the issued and outstanding Daimler-Benz Ordinary Shares on a primary basis, including Daimler-Benz Ordinary Shares represented by
                         Daimler-Benz ADSs, at the time of registration with the commercial register (HANDELSREGISTER) of the capital increase relating to the
                         DaimlerChrysler Ordinary Shares being issued in exchange therefor are tendered.

                         1.005 DaimlerChrysler Ordinary Shares for each Daimler-Benz
                         Ordinary Share or Daimler-Benz ADS if 90% or more of the
                         outstanding Daimler-Benz Ordinary Shares and Daimler-Benz ADSs are
                         tendered.

Daimler-Benz Merger
Exchange Ratio.........  Same as the Daimler-Benz Exchange Offer Ratio described above.

Terms of the
Daimler-Benz
Exchange Offer.........  DaimlerChrysler AG is offering, upon the terms and subject to the conditions of the Daimler-Benz Exchange Offer, to exchange (i) that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz
                         Exchange Offer Ratio for each issued and outstanding Daimler-Benz
                         Ordinary Share, and (ii) that number of DaimlerChrysler Ordinary
                         Shares equal to the Daimler-Benz Exchange Offer Ratio for each issued and outstanding Daimler-Benz ADS. To be eligible to receive
                         DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz
                         Exchange Offer, a holder of Daimler-Benz Ordinary Shares or
                         Daimler-Benz ADSs must validly tender and not properly withdraw such shares on or prior to the Daimler-Benz Exchange Offer
                         Expiration Date (as hereinafter defined). See "The Daimler-Benz
                         Exchange Offer--Terms of the Daimler-Benz Exchange Offer;
                         Daimler-Benz Exchange Offer Expiration Date." The Daimler-Benz
                         Exchange Offer is being conducted simultaneously in jurisdictions outside of the United States in accordance with the applicable laws of such jurisdictions.

Daimler-Benz
Exchange Offer
Expiration Date........  The Daimler-Benz Exchange Offer expires at 12:00 Noon, New York
                         City time, on Friday, October 23, 1998 (the "Daimler-Benz Exchange
                         Offer Initial Expiration Date"), unless extended. The Combination
                         Agreement provides that if any of the conditions to the
                         consummation of the Daimler-Benz Exchange Offer are unsatisfied at the Daimler-Benz Exchange Offer Initial Expiration Date and if
                         requested by either Chrysler or Daimler-Benz, or if requested by either Chrysler or Daimler-Benz pursuant to clause (ii) below, the
                         Daimler-Benz Exchange Offer Initial Expiration Date will be extended by DaimlerChrysler AG from time to time thereafter until the earliest of (i) the maximum period permitted under the German
                         Takeover Code (UBERNAHMEKODEX DER BORSENSACHVERSTANDIGENKOMMISSION
                         BEIM BUNDESMINISTERIUM DER FINANZEN) (the "German Takeover Code")
                         or as otherwise approved by the Executive Office of the Takeover
                         Commission (UBERNAHMEKOMMISSION) pursuant to the German Takeover
                         Code (the "Executive Office of the Takeover Commission"), (ii) the
                         close of business (Central European Time) on the day on which
                         Daimler-Benz and DaimlerChrysler AG have publicly announced that all of the conditions to the consummation of the Daimler-Benz
                         Exchange Offer shall have been satisfied or that they have been duly waived (or, if later, a date that is five business days following the Daimler-Benz Exchange Offer


                                     ALT-6

                         Initial Expiration Date, if either Chrysler or Daimler-Benz shall have requested DaimlerChrysler AG to extend the Daimler-Benz
                         Exchange Offer to such date), and (iii) such time as the
                         Combination Agreement is terminated as provided under "The
                         Combination Agreement--Termination." As used in this Offering
                         Circular-Prospectus, the "Daimler-Benz Exchange Offer Expiration
                         Date" means the latest date and time to which the Daimler-Benz
                         Exchange Offer is extended. See "The Daimler-Benz Exchange
                         Offer--Terms of the Daimler-Benz Exchange Offer; Daimler-Benz
                         Exchange Offer Expiration Date," "--Extension, Termination and
                         Amendment" and "--Certain Conditions of the Daimler-Benz Exchange
                         Offer."

Anticipated Extension
of the Daimler-Benz
Exchange Offer
Expiration Date........  In the event that the Minimum Condition is satisfied by virtue of there being validly tendered and not properly withdrawn on or prior to the Daimler-Benz Exchange Offer Expiration Date at least 90% of the issued and outstanding Daimler-Benz Ordinary Shares (including
                         Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs), the
                         Daimler-Benz Exchange Offer Ratio will be 1.005 DaimlerChrysler
                         Ordinary Shares for each Daimler-Benz Ordinary Share or
                         Daimler-Benz ADS exchanged. Accordingly, if the Minimum Condition has been satisfied, the Daimler-Benz Exchange Offer will be extended in accordance with Rule 14e-1(b) under the Exchange Act so that it will remain open for at least 10 business days from the date notice of the increase in the Daimler-Benz Exchange Offer
                         Ratio as a result of the Minimum Condition having been satisfied is first published, sent or given to Daimler-Benz security holders. In the event that the Minimum Condition is not satisfied and is reduced to the 75% Minimum, the Daimler-Benz Exchange Offer will remain open for at least five business days from the date the
                         Daimler-Benz security holders are notified of such change. IT IS
                         IMPERATIVE THAT HOLDERS OF DAIMLER-BENZ ORDINARY SHARES AND
                         DAIMLER-BENZ ADSs DESIRING TO TENDER SHARES IN THE DAIMLER-BENZ
                         EXCHANGE OFFER DO SO ON OR PRIOR TO THE DAIMLER-BENZ EXCHANGE OFFER
                         INITIAL EXPIRATION DATE IN ORDER FOR SUCH SHARES TO BE INCLUDED IN
                         DETERMINING WHETHER THE MINIMUM CONDITION HAS BEEN SATISFIED. See
                         "The Daimler-Benz Exchange Offer--Extension, Termination and
                         Amendment."

Conditions of the
Daimler-Benz
Exchange Offer.........  The Daimler-Benz Exchange Offer is subject to certain conditions, including, among other things, there being validly tendered and not properly withdrawn prior to the Daimler-Benz Exchange Offer
                         Expiration Date such number of Daimler-Benz Ordinary Shares and
                         Daimler-Benz ADSs which constitutes at least 90% of the then issued and outstanding Daimler-Benz Ordinary Shares, including
                         Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs (the
                         "Minimum Condition"); PROVIDED, HOWEVER, that if the number of
                         Daimler-Benz Ordinary Shares and Daimler-Benz ADSs tendered does not satisfy the Minimum Condition but equals at least 75% of the issued and outstanding Daimler-Benz Ordinary Shares on a primary basis, including Daimler-Benz Ordinary Shares represented by
                         Daimler-Benz ADSs, at the time of registration with the commercial register (HANDELSREGISTER) of the capital increase relating to the
                         DaimlerChrysler Ordinary Shares being issued in exchange therefor
                         (the "75%


                                     ALT-7

                         Minimum"), the Minimum Condition shall mean the 75% Minimum.
                         Consistent with the Private Letter Ruling and in accordance with the provisions of the Combination Agreement, Daimler-Benz and
                         Chrysler have agreed to the 75% Minimum which represents a reduction from the requirement set forth in the Combination
                         Agreement that shares representing at least 80% of the capital stock of Daimler-Benz on a fully diluted basis (the "80% Minimum")
                         be tendered in order to satisfy the 80% Minimum and permit the
                         Minimum Condition to be redefined as the 80% Minimum. For a discussion of the other conditions to the Daimler-Benz Exchange
                         Offer, see "The Daimler-Benz Exchange Offer--Certain Conditions of
                         the Daimler-Benz Exchange Offer." In addition, for a discussion of the conditions to the Transactions, see "The Combination
                         Agreement--Conditions to Closing."

Procedures for
Tendering
Daimler-Benz ADSs......  To be properly tendered, either (i) ADS Certificates, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an Agent's Message (as hereinafter defined)
                         in the case of a book-entry transfer of Daimler-Benz ADSs and any other documents required by the Letter of Transmittal must be received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Circular-Prospectus, in each case, on or prior to the Daimler-Benz Exchange Offer Expiration Date, or
                         (ii) stockholders must comply with the specific procedures for guaranteed delivery described herein. Holders of Daimler-Benz ADSs having Daimler-Benz ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender any Daimler-
                         Benz ADSs pursuant to the Daimler-Benz Exchange Offer. See "The
                         Daimler-Benz Exchange Offer--Procedures for Tendering Daimler-Benz
                         ADSs or Daimler-Benz Ordinary Shares" and "--Guaranteed Delivery."
                         The method for delivering ADS Certificates and all other required documents, including delivery through the book-entry transfer facility, is at the option and risk of the tendering holder, and the delivery will be deemed made only when actually received by the
                         Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Procedures for
Tendering Daimler-Benz
Ordinary Shares........  To be properly tendered (i) Ordinary Share Certificates together with the Coupons and a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the
                         Exchange Agent at one of the addresses set forth on the back cover of this Offering Circular-Prospectus on or prior to the
                         Daimler-Benz Exchange Offer Expiration Date, or (ii) stockholders must instruct the depositary bank holding such holders'
                         Daimler-Benz Ordinary Shares and Coupons to transfer such shares and Coupons to the Custody Account of The Bank of New York, Account
                         Number 9583899-01 at Deutsche Bank AG, Frankfurt am Main, Germany
                         (Contact: Helga Feyer) and must deliver to the Exchange Agent a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, in each case on or prior to the Daimler-Benz
                         Exchange Offer Expiration Date, or (iii) stockholders must comply with the specific procedures for guaranteed delivery described herein, or (iv) stockholders must follow the instructions for


                                     ALT-8

                         tendering Daimler-Benz Ordinary Shares and Coupons set forth in the
                         German Exchange Offer Materials and tender such shares in
                         accordance with the procedures, terms and conditions set forth in such materials. In all cases for Daimler-Benz Ordinary Shares to be properly tendered they must be accompanied by the Coupons. See "The
                         Daimler-Benz Exchange Offer-- Procedures for Tendering Daimler-Benz
                         ADSs or Daimler-Benz Ordinary Shares." The method for delivering
                         Ordinary Share Certificates and Coupons and all other required documents is at the option and risk of the tendering holder, and the delivery will be deemed made only when actually received by the
                         Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Chrysler Merger
Dependent on
Success of Daimler-Benz
Exchange Offer.........  It is a condition to the consummation of the Chrysler Merger that the Daimler-Benz Exchange Offer be consummated. One of the conditions to the Daimler-Benz Exchange Offer is that the Minimum
                         Condition (or the 75% Minimum) be satisfied. Accordingly, the
                         Chrysler Merger will not occur unless the Minimum Condition (or the
                         75% Minimum) is satisfied.

Accounting
Considerations.........  If the Minimum Condition is not achieved, it will not be possible to account for the Transactions as a pooling-of-interests.
                         Accounting for the Transactions as a purchase will reduce reported earnings. See "The Transactions--Anticipated Accounting Treatment."

Withdrawal Rights......  Tenders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs made pursuant to the Daimler-Benz Exchange Offer are irrevocable, except that Daimler-Benz Ordinary Shares and Daimler-Benz ADSs tendered pursuant to the Daimler-Benz Exchange Offer may be withdrawn at any time prior to the Daimler-Benz Exchange Offer Expiration Date, and,
                         unless theretofore accepted for exchange by DaimlerChrysler AG for
                         DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz
                         Exchange Offer, may also be withdrawn at any time after November
                         22, 1998. See "The Daimler-Benz Exchange Offer--Withdrawal Rights."

Delivery of
DaimlerChrysler
Ordinary Shares........  In the event the Minimum Condition and all other conditions to the
                         Daimler-Benz Exchange Offer are satisfied and DaimlerChrysler AG accepts Daimler-Benz Ordinary Shares and Daimler-Benz ADSs for
                         exchange, exchanging securityholders will receive one
                         DaimlerChrysler Ordinary Share for each Daimler-Benz Ordinary Share and Daimler-Benz ADS exchanged promptly following the Daimler-Benz
                         Exchange Offer Expiration Date. The additional whole
                         DaimlerChrysler Ordinary Shares which the exchanging Daimler-Benz securityholders will be entitled to receive as a result of the increase in the Daimler-Benz Exchange Offer Ratio from 1:1 to
                         1:1.005 together with a cash payment in lieu of any fractional shares will be delivered within fourteen business days following the Daimler-Benz Exchange Offer Expiration Date. Under no
                         circumstances will interest be paid on the exchange of
                         DaimlerChrysler Ordinary Shares for Daimler-Benz ADSs and
                         Daimler-Benz Ordinary Shares,


                                     ALT-9

                         regardless of any delay in making such exchange. See "The
                         Daimler-Benz Exchange Offer--Exchange of Daimler-Benz ADSs and
                         Daimler-Benz Ordinary Shares."

Termination of
Daimler-Benz ADS
Program................  The Deposit Agreement with respect to the Daimler-Benz ADSs will be amended to provide that each holder of a Daimler-Benz ADS
                         outstanding on the Daimler-Benz Exchange Offer Expiration Date who
                         has not tendered such holder's Daimler-Benz ADSs pursuant to the
                         Daimler-Benz Exchange Offer will be deemed to have instructed the
                         Depositary to tender all Daimler-Benz Ordinary Shares represented thereby into the Daimler-Benz Exchange Offer, and the Depositary will do so unless instructed otherwise by Daimler-Benz.
                         Accordingly, holders of Daimler-Benz ADSs who do not intend to tender their securities in the Daimler-Benz Exchange Offer and who do not wish to have the Daimler-Benz Ordinary Shares underlying their Daimler-Benz ADSs exchanged for DaimlerChrysler Ordinary
                         Shares must withdraw the Daimler-Benz Ordinary Shares underlying their Daimler-Benz ADSs in accordance with the procedures described in "The Daimler-Benz Exchange Offer--Amendment and Termination of
                         the Deposit Agreement" not later than the Daimler-Benz Exchange
                         Offer Expiration Date.

Dealer Managers........  The Dealer Managers in connection with the Daimler-Benz Exchange
                         Offer are: Goldman, Sachs & Co., toll free telephone number (800)
                         323-5678; Credit Suisse First Boston Corporation, toll free telephone number (800) 881-8320; and Deutsche Bank Securities, toll free telephone number (800) 334-1898.

Exchange Agent.........  The Bank of New York is serving as the Exchange Agent in connection with the Daimler-Benz Exchange Offer. Its toll free telephone number is (800) 470-7418.

Information Agent......  D.F. King & Co., Inc. is serving as the Information Agent in connection with the Daimler-Benz Exchange Offer. Its toll free telephone number is (800) 848-3094.


                                     ALT-10

                        THE DAIMLER-BENZ EXCHANGE OFFER

General


    DaimlerChrysler AG hereby offers, upon the terms and subject to the conditions set forth in the Daimler-Benz Exchange Offer, (i) to exchange that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio for each outstanding Daimler-Benz Ordinary Share, and (ii) to exchange that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio for each outstanding Daimler-Benz ADS. To be eligible to receive DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Exchange Offer, a holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs must validly tender and not properly withdraw such shares on or prior to the Daimler-Benz Exchange Offer Expiration Date. See "--Withdrawal Rights." The Daimler-Benz Exchange Offer Initial Expiration Date is 12:00 Noon, New York City time, on Friday, October 23, 1998; however, if the Minimum Condition has been satisfied, the Daimler-Benz Exchange Offer will be extended in accordance with Rule 14e-1(b) under the Exchange Act so that it will remain open for at least 10 business days from the date notice of the increase in the Daimler-Benz Exchange Offer Ratio as a result of the Minimum Condition having been satisfied is first published, sent or given to Daimler-Benz securityholders. In the event the Minimum Condition is not satisfied and is reduced to the 75% Minimum, the Daimler-Benz Exchange Offer will remain open for at least five business days from the date the Daimler-Benz securityholders are notified of such change.



    Tendering holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions in connection with the tender of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in the Daimler-Benz Exchange Offer. In addition, the Depository will not charge Daimler-Benz ADS holders any fees in connection with the withdrawal of Daimler-Benz Ordinary Shares pursuant to the Deposit Agreement. See "--Amendment and Termination of the Deposit Agreement." Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the exchange of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs pursuant to the Daimler-Benz Exchange Offer will be paid by or on behalf of DaimlerChrysler AG. DaimlerChrysler AG will pay all charges and expenses of the Dealer Managers, the Exchange Agent and the Information Agent incurred in connection with the Daimler-Benz Exchange Offer. See "--Fees and Expenses."


    The Daimler-Benz Exchange Offer is being made pursuant to the Combination Agreement and is one in a series of transactions described in this Offering Circular-Prospectus which together will have the effect of combining the respective businesses, stockholder groups, managements and other constituencies of Chrysler and Daimler-Benz in a "merger-of-equals" transaction. The purpose of the Daimler-Benz Exchange Offer is for DaimlerChrysler AG to obtain the entire equity interest in Daimler-Benz and to enable the Transactions to qualify for the pooling-of-interests method of accounting. Immediately following consummation of the Daimler-Benz Exchange Offer, the Chrysler Merger will be consummated. As soon as possible following the consummation of the Chrysler Merger, the Daimler-Benz Merger will be consummated. See "Risk Factors" and "The Transactions--German Valuation Proceeding (SPRUCHVERFAHREN)."


    The Daimler-Benz Exchange Offer has been unanimously approved by the Daimler-Benz Supervisory Board (AUFSICHTSRAT) and the Daimler-Benz Management Board (VORSTAND) [and has also been approved by the stockholders of Daimler-Benz]. The Daimler-Benz Management Board (VORSTAND) has determined that the Daimler-Benz Exchange Offer is fair to and in the best interests of Daimler-Benz and its stockholders and recommends that stockholders tender their Daimler-Benz Ordinary Shares and Daimler-Benz ADSs.



    For a discussion of the Daimler-Benz Management Board's recommendation, see "The Transactions-- Recommendations of the Daimler-Benz Management Board and Reasons for those Recommendations."


    On May 6, 1998, Goldman, Sachs & Co. oHG delivered its oral opinion to the Daimler-Benz Management Board and the Daimler-Benz Supervisory Board that, as of the date of such opinion, the Daimler-Benz Exchange Ratio (as defined in the opinion of Goldman, Sachs & Co. oHG attached hereto as Annex C) pursuant to the

                                     ALT-11

Combination Agreement is fair from a financial point of view to the holders of Daimler-Benz Ordinary Shares (including those Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs). Goldman, Sachs & Co. oHG subsequently confirmed its earlier opinion by delivery of its written opinion, dated as of May 8, 1998. Thereafter, Goldman Sachs orally advised the Daimler-Benz Management Board and Daimler-Benz Supervisory Board that (i) the change to 1.005 in the Daimler-Benz Exchange Offer Ratio and the Daimler-Benz Merger Exchange Ratio if the Minimum Condition is satisfied and (ii) the change of the 80% Minimum to the 75% Minimum did not affect the Goldman Sachs opinion. Neither the Daimler-Benz Management Board nor the Daimler-Benz Supervisory Board requested an updated opinion from Goldman Sachs.


    The full text of the written opinion of Goldman, Sachs & Co. oHG, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. The opinion of Goldman, Sachs & Co. oHG referred to herein does not constitute a recommendation whether or not any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs should tender such securities in the Daimler-Benz Exchange Offer. Holders of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs are urged to, and should, read such opinion in its entirety. The opinion and advice provided by Goldman, Sachs and Co. oHG is not and should not be considered a value opinion (BEWERTUNG Z.B. IM RAHMEN EINER VERSCHMELZUNG). See "The Transactions--Opinion of Financial Advisor of Daimler-Benz."


    The Daimler-Benz Exchange Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition or the 75% Minimum, as the case may be. The Daimler-Benz Exchange Offer is also subject to certain other conditions set forth in this Offering Circular-Prospectus. See "--Certain Conditions of the Daimler-Benz Exchange Offer."



    As of August 15, 1998, Daimler-Benz had issued and outstanding 571,933,266 Daimler-Benz Ordinary Shares (including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs), 15,531,800 Daimler-Benz Ordinary Shares were issuable upon the exercise of Daimler-Benz Employee Stock Options (as hereinafter defined), 4,920,395 Daimler-Benz Ordinary Shares were issuable upon the exercise of the Warrants (as hereinafter defined), and up to 9,495,488 Daimler-Benz Ordinary Shares were issuable upon the exercise of the Notes, including Notes represented by ADNs and DM BESs (as such terms are hereinafter defined). The two largest stockholders of Daimler-Benz, Deutsche Bank AG and the Emirate of Kuwait, have notified Daimler-Benz that they intend to tender the Daimler-Benz Ordinary Shares held by them for investment purposes in the Daimler-Benz Exchange Offer. Accordingly, in order for the Minimum Condition to be satisfied (assuming that no additional Daimler-Benz Ordinary Shares or Daimler-Benz ADSs are issued and outstanding on the Daimler-Benz Exchange Offer Expiration Date), the holders of at least an additional 57.4% of the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs (or approximately 328,562,655 Daimler-Benz Ordinary Shares, including Ordinary Shares represented by Daimler-Benz ADSs), must tender their shares in the Daimler-Benz Exchange Offer. In order for the 75% Minimum to be satisfied (assuming that no additional Daimler-Benz Ordinary Shares or Daimler-Benz ADS are issued and outstanding on the Daimler-Benz Exchange Offer Expiration Date), the holders of at least an additional 42.4% of the Daimler-Benz Ordinary Shares and Daimler-Benz ADSs (or approximately 242,772,666 Daimler-Benz Ordinary Shares, including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs), must tender their shares in the Daimler-Benz Exchange Offer.


                                     ALT-12

It is a condition to the consummation of the Chrysler Merger that the Daimler-Benz Exchange Offer be consummated. One of the conditions to the Daimler-Benz Exchange Offer is that the Minimum Condition (or the 75% Minimum) be satisfied. Although the Daimler-Benz Exchange Offer Ratio is the same as the Daimler-Benz Merger Exchange Ratio, the Daimler-Benz Merger will not occur unless the Daimler-Benz Exchange Offer is successful. Accordingly, stockholders are urged to tender their Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in the Daimler-Benz Exchange Offer. In addition, if the Minimum Condition is not achieved, it will not be possible to account for the Transactions as a pooling-of-interests. Accounting for the Transactions as a purchase will reduce reported earnings. See "The Transactions-- Anticipated Accounting Treatment." Moreover, it is imperative that holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs desiring to tender shares in the Daimler-Benz Exchange Offer do so on or prior to the Daimler-Benz Exchange Offer Initial Expiration Date in order for such shares to be included in determining whether the Minimum Condition (or the 75% Minimum) has been satisfied. For a discussion of the tax consequences of tendering in the Daimler-Benz Exchange Offer or participating in the Daimler-Benz Merger, see "The Transactions--Certain Tax Consequences."



    This Offering Circular-Prospectus and the related Letter of Transmittal and other relevant materials (the "Daimler-Benz Exchange Offer Materials") are being mailed to all record holders of Daimler-Benz ADSs and to all "U.S. persons" (as defined in Rule 902(a) of Regulations S promulgated under the Securities Act) who own Daimler-Benz Ordinary Shares. Notice of the Daimler-Benz Exchange Offer will also be published in THE WALL STREET JOURNAL and in the Federal Gazette (BUNDESANZEIGER), the FRANKFURTER ALLGEMEINE ZEITUNG and BORSEN-ZEITUNG newspapers in Germany.


    THIS OFFERING CIRCULAR-PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE DAIMLER-BENZ EXCHANGE OFFER.

Terms of the Daimler-Benz Exchange Offer; Daimler-Benz Exchange Offer Expiration
  Date


    DaimlerChrysler AG hereby offers, upon the terms and subject to the conditions set forth in the Daimler-Benz Exchange Offer, (i) to exchange that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio for each outstanding Daimler-Benz Ordinary Share, and (ii) to exchange that number of DaimlerChrysler Ordinary Shares equal to the Daimler-Benz Exchange Offer Ratio for each outstanding Daimler-Benz ADS. To be eligible to receive DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Exchange Offer, a holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs must validly tender and not properly withdraw such shares on or prior to the Daimler-Benz Exchange Offer Expiration Date.


    Upon the terms and subject to the conditions set forth in the Daimler-Benz Exchange Offer (including, if the Daimler-Benz Exchange Offer is extended or amended, the terms and conditions of such extension or amendment), DaimlerChrysler AG will accept and exchange all Daimler-Benz Ordinary Shares and Daimler-Benz ADSs validly tendered prior to the Daimler-Benz Exchange Offer Expiration Date and not withdrawn as permitted under "--Withdrawal Rights." The term "Daimler-Benz Exchange Offer Expiration Date" means the latest date and time to which the Daimler-Benz Exchange Offer is extended.


    In the event that the Minimum Condition is satisfied by virtue of there being validly tendered and not properly withdrawn on or prior to the Daimler-Benz Exchange Offer Expiration Date at least 90% of the issued and outstanding Daimler-Benz Ordinary Shares, including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs, the Daimler-Benz Exchange Offer Ratio will be
1.005 DaimlerChrysler Ordinary Shares for each Daimler-Benz Ordinary Share or Daimler-Benz ADS exchanged. Accordingly, if the Minimum Condition has been satisfied, the Daimler-Benz Exchange Offer will be extended in accordance with Rule 14e-1(b) under the Exchange Act so that it will remain open for at least 10 business days from the date notice of the increase in the Daimler-Benz Exchange Offer Ratio as a result of the Minimum Condition having been satisfied is first


                                     ALT-13
published, sent or given to Daimler-Benz securityholders. In the event the Minimum Condition is not satisfied and is reduced to the 75% Minimum, the Daimler-Benz Exchange Offer will remain open for at least five business days from the date the Daimler-Benz securityholders are notified of such change. IT IS IMPERATIVE THAT HOLDERS OF DAIMLER-BENZ ORDINARY SHARES AND DAIMLER-BENZ ADSs DESIRING TO TENDER SHARES IN THE DAIMLER-BENZ EXCHANGE OFFER DO SO ON OR PRIOR TO THE DAIMLER-BENZ EXCHANGE OFFER INITIAL EXPIRATION DATE IN ORDER FOR SUCH SHARES TO BE INCLUDED IN DETERMINING WHETHER THE MINIMUM CONDITION (OR THE 75% MINIMUM) HAS BEEN SATISFIED.


Exchange of Daimler-Benz ADSs and Daimler-Benz Ordinary Shares

    Upon the terms and subject to the conditions of the Daimler-Benz Exchange Offer (including, if the Daimler-Benz Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), DaimlerChrysler AG will accept for exchange, and will exchange, Daimler-Benz ADSs and Daimler-Benz Ordinary Shares validly tendered and not properly withdrawn as promptly as practicable after the Daimler-Benz Exchange Offer Expiration Date. In addition, subject to applicable rules of the Commission, DaimlerChrysler AG expressly reserves the right to delay acceptance for exchange or delay exchange of Daimler-Benz ADSs or Daimler-Benz Ordinary Shares in order to comply in whole or in part with any applicable law.


    In all cases, (1) exchange of Daimler-Benz ADSs tendered and accepted for exchange pursuant to the Daimler-Benz Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) ADS Certificates or a timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Daimler-Benz ADSs into the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "--Procedures for Tendering Daimler-Benz ADSs or Daimler-Benz Ordinary Shares," (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal, and (2) exchange of Daimler-Benz Ordinary Shares tendered and accepted pursuant to the Daimler-Benz Exchange Offer will be made only after (i) timely receipt by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular--Prospectus of Ordinary Share Certificates together with the Coupons and a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, (ii) timely receipt by the Exchange Agent in the Custody Account of The Bank of New York, Account Number 9583899-01 at Deutsche Bank AG, Frankfurt am Main, Germany (Contact: Helga Feyer) of the tendered Daimler-Benz Ordinary Shares together with the Coupons and a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, or (iii) timely compliance with the instructions for tendering Daimler-Benz Ordinary Shares and Coupons set forth in the German Exchange Offer Materials.



    For purposes of the Daimler-Benz Exchange Offer, DaimlerChrysler AG will be deemed to have accepted for exchange (and thereby purchased) Daimler-Benz ADSs and Daimler-Benz Ordinary Shares validly tendered and not properly withdrawn as, if and when DaimlerChrysler AG gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Daimler-Benz securities pursuant to the Daimler-Benz Exchange Offer. Upon the terms and subject to the conditions of the Daimler-Benz Exchange Offer, exchange of DaimlerChrysler Ordinary Shares for Daimler-Benz ADSs and Daimler-Benz Ordinary Shares accepted for exchange pursuant to the Daimler-Benz Exchange Offer will be made by deposit of DaimlerChrysler Ordinary Shares in exchange therefor with the Exchange Agent, which will act as agent for tendering stockholders whose Daimler-Benz ADSs and Daimler-Benz Ordinary Shares have been accepted for exchange. In the event the Minimum Condition and all other conditions to the Daimler-Benz Exchange Offer are satisfied and DaimlerChrysler AG accepts Daimler-Benz Ordinary Shares and Daimler-Benz ADSs for exchange, exchanging securityholders will receive one DaimlerChrysler Ordinary Share for each Daimler-Benz Ordinary Share and Daimler-Benz ADS exchanged promptly following the Daimler-Benz Exchange Offer Expiration Date. The additional whole DaimlerChrysler


                                     ALT-14

Ordinary Shares which the exchanging Daimler-Benz securityholders will be entitled to receive as a result of the increase in the Daimler-Benz Exchange Offer Ratio from 1:1 to 1:1.005 together with a cash payment in lieu of any fractional shares will be delivered within fourteen business days following the Daimler-Benz Exchange Offer Expiration Date. Any whole DaimlerChrysler Ordinary Shares which an exchanging Daimler-Benz securityholder is entitled to receive will be delivered through the U.S. Transfer Agent's (The Bank of New York, DaimlerChrysler AG's transfer agent and registrar in New York, New York) direct registration system by registering such DaimlerChrysler Ordinary Shares in the name of such securityholder on the books of the U.S. Transfer Agent. Each securityholder will receive a statement confirming such holder's ownership of DaimlerChrysler Ordinary Shares. Under no circumstances will interest be paid on the exchange of DaimlerChrysler Ordinary Shares for Daimler-Benz ADSs and Daimler-Benz Ordinary Shares, regardless of any delay in making such exchange.



    If any tendered Daimler-Benz ADSs or Daimler-Benz Ordinary Shares are not accepted for exchange pursuant to the terms and conditions of the Daimler-Benz Exchange Offer for any reason, or if ADS Certificates or Ordinary Share Certificates are submitted for more Daimler-Benz securities than are tendered, certificates for such unexchanged Daimler-Benz securities will be returned without expense to the tendering holder or, in the case of Daimler-Benz ADSs tendered by book-entry transfer of such Daimler-Benz ADSs into the Exchange Agent's account at DTC pursuant to the procedures set forth below under "--Procedures for Tendering Daimler-Benz ADSs or Daimler-Benz Ordinary Shares," such Daimler-Benz ADSs will be credited to an account maintained at DTC, in each case as promptly as practicable following expiration or termination of the Daimler-Benz Exchange Offer. In the case of Daimler-Benz Ordinary Shares (and associated Coupons) which are not accepted for exchange pursuant to the terms and conditions of the Daimler-Benz Exchange Offer and which were (x) tendered into the Custody Account of The Bank of New York, Account Number 9583899-01 at Deutsche Bank AG, Frankfurt am Main, Germany (Contact: Helga Feyer), such shares and the associated Coupons will be returned to the tendering stockholder's account at the depositary bank that transferred such shares and Coupons, or (y) tendered in accordance with the instructions set forth in the German Exchange Offer Materials, such shares will be returned in accordance with the procedures outlined in such materials.


    MISCELLANEOUS


    If, prior to the Daimler-Benz Exchange Offer Expiration Date, DaimlerChrysler AG shall increase the consideration offered to any holder of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs (as is contemplated if the Minimum Condition is satisfied), such increased consideration shall be paid to all holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs that are exchanged in the Daimler-Benz Exchange Offer, whether or not such Daimler-Benz Ordinary Shares or Daimler-Benz ADSs were tendered prior to such increase in consideration. Such increased consideration will also be paid to all Remaining Stockholders in the Daimler-Benz Merger.



Procedures for Tendering Daimler-Benz ADSs or Daimler-Benz Ordinary Shares


    PROCEDURES FOR TENDERING DAIMLER-BENZ ADSS


    In order for a holder validly to tender Daimler-Benz ADSs pursuant to the Daimler-Benz Exchange Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer of Daimler-Benz ADSs, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular-Prospectus and either (i) the ADS Certificates for tendered Daimler-Benz ADSs must be received by the Exchange Agent at such address or such Daimler-Benz ADSs must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent (including an Agent's Message if the tendering holder of Daimler-Benz ADSs has not delivered a Letter of Transmittal), in each case prior to the Daimler-Benz Exchange Offer Expiration Date, or (ii) such holder must comply with the guaranteed delivery procedure set forth below.


                                     ALT-15

    The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the Daimler-Benz ADSs that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that DaimlerChrysler AG may enforce such agreement against such participant.


    BOOK-ENTRY. The Exchange Agent will establish an account with respect to the Daimler-Benz ADSs at DTC for purposes of the Daimler-Benz Exchange Offer within two business days after the date of this Offering Circular-Prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Daimler-Benz ADSs by causing DTC to transfer such Daimler-Benz ADSs into the Exchange Agent's account in accordance with DTC's procedure for such transfer. However, although delivery of Daimler-Benz ADSs may be effected through book-entry at DTC, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular-Prospectus prior to the Daimler-Benz Exchange Offer Expiration Date, or the tendering holder of Daimler-Benz ADSs must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.



    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal with respect to the tender of Daimler-Benz ADSs must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an "Eligible Institution"), except in cases in which Daimler-Benz ADSs are tendered (i) by a registered holder of such securities who has not completed either the box entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If an ADS Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Daimler-Benz ADSs are to be issued to a person other than the registered holder(s), the certificates representing such securities must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the ADS Certificate, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.


    PROCEDURES FOR TENDERING DAIMLER-BENZ ORDINARY SHARES


    In order for a holder validly to tender Daimler-Benz Ordinary Shares pursuant to the Daimler-Benz Exchange Offer, (i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal and Ordinary Share Certificates together with the Coupons must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular-Prospectus on or prior to the Daimler-Benz Exchange Offer Expiration Date, or stockholders must instruct the depositary bank holding such holders' Daimler-Benz Ordinary Shares and Coupons to transfer such shares and Coupons to the Custody Account of The Bank of New York, Account Number 9583899-01 at Deutsche Bank AG, Frankfurt am Main, Germany (Contact: Helga Feyer) and must deliver to the Exchange Agent a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, in each case on or prior to the Daimler-Benz Exchange Offer Expiration Date, or (ii) stockholders must comply with the guaranteed delivery procedures set forth below, or (iii) stockholders must follow the instructions for tendering Daimler-Benz Ordinary Shares and Coupons set forth in the German Exchange Offer Materials and tender such shares in accordance with the procedures, terms and conditions set forth in such materials. Signatures on a Letter of Transmittal with respect to the tender of Daimler-Benz Ordinary Shares do not need to be guaranteed by an Eligible Institution.


                                     * * * * *

                                     ALT-16

    THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC OR A DEPOSITARY BANK, IS AT THE OPTION AND RISK OF THE TENDERING HOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.


                                     * * * * *


    OTHER REQUIREMENTS.


    By executing a Letter of Transmittal as set forth above, the tendering holder irrevocably appoints designees of DaimlerChrysler AG as such holder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such holder's rights with respect to the Daimler-Benz ADSs or the Daimler-Benz Ordinary Shares tendered by such holder and accepted for exchange by DaimlerChrysler AG and with respect to any and all other Daimler-Benz ADSs or Daimler-Benz Ordinary Shares and other securities issued or issuable in respect of such Daimler-Benz securities on or after September 24, 1998. Such appointment is effective, and voting rights will be affected, when and only to the extent that DaimlerChrysler AG accepts for exchange Daimler-Benz ADSs and Daimler-Benz Ordinary Shares in accordance with the terms of the Daimler-Benz Exchange Offer. All such proxies shall be considered coupled with an interest in the tendered Daimler-Benz securities and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such holder will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). DaimlerChrysler AG's designees will, with respect to the Daimler-Benz ADSs and the Daimler-Benz Ordinary Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such holders as they, in their sole discretion, deem proper at any annual, extraordinary or adjourned meeting of Daimler-Benz' stockholders, by written consent in lieu of any such meeting or otherwise. DaimlerChrysler AG reserves the right to require that, in order for Daimler-Benz ADSs or Daimler-Benz Ordinary Shares to be deemed validly tendered, immediately upon DaimlerChrysler AG's acceptance of such Daimler-Benz ADSs and Daimler-Benz Ordinary Shares for exchange, DaimlerChrysler AG must be able to exercise all rights of ownership, including full voting and disposition rights, with respect to such Daimler-Benz ADSs and Daimler-Benz Ordinary Shares.



    DaimlerChrysler AG has appointed Deutsche Bank AG, Frankfurt am Main, to handle the technical implementation of the Daimler-Benz Exchange Offer in Germany and the implementation of the registration of the increase of the DaimlerChrysler AG stated share capital with the commercial register (HANDELSREGISTER) for DaimlerChrysler AG. Accordingly, it is intended that the Daimler-Benz Ordinary Shares accepted for exchange in the Daimler-Benz Exchange Offer (including Daimler-Benz Ordinary Shares represented by Daimler-Benz ADSs) will first be transferred to Deutsche Bank AG, Frankfurt am Main, who will act as trustee for the exchanging Daimler-Benz stockholders, among other things, for the purpose of implementing the required DaimlerChrysler AG capital increase, including approving the necessary increase in the conditional capital of DaimlerChrysler AG creating identical equity capitalization to that of Daimler-Benz. Moreover, Deutsche Bank AG, Frankfurt am Main, has authorized DaimlerChrysler AG to act on its behalf to make all declarations necessary for the transfer of title to the Daimler-Benz Ordinary Shares accepted in the Daimler-Benz Exchange Offer. Therefore, (a) by making the Daimler-Benz Exchange Offer, DaimlerChrysler AG declares on behalf of Deutsche Bank AG, Frankfurt am Main, its agreement required for the transfer of title to the Daimler-Benz Ordinary Shares accepted for exchange in the Daimler-Benz Exchange Offer, and
(b) by tendering Daimler-Benz Ordinary Shares or Daimler-Benz ADSs in the Daimler-Benz Exchange Offer, securityholders agree with DaimlerChrysler AG that title to such tendered securities upon acceptance thereof will be transferred to Deutsche Bank AG, Frankfurt am Main, as trustee according to the terms and conditions of the Daimler-Benz Exchange Offer and consent to Deutsche Bank AG taking all necessary and expedient measures and rendering and receiving all declarations in the context of the Daimler-Benz Exchange Offer and its acceptance. The actions and approvals in this paragraph that are the subject of the tendering stockholders' agreement, approval and


                                     ALT-17
consent constitute technical ratifications and the satisfaction of technical requirements of German corporate law which clarify the significance of certain implementational details and which do not change the terms of the Transactions approved by the stockholders of Daimler-Benz and Chrysler at stockholder meetings held September 18, 1998.


    If the Letter of Transmittal or Notice of Guaranteed Delivery or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by DaimlerChrysler AG, proper evidence satisfactory to DaimlerChrysler AG of their authority so to act must be submitted.


    If any ADS Certificate or Ordinary Share Certificate has been mutilated, destroyed, lost or stolen, the stockholder must (i) furnish to the Exchange Agent evidence, satisfactory to it in its discretion, of the ownership of and the destruction, loss or theft of such certificate, (ii) furnish to the Exchange Agent indemnity, satisfactory to it in its discretion, and (iii) comply with such other reasonable requirements as the Exchange Agent may prescribe.


    The tender of Daimler-Benz ADSs and Daimler-Benz Ordinary Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and DaimlerChrysler AG upon the terms and subject to the conditions of the Daimler-Benz Exchange Offer.

    DETERMINATION OF VALIDITY

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Daimler-Benz ADSs or Daimler-Benz Ordinary Shares will be determined by DaimlerChrysler AG, in its sole discretion, which determination shall be final and binding on the holders of the Daimler-Benz ADSs and Daimler-Benz Ordinary Shares. DaimlerChrysler AG reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of DaimlerChrysler AG, be unlawful. Subject to the terms of the Combination Agreement, DaimlerChrysler AG also reserves the absolute right to waive any defect or irregularity in the tender of any shares of any particular holder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of DaimlerChrysler AG, the Exchange Agent, the Information Agent, the Dealer Managers nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Daimler-Benz ADSs or Daimler-Benz Ordinary Shares, or will incur any liability for failure to give any such notification. DaimlerChrysler AG's interpretation of the terms and conditions of the Daimler-Benz Exchange Offer (including the Letter of Transmittal and instructions thereto) will be final and binding on the holders of Daimler-Benz ADSs and Daimler-Benz Ordinary Shares.


Amendment and Termination of the Deposit Agreement



    In accordance with Section 6.01 of the Deposit Agreement, on September 24, 1998, the Depositary notified holders of Daimler-Benz ADSs that the Deposit Agreement with respect to the Daimler-Benz ADSs will be amended to provide that each holder of a Daimler-Benz ADS outstanding on the Daimler-Benz Exchange Offer Expiration Date who has not tendered such holder's Daimler-Benz ADSs pursuant to the Daimler-Benz Exchange Offer will be deemed to have instructed the Depositary to tender all Daimler-Benz Ordinary Shares represented thereby into the Daimler-Benz Exchange Offer, and the Depositary will do so unless instructed otherwise by Daimler-Benz. In addition, pursuant to the terms of the Deposit Agreement, on September 24, 1998, the Depositary notified the holders of Daimler-Benz ADSs that effective on the Daimler-Benz Exchange Offer Expiration Date, the Deposit Agreement will be terminated. As a result of the termination of the Deposit Agreement, among other things, registration of transfers of Daimler-Benz ADSs will be discontinued, distributions of dividends will be suspended, and the Depositary will not accept deposits of Daimler-Benz Ordinary Shares for issuance of new Daimler-Benz ADSs.


                                     ALT-18

    Following receipt by the Depositary of DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Exchange Offer, holders of Daimler-Benz ADSs who did not tender their Daimler-Benz ADSs pursuant to the Daimler-Benz Exchange Offer will be entitled to receive for each Daimler-Benz ADS the whole number of DaimlerChrysler Ordinary Shares which equals the Daimler-Benz Exchange Offer Ratio plus cash in lieu of any fractional shares upon surrender by them of their Daimler-Benz ADSs to the Depositary and payment of all applicable taxes, duties and other governmental charges specified in the Deposit Agreement.



    Holders of Daimler-Benz ADSs who do not intend to tender their securities in the Daimler-Benz Exchange Offer and who do not wish to have the Daimler-Benz Ordinary Shares underlying their Daimler-Benz ADSs exchanged for DaimlerChrysler Ordinary Shares must comply with the following procedures below no later than the Daimler-Benz Exchange Offer Expiration Date:



           Such holders must (i) deliver ADS Certificates to the Depositary for the purpose of withdrawal of the whole number of Daimler-Benz Ordinary Shares evidenced thereby; (ii) pay all taxes, duties and other governmental charges payable in connection with the delivery of Daimler-Benz Ordinary Shares against surrender of ADS Certificates, and (iii) deliver written instructions directing the Depositary to cause such whole number of Daimler-Benz Ordinary Shares being withdrawn, to be delivered to, or upon the written order of, the person or persons designated in such instructions.



    The Depositary will not charge the Daimler-Benz ADS holders any fees in connection with the withdrawal of Daimler-Benz Ordinary Shares.



    See "The Transactions--German Valuation Proceeding (SPRUCHVERFAHREN)" for a discussion of the rights of holders of Daimler-Benz Ordinary Shares who do not participate in the Daimler-Benz Exchange Offer and who continue to hold such shares at the time of the Daimler-Benz Merger.


Guaranteed Delivery


    If a holder desires to tender Daimler-Benz ADSs or Daimler-Benz Ordinary Shares pursuant to the Daimler-Benz Exchange Offer and such holder's ADS Certificates or Ordinary Share Certificates and Coupons, as the case may be, are not immediately available or such holder cannot deliver such certificates (or in the case of Daimler-Benz Ordinary Shares, cause such shares and Coupons to be transferred to The Bank of New York's Custody Account at Deutsche Bank AG) and all other required documents to the Exchange Agent prior to the Daimler-Benz Exchange Offer Expiration Date, or in the case of a tender of Daimler-Benz ADSs such stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Daimler-Benz ADSs and Daimler-Benz Ordinary Shares may nevertheless be tendered; PROVIDED that all of the following conditions are satisfied:


       (i) such tenders are made by or through an Eligible Institution;

       (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by DaimlerChrysler AG, is received by the Exchange Agent as provided below on or prior to the Daimler-Benz Exchange Offer Expiration Date; and


       (iii) (a) in the case of Daimler-Benz ADSs, the certificate(s) for all tendered Daimler-Benz ADSs (or a confirmation of a book-entry transfer of Daimler-Benz ADSs into the Exchange Agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery or (b) in the case of Daimler-Benz Ordinary Shares, the certificates for all tendered Daimler-Benz Ordinary Shares in proper form for transfer or the transfer of all such tendered shares to the Custody Account of The Bank of New York, Account Number 9583899-01 at Deutsche Bank AG,


                                     ALT-19

       Frankfurt am Main, Germany (Contact: Helga Feyer), together with a properly completed and fully executed Letter of Transmittal (or a manually executed facsimile thereof) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three trading days after the date of execution of such Notice of Guaranteed Delivery.



    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must in all cases include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.


Withdrawal Rights


    Tenders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs made pursuant to the Daimler-Benz Exchange Offer are irrevocable, except that Daimler-Benz Ordinary Shares and Daimler-Benz ADSs tendered pursuant to the Daimler-Benz Exchange Offer may be withdrawn at any time prior to the Daimler-Benz Exchange Offer Expiration Date, and, unless theretofore accepted for exchange by DaimlerChrysler AG for DaimlerChrysler Ordinary Shares pursuant to the Daimler-Benz Exchange Offer, may also be withdrawn at any time after November 22, 1998.



    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular-Prospectus. Any such notice must specify the name of the person having tendered the Daimler-Benz Ordinary Shares or Daimler-Benz ADSs to be withdrawn, the number of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs to be withdrawn and, in the case of Daimler-Benz ADSs, the name of the registered holder, if different from that of the person who tendered such Daimler-Benz ADSs. If stock certificates evidencing Daimler-Benz ADSs or Daimler-Benz Ordinary Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such stock certificates, the name of the registered holder (in the case of Daimler-Benz ADSs) or the tendering Daimler-Benz Ordinary Share holder and the serial numbers of the particular stock certificates evidencing the Daimler-Benz ADSs or Daimler-Benz Ordinary Shares withdrawn must also be furnished to the Exchange Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Daimler-Benz securities have been tendered for the account of an Eligible Institution. If Daimler-Benz ADSs have been tendered pursuant to the procedure for book-entry transfer set forth under "--Procedures for Tendering Daimler-Benz ADSs or Daimler-Benz Ordinary Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Daimler-Benz ADSs. If Daimler-Benz Ordinary Shares have been tendered by transfer of such shares to the Custody Account of The Bank of New York, Account Number 9583899-01 at Deutsche Bank AG, Frankfurt am Main, Germany (Contact:
Helga Feyer), any notice of withdrawal must specify the depositary bank and the name and number of the account at such bank to which the withdrawn Daimler-Benz Ordinary Shares are to be transferred.


    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by DaimlerChrysler AG, in its sole discretion, which determination shall be final and binding on the holders of the Daimler-Benz Ordinary Shares and the Daimler-Benz ADSs. None of DaimlerChrysler AG, the Exchange Agent, the Information Agent, the Dealer Managers nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Daimler-Benz Ordinary Shares or Daimler-Benz ADSs properly withdrawn will be deemed not to have been validly tendered for purposes of the Daimler-Benz Exchange Offer. However, withdrawn Daimler-Benz Ordinary Shares or Daimler-Benz ADSs may be re-tendered by following one of the procedures described under "--Procedures for Tendering Daimler-Benz ADSs or Daimler-Benz Ordinary Shares" at any time prior to the Daimler-Benz Exchange Offer Expiration Date.

                                     ALT-20

Extension, Termination and Amendment


    Subject to the applicable regulations of the Commission, DaimlerChrysler AG also expressly reserves the right, in its sole discretion (but subject to the terms of the Combination Agreement), at any time or from time to time, (i) to extend the period of time during which the Daimler-Benz Exchange Offer is to remain open for any reason, including the occurrence of any of the conditions specified under "--Certain Conditions of the Daimler-Benz Exchange Offer," (ii) to terminate the Daimler-Benz Exchange Offer and not accept for exchange Daimler-Benz Ordinary Shares and Daimler-Benz ADSs upon the occurrence of any of the conditions specified in
"--Certain Conditions of the Daimler-Benz Exchange Offer," and (iii) to waive any condition other than the Minimum Condition, or otherwise amend the Daimler-Benz Exchange Offer in any respect, by giving oral or written notice of such extension, termination or waiver to the Exchange Agent, and by making a public announcement thereof. The Combination Agreement provides that if any of the conditions to the consummation of the Daimler-Benz Exchange Offer are unsatisfied at the Daimler-Benz Exchange Offer Initial Expiration Date, and if requested by either Chrysler or Daimler-Benz, or if requested by either Chrysler or Daimler-Benz pursuant to clause (b) below, the Daimler-Benz Exchange Offer Initial Expiration Date will be extended by DaimlerChrysler AG from time to time thereafter until the earliest of (a) the maximum period permitted under the German Takeover Code or as otherwise approved by the Executive Office of the Takeover Commission, (b) the close of business (Central European time) on the day on which Daimler-Benz and DaimlerChrysler AG have publicly announced that all of the conditions to the consummation of the Daimler-Benz Exchange Offer shall have been satisfied or that they have been duly waived (or, if later, a date that is five business days following the Daimler-Benz Exchange Offer Initial Expiration Date, if either Chrysler or Daimler-Benz shall have requested DaimlerChrysler AG to extend the Daimler-Benz Exchange Offer to such date), and
(c) such time as the Combination Agreement is terminated as provided under "The Combination Agreement--Termination." However, it is the current intention of Daimler-Benz and Chrysler to extend the Daimler-Benz Exchange Offer until all conditions have been satisfied or waived. During any such extension, all Daimler-Benz Ordinary Shares and Daimler-Benz ADSs previously tendered and not withdrawn will remain subject to the Daimler-Benz Exchange Offer, subject to the right of a tendering holder to withdraw such Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, as the case may be. See "--Withdrawal Rights." Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Daimler-Benz Exchange Offer Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to holders in connection with the Daimler-Benz Exchange Offer be promptly disseminated to holders in a manner reasonably designed to inform holders of such change) and without limiting the manner in which DaimlerChrysler AG may choose to make any public announcement, DaimlerChrysler AG shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service in the United States and in the Federal Gazette (BUNDESANZEIGER), the FRANKFURTER ALLGEMEINE ZEITUNG and BORSEN-ZEITUNG newspapers in Germany.


    If DaimlerChrysler AG makes a material change in the terms of the Daimler-Benz Exchange Offer or the information concerning the Daimler-Benz Exchange Offer, or if it waives a material condition of the Daimler-Benz Exchange Offer, DaimlerChrysler AG will extend the Daimler-Benz Exchange Offer to the extent required under the Exchange Act. Subject to the terms of the Combination Agreement, if, prior to the Daimler-Benz Exchange Offer Expiration Date, DaimlerChrysler AG should decide to decrease the number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs being sought or to increase or decrease the consideration offered to holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs, such decrease in the number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs being sought or such increase or decrease in the consideration being offered will be applicable to all holders whose Daimler-Benz Ordinary Shares or Daimler-Benz ADSs are accepted for exchange pursuant to the Daimler-Benz Exchange Offer and, if at the time notice of any such decrease in the number of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of Daimler-

                                     ALT-21

Benz Ordinary Shares and Daimler-Benz ADSs, the Daimler-Benz Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Daimler-Benz Exchange Offer will be extended at least until the expiration of such ten business-day period. Accordingly, if the Minimum Condition is satisfied and the tendering Daimler-Benz securityholders will receive 1.005 DaimlerChrysler Ordinary Shares for each Daimler-Benz Ordinary Share or Daimler-Benz ADS rather than 1.000 DaimlerChrysler Ordinary Share, Daimler-Benz will issue the requisite press release and ensure that the Daimler-Benz Exchange Offer remains open for 10 business days from and including the date of issuance of such press release. Moreover, in the event the Minimum Condition is not satisfied and is reduced to the 75% Minimum, the Daimler-Benz Exchange Offer will remain open for at least five business days from the date the Daimler-Benz securityholders are notified of such change. For purposes of the Daimler-Benz Exchange Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 A.M. though 12:00 Midnight, New York City time.


Certain Conditions of the Daimler-Benz Exchange Offer


    DaimlerChrysler AG will not accept for exchange or exchange any Daimler-Benz Ordinary Shares or Daimler-Benz ADSs tendered pursuant to the Daimler-Benz Exchange Offer unless the Minimum Condition (or the 75% Minimum) shall have been satisfied. Notwithstanding any other provision of the Daimler-Benz Exchange Offer and subject to the terms of the Combination Agreement, DaimlerChrysler AG shall not be required to accept for exchange or exchange, subject to the applicable rules of the Commission, including Rules 13e-4(f)(5) and 14e-1(c), any Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, may postpone the acceptance for exchange of, or exchange for, tendered Daimler-Benz Ordinary Shares or Daimler-Benz ADSs, and may, in its reasonable discretion, terminate or amend the Daimler-Benz Exchange Offer as to any Daimler-Benz Ordinary Shares or Daimler-Benz ADSs not then exchanged for if, at the Daimler-Benz Exchange Offer Expiration Date:



        (i) a stop order suspending the effectiveness of the Registration Statement shall have been issued or a proceeding for that purpose shall have been initiated by the Commission;



        (ii) the DaimlerChrysler Ordinary Shares shall not have been approved for listing on the FSE;



        (iii) all consents, approvals and actions of, filings with and notices to any Governmental Entity (as defined in the Combination Agreement) required of Chrysler and Daimler-Benz to consummate the transactions contemplated by the Combination Agreement the failure of which to be obtained or taken is reasonably likely to have a Material Adverse Effect (as defined in the Combination Agreement) on DaimlerChrysler AG shall not have been obtained or made;



        (iv) a judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity shall be in effect (a) preventing the consummation of the Daimler-Benz Exchange Offer, the Chrysler Merger, the U.S. Share Exchange or the Daimler-Benz Merger, or (b) which otherwise is reasonably likely to have a Material Adverse Effect on Chrysler or Daimler-Benz; or



        (v) each of Chrysler and Daimler-Benz shall not have received the accountants' letters contemplated by the Combination Agreement (unless the Minimum Condition has been changed to the 75% Minimum).


    The foregoing conditions are for the sole benefit of DaimlerChrysler AG and may be asserted by DaimlerChrysler AG regardless of the circumstances giving rise to any such conditions (including any action or inaction by DaimlerChrysler
AG) or may be waived by DaimlerChrysler AG in whole or in part (other than the Minimum Condition). The determination as to whether any condition has been satisfied shall be in the reasonable judgment of DaimlerChrysler AG and will be final and binding on the holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs. The failure by DaimlerChrysler AG at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and

                                     ALT-22
circumstances and each such right shall be deemed a continuing right which may be asserted at any time and from time to time.

Fees and Expenses

    Except as set forth below, DaimlerChrysler AG will not pay any fees or commissions to any broker or other person soliciting tenders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs pursuant to the Daimler-Benz Exchange Offer.


    Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Deutsche Bank Securities are acting as Dealer Managers in the United States in connection with the Daimler-Benz Exchange Offer and they (or certain of their affiliates) have provided certain financial advisory services in connection with the Transactions. See "The Transactions--Opinion of Financial Advisor of Chrysler" and "--Opinion of Financial Advisor of Daimler-Benz." In addition, Goldman, Sachs & Co. oHG, an affiliate of Goldman, Sachs & Co., which has also provided certain financial advisory services in connection with the Transactions, Deutsche Bank AG and Credit Suisse First Boston AG, an affiliate of Credit Suisse First Boston Corporation, are acting as dealer managers outside the United States in connection with the Daimler-Benz Exchange Offer.



    DaimlerChrysler AG will pay certain fees and commissions in connection with the Daimler-Benz Exchange Offer. DaimlerChrysler AG will pay Deutsche Bank AG a fee of DM 14 million (approximately $8.3 million based on an exchange rate of DM 1.6895, the Noon Buying Rate on September 15, 1998) for its services as a dealer manager in the Daimler-Benz Exchange Offer. In addition, DaimlerChrysler AG will pay 28 German depositary banks up to an aggregate of DM 21 million (approximately $12.4 million based on an exchange rate of DM 1.6895, the Noon Buying Rate on September 15, 1998) to act as recipient and exchange agencies in connection with exchanges of Daimler-Benz Ordinary Shares pursuant to the Daimler-Benz Exchange Offer. DaimlerChrysler AG will also pay to each German depositary bank as well as to certain institutions acting as recipient and exchange agencies outside the United States and Germany a commission based on the number of Daimler-Benz Ordinary Shares deposited for exchange through such depositary bank equal to (i) 2% of the market price of such deposited shares (based on the mid-day sale price (KASSAKURS) on the FSE of Daimler-Benz Ordinary Shares on the last day of the Daimler-Benz Exchange Offer), subject to a limitation of DM 1,500 per deposit, for shares deposited during the first 20 days of the Daimler-Benz Exchange Offer, and (ii) 1% of the market price of such deposited shares (based on the mid-day sale price (KASSAKURS) on the FSE of Daimler-Benz Ordinary Shares on the last day of the Daimler-Benz Exchange Offer), subject to a limitation of DM 1,000 per deposit, for shares deposited after the first 20 days of the Daimler-Benz Exchange Offer.



    DaimlerChrysler AG has also retained D.F. King & Co., Inc. to act as Information Agent in connection with the Daimler-Benz Exchange Offer. The Information Agent may contact holders of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs by mail, telephone, telex and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Daimler-Benz Exchange Offer Materials to owners of Daimler-Benz Ordinary Shares or Daimler-Benz ADSs. The Information Agent will receive a fee estimated not to exceed approximately $20,000 for such services, plus reimbursement of out-of-pocket expenses. DaimlerChrysler AG will indemnify the Information Agent against certain liabilities and expenses in connection with the Daimler-Benz Exchange Offer, including liabilities under the federal securities laws.


    DaimlerChrysler AG will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Daimler-Benz Exchange Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by DaimlerChrysler AG for customary mailing and handling expenses incurred by them in forwarding material to their customers.

                                     ALT-23

Miscellaneous


    The Daimler-Benz Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in any jurisdiction in which the making of the Daimler-Benz Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. DaimlerChrysler AG is not aware of any jurisdiction where the making of the Daimler-Benz Exchange Offer or the acceptance thereof would not be in compliance with applicable law. If DaimlerChrysler AG becomes aware of any jurisdiction where the making of the Daimler-Benz Exchange Offer or the acceptance thereof would not be in compliance with any valid applicable law, DaimlerChrysler AG will make a good faith effort to comply with such law. If, after such good faith effort, DaimlerChrysler AG cannot comply with such law, the Daimler-Benz Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs in any such jurisdiction.


                                     ALT-24

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Daimler-Benz ADSs and Daimler-Benz Ordinary Shares and any other required documents should be sent or delivered by each holder of Daimler-Benz Ordinary Shares and Daimler-Benz ADSs or such holder's broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent as follows:

           THE EXCHANGE AGENT FOR THE DAIMLER-BENZ EXCHANGE OFFER IS:


                              THE BANK OF NEW YORK



          BY MAIL:              BY FACSIMILE TRANSMISSION:    BY HAND OR OVERNIGHT COURIER:
                             (FOR ELIGIBLE INSTITUTIONS ONLY)

Tender & Exchange Department          (212) 815-6213          Tender & Exchange Department
       P.O. Box 11248                                              101 Barclay Street
    Church Street Station       FOR CONFIRMATION TELEPHONE:    Receive and Deliver Window
New York, New York 10286-1248         (800) 507-9357            New York, New York 10286


    Any questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses listed below. Additional copies of this Offering Circular-Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Daimler-Benz Exchange Offer.

         THE INFORMATION AGENT FOR THE DAIMLER-BENZ EXCHANGE OFFER IS:


                             D.F. King & Co., Inc.
                                77 Water Street
                                   20th Floor
                            New York, New York 10005
                         (212) 269-5550 (Call Collect)
                           (800) 848-3094 (Toll Free)


          THE DEALER MANAGERS FOR THE DAIMLER-BENZ EXCHANGE OFFER ARE:


  GOLDMAN, SACHS & CO.        CREDIT SUISSE FIRST     DEUTSCHE BANK SECURITIES
     85 Broad Street                BOSTON               31 West 52nd Street
New York, New York 10004     Eleven Madison Avenue    New York, New York 10019
  (212) 902-1000 (Call     New York, New York 10005     (212) 469-5000 (Call
        Collect)             (800) 881-8320 (Toll             Collect)
  (800) 323-5678 (Toll               Free)              (800) 334-1898 (Toll
          Free)                                                 Free)


                                     ALT-25

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.


    Members of the DaimlerChrysler Supervisory Board and the DaimlerChrysler Management Board and officers of DaimlerChrysler AG will be covered by customary liability insurance, including insurance against liabilities under the Securities Act.


Item 21. Exhibits and Financial Statements Schedules.


Exhibit Number                                         Description of Documents
-----------------  -------------------------------------------------------------------------------------------------

          2.1      Business Combination Agreement, dated as of May 7, 1998, among Chrysler, Daimler-Benz and
                   DaimlerChrysler AG (Included as Annex A to the Offering Circular--Prospectus).**

          3.1      English Translation of Memorandum and Articles of Association (SATZUNG) of DaimlerChrysler AG
                   (Included as Annex D to the Offering Circular--Prospectus).

          4.1      Specimen Certificate of DaimlerChrysler Ordinary Shares (Bilingual German and English).+

          5.1      Opinion of the legal department of Daimler-Benz as to the validity of the DaimlerChrysler
                   Ordinary Shares.***

          8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.***

          8.2      Opinion of Debevoise & Plimpton as to certain tax matters.***

         10.1      Stockholder Agreement, dated as of May 7, 1998, among Chrysler, Daimler-Benz, Tracinda and Kirk
                   Kerkorian (Incorporated by reference to Chrysler's Current Report on Form 8-K dated May 7, 1998).

         11.1      Computation of Pro forma Combined Earnings (loss) Per Share.***

         23.1      Consent of the legal department of Daimler-Benz (to be included in Exhibit 5.1).***

         23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 8.1).***

         23.3      Consent of Debevoise & Plimpton (to be included in Exhibit 8.2).***

         23.4      Consent of KPMG Deutsche Treuhand-Gesellschaft AG.*

         23.5      Consent of Deloitte & Touche LLP.*

         23.6      Letter from Deloitte & Touche LLP regarding unaudited interim financial information.*

         23.7      Consent of Credit Suisse First Boston Corporation.*

         23.8      Consent of Goldman, Sachs & Co. oHG*

         24.1      Powers of Attorney (included on signature pages).***

         99.1      Opinion of Credit Suisse First Boston Corporation (Included as Annex B to the Offering
                   Circular--Prospectus).

Exhibit Number                                         Description of Documents
-----------------  -------------------------------------------------------------------------------------------------
         99.2      Opinion of Goldman, Sachs & Co. oHG (Included as Annex C to the Offering Circular-- Prospectus).

         99.3      Certificate of Incorporation of Chrysler, as amended and restated and in effect on May 21, 1987
                   (Incorporated by reference to Chrysler's Annual Report on Form 10-K for the fiscal year ended
                   December 31, 1994).

         99.4      Certificate of Amendment of Certificate of Incorporation of Chrysler, dated May 19, 1994, as in effect on May 20, 1994 (Incorporated by reference to Chrysler's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

         99.5      By-Laws of Chrysler, as amended as of February 8, 1996 (Incorporated by reference to Chrysler's
                   Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996).

         99.6      Form of Proxy for the Chrysler Special Meeting.***


------------------------


*  Filed herewith.



** Schedules to the Combination Agreement have been omitted in accordance with
    Item 601(b)(2) of Regulation S-K and a summary of such schedules is provided in lieu thereof. The registrant undertakes to furnish supplementally to the Commission copies of any omitted schedule on the request of the Commission.



*** Previously filed.



+  To be filed by amendment.


Item 22. Undertakings

    The undersigned registrant hereby undertakes:

    (a) (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X under the Securities Act of 1933 at the start of any delayed offering or throughout a continuous offering;

    (b) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13
(a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15
(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial BONA FIDE offering thereof;

    (c) (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;


    (2) every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering as such securities at that time shall be deemed to be the initial bona fide offering thereof;


    (d) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

    (e) (1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and
(2) to arrange or provide for a facility in the United States for the purpose of responding to such requests; and

    (f) to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stuttgart, Germany on the 16th day of September, 1998.



  DAIMLER-BENZ AKTIENGESELLSCHAFT                  DAIMLERCHRYSLER AG

  By:            /s/ JURGEN E. SCHREMPP            By:              /s/ JOHANNES MARET
        ----------------------------------------         ----------------------------------------
                   Jurgen E. Schrempp                       Member of the Board of Management
          Chairman of the Board of Management
                Chief Executive Officer

  By:              /s/ MANFRED GENTZ
        ----------------------------------------
                     Manfred Gentz
           Member of the Board of Management
                Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on the 16th day of September, 1998.



          Signature                        Title
------------------------------  ---------------------------
    /s/ JURGEN E. SCHREMPP      Chairman of the Board of
------------------------------    Management
      Jurgen E. Schrempp          (Chief Executive Officer)

              *                 Member of the Board of
------------------------------    Management
     Dr. Manfred Bischoff

              *                 Member of the Board of
------------------------------    Management
      Dr. Eckhard Cordes

      /s/ MANFRED GENTZ         Member of the Board of
------------------------------    Management
      Dr. Manfred Gentz           (Chief Financial Officer)

              *                 Member of the Board of
------------------------------    Management
        Jurgen Hubbert

              *                 Member of the Board of
------------------------------    Management
       Dr. Kurt J. Lauk

              *                 Member of the Board of
------------------------------    Management
      Dr. Klaus Mangold

              *                 Member of the Board of
------------------------------    Management
      Heiner Tropitzsch

              *                 Member of the Board of
------------------------------    Management
    Klaus-Dieter Vohringer

              *                 Member of the Board of
------------------------------    Management
      Dr. Dieter Zetsche

              *                 Principal Accounting
------------------------------    Officer
     Dr. Hans-Georg Bruns

      REPRESENTATIVE OF         Authorized Representative
    DAIMLERCHRYSLER AG AND        in the United States
         DAIMLER-BENZ
      AKTIENGESELLSCHAFT

           *
           --------------------------------------
           Timotheus R. Pohl
By:        Authorized Signatory

------------------------

           /s/ JURGEN E. SCHREMPP
           --------------------------------------
           Jurgen E. Schrempp
           Attorney-in-fact
*By:

           /s/ MANFRED GENTZ
           --------------------------------------
           Dr. Manfred Gentz
           Attorney-in-fact
By:

                                 Exhibit Index



Exhibit Number                                         Description of Documents
-----------------  -------------------------------------------------------------------------------------------------

          2.1      Business Combination Agreement, dated as of May 7, 1998, among Chrysler, Daimler-Benz and
                   DaimlerChrysler AG (Included as Annex A to the Proxy Statement/Prospectus).**

          3.1      English Translation of Memorandum and Articles of Association (SATZUNG) of DaimlerChrysler AG
                   (Included as Annex D to the Proxy Statement/Prospectus).

          4.1      Specimen Certificate of DaimlerChrysler Ordinary Shares (Bilingual German and English).+

          5.1      Opinion of the legal department of Daimler-Benz as to the validity of the DaimlerChrysler
                   Ordinary Shares.***

          8.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.***

          8.2      Opinion of Debevoise & Plimpton as to certain tax matters.***

         10.1      Stockholder Agreement, dated as of May 7, 1998, among Chrysler, Daimler-Benz, Tracinda and Kirk
                   Kerkorian (Incorporated by reference to Chrysler's Current Report on Form 8-K dated May 7, 1998).

         11.1      Computation of Pro forma Combined Earnings (loss) Per Share.***

         23.1      Consent of the legal department of Daimler-Benz (to be included in Exhibit 5.1).***

         23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (to be included in Exhibit 8.1).***

         23.3      Consent of Debevoise & Plimpton (to be included in Exhibit 8.2).***

         23.4      Consent of KPMG Deutsche Treuhand-Gesellschaft AG.*

         23.5      Consent of Deloitte & Touche LLP.*

         23.6      Letter from Deloitte & Touche LLP regarding unaudited interim financial information.*

         23.7      Consent of Credit Suisse First Boston Corporation.*

         23.8      Consent of Goldman, Sachs & Co. oHG*

         24.1      Powers of Attorney (included on signature pages).***

         99.1      Opinion of Credit Suisse First Boston Corporation (Included as Annex B to the Offering
                   Circular--Prospectus).

         99.2      Opinion of Goldman, Sachs & Co. oHG (Included as Annex C to the Offering Circular-- Prospectus).

         99.3      Certificate of Incorporation of Chrysler, as amended and restated and in effect on May 21, 1987
                   (Incorporated by reference to Chrysler's Annual Report on Form 10-K for the fiscal year ended
                   December 31, 1994).

         99.4      Certificate of Amendment of Certificate of Incorporation of Chrysler, dated May 19, 1994, as in effect on May 20, 1994 (Incorporated by reference to Chrysler's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

         99.5      By-Laws of Chrysler, as amended as of February 8, 1996 (Incorporated by reference to Chrysler's
                   Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996).

         99.6      Form of Proxy for the Chrysler Special Meeting.***


------------------------


*  Filed herewith.



** Schedules to the Combination Agreement have been omitted in accordance with
    Item 601(b)(2) of Regulation S-K and a summary of such schedules is provided in lieu thereof. The registrant undertakes to furnish supplementally to the Commission copies of any omitted schedule on the request of the Commission.



*** Previously filed.



+  To be filed by amendment.